Filed Pursuant to Rule 424(b)(3)
Registration No. 333-115513
Prospectus

67,139 Subscription Rights to Purchase up to 5,371,120 Shares of Series A Convertible Preferred Stock

Up to 5,371,120 Shares of Series A Convertible Preferred Stock Issuable Upon Exercise of Subscription Rights
Up to 5,371,120 Shares of Reorganized Common Stock Initially Issuable Upon Conversion
of Such Series A Convertible Preferred Stock
5,238,688 Warrants Exercisable to Purchase up to 576,256 Shares of Reorganized Common Stock
Up to 576,256 Shares of Reorganized Common Stock Issuable Upon Exercise of Warrants

          Oglebay Norton Company and all of its direct and indirect wholly-owned subsidiaries filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code on February 23, 2004 and filed a second amended joint plan of reorganization (as subsequently modified and as may be further amended, modified or supplemented, the “Plan”) with the United States Bankruptcy Court for the District of Delaware on July 30, 2004 proposing a reorganization. The Plan was confirmed by the Bankruptcy Court on November 17, 2004. If the Plan is not consummated, the rights offering and the issuance of warrants pursuant to this prospectus will not be consummated.

          This prospectus relates to the offer and sale by us of an aggregate of 5,371,120 shares of Series A Convertible Preferred Stock, $0.01 par value per share, of Reorganized Oglebay (the “convertible preferred stock”), issuable upon the exercise of subscription rights issued by us pursuant to the rights offering to holders of our outstanding 10% Senior Subordinated Notes due February 1, 2009 as of the close of business on December 27, 2004 who are not parties to the commitment agreement (as described below), who hold an aggregate of $67.139 million in principal amount of the Senior Subordinated Notes. The subscription rights expire at 5:00 p.m., Eastern time, January 25, 2005. Each such holder will receive one subscription right exercisable for the purchase of 80 shares of convertible preferred stock for each $1,000 in principal amount of Senior Subordinated Notes claims held as of the close of business on December 27, 2004 at a purchase price of $800 (a price of $10 per share). If the subscription rights are exercised in full, we will receive approximately $53.7 million in cash, before deducting the expenses of this offering.

          This prospectus also relates to the offer and sale by us of up to 576,256 shares of common stock, $0.01 par value per share, of Reorganized Oglebay (“reorganized common stock”), issuable upon the exercise of 5,238,688 warrants being distributed under the Plan and registered under the registration statement of which this prospectus forms a part to record holders of our common stock as of the close of business on November 17, 2004. The warrants are exercisable until 30 days following the effective date of the Plan at a price per share of $10.

          The annual dividend on each share of convertible preferred stock is payable quarterly, in arrears, on the dividend payment date. We anticipate the annual dividend to be payable at a rate of 14.5% on the then effective liquidation preference of the convertible preferred stock (initially $10 per share). Until the third anniversary of the effective date of the Plan, dividends will be deemed paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference of each share of convertible preferred stock. After that date, dividends will be payable in cash, unless we are prohibited under statutory law, or by the terms of the confirmation facility, or any facility or security refinancing the confirmation facility, from paying cash dividends, in which case, the dividends will be deemed to be paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference. Dividends on the convertible preferred stock, unless previously redeemed, will be cumulative. A holder of the convertible preferred stock will have the right, at his or her option, to convert any or all of his or her shares of convertible preferred stock into the number of shares of our common stock, $0.01 par value per share (the “reorganized common stock”), obtained by dividing the aggregate then effective liquidation preference of the shares of convertible preferred stock being converted by the conversion price. The initial conversion price equals $10. The conversion price will be adjusted as described in this prospectus upon the occurrence of certain transactions or events.

          We intend to apply to list the reorganized common stock and the convertible preferred stock on The NASDAQ National Market as soon as practicable after the effective date of the Plan when we meet the listing requirements. It is unlikely, however, that such securities will qualify for listing at the time they are issued, and we cannot assure you that the securities will ever be listed on The NASDAQ National Market. Neither the subscription rights nor the warrants will be listed on any securities exchange. Our outstanding common stock, which will be cancelled on the effective date of the Plan, has been and will be quoted on the Pink Sheets under the symbol “OGLEQ” until cancelled.

          Investing in the securities involves a high degree of risk. In particular, the shares issuable upon exercise of the warrants are being offered at a price ($10 per share) that exceeds their assumed value. See “Risk Factors” beginning on page 21.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 27, 2004.

      THE RIGHTS OFFERING IS NOT BEING MADE TO, NOR WILL WE ACCEPT SUBSCRIPTIONS FROM, PERSONS IN ANY JURISDICTION IN WHICH THE RIGHTS OFFERING OR THE ACCEPTANCE OF SUCH SUBSCRIPTION WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

      THE ISSUANCE OF THE WARRANTS IS NOT BEING MADE TO, NOR WILL WE ACCEPT EXERCISES OF THE WARRANTS FROM, PERSONS IN ANY JURISDICTION IN WHICH THE ISSUANCE OF THE WARRANTS OR THE EXERCISE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

      THIS IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN. ACCEPTANCES OR REJECTIONS OF THE PLAN WERE SOLICITED THROUGH A BANKRUPTCY COURT-APPROVED DISCLOSURE STATEMENT.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING AND THE WARRANTS

      We urge you to read this prospectus very carefully and in its entirety. The following is intended to address certain questions you may have, all of which are discussed more fully in this prospectus.

1. Q.	Have Oglebay Norton Company and its subsidiary debtors completed their reorganization under chapter 11 of the Bankruptcy Code?

A.	No. A hearing on confirmation of the Plan concluded on November 17, 2004. We will not emerge from chapter 11 until the effective date of the Plan, which we anticipate to be on or about January 31, 2005 or as soon as practicable after that date. The Plan provides for a sequence of corporate and restructuring transactions. A copy of the Plan has been filed as an exhibit to the registration statement of which this prospectus forms a part. See “Bankruptcy Process.”

2. Q.	Why has this prospectus been sent to me?

A.	We have sent this prospectus to you because you are a holder of our Senior Subordinated Notes as of the close of business on December 27, 2004 who is not a party to the commitment agreement, or you were a record holder of our common stock as of the close of business on November 17, 2004.

We are conducting a rights offering in which we will issue to holders of our Senior Subordinated Notes who are not parties to the commitment agreement as of the close of business on December 27, 2004 non-certificated subscription rights allowing these holders to subscribe for and purchase 80 shares of convertible preferred stock for each $1,000 in principal amount of Senior Subordinated Notes claims held as of the close of business on December 27, 2004 at a purchase price of $800 (a price of $10 per share). This prospectus provides those holders with important information that they should consider prior to exercising their subscription rights.

In addition, in connection with the Plan, Reorganized Oglebay will issue and distribute to each record holder of our common stock as of the close of business on November 17, 2004 (the “warrant distribution record date”) one warrant to purchase one-tenth (1/10th) of a share of reorganized common stock for each share of common stock then held. This prospectus provides those holders with important information that they should consider prior to exercising their warrants.

THE RIGHTS OFFERING

3. Q.	What is the commitment agreement?

A.	We have entered into a commitment agreement with certain holders of our Senior Subordinated Notes (who currently hold an aggregate of $32.861 million in principal amount of Senior Subordinated Notes) and certain third party accredited investors. Under the terms of the commitment agreement, we agreed to conduct the rights offering to all holders of Senior Subordinated Notes as of the close of business on December 27, 2004 other than the parties to the commitment agreement (who currently hold in the aggregate the remaining outstanding $67.139 million in principal amount of Senior Subordinated Notes). In addition, each of the holders of Senior Subordinated Notes party to the commitment agreement severally agreed to purchase its ratable share of an aggregate of 8,000,000 shares of the convertible preferred stock, and certain of such holders, along with certain third party accredited investors party to the commitment agreement, severally agreed to purchase specified amounts of shares of the convertible preferred stock that are not subscribed for in the rights offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement. On June 29, 2004, we entered into an amendment to the commitment agreement under which certain of the parties to the commitment agreement agreed to purchase an aggregate of 500,000 additional shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. As a result of the commitment agreement, we are assured that, regardless of the outcome of the rights offering, there are purchasers of an aggregate of 8,500,000 shares of our convertible preferred stock, of which 5,371,120 shares may be issued pursuant to the rights offering. To the extent any shares are not subscribed for through the rights offering, these shares will be sold pursuant to the commitment agreement.

4. Q.	How does Oglebay Norton Company determine whether I will receive subscription rights in connection with the rights offering to which this prospectus relates?

A.	Holders of at least $1,000 in principal amount of our Senior Subordinated Notes as of the record date for the rights offering to which this prospectus relates that are not parties to the commitment agreement will receive subscription rights in the rights offering. The record date for the rights offering will be the close of business on December 27, 2004.

5. Q.	If I am a holder of Senior Subordinated Notes and not a party to the commitment agreement, how many shares of convertible preferred stock will I be entitled to subscribe for and purchase, and at what price?

A.	You will be entitled to subscribe for and purchase 80 shares of convertible preferred stock for each $1,000 in principal amount of Senior Subordinated Notes that you held as of the close of business on December 27, 2004 at a total purchase price of $800 (a price of $10 per share). You may not exercise a fractional subscription right in the rights offering.

6. Q.	Am I required to participate in the rights offering?

A.	No.

7. Q.	How was the subscription price for the convertible preferred stock determined?

A.	The subscription price for the convertible preferred stock offered pursuant to the rights offering was determined pursuant to arm’s-length negotiations among us and certain holders of our Senior Subordinated Notes under the commitment agreement.

8. Q.	Will I receive a certificate representing my subscription rights?

A.	No. You will receive from your broker, trustee or other nominee, who is the record holder of your Senior Subordinated Notes, subscription materials that will identify in general terms the amount that must be paid to subscribe for and purchase shares of the convertible preferred stock based on the principal amount of Senior Subordinated Notes claims that you own as of the close of business on December 27, 2004.

9. Q.	When will my subscription rights expire?

A.	Subscription rights will expire at 5:00 p.m., Eastern time, on January 25, 2005. Any subscription rights that remain unexercised after 5:00 p.m., Eastern time, on the subscription expiration date will no longer be exercisable and will cease to have any value.

10. Q.	What happens if I do not exercise my subscription rights?

A.	If you do not exercise your subscription rights, you will not acquire any shares of the convertible preferred stock in the rights offering. Under the commitment agreement, certain holders of our Senior Subordinated Notes and other third party accredited investors will purchase those shares of convertible preferred stock that are not subscribed for in the rights offering, including any shares as to which you do not exercise your subscription rights. As a result, the holders of our Senior Subordinated Notes that are parties to the commitment agreement would own more than just their ratable share of 8,000,000 shares of the convertible preferred stock. The parties to the commitment agreement then will hold a greater percentage ownership of Reorganized Oglebay, than if you had exercised your subscription rights. See “The Commitment Agreement” and “Dilution.”

11. Q.	May I resell my shares of convertible preferred stock or the shares of reorganized common stock that I may acquire upon conversion of my convertible preferred stock?

A.	The convertible preferred stock sold pursuant to the rights offering and this prospectus and the reorganized common stock may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”), but Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply. Any person, however, that acquires 10% or more of the voting capital stock of Reorganized Oglebay, which consists of the convertible preferred stock and the reorganized common stock or who is otherwise deemed an affiliate of Reorganized Oglebay, may be deemed to be a statutory underwriter with respect to the convertible preferred stock and the reorganized common stock, and may only sell such securities pursuant to an effective registration statement relating to such resales or pursuant to an available exemption under the Securities Act. Purchasers of convertible preferred stock pursuant to the commitment agreement are purchasing those shares through a private placement and will be subject to different restrictions under the securities laws.

12. Q.	If I exercise my subscription rights in full, will my percentage ownership of the reorganized common stock on an as-converted basis be diluted by any other known issuances of reorganized common stock?

A.	Yes. Even if you exercise your subscription rights in full, your percentage ownership of reorganized common stock on an as-converted basis will be diluted further (1) upon the exercise of some or all of the warrants to purchase up to 576,256 shares of reorganized common stock to be issued under the Plan to existing holders of our common stock, and (2) by the issuance of up to 1,328,049 shares of reorganized common stock under a management stock plan. See “Description of Capital Stock and Warrants of Reorganized Oglebay — Warrants,” “Director and Executive Compensation — Management Stock Plan” and “Dilution.”

13. Q.	Will the subscription rights, reorganized common stock or the convertible preferred stock be listed for trading on any national securities exchange or for quotation on any U.S. inter-dealer quotation system?

A.	The subscription rights will not be listed on any securities exchange. However, Reorganized Oglebay intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the subscription rights on the OTC Bulletin Board. The ability to publicly trade the subscription rights on the OTC Bulletin Board is entirely dependent upon registered broker-dealers applying to the OTC Bulletin Board to initiate quotation of such securities. Other than furnishing to registered broker-dealers copies of this prospectus and documents filed as exhibits to the registration statement of which this prospectus forms a part, Reorganized Oglebay will have no control over the process of quotation initiation on the OTC Bulletin Board.

Reorganized Oglebay intends to apply to list the reorganized common stock and the convertible preferred stock on The NASDAQ National Market as soon as practicable after the effective date of the Plan when it meets the listing requirements. It is unlikely, however, that such securities will qualify for listing at the time they are issued, and we cannot assure you that the securities will ever be listed on The NASDAQ National Market. If Reorganized Oglebay is not able to list such securities on The NASDAQ National Market, Reorganized Oglebay intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the reorganized common stock and the convertible preferred stock on the OTC Bulletin Board. Again, however, no assurance can be made that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist.

14. Q.	Whom do I contact if I have a question about my subscription rights?

A.	We have appointed Wells Fargo Bank, N.A. as subscription agent for the rights offering. Any technical questions relating to the subscription materials that will accompany the final prospectus should be directed to the subscription agent as follows:

Wells Fargo Bank, N.A.

Corporate Trust Operations
MAC N9303-120
6th & Marquette Avenue
Minneapolis, MN 55479
Attention: Patty Adams
Phone: (612) 667-1102
Fax: (612) 667-9825

15. Q.	Are there any conditions to the issuance of shares of convertible preferred stock if I exercise my subscription rights?

A.	Yes. The issuance of the convertible preferred stock is conditioned on the occurrence of the effective date of the Plan and the filing of the second amended and restated articles of incorporation. See “Bankruptcy Process — Conditions to the Effective Date of the Plan.” Payments by you of your subscription price will be held in an interest-bearing escrow account until the earlier of the effective date of the Plan, which is anticipated to occur on or about January 31, 2005, or the date on which we withdraw or terminate the Plan. If the rights offering is terminated or the effective date of the Plan does not occur, the subscription agent will return the payments made to it to the holders who elected to subscribe for and purchase the convertible preferred stock. We will pay interest to the holders electing to subscribe for and purchase the convertible preferred stock only if the subscription agent returns the payments for the reasons stated above; otherwise, we will not pay interest to the holders electing to subscribe for and purchase the convertible preferred stock. See “Rights Offering — Election to Participate in the Rights Offering.”

16. Q.	Will I be charged a commission or fee if I exercise my subscription rights?

A.	No. You will not be charged any fee or commission by us for exercising your subscription rights. However, when you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fee that the broker, dealer or nominee may charge you.

17. Q.	May I transfer my subscription rights to another person?

A.	Yes; provided, that if you acquire 10% or more of the voting capital stock of Reorganized Oglebay, which consists of the convertible preferred stock and the reorganized common stock, or are otherwise deemed an affiliate of Reorganized Oglebay, you may be deemed to be a statutory underwriter with respect to the subscription rights and may only sell such subscription rights pursuant to an available exemption under the Securities Act.

18. Q.	What should I do if I want to exercise my subscription rights?

A.	Your Senior Subordinated Notes are held through a broker, trustee or other nominee and if you wish to exercise your subscription rights, you will need to have your broker, trustee or other nominee act for you. To indicate your decision to exercise your subscription rights, you should complete and return to your broker, trustee or other nominee the election form you receive from your broker, trustee or other nominee and your payment of the exercise price for the rights you wish to exercise.

19. Q.	Will I receive a fractional share of the convertible preferred stock or cash in lieu of a fractional share of the convertible preferred stock?

A.	We will not issue any fractional shares of convertible preferred stock upon exercise of subscription rights. The number of shares of the convertible preferred stock available for purchase by each

v

holder of our Senior Subordinated Notes that is not a party to the commitment agreement pursuant to the rights offering will be rounded to the nearest whole number, with half shares being rounded up. We will not pay cash in lieu of fractional shares either.

20. Q.	If I exercise my subscription rights in the rights offering, may I cancel or change my decision?

A.	No. Your proper exercise of your subscription rights is irrevocable.

21. Q.	Is my participation in the rights offering recommended?

A.	We and the subscription agent for the rights offering are not making any recommendations as to whether you should exercise your subscription rights. You should decide whether to exercise your subscription rights based on your own assessment of your best interests. Accordingly, we urge you to consult with your own financial, tax and legal advisors in making this decision. See “United States Federal Income Tax Considerations.” The securities offered involve a high degree of risk. See “Risk Factors.”

22. Q.	How much will Reorganized Oglebay receive as a result of the rights offering, and how does it intend to use such proceeds?

A.	If the subscription rights are exercised in full, we will receive approximately $53.7 million in cash, before deducting the expenses of the rights offering. Because of the commitment agreement, Reorganized Oglebay is guaranteed to receive aggregate gross proceeds from the exercise of subscription rights and purchases pursuant to the commitment agreement of $85 million in cash, before deducting expenses of the rights offering payable by either us or Reorganized Oglebay, which are estimated to be about $5 million. Reorganized Oglebay plans to use the entire net proceeds from the rights offering, together with the proceeds from the sale of the shares pursuant to the commitment agreement, and available cash and borrowings under the confirmation facility, to redeem our 18% Senior Secured Notes in the principal amount of $83.8 million due October 25, 2008 (“Senior Secured Notes”) at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement, dated October 25, 2002. In addition, Reorganized Oglebay intends to fund payments to other creditors under the Plan utilizing available cash and borrowings under the confirmation facility. See “Use of Proceeds.”

23. Q.	Are there any risks I should consider before I decide whether to exercise my subscription rights?

A.	Yes. Please see “Risk Factors” to read about the important factors you should consider carefully prior to making any decision to exercise your subscription rights and invest in the convertible preferred stock.

THE WARRANTS

      Investing in Reorganized Oglebay through exercise of the warrants involves a high degree of risk. In particular, the shares issuable upon exercise of the warrants are being offered at a price ($10 per share) that exceeds their assumed value. See “Risk Factors.” In addition, holders of warrants may be able to purchase shares of reorganized common stock in the open market during the warrant exercise period at lower prices than the price per share reflected in the warrant exercise price. Holders of warrants should inform themselves as to the current trading price of reorganized common stock before purchasing or exercising any warrants.

24. Q.	If I am a record holder of common stock as of the close of business on November 17, 2004, how many warrants will I receive?

A.	You will receive one warrant for each share of our common stock that you owned as of the close of business on the warrant distribution record date. When issued on the effective date of the Plan, each warrant will entitle you to purchase one-tenth (1/10th) of a share of the reorganized common stock.

25. Q.	Am I required to exercise my warrants?

A.	No.

26. Q.	What will be the exercise price of the warrants, and how many shares of reorganized common stock will I be entitled to purchase?

A.	The warrants will entitle their holder to purchase at an exercise price of $10 per share one share of reorganized common stock for each 10 warrants held. Except in the case where a holder is exercising all warrants then held by such holder, shares of reorganized common stock may be purchased only pursuant to the exercise of warrants in multiples of 10. No fractional shares will be issued, so such a holder who has a total number of warrants not evenly divisible by 10 will have to have at least five warrants to purchase the additional share of reorganized common stock for $10. In addition, if you own fewer than five warrants, you will not be able to exercise those warrants to purchase one share of reorganized common stock unless you acquire additional warrants through the open market or otherwise. See question 39 below.

27. Q.	How was the exercise price for the warrants determined?

A.	The exercise price for the warrants was determined pursuant to arm’s-length negotiations among us and certain holders of our Senior Subordinated Notes under the commitment agreement.

28. Q.	Will I receive a certificate representing my warrants?

A.	If you held our common stock as of the close of business on the warrant distribution record date in certificated or definitive form, you will receive a warrant certificate. If you held our common stock through a broker, trustee or other nominee, you will not receive a warrant certificate. Instead, you will receive a notice of your position in a global warrant.

29. Q.	When will my warrants expire?

A.	The warrants will be exercisable in whole or in part until 30 days following the effective date of the Plan at which time all unexercised warrants will expire and will cease to have any value.

30. Q.	What happens if I do not exercise my warrants?

A.	According to the Plan, your shares of common stock will be cancelled on the effective date of the Plan and will cease to have any value. If you held shares as of the close of business on the warrant distribution record date, you will be issued the warrants in connection with the Plan. If you do not exercise any of your warrants prior to the expiration date of the warrants, you will not receive any shares of the reorganized common stock. In addition, as of the effective date of the Plan, you will be forever barred from asserting any interest or related claim against Reorganized

Oglebay, the other reorganized debtors under the Plan or their property. However, nothing will preclude you from acquiring shares of reorganized common stock through your own open market purchases or otherwise.

31. Q.	May I resell my shares of reorganized common stock that I may acquire upon exercise of my warrants?

A.	The reorganized common stock may be resold without registration under the Securities Act, but Section 16 of the Exchange Act may apply. Any person, however, that acquires 10% or more of the voting capital stock of Reorganized Oglebay, which consists of the convertible preferred stock and the reorganized common stock, or who is otherwise deemed an affiliate of Reorganized Oglebay, may be deemed to be a statutory underwriter with respect to the reorganized common stock and may only sell such securities pursuant to an effective registration statement relating to such resales or pursuant to an available exemption under the Securities Act.

32. Q.	If I exercise my warrants, will my percentage ownership of the reorganized common stock on an as-converted basis be diluted by any other known issuances of reorganized common stock?

A.	Yes. Your percentage ownership of reorganized common stock on an as-converted basis will be diluted further by the issuance of up to 1,328,049 shares of reorganized common stock under the management stock plan. See “Director and Executive Compensation — Management Stock Plan” and “Dilution.”

33. Q.	Will the warrants or the reorganized common stock be listed for trading on any securities exchange or U.S. inter-dealer quotation system?

A.	Reorganized Oglebay does not intend to apply to list the warrants for trading on any national securities exchange or U.S. inter-dealer quotation system. Reorganized Oglebay will cooperate with any registered broker-dealer who may seek to initiate price quotations for the warrants on the OTC Bulletin Board. Trading of the warrants on the OTC Bulletin Board will depend upon whether registered broker-dealers initiate trading in those securities.

Reorganized Oglebay intends to apply to list the reorganized common stock on The NASDAQ National Market as soon as practicable after the effective date of the Plan when it meets the listing requirements. It is unlikely, however, that such securities will qualify for listing at the time they are issued, and we cannot assure you that the reorganized common stock will ever be listed on The NASDAQ National Market. If Reorganized Oglebay is not able to list such securities on The NASDAQ National Market, Reorganized Oglebay intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the reorganized common stock on the OTC Bulletin Board. Again, however, no assurance can be made that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist.

34. Q.	Whom do I contact if I have a question about my warrants?

A.	We have appointed Wells Fargo Bank, N.A. as our warrant agent. All general questions concerning your warrants should be directed as follows:

Wells Fargo Bank, N.A.

Corporate Trust Operations
MAC N9303-121
6th & Marquette Avenue
Minneapolis, MN 55479
Attention:     Jane Schweiger
Phone: (612) 667-2344
Fax: (612) 667-9825

35. Q.	Are there any conditions to the issuance of the warrants?

A.	Yes. The issuance of the warrants is conditioned on the occurrence of the effective date of the Plan. If the Plan is not consummated, no warrants will be issued. However, you will not be required to surrender your certificate of common stock in order to receive or exercise your warrants. Our common stock will be cancelled on the effective date of the Plan.

36. Q.	Will I be charged a commission or fee if I exercise my warrants?

A.	No. You will not be charged any fee or commission by Reorganized Oglebay for exercising your warrants. However, if you exercise your warrants through a broker, trustee or other nominee, you will be responsible for any fee which they may charge you.

37. Q.	May I transfer my warrants to another person?

A.	If your warrants are registered in your name, you can transfer them by presenting or surrendering your warrants for transfer to the warrant agent, duly endorsed with signature guaranteed, together with a written instruction for transfer.

If your warrants are not registered in your name, but instead are held in the name of your broker, trustee or other nominee, a transfer can be made upon receipt by the warrant agent of written instructions or other form of instructions from your broker, dealer or nominee custodian who is the registered holder of such warrants.

Section 16 of the Exchange Act and transfer restrictions under the Securities Act as are described for the transfer of the reorganized common stock in Question 31 above also may apply.

38. Q.	What do I have to do to exercise my warrants?

A.	Warrants can be exercised by surrendering to the warrant agent:

• your warrant certificate, if any;

• a properly completed and signed form of election to purchase, with any required signature guaranty; and

• payment by certified check, official bank check, express money order or wire transfer, for Reorganized Oglebay’s account, in immediately available funds of the aggregate exercise price for the number of shares of reorganized common stock for which your warrants are exercised.

39. Q.	Will I receive a fractional share of reorganized common stock or cash in lieu of a fractional share of reorganized common stock?

A.	Reorganized Oglebay will not issue any fractional shares of reorganized common stock upon exercise of warrants. If any fraction of a share of reorganized common stock would otherwise be issuable upon exercise of all warrants then held by a holder, Reorganized Oglebay will round to the nearest whole number of shares of reorganized common stock to be issued (up or down), with half shares being rounded up. Reorganized Oglebay will not pay cash in lieu of fractional shares either. This means that a holder who has a total number of warrants not evenly divisible by 10 will have to have at least five warrants to purchase the additional share of reorganized common stock of $10. In addition, if you own fewer than five warrants, you will not be able to exercise those warrants to purchase one share of reorganized common stock unless you acquire additional warrants through the open market or otherwise. However, before acquiring any additional warrants, you should carefully consider the trading price of reorganized common stock, which may be less than the price per share reflected in the warrant exercise price.

40. Q.	What should I do if I want to exercise my warrant but my warrants are held in the name of my broker, trustee or other nominee?

A.	If you hold your warrants through a broker, trustee or other nominee and you wish to exercise your warrants, you will need to have your broker, trustee or other nominee act for you. To indicate your decision to exercise your warrants, you should complete and return to your broker, trustee or other nominee the election form you receive from it together with your payment of the exercise price for the warrants you wish to exercise. You should receive this form from your broker, trustee or other nominee with the other warrant offering materials.

41. Q.	If I exercise my warrants, may I cancel or change my decision?

A.	No. Your proper exercise of your warrants is irrevocable. After you properly exercise your warrants, you will not be able to cancel or revoke your decision.

42. Q.	Is exercising my warrants recommended?

A.	We, Reorganized Oglebay and the warrant agent are not making any recommendations as to whether you should exercise your warrants. You should decide whether to exercise your warrants based on your own assessment of your best interests. Accordingly, we urge you to consult with your own financial, tax and legal advisors in making this decision. Before exercising any additional warrants, you should carefully consider the trading price of reorganized common stock, which may be less than the price per share reflected in the warrant exercise price. In addition, holders of warrants may be able to purchase shares of reorganized common stock in the open market during the warrant exercise period at lower prices than the price per share reflected in the warrant exercise price. See “United States Federal Income Tax Considerations” and “Risk Factors.”

43. Q.	How much will Reorganized Oglebay receive as a result of the exercise of warrants, and how does Reorganized Oglebay intend to use such proceeds?

A.	Reorganized Oglebay does not expect to receive significant proceeds from the exercise of the warrants and did not include any projected amount of proceeds from the exercise of the warrants in its planning for emergence from chapter 11. Any proceeds received by Reorganized Oglebay will be used for general corporate purposes.

44. Q.	Are there any risks I should consider before I decide whether to exercise my warrants?

A.	Yes. Please see “Risk Factors” to read about the important factors you should consider carefully prior to making any decision to exercise your warrants and invest in the reorganized common stock.

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PROSPECTUS SUMMARY

      This summary highlights certain information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in the reorganized common stock or the convertible preferred stock. We urge you to read this entire prospectus carefully.

      In this prospectus, unless otherwise expressly set forth and as the context otherwise indicates:

•	the phrase “Reorganized Oglebay” refers to Oglebay Norton Company on and after the effective date of the second amended joint plan of reorganization, as confirmed by the United States Bankruptcy Court for the District of Delaware on November 17, 2004 (as may be further amended, modified or supplemented, the “Plan”) and anticipated to be effective on or about January 31, 2005 or as soon as practicable after that date. “Oglebay,” “we,” “us” or “our” refers to Oglebay Norton Company prior to the effective date of the Plan. A copy of the Plan has been filed as an exhibit to the registration statement of which this prospectus forms a part.

•	the historical financial information and accompanying financial statements and corresponding notes, as contained in this prospectus, reflect the actual historical results of operations and financial condition of Oglebay and, except as otherwise noted, do not give effect to the Plan or any of the transactions contemplated by the Plan, the rights offering, the confirmation facility or the adoption of “fresh-start” reporting.

•	the unaudited pro forma consolidated financial data contained in this prospectus have been prepared to give effect to (1) the Plan and related transactions, and the application of the proceeds from the rights offering and the proceeds from the sale of shares of convertible preferred stock pursuant to the commitment agreement, (2) a confirmation facility to be entered into upon the effective date of the Plan and (3) the adoption of “fresh-start” reporting as if it had occurred on September 30, 2004, in the case of the unaudited pro forma condensed consolidated balance sheet, January 1, 2003 in the case of the unaudited pro forma condensed consolidated income statement for the twelve months ended December 31, 2003 and January 1, 2004, in the case of the unaudited pro forma condensed consolidated income statement for the nine months ended September 30, 2004. The unaudited pro forma consolidated financial data assumes that no warrants are exercised. The unaudited pro forma consolidated financial data is provided for illustrative purposes only and does not purport to represent what the actual results of operations or Reorganized Oglebay’s financial position would have been had the Plan occurred on January 1, 2003, January 1, 2004 or September 30, 2004, respectively, nor is it necessarily indicative of Reorganized Oglebay’s future operating results or consolidated financial position. We are still in the process of determining both the reorganization value and the fair value of Reorganized Oglebay’s identifiable tangible and intangible assets. As such, the final valuations and allocations could differ significantly from those shown.

Our Plan of Reorganization

      Along with our subsidiaries, we filed voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code on February 23, 2004 (the “petition date”) to pursue a financial restructuring that would permit us to reduce our indebtedness and provide more financial flexibility to implement our business strategy. Since the commencement of the chapter 11 cases, we have been operating our businesses as debtors in possession under the supervision of the Bankruptcy Court.

      Along with our subsidiaries, we proposed the Plan, and we solicited acceptances of the Plan in accordance with a Bankruptcy Court-approved disclosure statement. The Plan is supported by, and represents a valuable settlement with, the creditors’ committee (a statutory committee established to represent the interests of our unsecured creditors) and creditors holding a majority of our outstanding indebtedness. While the issuance of the warrants is pursuant to the Plan, the issuance of the convertible preferred stock is pursuant to the rights offering and the commitment agreement. The Plan was confirmed by the Bankruptcy Court on November 17, 2004.

      The Plan provides that, among other things:

•	with the exception of (1) our Senior Subordinated Notes in the aggregate principal amount of $100 million issued pursuant to the Indenture, dated as of February 1, 1999, between us as issuer and Norwest Bank Minnesota, National Association n/k/a Wells Fargo Bank MN, National Association, as indenture trustee (the “Senior Subordinated Note Indenture”), and (2) claims against us under or evidenced by an interest purchase agreement, dated as of April 14, 2000, by and among us, Johnson Mining Inc., The Carey Mining Company, Inc., Michigan Minerals Associates, Inc. and Michigan Limestone Operations Limited Partnership, as amended or modified (the “MLO claims”), all allowed prepetition claims against us will (a) be paid in cash on the effective date of the Plan, (b) receive collateral securing their allowed claims pursuant to the Plan or (c) be reinstated in accordance with the Plan;

•	holders of allowed Senior Subordinated Note claims will receive their pro rata distribution of 2,928,571 shares of the reorganized common stock in full satisfaction of their claims, which will represent about 25.6% of the total voting power of and equity interests in Reorganized Oglebay after giving effect to the conversion of the convertible preferred stock but without giving effect to the exercise of the warrants or the management stock plan;

•	the interest purchase agreement relating to the MLO claims will be amended as set forth in the Plan and, as of the effective date of the Plan, will be assumed (as amended) by Reorganized Oglebay. The MLO claims will be paid in accordance with the amended interest purchase agreement;

•	all of our shares of common stock and any related options or similar rights will be cancelled as of the effective date of the Plan, and record holders of shares of common stock with allowed interests under the Plan as of the close of business on the warrant distribution record date will receive warrants, exercisable for 30 days after the effective date of the Plan, to purchase up to 576,256 shares of reorganized common stock at an exercise price of $10 per share;

•	holders of any intercompany claims among any of Oglebay and our subsidiaries will not receive any property under the Plan; and

•	in general, all other postpetition claims will be reinstated or paid by us in the ordinary course of business.

      It is a condition to the effective date of the Plan that we raise new financing. To meet this condition, we intend to issue and sell convertible preferred stock pursuant to the rights offering described in and made pursuant to this prospectus and pursuant to the commitment agreement. We intend to use the net proceeds from the issuance and sale of the convertible preferred stock and available cash and borrowings under the confirmation facility to redeem our Senior Secured Notes at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement.

      Pursuant to the rights offering described in and made pursuant to this prospectus, holders of our Senior Subordinated Note claims as of the close of business on December 27, 2004 who are not parties to the commitment agreement (who currently hold an aggregate of $67.139 million in principal amount of Senior Subordinated Notes) will receive non-certificated subscription rights that will entitle each holder to subscribe for and purchase 80 shares of convertible preferred stock for each $1,000 in principal amount of Senior Subordinated Notes claims held as of the close of business on December 27, 2004 at a purchase price of $800 (a price of $10 per share). As of the effective date of the Plan, there will be 8,500,000 shares of convertible preferred stock outstanding, which will represent about 74.4% of the total voting power of and equity interests in Reorganized Oglebay after giving effect to the conversion of the convertible preferred stock but without giving effect to up to 576,256 shares of reorganized common stock issuable upon exercise of the warrants and up to 1,328,049 shares of reorganized common stock issuable under the management stock plan.

      We also have entered into a commitment agreement with certain holders of our Senior Subordinated Notes (who currently hold an aggregate of $32.861 million in principal amount of Senior Subordinated Notes) and certain third party accredited investors. Under the terms of the commitment agreement, we agreed to conduct the rights offering. In addition, each of the holders of Senior Subordinated Notes party to the commitment agreement severally agreed to purchase its ratable share of 8,000,000 shares of the convertible preferred stock, and certain of such holders, along with certain third party accredited investors party to the commitment agreement, severally agreed to purchase specified amounts of shares of the convertible preferred stock that are not subscribed for in the rights offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement. On June 29, 2004, we entered into an amendment to the commitment agreement under which certain of the parties to the commitment agreement agreed to purchase an aggregate of 500,000 additional shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. The additional 500,000 shares will be allocated among such holders of Senior Subordinated Notes and these other third party accredited investors in proportion to their respective standby commitments under the commitment agreement in respect of the rights offering.

      Accordingly, because of the commitment agreement, we are guaranteed to receive aggregate gross proceeds from the exercise of subscription rights and purchases pursuant to the commitment agreement of $85 million in cash, before deducting the expenses of the rights offering and the commitment agreement, which we estimate to be about $5 million. As described in this prospectus in the “Use of Proceeds” section, Reorganized Oglebay plans to use the entire net proceeds of the rights offering, together with the proceeds of the sale of the shares pursuant to the commitment agreement, and available cash and borrowings under the commitment facility, to redeem our Senior Secured Notes at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement. In addition, Reorganized Oglebay intends to fund payments to other creditors under the Plan utilizing available cash and borrowings under the confirmation facility. See “Use of Proceeds.”

      We intend to rely on section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the offer and sale of the convertible preferred stock to the parties to the commitment agreement, and the shares of reorganized common stock issuable upon conversion of such shares of convertible preferred stock, from registration under the Securities Act. The offer and sale of these securities under the commitment agreement is not included in the registration statement of which this prospectus forms a part.

      We will enter into a registration rights agreement with the parties to the commitment agreement on the effective date of the Plan granting a demand registration right to enable them to resell, pursuant to an effective shelf registration statement on Form S-1, their shares of convertible preferred stock purchased pursuant to the commitment agreement, and the shares of reorganized common stock issuable upon conversion of the convertible preferred stock. Reorganized Oglebay will be required to keep that registration statement effective until the earliest of (1) two years after the effective date of the registration statement, (2) the date when all of the shares covered by such registration statement have been sold pursuant to the registration statement and (3) the date on which the shares covered by the registration statement may be resold by such holders pursuant to Rule 144(k) of the Securities Act. The registration right is subject to various customary conditions, which will be set forth in the registration rights agreement. Reorganized Oglebay will pay all fees and expenses related to the registration of such shares pursuant to such registration statement.

Our Company

      We began our business in 1854 as an iron ore agency business. In the 1920s, we entered into Great Lakes shipping, coal mining and manufacturing industries, followed by our entry into docks and terminals in the 1930s; rail-to-barge coal transfer in the 1950s; and industrial minerals in the 1960s. Beginning in the late 1990s, we engaged in a series of acquisitions in order to capitalize on our core competencies in the industrial mineral industry as well as to expand our scope of operations to include the mining and processing of limestone and the production of lime. Today, we mine, process, transport and market industrial minerals and aggregates. In addition, we own strategically located, proven long-life reserves of high-quality limestone, industrial sand and mica. We also own related mineral extraction equipment, processing plants and transportation equipment, including marine vessels and docks, trucks, railway lines and equipment. With these assets, we serve a broad customer base primarily in four major categories: building products, energy, environmental and industrial. We enjoy a significant market share in each of our core markets, benefiting from long-term relationships with market-leading customers, many of whom have multi-year purchase contracts with us.

      We have aligned our businesses into three reporting segments that share business strategies, are related by geography and product mix, and reflect the way management evaluates the operating performance of our businesses. The operations are reported as: Great Lakes Minerals, Global Stone and Performance Minerals:

•	Great Lakes Minerals mines and distributes limestone from three facilities located in northern Michigan. Great Lakes Minerals also holds one of the largest fleets of self-unloading vessels on the Great Lakes, which is currently comprised of 12 vessels, operates two trans-loading dock facilities, and provides transportation services for limestone, as well as for coal and iron ore.

•	Global Stone mines and processes limestone and manufactures lime at six operations in the mid-Atlantic and southeastern United States and one operation in the Great Lakes region.

•	Performance Minerals mines and processes industrial sands and mica at eight operations located in Ohio, North Carolina and the southwestern United States.

We believe that we are one of the five largest producers of lime and one of the ten largest producers of limestone in the United States. We also believe that we are the fourth largest producer of industrial sands and the largest producer of muscovite mica in the United States.

      For our fiscal year ended December 31, 2003 and the nine months ended September 30, 2004, we generated consolidated net sales and operating revenues of about $404 million and about $322 million, respectively. As of December 31, 2003 and as of September 30, 2004, we had about $649 million and about $674 million, respectively, in assets and about $561 million and about $618 million, respectively, in liabilities on a consolidated book basis. At October 31, 2004, our workforce consisted of about 1,809 employees, about 46% of which are covered by collective bargaining agreements.

Our Business Strategy

      Our short-term strategy for 2004 is to focus on serving our customers, reorganizing our capital structure and emerging from bankruptcy expeditiously. Longer-term, our strategy is to enhance our market leadership position and maximize profitability and cash flows through the following actions:

•	Capitalize on our strategic location and ownership of quality limestone reserves in the Great Lakes region. The strategic location of our limestone reserves on the Great Lakes allows us to leverage logistics services and delivery of our limestone to customers in the Great Lakes region. We mine, process and transport limestone to our own docks or directly to customers on a delivered cost per ton basis at highly competitive rates. This can be accomplished either by owning our fleet of marine vessels, as we do now, or by means of long-term contracts with other shippers. The acquisition of Erie Sand and Gravel, Inc. (and several of its affiliates) in January 2003 further solidifies our position in the eastern Great Lakes region and expands the geographic scope of customers available to the segment. The Great Lakes Minerals segment attempts to maximize the efficiency of our fleet of marine vessels by negotiating contracts and dispatching vessels to facilitate backhauls of coal and other bulk commodities. A vessel pooling agreement with American Steamship Company initiated in January 2002 further enhances our ability to optimize marine transportation logistics on the Great Lakes, both for us and our customers.

•	Capitalize on demand for industrial minerals for building materials. We have secured significant regional market share in the building materials market, particularly with respect to construction aggregates and industrial fillers markets. Limestone, industrial sands and mica are used to varying degrees by building materials manufacturers as filler material in paint, joint compound, roofing shingles, carpet backing and floor and ceiling tiles. Additionally, our limestone is used as aggregates in major construction projects such as highways, schools, hospitals, shopping centers and airport expansions. We intend to capitalize on our strong presence in selected regional building materials markets by increasing our business with existing customers, expanding our customer base and providing a broader selection of products for customers to purchase.

•	Capitalize on increasing demand for minerals for environmental remediation. Public focus over environmental issues has resulted in an increase in the demand for lime and limestone used in environmental clean-up applications, including flue gas desulphurization, municipal waste sludge treatment, industrial water treatment, drinking water treatment and hazardous waste remediation. The Clean Air Act, for example, requires the reduction of emissions, particularly sulfur, from coal-fired power plants and certain other industrial processes. Ground limestone and lime are the principal agents used in the desulphurization process. These applications require limestone with specific chemical composition and a high degree of reactivity. We believe that our strategically located, long-lived mineral reserves of high quality calcium carbonate and dolomitic limestone are positioned to meet these requirements, enabling us to capitalize on this increasing demand now and well into the future.

•	Capitalize on market opportunities in the energy segment. We believe our industrial sands products are well positioned in the market place to serve the demand for high-purity silica sands used by oil and gas well service companies in the shallow-well and deep-well fracturing process. Our Great Lakes Minerals segment has continued to increase its share of coal transported in its vessels for use by electric utilities in the Great Lakes region.

Other Information

      Oglebay, with origins dating back to 1854 and headquartered in Cleveland, Ohio, was reorganized as an Ohio corporation in 2001. Our principal executive offices are located at North Point Tower, 1001 Lakeside Avenue, 15th Floor, Cleveland, Ohio 44114-1151. Our website is www.oglebaynorton.com, and our telephone number is 216-861-3300. The information on our website is not a part of this prospectus.

Offering by Oglebay

General

Shares of common stock outstanding and held in treasury prior to the offering and to be cancelled on the effective date of the Plan	5,238,688 shares outstanding and
2,014,644 shares held in treasury
Shares of reorganized common stock to be outstanding on the effective date of the Plan	2,928,571 shares(1)(2)(3)
Transfer Agent	National City Bank, N.A.

(1)	Issued pursuant to Section 1145 of the United States Bankruptcy Code to holders of our Senior Subordinated Notes under the Plan.

(2)	As of the effective date of the Plan, holders of reorganized common stock will own about 25.6% of the total voting power of and equity interests in Reorganized Oglebay after giving effect to the conversion of the convertible preferred stock but without giving effect to the exercise of the warrants or the management stock plan as described in footnote 3 below.

(3)	Does not reflect, and ownership of these shares of reorganized common stock will be subject to dilution by issuance of, (A) up to 8,500,000 shares of reorganized common stock initially issuable upon conversion of the convertible preferred stock, (B) up to 576,256 shares of reorganized common stock issuable upon exercise of the warrants and (C) up to 1,328,049 shares of reorganized common stock issuable under the management stock plan — a portion of which is expected to be granted shortly following the effective date of the Plan.

Rights Offering

Issuer	Oglebay Norton Company.

Eligible Participants	Holders of allowed Senior Subordinated Note claims as of the close of business on December 27, 2004 that are not parties to the commitment agreement (who currently hold an aggregate of $67.139 million in principal amount of Senior Subordinated Notes).

Securities Offered	67,139 non-certificated subscription rights. The subscription rights will entitle the holder to subscribe for and purchase 80 shares of convertible preferred stock for each $1,000 in principal amount of Senior Subordinated Notes claims held as of the close of business on December 27, 2004.

Distribution Ratio/Purchase Price	For each $1,000 in principal amount of our Senior Subordinated Notes held by an eligible holder, such holder will have the right to purchase 80 shares of convertible preferred stock at a purchase price of $800 (a price of $10 per share). You may not exercise a fractional subscription right in the rights offering. The total of 5,371,120 shares of convertible preferred stock issuable upon exercise of the subscription rights represents such holders’ ratable share of 8,000,000 shares of convertible preferred stock.

Oversubscription Privileges	None.

Commitment Agreement	We also have entered into a commitment agreement with certain holders of our Senior Subordinated Notes (who currently hold an aggregate of $32.861 million in principal amount of Senior Subordinated Notes) and certain third party accredited investors. Under the terms of the commitment agreement, we agreed to conduct the rights offering. In addition, each of the holders of

Senior Subordinated Notes party to the commitment agreement severally agreed to purchase its ratable share of 8,000,000 shares of the convertible preferred stock, and certain of such holders, along with certain third party accredited investors party to the commitment agreement, severally agreed to purchase specified amounts of shares of the convertible preferred stock that are not subscribed for in the rights offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement. On June 29, 2004, we entered into an amendment to the commitment agreement under which certain of the parties to the commitment agreement agreed to purchase an aggregate of 500,000 additional shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. See “The Commitment Agreement.”

Shares of Convertible Preferred Stock to be Outstanding on the Effective Date of the Plan Upon Consummation of the Rights Offering and the Purchase of the Shares Pursuant to the Commitment Agreement	8,500,000 shares of convertible preferred stock.(1)

Expiration Date and Expiration Time	5:00 p.m., Eastern time, on January 25, 2005. Any subscription rights that remain unexercised after 5:00 p.m., Eastern time, on January 25, 2005, will no longer be exercisable and will cease to have any value. See “Rights Offering — Terms of the Rights Offering.”

Subscription Agent	Wells Fargo Bank, N.A. will serve as subscription agent for the rights offering. See “Rights Offering — Subscription Agent.”

Method of Exercise of Rights	Pursuant to the terms set forth in the subscription materials, any holder of subscription rights may elect to subscribe for and purchase the convertible preferred stock offered pursuant to this prospectus by: (1) returning a completed election form that you will receive from your broker, trustee or other nominee, to your broker, trustee or other nominee before such time as it requests so that it may exercise your rights by or before 5:00 p.m., Eastern time, on January 25, 2005, and (2) paying an amount equal to the subscription purchase price for the convertible preferred stock that the holder is electing to purchase. See “Rights Offering — Election to Participate in the Rights Offering.”

No Revocation	After a holder of subscription rights has subscribed, the subscription may not be revoked by the holder. See “Rights Offering — No Revocation.”

(1)	As of the effective date of the Plan, holders of convertible preferred stock will own about 74.4% of the total voting power of and equity interests in Reorganized Oglebay after giving effect to the conversion of the convertible preferred stock but without giving effect to the exercise of the warrants or the management stock plan as described in footnote 3 on page 6.

Escrow of Funds	Payments made by holders participating in the rights offering will be held in an interest-bearing escrow account until the earlier of the effective date of the Plan, which is anticipated to occur on or about January 31, 2005, or the date on which we withdraw or terminate the Plan. If the rights offering is terminated or the effective date of the Plan does not occur, the subscription agent will return the payments made to it to the holders who elected to subscribe for and purchase the convertible preferred stock. We will pay interest to the holders electing to subscribe for and purchase the convertible preferred stock only if the subscription agent returns the payments for the reasons stated above; otherwise, we will not pay interest to the holders electing to subscribe for and purchase the convertible preferred stock. See “Rights Offering — Election to Participate in the Rights Offering.”

Issuance of the Convertible Preferred Stock	On the effective date of the Plan.

Transfer	The subscription rights are transferable; provided, that if you acquire 10% or more of the voting capital stock of Reorganized Oglebay, which consists of the convertible preferred stock and the reorganized common stock, or you are otherwise deemed an affiliate of Reorganized Oglebay, you may be deemed to be a statutory underwriter with respect to the subscription rights and may only sell such subscription rights pursuant to an available exemption under the Securities Act.

Listing	The subscription rights will not be listed on any securities exchange. However, Reorganized Oglebay intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the subscription rights on the OTC Bulletin Board. The ability to publicly trade the subscription rights on the OTC Bulletin Board is entirely dependent upon registered broker-dealers applying to the OTC Bulletin Board to initiate quotation of such securities. Other than furnishing to registered broker-dealers copies of this prospectus and documents filed as exhibits to the registration statement of which this prospectus forms a part, Reorganized Oglebay will have no control over the process of quotation initiation on the OTC Bulletin Board.

Use of Proceeds	Reorganized Oglebay plans to use the entire net proceeds from the rights offering, together with the proceeds from the sale of shares pursuant to the commitment agreement, and available cash and borrowings under the confirmation facility, to redeem our Senior Secured Notes at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement. In addition, Reorganized Oglebay intends to fund payments to other creditors under the Plan utilizing available cash and borrowings under the confirmation facility. See “Use of Proceeds.”

Convertible Preferred Stock

Issuer	Reorganized Oglebay.

Securities Offered in the Rights Offering	5,371,120 shares of Series A Convertible Preferred Stock, par value $0.01 per share.

Issue Price	$10 per share.

Liquidation Preference	$10 per share of convertible preferred stock, as adjusted by accreting and adding any dividends on those shares not paid in cash, in accordance with the terms of the convertible preferred stock, plus the amount of any accrued and unpaid dividends, to the date fixed for liquidation, dissolution or winding up. Upon any liquidation, dissolution or winding up of Reorganized Oglebay, the holders of shares of the convertible preferred stock will be entitled to receive the greater of (1) such liquidation preference plus all declared or accrued and unpaid dividends to the date fixed for liquidation, dissolution or winding up and (2) the amounts that such holders would have received if all of the then outstanding shares of the convertible preferred stock had been converted into the reorganized common stock immediately prior to such liquidation, dissolution or winding up.

Dividends	Holders of the convertible preferred stock will be entitled to receive out of Reorganized Oglebay’s assets legally available for payment, when, as and if declared by Reorganized Oglebay’s board of directors, preferential dividends on the then effective liquidation preference payable quarterly, in arrears, on the dividend payment date, which is the last day of March, June, September and December of each year, starting March 31, 2005 (assuming an effective date of the Plan of January 31, 2005), at an annual rate that we anticipate to be equal to 14.5%, which is 200 basis points over the anticipated highest applicable interest rate payable under the confirmation facility as of the effective date of the Plan. Until the third anniversary of the effective date of the Plan, dividends, whether or not authorized and declared by the board of directors, will be deemed paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference of each share of convertible preferred stock. After that date, dividends will be payable in cash, unless Reorganized Oglebay is prohibited under statutory law, or by the terms of the confirmation facility, or any facility or security refinancing the confirmation facility, from paying cash dividends, in which case, the dividends will be deemed paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference. Dividends on the convertible preferred stock will be cumulative.

In addition to the dividends provided above, holders of the convertible preferred stock will be entitled to receive an additional dividend in an amount equal to the amount by which:

• the aggregate amount of dividends that would have been received by holders of the convertible preferred stock in any dividend period if the holders’ convertible preferred stock had been converted at the beginning of such dividend period into shares of reorganized common stock at the conversion price exceeds

• the aggregate convertible preferred stock dividend amount accrued or received in such dividend period described in the first full paragraph above under “Dividends.”

However, any dividend for which an adjustment in the conversion price of the convertible preferred stock is made pursuant to the applicable antidilution provisions will not be deemed a dividend or otherwise give rise to any rights under this second paragraph. Any such additional dividend will be payable to the holders of convertible preferred stock in the form of cash.

Ranking	The convertible preferred stock will, with respect to dividend rights and rights upon Reorganized Oglebay’s liquidation, winding-up or dissolution, rank senior to the reorganized common stock and, except as otherwise approved by the holders of a majority of the outstanding shares of convertible preferred stock or contemplated by the terms of the convertible preferred stock, all other classes of capital stock or series of preferred stock issued or established by Reorganized Oglebay after the effective date of the Plan. The rights of the holders of the convertible preferred stock, however, will be subordinate to the rights of the lenders under the confirmation facility, the holders of other indebtedness of Reorganized Oglebay and other general creditors.

Redemption	Reorganized Oglebay may redeem the convertible preferred stock in whole or in part, at any time or from time to time, out of funds legally available for payment, on or after the first anniversary of the effective date of the Plan at the following redemption prices (expressed as a percentage of the then effective liquidation preference per share), plus, without duplication, accrued and unpaid dividends, if any, up to, but excluding, the date fixed for redemption:

• 110% if redeemed on or after the first anniversary of the effective date of the Plan until the second anniversary of the effective date of the Plan;

• 108% if redeemed on or after the second anniversary of the effective date of the Plan until the third anniversary of the effective date of the Plan;

• 106% if redeemed on or after the third anniversary of the effective date of the Plan until the fourth anniversary of the effective date of the Plan; and

• 104% if redeemed on or after the fourth anniversary of the effective date of the Plan.

In each case, however, Reorganized Oglebay may redeem the convertible preferred stock only if the average trading price of the reorganized common stock equals or exceeds 130% of the conversion price for 30 consecutive trading days at any time prior to the date Reorganized Oglebay provides the redemption notice.

If the redemption date will occur after a dividend record date and on or before the related dividend payment date, the redemption price will not include the dividend payment to be made on that dividend payment date.

Conversion Rights	A holder of the convertible preferred stock will have the right, at his or her option, to convert any or all of his or her shares of convertible preferred stock into the number of shares of reorganized common stock obtained by dividing the aggregate then effective liquidation preference of the shares of convertible preferred stock being converted by the conversion price. The initial conversion price equals $10. The conversion price will be adjusted as described in this prospectus upon the occurrence of certain transactions or events. See “Description of Series A Convertible Preferred Stock and Warrants — Description of the Convertible Preferred Stock — Conversion Rights.”

No payment or adjustment is to be made on conversion for dividends accrued but unpaid on the shares of convertible preferred stock or, except as described under “Description of Series A Convertible Preferred Stock and Warrants — Description of the Convertible Preferred Stock — Conversion Rights” for dividends declared on the reorganized common stock issued on conversion.

The convertible preferred stock has rights protecting its holders against dilution as set forth under “Description of Series A Convertible Preferred Stock and Warrants — Description of the Convertible Preferred Stock — Conversion Rights.”

Voting Rights	Each holder of the convertible preferred stock will be entitled to the number of votes equal to the number of shares of reorganized common stock into which shares of convertible preferred stock that they hold could be converted. Except as required by law or as otherwise set forth below with respect to the election of directors and a separate class vote for various matters, all shares of convertible preferred stock and all shares of reorganized common stock will vote together as a single class on all matters to come before the shareholders of Reorganized Oglebay.

The holders of the convertible preferred stock will be entitled, voting as a separate class, to elect a certain number of directors to Reorganized Oglebay’s board of directors at each annual election of the directors according to a formula described in this prospectus. The holders have a right to elect a maximum of four directors. See “Description of Series A Convertible Preferred Stock and Warrants — Description of the Convertible Preferred Stock — Voting Rights.”

The holders of the convertible preferred stock will have a separate class vote with respect to various matters described under “Description of Series A Convertible Preferred Stock and

Warrants — Description of the Convertible Preferred Stock — Voting Rights.”

Each holder of the convertible preferred stock will be deemed to have voted or, in the case where the affirmative vote of the holders of the convertible preferred stock is required by any law, statute or regulation applicable to Reorganized Oglebay, will vote all of the shares of convertible preferred stock held by such holder to approve:

• any issuance of, or increase in the authorized amount of, parity stock or senior stock (including, without limitation, additional shares of convertible preferred stock) or any issuance of derivative securities evidencing the right to acquire such shares, or any amendment to the second amended and restated articles of incorporation in order to so issue or increase the amount of parity or senior stock requiring the approval of the holders of shares of convertible preferred stock if either (1) all of the proceeds of such issuance will be used to redeem the convertible preferred stock, in whole or in part, or (2) a portion of the proceeds will be used to redeem all of the convertible preferred stock; and

• any issuance of junior stock requiring the approval of the holders of shares of convertible preferred stock.

Preemptive Rights	No holder of any shares of convertible preferred stock will have any preemptive right to subscribe for stock, obligations, warrants or other securities of any class, whether now or authorized in the future.

Book-Entry, Delivery and Form	The Depository Trust Company, or DTC, will act as securities depositary for the convertible preferred stock. The convertible preferred stock will be represented initially by one or more fully-registered global security certificates registered in the name of Cede & Co., the nominee of DTC, and deposited with DTC.

Resale	The convertible preferred stock sold pursuant to the rights offering and this prospectus may be resold without registration under the Securities Act, but Section 16 of the Securities Exchange Act of 1934 may apply. Any person, however, that acquires 10% or more of the voting capital stock of Reorganized Oglebay, which consists of the convertible preferred stock and the reorganized common stock, or who is otherwise deemed an affiliate of Reorganized Oglebay, may be deemed to be a statutory underwriter with respect to the convertible preferred stock and the reorganized common stock, and may only sell such securities pursuant to an effective registration statement relating to such resales or pursuant to an available exemption under the Securities Act. Purchasers of convertible preferred stock pursuant to the commitment agreement are purchasing those shares through a private placement and will be subject to different restrictions under the securities laws.

Listing	Reorganized Oglebay intends to apply to list the convertible preferred stock on The NASDAQ National Market as soon as practicable after the effective date of the Plan when Reorganized Oglebay meets the listing requirements. It is unlikely, however, that such securities will qualify for listing at the time they are issued, and we cannot assure you that the convertible preferred stock will ever be listed on The NASDAQ National Market. If Reorganized Oglebay is not able to list such securities on The NASDAQ National Market, it intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the convertible preferred stock on the OTC Bulletin Board. Again, however, no assurance can be made that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist.

Transfer Agent	Wells Fargo Bank, N.A. will serve as transfer agent for the convertible preferred stock.

Warrants

Investing in Reorganized Oglebay through exercise of the warrants involves a high degree of risk. In particular, the shares issuable upon exercise of the warrants are being offered at a price ($10 per share) that exceeds their assumed value. See “Risk Factors.” In addition, holders of warrants may be able to purchase shares of reorganized common stock in the open market during the warrant exercise period at lower prices than the price per share reflected in the warrant exercise price. Holders of warrants should inform themselves as to the current trading price of reorganized common stock before exercising any warrants.

Issuer	Reorganized Oglebay.

Securities Subject to Warrants	On the effective date of the Plan, each record holder of our common stock as of the close of business on the warrant distribution record date will receive a warrant for each share of our common stock then held. Each warrant will represent the right to purchase one-tenth (1/10th) of a share of reorganized common stock. Except in the case where a holder is exercising all warrants then held by such holder, shares of reorganized common stock may be purchased only pursuant to the exercise of warrants in multiples of 10. No fractional shares will be issued, so such a holder who has a total number of warrants not evenly divisible by 10 will have to have at least five warrants to purchase the additional share of reorganized common stock for the exercise price. In addition, if you own fewer than five warrants, you will not be able to exercise those warrants to purchase one share of reorganized common stock unless you acquire additional warrants through the open market or otherwise.

Exercise Price	The exercise price of the warrants will be $10 per share of reorganized common stock. This means you will need to pay $10 to receive one share of reorganized common stock.

Form and Delivery	The warrants will be issued in either global or definitive certificated form representing individual warrants. The Depository Trust Company will act as securities depositary for the global warrants. When the warrants are issued, Wells Fargo Bank, N.A., on behalf of Reorganized Oglebay as the warrant agent, will deliver, by first class mail, to the holders of the warrants a certificate representing the warrants. The depositary shall notify each holder of its position in a global warrant.

Fractional Shares	Reorganized Oglebay will not issue any fractional shares of reorganized common stock upon the exercise of the warrants. If more than one warrant is presented for exercise at the same time by the same holder, the number of full shares of reorganized common stock issuable upon the exercise of such warrants will be computed on the basis of the aggregate number of shares purchasable upon exercise of such warrants. If any fraction of a share of reorganized common stock would otherwise be issuable upon the exercise of all warrants then held by a holder, Reorganized Oglebay will round to the nearest whole number of shares of reorganized common stock to be issued (up or down), with half shares being rounded up. Reorganized Oglebay will not pay cash in lieu of fractional shares either. This means that a holder who has a total number of warrants not evenly divisible by 10 will have to have at least five warrants to purchase the additional share of reorganized common stock for $10. In addition, if you own fewer than five warrants, you will not be able to exercise those warrants to purchase one share of reorganized common stock unless you acquire additional warrants through the open market or otherwise. However, before acquiring any additional warrants, you should carefully consider the trading price of reorganized common stock, which may be less than the price per share reflected in the warrant exercise price.

No Adjustments	The number of shares of reorganized common stock subject to the warrants and the exercise price will not be subject to any anti-dilution protections.

Warrant Agent	Wells Fargo Bank, N.A. will act as the warrant agent for the warrants. See “Description of Capital Stock and Warrants of Reorganized Oglebay — Warrants.”

Transferability	The warrants will be transferable by the holders. Section 16 of the Exchange Act and transfer restrictions under the Securities Act as are described for the transfer of the reorganized common stock above also may apply.

Registration of Transfers and Exchanges	Transfer and Exchange of Definitive Warrants. Subject to certain conditions, when certificates representing definitive warrants are presented to the warrant agent with a written request: (1) to register the transfer of the certificates representing definitive warrants, or (2) to exchange such certificates representing definitive warrants for an equal number of definitive warrants of other authorized denominations, the warrant agent will register the transfer or make the exchange as requested if its requirements for such transactions are met.

Exchange of a Definitive Warrant for a Beneficial Interest in a Global Warrant. Upon receipt by the warrant agent of a definitive warrant that is not a restricted warrant, duly endorsed or accompanied by appropriate instruments of transfer, together with written instructions directing the warrant agent to make, or to direct the depositary to make, an endorsement on the global warrant certificate to reflect an increase in the number of warrants represented by the global warrant certificate, then the warrant agent will cancel such definitive warrant and cause the number of warrants represented by the global warrant certificate to be increased accordingly.

Transfer and Exchange of Global Warrants or Beneficial Interests in Global Warrants. The transfer and exchange of global warrants or beneficial interests in global warrants will be effected through the depositary.

Exchange of a Beneficial Interest in a Global Warrant for a Definitive Warrant. Any person having a beneficial interest in a global warrant may, upon written request to the depositary, exchange such beneficial interest for a certificate representing a definitive warrant. Certificates representing definitive warrants issued in exchange for a beneficial interest in a global warrant will be registered in such names as the depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the warrant agent. The warrant agent will deliver certificates representing such definitive warrants as instructed by the person(s) in whose name(s) such warrants are so registered.

Restrictions on Transfer and Exchange of Global Warrants. Except in very limited circumstances, a global warrant may not be transferred in whole except (1) by the depositary to a nominee of the depositary, (2) by a nominee of the depositary to the depositary or another nominee of the depositary, or (3) by the depositary or any such nominee to a successor depositary or a nominee of such successor depositary.

See “Description of Capital Stock and Warrants of Reorganized Oglebay — Warrants.”

Listing	Reorganized Oglebay does not intend to apply to list the warrants for trading on any national securities exchange or U.S. inter-dealer quotation system. Reorganized Oglebay will cooperate with any registered broker-dealer who may seek to initiate price quotations for the warrants on the OTC Bulletin Board. Trading of the warrants on the OTC Bulletin Board will depend upon whether registered broker-dealers initiate trading in those securities.

Reorganized Oglebay intends to apply to list the reorganized common stock on The NASDAQ National Market as soon as practicable after the effective date of the Plan when it meets the listing requirements. It is unlikely, however, that such securities will qualify for listing at the time they are issued, and we cannot assure you that the reorganized common stock will ever be listed on The NASDAQ National Market. If Reorganized Oglebay is not able to list such securities on The NASDAQ National Market, Reorganized Oglebay intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the reorganized common stock on the OTC Bulletin Board.

Again, however, no assurance can be made that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist.

Conditions	The issuance of the warrants is conditioned on the occurrence of the effective date of the Plan. If the Plan is not consummated, no warrants will be issued. However, you will not be required to surrender your certificate of common stock in order to receive or exercise your warrants. Our common stock will be cancelled on the effective date of the Plan.

Risk Factors

      Prior to making a decision about investing in our securities, you should carefully consider the specific risks contained in the “Risk Factors” section, beginning on page 21 of this prospectus, together with all of the other information contained in this prospectus or appearing in the registration statement of which this prospectus is a part.

Summary Historical Consolidated Financial Data

      The following is a summary of our historical consolidated financial data as of and for the years ended December 31, 2003, 2002 and 2001 and as of and for the nine months ended September 30, 2004 and 2003. This information should be read together with our consolidated financial statements, related notes and other financial information included elsewhere in the prospectus and the information included in “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

      Our consolidated balance sheets after September 30, 2004 and our consolidated statements of operations for the periods after September 30, 2004 will not be comparable to our historical consolidated financial statements published before the effective date of the Plan and included elsewhere in this prospectus. After the effective date of the Plan, the financial statements of Reorganized Oglebay will reflect the application of “fresh-start” reporting as required by Statement of Position “Financial Reporting Entities in Reorganization under the Bankruptcy Code,” or SOP 90-7, issued by the American Institute of Certified Public Accountants. The adoption of “fresh-start” reporting will result in the determination of the reorganization value of Reorganized Oglebay and the determination and assignment of estimated fair value to assets and liabilities in conformity with the procedures specified by Financial Accounting Standards Board, or FASB, Statement No. 141. “Fresh-start” reporting is expected to change the recorded value of Reorganized Oglebay’s tangible and intangible assets with an associated change in expense items as compared to Oglebay’s financial statements included elsewhere in this prospectus.

      The consolidated balance sheet data and the consolidated statement of operations data presented below as of December 31, 2003, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2003 have been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm. The auditors’ report issued by Ernst & Young LLP with respect to their audit of our financial statements for the year ended December 31, 2003 included an explanatory paragraph that describes an uncertainty about our ability to continue as a going concern. Certain amounts in prior years have been reclassified to conform to the 2003 consolidated financial statement presentation. The consolidated balance sheet data and the consolidated statement of operations data presented below as of September 30, 2004 and 2003, and for each of the nine-month periods ended September 30, 2004 and 2003, are derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring accruals, which management considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of full year results. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included in this prospectus.

				Nine Months Ended
	Year Ended December 31			September 30

	2003	2002	2001	2004	2003

	(Dollars and shares in thousands, except per share amounts)
OPERATIONS
Net sales and operating revenues	$404,229	$400,572	$404,211	$322,403	$300,917
Operating (loss) income	(6,647)	34,625	15,208	16,220	(2,386)
Loss before cumulative effect of accounting change	(31,801)	(6,608)	(18,815)	(32,105)	(21,915)
Cumulative effect of accounting change for asset retirement obligations (net of income tax benefit of $889)	(1,391)	-0-	-0-	-0-	(1,391)

Net loss	$(33,192)	$(6,608)	$(18,815)	$(32,105)	$(23,306)

				Nine Months Ended
	Year Ended December 31			September 30

	2003	2002	2001	2004		2003

	(Dollars and shares in thousands, except per share amounts)
PER SHARE DATA
Loss before cumulative effect of accounting change — basic	$(6.21)	$(1.32)	$(3.76)	$(6.14)		$(4.30)
Cumulative effect of accounting change for asset retirement obligations	(0.27)	-0-	-0-	-0-		(0.27)

Net loss — basic	(6.48)	(1.32)	(3.76)	(6.14)		(4.57)

Loss before cumulative effect of accounting change — assuming dilution	(6.21)	(1.32)	(3.76)	(6.14)		(4.30)
Cumulative effect of accounting change for asset retirement obligations	(0.27)	-0-	-0-	-0-		(0.27)

Net loss — assuming dilution	(6.48)	(1.32)	(3.76)	(6.14)		(4.57)

Dividends per share	-0-	-0-	$0.60	-0-		-0-
Market price at period end	$4.21	$6.65	$15.50	$0.11		$2.23
Book value at period end	$17.50	$23.20	$24.54	$10.82		$19.11
Shares of common stock outstanding at period end	5,060	4,978	4,972	5,239		5,038
Average shares of common stock outstanding — basic during the period	5,125	5,025	4,998	5,233		5,102
Average shares of common stock outstanding assuming dilution during the period	5,125	5,025	5,012	5,233		5,102
FINANCIAL CONDITION
Capital expenditures	$19,165	$20,016	$26,875	$17,122		$14,458
Working (deficit) capital	(361,786)	54,402	46,978	(139,717	)(1)	(42,026)
Total assets	648,694	687,467	680,149	674,292		688,265
Capitalization:
Long-term debt, including current portion	421,840	395,348	388,773	447,910	(2)	442,465
Stockholders’ equity	$88,004	$115,501	$121,998	$56,707		$88,004

      Results for 2004 and 2003 include our Erie Sand and Gravel business unit from our acquisition of this business unit in early January 2003 and do not include our Lawn and Garden bagging business unit of our Global Stone segment subsequent to our sale of this business unit in the fourth quarter of 2003.

(1)	Does not include liabilities subject to compromise of $311.960 million. Some of these liabilities would be classified as current liabilities if they were not subject to compromise.

(2)	Includes debt of $197.709 million that was classified in liabilities subject to compromise in our Quarterly Report on Form 10-Q for the period ended September 30, 2004.

Summary Unaudited Pro Forma Consolidated Financial Data

      The following is a summary of our unaudited pro forma consolidated financial data, which has been derived from our unaudited pro forma consolidated financial statements included elsewhere in this prospectus and has been prepared to reflect adjustments to our historical financial data to give effect to the Plan.

      The table reflects the adoption of “fresh-start” reporting as set out in SOP 90-7 as if it had occurred at September 30, 2004, in the case of the unaudited pro forma condensed balance sheet, January 1, 2003, in the case of the unaudited pro forma consolidated statement of operations data for the twelve months ended December 31, 2003 and January 1, 2004, in the case of the unaudited pro forma consolidated statement of operations data for the nine months ended September 30, 2004. Under “fresh-start” reporting, we will determine the reorganization value of Reorganized Oglebay and the estimated fair value of our assets and liabilities. We are still in the process of determining both the reorganization value and the estimated fair value of Reorganized Oglebay’s identifiable tangible and intangible assets. As such, the final valuations and allocations could differ significantly from those shown.

      The reorganization and “fresh-start” adjustments are based upon available information and assumptions that we believe were reasonable at the time made. The unaudited pro forma consolidated financial statements do not purport to present our results of operations and financial position had our emergence from the Plan occurred on the dates specified, nor are they necessarily indicative of the result of operations or financial position that Reorganized Oglebay may report in the future. The pro forma adjustments included in the prospectus herein are based on our estimates. The actual adjustments to be made upon the completion of the Plan may be materially different.

      This information should be read together with our consolidated financial statements included elsewhere in this prospectus and the information provided in “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Summary Unaudited Pro Forma Consolidated Financial Data

(In thousands, except per share data)

Pro Forma as of
September 30, 2004

FINANCIAL CONDITION
Balance Sheet Data:
Current Assets	$138,196
Net Property and Equipment	$480,122
Total Assets	$626,244
Total Debt	$275,371
Stockholder’s Equity	$110,010
Book Value per common share — diluted	$9.63
Common Shares Outstanding	2,929
Convertible Preferred Shares Outstanding	8,500

	Pro Forma for the

	Twelve Months Ended	Nine Months Ended
	December 31, 2003	September 30, 2004

OPERATIONS
Statement of Operations Data:
Net Sales and Operating Revenues	$382,724	$322,403
Operating (Loss) Income	$(6,262)	$18,130
Interest Expense	$36,870	$23,634
Net loss from continuing operations	$20,518	$10,335
Net loss to common shareholders from continuing operations	$33,293	$19,747
Net loss to common shareholders from continuing operations per share basic and diluted	$11.37	$6.74

Ratio of Earnings to Combined Fixed Charges and Convertible Preferred Stock Dividends

      The following table shows our consolidated ratio of earnings to combined fixed charges and convertible preferred stock dividends for the periods shown.

										Nine Months
	Year Ended December 31,								Nine Months	Ended
									Ended	September 30,
	2003	2003							September 30,	2004
	Actual	Pro Forma	2002	2001	2000		1999		2004	Pro Forma

Ratio	(1)	(1)	(1)	(1)	1.60	x	1.60	x	(1)	1.01	x
Dollar amount of Deficiency	$62,144	$44,786	$13,036	$31,580	n/a		n/a		$33,278	n/a

      We calculated the ratio of earnings to combined fixed charges and convertible preferred stock dividends by adding our pretax income from continuing operations and fixed charges and dividing that total by fixed charges. Fixed charges was calculated by adding interest expense and an estimate of the interest portion of rental expense. We have not had any convertible preferred stock dividend requirements for the periods indicated above.

(1)	Our earnings were inadequate to cover our fixed charges. The dollar amount of our deficiency is equal to our pretax loss from continuing operations in 2001, 2002, 2003, pro forma 2003 and the nine months ended September 30, 2004.

RISK FACTORS

      You should carefully consider the risks described below and all other information contained in this prospectus before making a decision about investing in our convertible preferred stock or reorganized common stock. Some of the following risks relate principally to the industry in which we operate and to our business. Other risks relate principally to the securities markets, the exercise of the warrants and ownership of the reorganized common stock or convertible preferred stock. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned, and our financial condition and operating results could be seriously harmed. In that case, the market price of the reorganized common stock or convertible preferred could decline, and you could lose all or part of your investment. See “Forward-Looking Statements.”

Risks Related to Our Reorganization

Our chapter 11 cases may have created a negative perception of us, which may negatively impact our future business.

      The commencement and pendency of the chapter 11 cases could adversely affect our relationships with customers and suppliers, as well as our ability to retain or attract high quality employees. In such event, weakened operating results may occur that could adversely affect our financial condition and results of operations.

Reorganized Oglebay will continue to have substantial indebtedness after the effective date of the Plan, and the covenants that we expect to be contained in the confirmation facility may significantly impact its future operations.

      The $305 million debtor-in-possession (“DIP”) financing facility (the “second DIP facility”) that we consummated on July 15, 2004, allowed us to refinance substantial amounts of secured prepetition debt, which streamlined the process of confirming the Plan. However, due to this refinancing, we currently have significant indebtedness under the second DIP facility that is substantial in relation to our current estimates of shareholders’ equity. In addition, the second DIP facility includes restrictive financial and operating covenants and prohibitions. On the effective date of the Plan, we anticipate replacing the second DIP facility with the confirmation facility, which will be provided on similar terms as those of the second DIP facility.

      Although implementation of the Plan will significantly reduce our debt service obligations, we anticipate Reorganized Oglebay will have indebtedness pursuant to the confirmation facility that will be substantial in relation to its shareholders’ equity as of the effective date of the Plan. Although no assurances can be given, we believe that, after the effective date of the Plan, sufficient cash flow will be generated to meet Reorganized Oglebay’s operating requirements, including the payment of interest under the confirmation facility when due.

      The confirmation facility will contain restrictive financial and operating covenants and prohibitions, including provisions that will restrict the payment of dividends on the reorganized common stock and cash dividends on the convertible preferred stock, and will otherwise limit Reorganized Oglebay’s ability to make distributions to holders of convertible preferred stock. Reorganized Oglebay’s leverage and restrictions contained in the confirmation facility will require that a substantial portion of Reorganized Oglebay’s cash flow be dedicated to service its interest expense and to make mandatory payments of principal, which may impair Reorganized Oglebay’s ability to finance its future operations and capital needs and may limit Reorganized Oglebay’s flexibility in responding to changing business and economic conditions and to business opportunities.

Substantially all of our assets are, and Reorganized Oglebay’s assets will be, subject to various liens and security interests.

      Substantially all of our cash, receivables, equipment, inventory, real property and other assets are currently subject to a first priority lien in favor of the second DIP facility lenders pursuant to the terms of the second DIP facility and orders entered by the Bankruptcy Court. These assets will be subject to various liens and security interests in favor of our lenders under the confirmation facility and in favor of other creditors as provided in orders of the Bankruptcy Court. If a holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to its security interest, and the collateral accordingly would be unavailable to Reorganized Oglebay or the subsidiary owning the collateral and to other creditors of Reorganized Oglebay or such subsidiary, except to the extent, if any, that such other creditors have a superior or equal security interest in the affected collateral or the value of the affected collateral exceeds the amount of indebtedness in respect of which such foreclosure rights are exercised.

As a result of the consummation of the Plan, because of “fresh-start” reporting rules, our historical financial information will not be comparable with the financial information of Reorganized Oglebay after the effective date of the Plan.

      As a result of the consummation of the Plan and the transactions contemplated thereby, Reorganized Oglebay will be subject to the “fresh-start” reporting rules. Accordingly, the financial condition and results of operations of Reorganized Oglebay from and after the effective date of the Plan will not be comparable to the financial condition or results of operations reflected in the consolidated historical financial statements of Oglebay contained in this prospectus.

Because the financial projections contained in this prospectus are subject to numerous assumptions, many of which are beyond our control, the actual results achieved by Reorganized Oglebay during the periods covered by the financial projections may differ from the financial projections in material and adverse ways.

      The financial projections in this prospectus are inherently uncertain and are dependent upon the successful implementation of Reorganized Oglebay’s business plan and the reliability of the other assumptions contained in the business plan. The financial projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized Oglebay, industry performance, general business and economic conditions and other matters, most of which are beyond the control of Reorganized Oglebay and some of which may not materialize.

      Unanticipated events and circumstances occurring subsequent to the preparation of the financial projections may affect the actual financial results of Reorganized Oglebay. Therefore, the actual results achieved throughout the periods covered by the financial projections will vary from the projected results. These variations may be material and adverse. See “Projected Financial Information.”

The new directors of Reorganized Oglebay may change our current long-range plan.

      Following the effective date of the Plan, we anticipate that Reorganized Oglebay’s board of directors will include only two directors who are currently on our board of directors. Five of the Reorganized Oglebay directors, who constitute a majority, have been designated by holders of Senior Subordinated Notes who are party to the commitment agreement and who will receive shares of convertible preferred stock, including one such director who was designated by such holders of Senior Subordinated Notes who will also become holders of reorganized common stock. Reorganized Oglebay may make changes, which could be material, to the business, operations and current long-range plan of Reorganized Oglebay described in this prospectus. It is impossible to predict what these changes will be and the impact they will have on Reorganized Oglebay’s future results of operations and its share prices.

Following the effective date of the Plan, a significant percentage of the outstanding shares of reorganized common stock and convertible preferred stock may be held by a small number of shareholders who may have conflicts of interest.

      Following the effective date of the Plan, some of our holders of Senior Subordinated Notes and certain other new third party accredited investors party to the commitment agreement, including potentially some of the holders who will have designated a member of Reorganized Oglebay’s initial board of directors, could become significant shareholders of Reorganized Oglebay. As a result of these relationships, when conflicts arise between the interests of significant shareholders and the interests of Reorganized Oglebay’s other shareholders, directors designated by the affected significant shareholders may not be disinterested. These shareholders may also from time to time make significant investments in other companies that may compete with Reorganized Oglebay. This may result in conflicts of interest. Actions these shareholders take relating to these investments may conflict with the interests of Reorganized Oglebay’s other shareholders. Under Ohio law, although Reorganized Oglebay’s directors and officers have a duty of loyalty to Reorganized Oglebay, transactions that Reorganized Oglebay enters into in which a director has a conflict of interest are generally permissible as long as the material facts as to the director’s relationship to or interest in the transaction are disclosed to Reorganized Oglebay’s board of directors and a majority of its disinterested directors approves the transaction, or the transaction is otherwise fair to Reorganized Oglebay.

A limited number of individuals or entities could come to control a significant amount of Reorganized Oglebay’s voting power on the effective date of the Plan, which could adversely affect the market price of reorganized common stock or delay or prevent a change in control of Reorganized Oglebay.

      If the rights distributed in the rights offering are exercised by a small number of rights holders, or if only a few rights are exercised and as a result parties to the commitment agreement are required to purchase more than their ratable share of convertible preferred stock, as of the effective date of the Plan, a limited number of individuals or entities, severally or jointly, could directly or indirectly control the voting power with respect to a significant number of outstanding shares of reorganized common stock and outstanding shares of the convertible preferred stock. These individuals or entities, severally or jointly, might be able to significantly influence, and perhaps effectively control, the outcome of matters requiring shareholder approval, including the election of members of the board of directors. In addition, such individuals or entities could have a substantial advantage over any third person seeking to acquire a majority of Reorganized Oglebay’s voting power. This could materially adversely affect the market price of the reorganized common stock or delay or prevent a change in control of Reorganized Oglebay other than in a transaction supported by or led by such individuals or entities, severally or jointly. If all recipients of the rights were to exercise the rights they receive, the direct or indirect control of such voting power by holders exercising their rights would be reduced accordingly.

The large number of shares eligible for public sale after the effective date of the Plan could cause Reorganized Oglebay’s stock prices to decline and make it difficult for Reorganized Oglebay to sell additional equity securities.

      On the effective date of the Plan, the holders of allowed Senior Subordinated Notes claims will own 100% of outstanding shares of reorganized common stock and certain holders of allowed Senior Subordinated Notes claims and other third party accredited investors party to the commitment agreement will own 100% of the outstanding shares of convertible preferred stock. See “Bankruptcy Process.” Certain of these individuals and institutions may not be in the business of holding equity on a long-term basis. Sales by these shareholders of a substantial number of shares after the effective date of the Plan could significantly reduce the market price of the reorganized common stock or the convertible preferred stock. Moreover, the perception that these shareholders might sell significant amounts of the reorganized common stock or the convertible preferred stock could depress the trading price of the shares for a considerable period. Sales of these shares, and the possibility of these sales, could make it more difficult for Reorganized Oglebay to sell equity, or equity-related securities, in the future at a time, and price, that Reorganized Oglebay considers appropriate.

The risks related to our business, combined with our leverage and limited capital resources, could negatively impact our future.

      Reorganized Oglebay’s principal sources of funds are expected to be operating revenues, cash and cash equivalents, net proceeds from the rights offering and the sale of shares pursuant to the commitment agreement and funds available for borrowing under the confirmation facility. There can be no assurance that these funds will be sufficient to enable Reorganized Oglebay to meet its cash requirements on a consolidated basis. If the anticipated level of revenues are not achieved because of decreased demand for our product or weakness in the overall market for minerals and aggregates, or if expenses exceed the level we contemplate, the current sources of funds may be insufficient to meet Reorganized Oglebay’s cash requirements in the future. Further, the operations of Reorganized Oglebay will be subject to the risks discussed below in “Risk Factors — Risks Related to Our Business.” Should any of the potential adverse developments referred to in those risk factors occur, our available capital resources may prove insufficient. In the event that our available capital resources are insufficient, we would need to take additional steps to increase revenues, curtail expenses, sell assets or raise additional capital. There is no assurance that these approaches would be successful, and even if successful, these approaches could trigger other adverse effects on our business or our operating results or financial condition.

Risks Related to Our Business

Our operations are cyclical and demand for our products fluctuates, which could adversely affect our results of operations.

      All of our operations are cyclical. Further, we experience increases and decreases in profitability throughout the year resulting mostly from fluctuating demand for our products. Demand in the markets served by our industries is influenced by many factors, including the following:

•	global and regional economic conditions;

•	fluctuations in energy, fuel, oil and natural gas prices and the availability of such fuels;

•	declines in steel production;

•	changes in residential and commercial construction demands, driven in part by fluctuating interest rates and demographic shifts, especially in the Great Lakes and Mid-Atlantic regions;

•	changes in demand for our products due to technological innovations;

•	changes in environmental laws and regulations;

•	changes in weather;

•	prices, availability and other factors relating to our products;

•	demand for automobiles and other vehicles;

•	the substitution of plastic or other materials for glass;

•	labor strikes and costs at our customers;

•	population growth rates; and

•	government spending on road and other infrastructure construction.

      We cannot predict or control the factors that affect demand for our products and services. Negative developments in the above factors, among others, would cause the demand for and supply of our products and services to suffer, which could adversely affect our results of operations.

We sell our products and services in highly competitive markets, and if we fail to compete effectively, our results of operations could be adversely affected.

      We sell our products and services in highly competitive markets. We believe that for all of our business segments price, product quality, product characteristics, location and customer service are the most significant competitive considerations. In many of our markets, we may face competition from large companies that have greater financial resources and less debt than we do, which may enable them to commit larger amounts of capital in response to changing market conditions. We expect competitive pressures in our markets to remain strong. If we fail to compete effectively, our results of operations could be adversely affected.

Natural disasters, equipment failures, unavailability of fuel sources and other unexpected events could increase the cost of operating our business.

      The mineral production and the marine transportation industries are inherently risky businesses, the operations of which are subject to conditions beyond our control. Our mining operations are affected by weather and natural disasters, such as heavy rains and flooding, equipment failures and other unexpected maintenance problems, variations in the amount of rock and soil overlying mineral deposits, variations in geological conditions, fires, explosions and other accidents, fluctuations in the price or availability of our supplies and other matters. In recent years, our Global Stone segment’s operations were negatively impacted by some of these events, including flooding, equipment failures and other maintenance problems. In addition, recent increases in the price of fuel necessary for our mining, processing and shipping operations have adversely affected, and may continue to adversely affect, operating costs. Any of these risks could result in damage to, or destruction of, our mining properties or processing facilities, personal injury to our employees, environmental damage, delays in mining or processing, losses or possible legal liability. We cannot predict whether we will suffer the impact of these and other conditions in the future.

We rely on the estimates of our mineral reserves, and if those estimates are inaccurate, our results of operations could be adversely affected.

      Our future success depends, in part, upon our ability to develop or acquire additional industrial mineral reserves and to profitably extract those reserves. Although we believe that the depletion of our existing mineral reserves is unlikely for many years, we cannot state with certainty how long it will be profitable for us to extract our reserves in the future. To increase our reserves and mining production, we must continue to develop and acquire reserves. It is difficult for us, and for other mining companies, to estimate quantities of additional recoverable reserves. Our estimates of reserve data are based on independent studies as well as our own studies. Our estimates of industrial mineral reserves and future net cash flows, however, depend upon a number of factors and assumptions which include:

•	historical production from the areas;

•	interpretation of geological, geophysical and chemical quality data;

•	assumptions concerning effects of regulations by governmental agencies;

•	assumptions concerning future industrial mineral prices;

•	assumptions concerning future market conditions and competitive environment;

•	assumptions concerning future operating costs, severance costs and excise taxes; and

•	assumptions concerning development costs and reclamation costs.

These factors and assumptions may vary considerably from actual results. For these reasons, our reserve data may not be accurate. Our actual production, revenues and expenditures likely will vary from these estimates, and these variances may be material. We cannot provide assurances that our attempts to maintain adequate reserves in the future will be successful.

Mine closures entail substantial costs, and if we close one or more of our mines sooner than anticipated, our results of operations may be adversely affected.

      If we close any of our mines, revenues would be reduced unless we were able to increase production at any of our other mines, which may not be possible. The closure of an open pit mine involves significant fixed closure costs, including accelerated employment legacy costs, severance-related obligations, reclamation and other environmental costs, and the costs of terminating long-term obligations, including energy contracts and equipment leases. We base our assumptions regarding the life of our mines on detailed studies we perform from time to time, but those studies and assumptions do not always prove to be accurate. We accrue for the costs of reclaiming open pits, stock piles, tailings ponds, roads and other mining support areas over the estimated mining life of our property. If we were to reduce the estimated life of any of our mines, the fixed mine closure costs would be applied to a shorter period of production, which would increase production costs per ton produced and could significantly and adversely affect our results of operations and financial condition. Further, if we were to close one or more of our mines prematurely, we would incur significant accelerated employment legacy costs, severance-related obligations, reclamation and other environmental costs, as well as asset impairment charges, which could materially and adversely affect our financial condition.

      Applicable statutes and regulations require that mining property be reclaimed following a mine closure in accordance with specified standards and an approved reclamation plan. The plan addresses matters such as removal of facilities and equipment, regrading, prevention of erosion and other forms of water pollution, revegetation and post-mining land use. We may be required to post a surety bond or other form of financial assurance equal to the cost of reclamation as set forth in the approved reclamation plan. The establishment of the final mine closure reclamation liability is based upon permit requirements and requires various estimates and assumptions, principally associated with reclamation costs and production levels. Although we believe, based on currently available information, we are making adequate provisions for all expected reclamation and other costs associated with mine closures for which we will be responsible, our business, results of operations and financial condition would be adversely affected if such accruals were later determined to be insufficient.

Our business and our customers’ businesses are subject to extensive environmental and health and safety regulations that impose, and will continue to impose, significant costs and liabilities, and future regulations could increase those costs and liabilities, which could adversely affect our results of operations.

      We are subject to a variety of federal, state and local regulatory requirements relating to the environment, including those relating to our handling of hazardous materials and air and wastewater emissions. Some environmental laws impose substantial penalties for noncompliance, and others, such as the federal Comprehensive Environmental Response, Compensation, and Liability Act and the Resource Conservation and Recovery Act, impose strict, retroactive and joint and several liability upon persons responsible for releases of hazardous substances. If we fail to comply with present and future environmental laws and regulations, we could be subject to liabilities or our operations could be interrupted. In addition, future environmental laws and regulations could restrict our ability to expand our facilities or extract our mineral deposits or could require us to acquire costly equipment or to incur other significant expenses in connection with our business. There can be no assurance that future events, including changes in any environmental requirements and the costs associated with complying with such requirements, will not have a material adverse effect on us.

      In addition to environmental regulation, we are also subject to laws relating to human exposure to crystalline silica. We believe that we materially comply with governmental requirements for crystalline silica exposure and emissions and other regulations relating to silica and plan to continue to comply with these regulations. Several federal and state regulatory authorities, including the Mining Safety and Health Administration, will continue to propose changes in their regulations regarding workplace exposure to crystalline silica. We cannot guarantee that we will be able to comply with any new standards that are adopted or that these new standards will not have a material adverse effect on our operating results by requiring us to modify our operations or equipment or shut down some of our plants. Additionally, we cannot guarantee that our customers will be able to comply with any new standards or that any such new standards will not have a material adverse effect on our customers by requiring them to shut down old plants or to relocate plants to locations with less stringent regulations that are further away from us. Accordingly, we cannot at this time reasonably estimate our costs of compliance or the timing of any costs associated with any new standards, or any material adverse effect that any new standards will have on our customers and, consequently, on our operations.

      We are also subject to various lawsuits relating to the exposure of persons to asbestos and silica. See “Risk Factors — Health issues relating to silica and asbestos could adversely affect our financial results.”

Our mining business is subject to other extensive regulations, including licensing, plant and wildlife protection and reclamation, that impose, and will continue to impose, significant costs and liabilities, and future regulations could increase those costs and liabilities, which could adversely affect our results of operations.

      In addition to the regulatory matters described above, the industrial minerals and aggregates industries are subject to extensive governmental regulation on matters such as permitting and licensing requirements, plant and wildlife protection, wetlands protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. Our future success depends, among other things, upon the quantity of our industrial minerals and aggregates deposits and our ability to extract these deposits profitably. As discussed above, it is difficult for us to estimate quantities of recoverable deposits, in part due to future permitting and licensing requirements. We believe we have obtained all material permits and licenses required to conduct our present mining operations. However, we will need additional permits and renewals of permits in the future. We may be required to prepare and present to governmental authorities data pertaining to the impact that any proposed exploration or production activities may have upon the environment. New site approval procedures may require preparation of archaeological surveys, endangered species studies and other studies to assess the environmental impact of new sites. Compliance with these regulatory requirements is expensive, requires an investment of funds well before the potential producer knows if its operations will be economically successful and significantly lengthens the time needed to develop a new site. Finally, obtaining or renewing required permits is sometimes delayed or prevented due to community opposition and other factors beyond our control. New legal requirements, including those related to the protection of the environment, could be adopted that could materially adversely affect our mining operations (including the ability to extract mineral deposits), our cost structure or our customers’ ability to use our industrial minerals or aggregates products. Accordingly, there can be no assurance that current or future mining regulation will not have a material adverse effect on our business or that we will be able to obtain or renew permits in the future.

We rely heavily on third party transportation, which is subject to rate fluctuations and rail, shipping and trucking hazards.

      Other than in the Great Lakes region, we rely heavily on railroads and trucking companies to ship our industrial minerals and aggregates products to our customers. Because freight costs represent a significant portion of the total cost to the customer, fluctuations in freight rates can change the relative competitive position of our production facilities. Rail, shipping and trucking operations are subject to various hazards, including extreme weather conditions and operating hazards, as well as slowdowns due to labor strikes and other work stoppages. If we are unable to ship our products as a result of the railroads or shipping or trucking companies failing to operate or if there are material changes in the cost or availability of rail, shipping or trucking services, we may not be able to arrange alternative and timely means to ship our products, which could lead to interruptions or slowdowns in our businesses and, therefore, have a material adverse effect on us.

We depend on our seamen employees, and on our existing vessels, which require regular and unanticipated maintenance and impose significant costs on us.

      Our newest Great Lakes vessel was commissioned in 1981 and our oldest in 1925. The relatively long life of our vessels is due to a scheduled program of regular winter maintenance, periodic renovation and minimal corrosion because they operate only in fresh water. In general, we must spend more money to maintain a vessel in good operating condition as the age of the vessel increases. However, our Great Lakes shipping operations might not be profitable enough in the future to justify spending the necessary money on maintenance to keep our vessels in service. Our vessels depend upon complex mechanical systems for both propulsion and unloading cargo. If any of these systems fail, we may be forced to take the affected vessel out of service. If we do this, we will lose the revenue and earnings associated with that vessel. Currently, there is a shortage of skilled and licensed merchant seamen. If we cannot hire qualified seamen to operate our vessels, we may be forced to reduce our shipping operations. If we do this, we will lose the associated expected revenues and earnings. In addition, although our vessels are insured, if we suffer catastrophic damage to a vessel or loss of life of seamen employees, the insurance proceeds may not cover the cost of a new vessel or any damages related to such loss of life.

      In addition, in early 2002, we entered into a pooling agreement with American Steamship Company, which operates a fleet of 12 modern, self-unloading Great Lakes vessels comparable in size to our fleet. The agreement combines the operations and customers of the two fleets to achieve more efficient deployment and reduced delays across the combined fleet and better service to the customers of both companies. If American Steamship Company refuses or is unable to honor its commitments under the pooling agreement, our results of operations could be materially affected.

We are subject to potential increases in competitive pressure from other modes of transportation.

      Aside from dealing with the impact on profitability resulting from such factors as changes in water levels and the congestion of the ports and locks serving the Great Lakes, the shipping component of the Great Lakes Minerals segment must compete with the price and availability of other ships and other modes of transportation, including railroads and trucks. The shipping component of the Great Lakes Minerals segment could face additional competitive pressures if the Merchant Marine Act of 1920 as amended, otherwise known as the Jones Act, is repealed. The Jones Act requires that cargo moving between U.S. ports be carried in a vessel that was built in the United States, has a U.S. crew and is owned, at least 75%, by U.S. citizens or corporations. If the Jones Act is repealed, we may be unable to compete successfully with new competitors that could enter the market.

Our sales and earnings are subject to significant fluctuations as a result of the cyclical nature of the steel industry.

      Our net sales to the steel industry accounted for 17%, 17% and 15% of our total revenue in 2003, 2002 and 2001, respectively. The steel industry is highly cyclical, sensitive to general economic conditions and dependent on the condition of certain other industries. As a result, the demand for steel products is generally affected by macroeconomic fluctuations in the United States and global markets in which steel companies sell their products. Over the past few years, a significant number of domestic steel companies, some of which had been our customers, have entered bankruptcy proceedings. The continued or future loss of customers in the steel industry could have an adverse impact on our results of operations.

Because we experience seasonal fluctuations in our sales, our quarterly results will fluctuate, and our annual performance will be affected by those fluctuations.

      Our businesses are seasonal, meaning that we experience higher levels of activity in some periods of the year than in others. For example, our mining operations experience weaker demand during the winter months, when weather conditions can affect the shipping, road and rail distribution of products and the use of industrial sands, lime and limestone for construction. In addition, we are ordinarily able to operate our vessels on the Great Lakes for about 259 days per year beginning in early April and continuing through mid-December. However, weather conditions and customer demand cause increases and decreases in the number of days we actually operate.

We depend on a limited number of customers, and the loss of, or significant reduction in, purchases by our largest customers could adversely affect our operations.

      During 2003, our top ten customers represented 28% of our sales. These customers might not continue to purchase these levels of our products and services in the future due to a variety of reasons. For example, some of our top customers could go out of business or, alternatively, be acquired by other companies who purchase the same products and services provided by us from other third party providers. Although we believe we have a diverse customer base, if certain major customers substantially reduce or stop purchasing our products or services, we could suffer a material adverse effect on our operating results.

Our profitability could be negatively affected if we fail to maintain satisfactory labor relations.

      As of October 31, 2004, various labor unions represented about 46% of our employees. All collective bargaining agreements that were to expire during 2004 have been ratified without any work stoppages. If we are unable to renegotiate acceptable collective bargaining agreements with these unions in the future, we could experience, among other things, strikes, work stoppages or other slowdowns by our workers and increased operating costs as a result of higher wages, health care costs or benefits paid to our union employees. Although we consider our current relations with our employees to be good, if we do not maintain these good relations we could suffer a material adverse effect to our operating results.

Our expenditures for post-retirement and pension obligations could be materially higher than we have predicted if the Pension Benefit Guaranty Corporation asserts a claim against us or if our underlying estimates prove to be incorrect.

      We sponsor qualified defined benefit pension plans that (1) are covered by Title IV of ERISA and (2) are subject to the minimum funding standards of the Internal Revenue Code and ERISA (the “qualified pension plans”). According to regulations issued by the United States Treasury Department and the Pension Benefit Guaranty Corporation, we are liable for (1) any funding deficiency or unpaid Pension Benefit Guaranty Corporation premiums with respect to any of the qualified pension plans and (2) any unfunded benefit liabilities if any of the qualified pension plans are terminated, either by the plan sponsor or by the Pension Benefit Guaranty Corporation. Although we do not currently intend to terminate the qualified pension plans, they are not fully funded. The Pension Benefit Guaranty Corporation has the right to seek available remedies under applicable law against us. However, the Pension Benefit Guaranty Corporation has not yet filed a claim against us for this liability. If the Pension Benefit Guaranty Corporation were to enforce such a claim, the claim could significantly adversely affect our financial condition and results of operations.

      Nothing in the Plan discharges, releases, or relieves us, Reorganized Oglebay or their controlled group of or from any current or future liability under applicable law with respect to the qualified pension plans, including any liability with respect to claims made by the Pension Benefit Guaranty Corporation for the difference between liabilities to participants and beneficiaries in the qualified pension plans and the current value of the plan assets. Any and all obligations under the qualified pension plans will be paid in accordance with the terms and conditions of the qualified pension plans and in accordance with applicable law.

      Changing market or economic conditions, regulatory changes or other factors may increase our pension expenses or our funding obligations, diverting funds we would otherwise apply to other uses. We provide defined benefit pension plans and post-retirement health and life insurance benefits to eligible union and non-union employees. Our pension expense and our required contributions to our pension plans are directly affected by the value of plan assets, the projected rate of return on plan assets, the rate of return on plan assets and the actuarial assumptions we use to measure our defined benefit pension plan obligations, including the rate that future obligations are discounted to a present value. If our assumptions do not materialize as expected, cash expenditures and costs that we incur could be materially higher. Moreover, we cannot ensure that regulatory changes will not increase our obligations to provide these or additional benefits. These obligations also may increase substantially in the event of adverse medical cost trends or unexpected rates of early retirement, particularly for bargaining unit employees for whom there is no retiree health care cost cap. Early retirement rates likely would increase substantially in the event of a mine closure.

      Additionally, our pension and postretirement health and life insurance benefits obligations, expenses and funding costs would increase significantly if one or more of the mines in which we have invested is closed. A mine closure would trigger accelerated pension and defined benefit pension plans and post-retirement health and life insurance benefits obligations. Any of these events could significantly adversely affect our financial condition and results of operations.

Health issues and litigation relating to silica and asbestos could adversely affect our financial results.

      We are defendants in various lawsuits related to our businesses. These matters include lawsuits relating to the exposure of persons to asbestos and silica. With respect to silica claims, at September 30, 2004, we were a co-defendant in cases involving about 23,000 claimants. At September 30, 2004, we were a co-defendant in cases alleging asbestos-induced illness involving claims of about 73,000 claimants. Subject to Plan confirmation prior to December 15, 2004, we agreed to settle about 20,000 of these asbestos related claims, to be paid primarily using funds in the insurance trust established pursuant to the Settlement Trust Agreement, made and entered into on August 28, 2003, by and among our subsidiary ON Marine Services Company, underwriters at Lloyd’s and London Market Company Signatories and Wells Fargo Bank Minnesota, N.A.

      The severity of the risk of a potential material adverse effect on our operating results from future asbestos claims cannot be measured, and is highly dependent on the rate of future claims, the cost to defend, settle or otherwise resolve claims, the length of time to resolve claims and the impact of future legislative or other developments in the asbestos litigation arena. Our or Reorganized Oglebay’s ability to fund asbestos settlements or judgments will be subject to the availability of our or its remaining insurance coverage and to funds from operations, asset sales or capital-raising transactions. After the most recent settlements, we have about $240 million of insurance resources available to address both current and future asbestos liabilities. Currently, we have about 53,000 unresolved asbestos claims asserted against us before filing for bankruptcy and after the most recent settlements and have had an average of 15,000 asbestos claims asserted against us each year over the past five years. The average cost per claim for settlement or other resolution over the past five years prior to the most recent settlements was about $1,100 and the average cost per claim of the most recent settlements was about $3,000. The length of time to resolve claims varies on a case-by-case basis and can be affected by decisions of management and opposing counsel. If there are no developments that reduce the impact of asbestos litigation or its costs to us or Reorganized Oglebay, our or Reorganized Oglebay’s available insurance may be insufficient to cover all future claims, and there could be a material adverse affect on our or Reorganized Oglebay’s results of operations, liquidity and financial position.

      The plaintiffs in these cases generally seek compensatory and punitive damages of unspecified sums based upon common law or statutory product liability claims. Some of these claims have been brought by plaintiffs against us and other product manufacturer co-defendants, some of whom have also filed for bankruptcy protection. In addition, we are the target of hundreds of lawsuits relating to the exposure by seamen employees to asbestos on our vessels. Considering our past operations relating to the use of asbestos and our past and present operations in which we mine silica, it is possible that additional claims may be made against us based upon similar or different legal theories seeking similar or different types of damages and relief.

      Litigation is inherently unpredictable and subject to many uncertainties. Adverse court rulings, determinations of liability or retroactive or prospective changes in the law could affect claims made against us and encourage or increase the number and nature of future claims and proceedings. Therefore, due to the uncertainties involved in any litigation, management is unable to predict the outcome of litigation or the number of possible future claims and proceedings. There can be no assurance, however, that our insurers will not become insolvent or that we will not be involved in certain circumstances in coverage litigation with our insurers. In addition, even if the product liability claims are covered by insurance, there is no assurance that the amount paid in connection with a product liability claim will be sufficient to cover the entire amount of the claim.

Risks Related to the Securities and the Rights Offering

The subscription price for the convertible preferred stock was determined pursuant to arm’s-length negotiations and does not bear any relationship to the historical price of our common stock or to the prospective value of the convertible preferred stock or the reorganized common stock.

      The subscription price for the convertible preferred stock offered pursuant to the rights offering was determined pursuant to arm’s-length negotiations among us and certain holders of Senior Subordinated Notes under the commitment agreement and does not bear any relationship to the historical price of our common stock or Reorganized Oglebay’s anticipated future operations, cash flows, financial condition, or any other established criteria for securities or business valuation. Accordingly, the subscription price is not indicative of Reorganized Oglebay’s anticipated or prospective value or the value or future trading price of or trading market for the convertible preferred stock or the reorganized common stock.

Holders of subscription rights will experience a substantial reduction in their potential ownership of the reorganized common stock if such holders do not exercise their subscription rights in full.

      On the effective date of the Plan, each share of our common stock then outstanding will be cancelled, and 2,928,571 shares of reorganized common stock will be issued to the holders of allowed Senior Subordinated Note claims. These shares of reorganized common stock will constitute all such outstanding shares of reorganized common stock on the effective date of the Plan.

      Holders of subscription rights that exercise such rights in the rights offering will receive shares of convertible preferred stock and therefore will have the opportunity subsequently to maintain or increase their holdings of the reorganized common stock by converting the convertible preferred stock. We entered into a commitment agreement with certain holders of our Senior Subordinated Notes (who currently hold an aggregate of $32.861 million in principal amount of Senior Subordinated Notes) and other third party accredited investors. Under the terms of the commitment agreement, we agreed to conduct the rights offering. In addition, each of the holders of Senior Subordinated Notes party to the commitment agreement severally agreed to purchase its ratable share of 8,000,000 shares of the convertible preferred stock, and certain of such holders, along with certain third party accredited investors party to the commitment agreement, severally agreed to purchase specified amounts of shares of the convertible preferred stock that are not subscribed for in the rights offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement. On June 29, 2004, we entered into an amendment to the commitment agreement under which certain of the parties to the commitment agreement agreed to purchase an aggregate of 500,000 additional shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. The additional 500,000 shares will be allocated among such holders of Senior Subordinated Notes and these other third party accredited investors in proportion to their respective standby commitments under the commitment agreement in respect of the rights offering. If the subscription rights are not exercised in full, the parties to the commitment agreement will be required to purchase more than their ratable share of 8,000,000 shares of convertible preferred stock that will dilute the potential percentage ownership of Reorganized Oglebay of those holders who do not exercise their rights.

      Accordingly, for a holder of subscription rights to prevent a substantial reduction in its potential ownership of the reorganized common stock at the conclusion of the rights offering, it must exercise all of its subscription rights in full. Moreover, as described elsewhere in this prospectus, such holder’s relative percentage equity ownership will be even further reduced upon the exercise of the warrants and by the issuance of the reorganized common stock under the management stock plan. See “Dilution” for a further discussion of the dilution to your potential percentage ownership of Reorganized Oglebay.

Reorganized Oglebay does not anticipate paying dividends on the reorganized common stock, and may be limited in its ability to pay dividends on the convertible preferred stock.

      Subject to certain restrictions described below, Reorganized Oglebay will be required to pay dividends on the convertible preferred stock pursuant to its terms. However, Reorganized Oglebay does not anticipate paying any dividends on the reorganized common stock in the foreseeable future.

      Reorganized Oglebay may be constrained from paying dividends by statutory limitations. Generally, we will not be able to pay dividends if the payment would exceed the surplus of our assets minus our liabilities, or if we are insolvent or would be rendered insolvent.

      Further, covenants in the debt instruments to which Reorganized Oglebay will be a party will restrict the ability of Reorganized Oglebay to pay dividends on the reorganized common stock and cash dividends on the convertible preferred stock, and may prohibit the payment of dividends and certain other payments on the convertible preferred stock under certain circumstances. Although the terms of the convertible preferred stock require that Reorganized Oglebay obtain the approval of the holders of the convertible preferred stock to incur indebtedness above a certain level, Reorganized Oglebay may incur indebtedness in the future that could limit its ability to make subsequent dividend or liquidation payments to the holders of convertible preferred stock. In addition, in the event of a bankruptcy, liquidation or reorganization of Reorganized Oglebay, its assets will be available to pay obligations on the convertible preferred stock only after all of its indebtedness has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the convertible preferred stock then outstanding.

      In addition, because Reorganized Oglebay is a holding company, its ability to pay dividends on the convertible preferred stock may be limited by restrictions on its ability to obtain funds for such dividends through dividends from its subsidiaries.

Although Reorganized Oglebay intends to list the reorganized common stock and the convertible preferred stock on The NASDAQ National Market, we cannot assure you that such securities will meet the listing requirements, or, if listed, remain eligible for listing. In addition, if Reorganized Oglebay is not able to list such securities on The NASDAQ National Market, and because the warrants and the subscription rights will not be listed on any securities exchange, we cannot assure you that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist.

      Reorganized Oglebay intends to apply to list the reorganized common stock and the convertible preferred stock on The NASDAQ National Market as soon as practicable after the effective date of the Plan when Reorganized Oglebay meets the listing requirements. It is unlikely, however, that such securities will qualify for listing at the time they are issued, and we cannot assure you that the reorganized common stock or the convertible preferred stock will ever be listed on The NASDAQ National Market. If Reorganized Oglebay is not able to list such securities on The NASDAQ National Market, it intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the reorganized common stock and the convertible preferred stock on the OTC Bulletin Board. The ability to publicly trade the reorganized common stock or the convertible preferred stock on the OTC Bulletin Board is entirely dependent upon registered broker-dealers applying to the OTC Bulletin Board to initiate quotation of such securities. Reorganized Oglebay intends to notify market makers to request them to apply to OTC Bulletin Board to initiate quotations in the reorganized common stock and the convertible preferred stock if such securities are not available for listing on The NASDAQ National Market. Other than furnishing to registered broker-dealers copies of this prospectus and documents filed as exhibits to the registration statement of which this prospectus forms a part, Reorganized Oglebay will have no control over the process of quotation initiation on the OTC Bulletin Board.

      Reorganized Oglebay, therefore, cannot provide any assurance that the reorganized common stock or the convertible preferred stock will be publicly tradable at any time after the date of this prospectus. If no public market for the reorganized common stock or the convertible preferred stock develops, holders of such securities may have difficulty selling or obtaining timely and accurate quotations with respect to such securities.

      The warrants will not be listed on any securities exchange. However, Reorganized Oglebay intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the warrants on the OTC Bulletin Board. The ability to publicly trade the warrants on the OTC Bulletin Board is entirely dependent upon registered broker-dealers applying to the OTC Bulletin Board to initiate quotation of such securities. Other than furnishing to registered broker-dealers copies of this prospectus and documents filed as exhibits to the registration statement of which this prospectus is a part, Reorganized Oglebay will have no control over the process of quotation initiation on the OTC Bulletin Board. Reorganized Oglebay, therefore, cannot provide any assurance that the warrants will be publicly tradeable at any time after the effective date of the Plan.

      The subscription rights also will not be listed on any securities exchange. However, Reorganized Oglebay intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the subscription rights on the OTC Bulletin Board. The ability to publicly trade the subscription rights on the OTC Bulletin Board is entirely dependent upon registered broker-dealers applying to the OTC Bulletin Board to initiate quotation of such securities. Other than furnishing to registered broker-dealers copies of this prospectus and documents filed as exhibits to the registration statement of which this prospectus forms a part, Reorganized Oglebay will have no control over the process of quotation initiation on the OTC Bulletin Board.

      The Jones Act, which requires that Reorganized Oglebay be owned and operated by United States citizens, may have an adverse impact on the liquidity or market value of its capital stock because holders may be unable to transfer the capital stock to non-United States citizens.

      Reorganized Oglebay will be subject to the Jones Act as long as it owns and operates its Great Lakes shipping business. The Jones Act requires that vessels engaged in coastwise trade to carry cargo between United States ports be registered under the laws of the United States and be owned and operated by United States citizens. Under the Jones Act, a corporation is not considered a United States citizen unless: (1) the corporation is organized under the laws of the United States or a state, territory or possession of the United States; (2) at least 75% of the ownership of voting interests with respect to its capital stock is held by United States citizens; (3) the corporation’ s chief executive officer and chairman of the board are United States citizens; and (4) no more than a minority of the number of directors necessary to constitute a quorum for the transaction of business are non-United States citizens. To ensure that Reorganized Oglebay is determined to be a United States citizen as defined under these laws, Reorganized Oglebay’s second amended and restated articles of incorporation contain restrictions on the ownership of its capital stock by non-United States citizens and establishes mechanisms to maintain compliance with these laws. These restrictions may have an adverse impact on the liquidity or market value of Reorganized Oglebay’s capital stock because holders may be unable to transfer the capital stock to non-United States citizens. Any purported transfer of Reorganized Oglebay’s capital stock in violation of these restrictions will be ineffective to transfer such capital stock or any voting, dividend or other rights in respect of such capital stock.

      The subscription rights may expire and be of no value if they are purchased prior to the subscription expiration date but such purchase is not settled before 5:00 p.m., Eastern time, on the subscription expiration date.

      The subscription rights will be exercisable until 5:00 p.m., Eastern time on the subscription expiration date. If trading in the subscription rights is initiated on the OTC Bulletin Board, we expect that such trading will be on a customary basis in accordance with normal settlement procedures. Accordingly, as with all securities, generally, trades effected in subscription rights will be required to be settled within three trading days after the trade date. A purchase and sale of subscription rights that is effected on the date that is two days prior to the subscription expiration date would be required to be settled not later than the time the subscription rights will have expired. Therefore, if subscription rights are purchased on or after the date that is two days prior to the subscription expiration date, such subscription rights may be received after they have already expired and will be of no value.

      The exercise price for the warrants is more than the assumed valuation of the reorganized common stock that will be received upon exercise of the warrants.

      Holders of warrants who decide to exercise their warrants for reorganized common stock within the applicable expiration period will be paying more than the assumed valuation of the reorganized common stock. A valuation analysis was conducted for the purpose of determining value available for distribution to holders of allowed claims and allowed interests pursuant to the Plan and analyzing the relative recoveries to such holders under the Plan. Under the Plan, record holders of our common stock with allowed interests under the Plan will receive warrants, representing the right to purchase one-tenth (1/10th) of a share of reorganized common stock for every share of common stock held by them on the warrant distribution record date at an exercise price of $10 per share. In addition, holders of warrants may be able to purchase shares of reorganized common stock in the open market during the warrant exercise period at lower prices than the price per share reflected in the warrant exercise price. Holders of warrants should inform themselves as to the current trading price of reorganized common stock before exercising any warrants.

      The warrants may expire and be of no value if they are purchased within 30 days after the effective date of the Plan but such purchase is not settled before 5:00 p.m., Eastern time, on the date that is 30 days after the effective date of the Plan.

      The warrants will be exercisable until 5:00 p.m., Eastern time on the date that is 30 days following the effective date of the Plan. If trading in the warrants is initiated on the OTC Bulletin Board, we expect that such trading will be on a customary basis in accordance with normal settlement procedures. Accordingly, as with all securities, generally, trades effected in warrants will be required to be settled within three trading days after the trade date. A purchase and sale of warrants that is effected on the date that is 28 days after the effective date of the Plan, would be required to be settled not later than the time the warrants will have expired. Therefore, if warrants are purchased on or after the date that is 28 days following the effective date of the Plan, such warrants may be received after they have already expired and will be of no value.

      While we believe that we currently have adequate internal controls over financial reporting, we are exposed to risks from recent legislation requiring reporting companies to evaluate those internal controls.

      Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal control structure and procedures for financial reporting. We have an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. This legislation is relatively new and neither companies nor accounting firms have significant experience in complying with its requirements. As a result, we expect to incur increased expense and to devote additional management resources to Section 404 compliance. In the event that our chief executive officer, chief financial officer or independent registered public accounting firm determines that our internal controls over financial reporting are not effective as defined under Section 404, investor perceptions of Reorganized Oglebay may be adversely affected and could cause a decline in the market price of our capital stock.

FORWARD-LOOKING STATEMENTS

      This prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contains statements concerning certain trends and other information that is by its nature forward-looking and contains estimates, assumptions, and financial projections that may be materially different from actual future results. The words “believe,” “may,” “will,” “estimate,” “assert,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions identify these forward-looking statements. These forward-looking statements are subject to uncertainties and factors relating to our operations and business environment and a number of other risks, uncertainties and assumptions, including those described in “Risk Factors,” all of which are difficult to predict and many of which are beyond our control. We believe that the following factors, among others, could affect our or Reorganized Oglebay’s future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made by us or on our behalf:

•	business and financial risks associated with our decision to file for protection under chapter 11 of the Bankruptcy Code;

•	our ability to restructure our debt, and the ability of such activities to provide adequate liquidity to sufficiently improve our financial position;

•	our ability to complete our cost reduction initiatives;

•	weather conditions, particularly in the Great Lakes region, flooding, and/or water levels;

•	fluctuations in energy, fuel and oil prices;

•	fluctuations in integrated steel production in the Great Lakes region;

•	fluctuations in Great Lakes and Mid-Atlantic construction activity;

•	economic conditions in California or population growth rates in the southwestern United States;

•	the outcome of periodic negotiations of labor agreements;

•	changes in the demand for our or Reorganized Oglebay’s products due to changes in technology;

•	the loss, insolvency or bankruptcy of major customers or debtors;

•	difficulty in hiring sufficient staff that is appropriately skilled and licensed, particularly for our or Reorganized Oglebay’s vessel operations;

•	changes in environmental laws or changes in law adverse to us;

•	an increase in the number and cost of asbestos and silica product liability claims filed against us or Reorganized Oglebay and determinations by a court or jury against our or Reorganized Oglebay’s interest; and

•	the insolvency of insurers, the effects of any coverage litigation with insurers or the adequacy of insurance.

Neither we nor Reorganized Oglebay undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RIGHTS OFFERING

      We have filed the registration statement of which this prospectus is a part in connection with the rights offering with respect to the subscription rights, the issuance of convertible preferred stock upon exercise of the subscription rights, and the underlying reorganized common stock issuable upon conversion of such convertible preferred stock. The principal terms and conditions of the rights offering are described below.

Terms of The Rights Offering

      Non-certificated subscription rights will be issued to holders of Senior Subordinated Note claims identified as allowed Senior Subordinated Note claims under the Plan as of the close of business on December 27, 2004 that are not parties to the commitment agreement (who currently hold an aggregate of $67.139 million in principal amount of Senior Subordinated Notes) (“eligible participants”) through a rights offering beginning as of the subscription commencement date. The subscription rights will allow a holder to subscribe for and purchase 80 shares of convertible preferred stock for each $1,000 in principal amount of Senior Subordinated Notes claims held as of the close of business on December 27, 2004 at a purchase price of $800 (a price of $10 per share). You may not exercise a fractional subscription right in the rights offering. The aggregate number of shares of convertible preferred stock that may be subscribed for and purchased pursuant to the subscription rights will be 5,371,120 shares of convertible preferred stock, which represents such eligible participants’ ratable share of 8,000,000 shares of convertible preferred stock. The subscription price for the convertible preferred stock offered pursuant to the rights offering was determined pursuant to arm’s-length negotiations among us and certain holders of Senior Subordinated Notes under the commitment agreement. There will be no change to or adjustment in the purchase price.

      The subscription rights will be evidenced by subscription materials that will accompany the final prospectus. The subscription rights expire at 5:00 p.m., Eastern time, on January 25, 2005. Any subscription rights which remain unexercised after 5:00 p.m., Eastern Time, on the subscription expiration date will no longer be exercisable and will cease to have any value.

      No fractional shares of convertible preferred stock or cash in lieu thereof will be issued or paid. The number of shares of the convertible preferred stock available for purchase by each holder pursuant to the rights offering will be rounded to the nearest whole number.

Election to Participate in The Rights Offering

      Because each eligible participant holds its Senior Subordinated Notes through a broker, trustee or other nominee, the eligible participant’s broker, trustee or other nominee will exercise the eligible participant’s subscription rights held on such participant’s behalf only in accordance with the instructions of such participant as described below. If an eligible participant does not provide its broker, trustee or other nominee with completed instructions along with the subscription purchase price, the subscription rights will become valueless after the expiration time.

      Holders of subscription rights for the account of others, such as brokers, trustees or depositaries for securities, should notify the respective beneficial owners as soon as possible to ascertain such beneficial owners’ intentions and to obtain instructions with respect to the subscription rights. If the beneficial owner so instructs, the record holder of such subscription rights should complete the subscription agreement and notice of exercise through DTC’s electronic procedures and submit them to the subscription agent with the proper payment. In addition, beneficial owners of subscription rights held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owner’s instructions.

      As part of the rights offering, each eligible participant will receive from its broker, trustee or other nominee subscription materials that will identify in general terms the amount that must be paid to subscribe for and purchase its ratable share of the convertible preferred stock offered under the rights offering. Pursuant to the terms set forth in the subscription materials, an eligible participant may elect to subscribe for and purchase all or any part of its ratable share of the convertible preferred stock by:

•	returning a completed election form you receive from your broker, trustee or other nominee, to your broker, trustee or other nominee before such time as it requests so that it may exercise your rights by or before 5:00 p.m., Eastern time, on January 25, 2005; and

•	paying an amount equal to the holder’s subscription purchase price to your bank, broker or other nominee on behalf of the subscription agent.

      IF AT OR PRIOR TO 5:00 P.M., EASTERN TIME, ON JANUARY 25, 2005, THE SUBSCRIPTION AGENT FOR ANY REASON DOES NOT RECEIVE ON BEHALF OF A GIVEN ELIGIBLE PARTICIPANT A DULY COMPLETED SUBSCRIPTION AGREEMENT EXECUTED BY THE BROKER, TRUSTEE OR OTHER NOMINEE AND NOTICE OF EXERCISE THROUGH DTC’S ELECTRONIC PROCEDURES ALONG WITH IMMEDIATELY AVAILABLE FUNDS PAYABLE TO THE SUBSCRIPTION AGENT IN AN AMOUNT EQUAL TO THE HOLDER’S SUBSCRIPTION PURCHASE PRICE, THE ELIGIBLE PARTICIPANT WILL BE DEEMED TO HAVE RELINQUISHED AND WAIVED ITS RIGHT TO PARTICIPATE IN THE RIGHTS OFFERING.

      Reorganized Oglebay will issue the convertible preferred stock only if, and at such time as, the effective date of the Plan occurs and the second amended and restated articles of incorporation are filed. We or Reorganized Oglebay will hold payments made by the brokers’, trustees’ or other nominees’ eligible participants participating in the rights offering in an interest-bearing escrow account until the earlier of the effective date of the Plan, which we anticipate to occur on or about January 31, 2005, or the date on which Oglebay withdraws the Plan. If the rights offering is terminated or the effective date of the Plan does not occur, we will return the payments to the participating broker, trustee or other nominee on behalf of such eligible participant to the addresses indicated on their respective subscription agreement. Interest will be paid to the eligible participants only if we return the payments for the reasons stated above; otherwise, we will not pay interest to the holders electing to subscribe for and purchase the convertible preferred stock.

      If either the number of subscription rights being exercised is not specified on a subscription agreement or DTC notice of election or the payment delivered is not sufficient to pay the full aggregate subscription purchase price for all shares of convertible preferred stock stated to be subscribed for, the subscription rights holder will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment delivered by such holder of subscription rights. If the payment delivered by the holder of subscription rights exceeds the aggregate subscription purchase price for the number of subscription rights evidenced by the subscription agreement or DTC notice of election delivered by such holder of subscription rights, any excess payment will be returned to the holder of such rights as soon as practicable by mail, without interest or deduction.

      The subscription materials should be read carefully and followed in detail. DO NOT SEND ANY ELECTION FORM YOU RECEIVE FROM YOUR BROKER, TRUSTEE OR OTHER NOMINEE OR ANY PAYMENTS TO OGLEBAY.

Validity of Subscription Agreements

      All questions concerning the timelines, viability, form and eligibility of any exercise of the rights will be determined by us, whose good faith determinations will be final and binding. We, in our sole discretion reasonably exercised in good faith, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as we may determine, or reject the purported exercise of any stock rights. Subscription agreements will be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion reasonably exercised in good faith. Neither we nor the subscription agent will be under any duty to give notification of any defect or irregularity in connection with the submission of subscription agreements or incur any liability for failure to give such notification.

No Revocation

      After a holder of a right has subscribed to purchase shares of convertible preferred stock, the subscription may not be revoked by the holder.

Transfer

      The subscription rights are transferable; provided, that if you acquire 10% or more of the voting capital stock of Reorganized Oglebay, which consists of the convertible preferred stock and the reorganized common stock, or you are otherwise deemed an affiliate of Reorganized Oglebay, you may be deemed to be a statutory underwriter with respect to the subscription rights and may only sell such subscription rights pursuant to an available exemption under the Securities Act.

Conditions

      The issuance of the convertible preferred stock is conditioned on the occurrence of the effective date of the Plan and the filing of the second amended and restated articles of incorporation, a copy of the form of which is an exhibit to the registration statement of which this prospectus forms a part.

Use of Proceeds

      Reorganized Oglebay plans to use the entire net proceeds from the rights offering, together with the proceeds of the sale of the shares pursuant to the commitment agreement, and available cash and borrowings under the confirmation facility, to redeem our Senior Secured Notes at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement. In addition, Reorganized Oglebay intends to fund payments to other creditors under the Plan utilizing available cash and borrowings under the confirmation facility. See “Use of Proceeds.”

Subscription Agent

      We have appointed Wells Fargo Bank, N.A. as subscription agent for the rights offering. For its services in processing the exercise of subscription rights, the subscription agent will receive a fee from us estimated to be $13,000 and reimbursement for all out-of-pocket expenses relating to the rights offering. Any technical questions relating to the subscription materials or requests for additional copies of the subscription materials should be directed to the subscription agent at the following address and phone number:

Wells Fargo Bank, N.A.
Corporate Trust Operations
MAC N9303-120
6th & Marquette Avenue
Minneapolis, MN 55479
Attention: Patty Adams
Phone: (612) 667-1102
Fax: (612) 667-9825

      Currently, we have the following relationships with Wells Fargo Bank, N.A.

•	Wells Fargo Bank, N.A. (Corporate Trust Services group) is: (1) the indenture trustee for our Senior Subordinated Notes; (2) the trustee for the Oglebay Norton Specialty Minerals/New Mexico Environment Department of Mining and Minerals Division Standby Trust; and (3) the trustee for the Oglebay Norton Company/London Settlement Trust;

•	Trumbull Group LLC (a subsidiary of Wells Fargo & Company) is the claims agent for ONCO Investment Company;

•	Wells Fargo Foothill (a finance company that is a wholly-owned subsidiary of Wells Fargo & Company) is a participant in, and administrative agent under, the second DIP facility;

•	Wells Fargo Bank, N.A. is the warrant agent in connection with the issuance of the warrants; and

•	Wells Fargo Bank, N.A. is the disbursing agent for the Plan.

Foreign and Other Holders

      Subscription materials have not been mailed to eligible participants or other holders whose addresses are outside the United States, but are being held by us for each holder’s account. To exercise their subscription rights, the persons must notify Innisfree M&A Incorporated prior to 5:00 p.m., Eastern time, on the subscription expiration date at the following telephone numbers:

In the United States, call toll-free: 1-888-750-5834

European and UK holders, call toll-free: 00-800-7710-9971

Listing

      The subscription rights will not be listed on any securities exchange. However, Reorganized Oglebay intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the subscription rights on the OTC Bulletin Board. The ability to publicly trade the subscription rights on the OTC Bulletin Board is entirely dependent upon registered broker-dealers applying to the OTC Bulletin Board to initiate quotation of such securities. Other than furnishing to registered broker-dealers copies of this prospectus and documents filed as exhibits to the registration statement of which this prospectus forms a part, Reorganized Oglebay will have no control over the process of quotation initiation on the OTC Bulletin Board.

THE COMMITMENT AGREEMENT

      Pursuant to the commitment agreement, dated as of February 23, 2004, and as amended on June 29, November 15, November 23, 2004, and December 20, 2004, among us, certain holders of our Senior Subordinated Notes (who currently hold an aggregate of $32.861 million in principal amount of Senior Subordinated Notes) and other third party accredited investors, each of the holders of our Senior Subordinated Notes party to the commitment agreement agreed severally to subscribe for and purchase that number of shares of convertible preferred stock equal to such holder’s pro rata share of the total of 8,000,000 shares of convertible preferred stock (having an aggregate purchase price of $80 million) based on such holder’s respective beneficial ownership of the total of $100 million principal amount of outstanding Senior Subordinated Notes (the “basic commitment amount”). In addition, certain of such holders of our Senior Subordinated Notes and certain third party accredited investors severally agreed to purchase specified amounts of shares of convertible preferred stock that are not subscribed for in the rights offering (the “unsubscribed convertible preferred stock”) plus the 500,000 additional shares having an aggregate purchase price determined as follows: (1) in the case of each such holder of Senior Subordinated Notes, the difference between such holder’s commitment amount as set forth in the commitment agreement (the “commitment amount”) and such holder’s basic commitment amount, and (2) in the case of each such third party accredited investor, the investor’s commitment amount set forth in the commitment agreement (in each case, the “standby commitment amount”). If the aggregate purchase price of the unsubscribed convertible preferred stock is less than the aggregate standby commitment amounts, the unsubscribed convertible preferred stock will be allocated to such holders of Senior Subordinated Notes and such third party accredited investors pro rata based on the amounts of their respective standby commitment amounts.

      In consideration for the commitments, each subscriber that is:

•	a holder of our Senior Subordinated Notes will be entitled to receive a fee, payable in cash on the effective date of the Plan, equal to:

•	2% of its basic commitment amount; and

•	5% of its standby commitment amount; or

•	a third party accredited investor will be entitled to receive a fee, payable in cash on the effective date of the Plan, equal to 5% of the third party accredited investor’s standby commitment amount; provided, however, that the fee of certain third party accredited investors will be 2% as indicated in the commitment agreement.

      Without the prior written consent of the subscribers representing two-thirds of the amount of the aggregate commitments under the commitment agreement, we cannot solicit or initiate any inquiries or proposals regarding, or participate in negotiations or discussions concerning, any plan, proposal or offer of reorganization, restructuring or alternative financing other than the Plan or the restructuring terms contemplated in the commitment agreement (an “alternative proposal”). Nothing in this provision will prevent us, our affiliates and our or their respective officers and directors from taking any action in connection with an alternative proposal to the extent required to comply with its fiduciary obligations as set forth in the commitment agreement or the bankruptcy code. We and the subscribers have entered into an amendment to the commitment agreement to reflect that the furnishing of information to a consortium of potential buyers identified under “Bankruptcy Process — Consortium Letters of Intent” and the participation by us, at the request or with the prior consent of the creditors’ committee, in discussions or negotiations with the consortium with respect to any alternative proposal made by the consortium does not constitute a breach of this non-solicitation provision.

      Upon receipt of any alternative proposal, we are required to notify the subscribers of:

•	the identity of the person making or intending to make the alternative proposal;

•	the terms of the alternative proposal or the modification or amendment of the alternative proposal;

•	whether we are providing or intend to provide access to any non-public information; and

•	whether we have entered in negotiations concerning the alternative proposal.

      Unless required by court order, we will not enter into a definitive agreement with respect to an alternative proposal without the prior written consent of the subscribers representing two-thirds of the amount of the aggregate commitments under the commitment agreement or unless the agreement has been terminated.

      The obligation of such holders of our Senior Subordinated Notes and such third party accredited investors to perform their obligations under the commitment agreement is subject to certain conditions that may be waived or eliminated in the future. These conditions can be waived only by the subscribers representing two-thirds of the amount of aggregate commitments under the commitment agreement and include, among other things:

•	Reorganized Oglebay will have entered into the confirmation facility consistent in all material respects with the Plan;

•	the Plan, containing terms and conditions consistent in all material respects with the Plan, will have been confirmed by the Bankruptcy Court pursuant to the confirmation order that is consistent in all material respects with the Plan, contains a finding of “good faith” with respect to participation in the Plan of each holder of Senior Subordinated Notes party to the commitment agreement, and does not modify in any respect the recoveries or the treatment provided by the Plan for allowed Senior Subordinated Note claims or establish or permit any claim or encumbrance on any such recoveries (except as contemplated by the Plan or the related disclosure statement (as modified by Plan modifications filed with the Bankruptcy Court)), and will be a final order;

•	the Plan will be consummated on terms consistent in all material respects with the Plan and the related disclosure statement (as modified by Plan modifications filed with the Bankruptcy Court);

•	the registration statement of which this prospectus forms a part will have become effective and the issuance of the convertible preferred stock issuable pursuant to the rights offering, and the shares of reorganized common stock issuable upon conversion of those shares, will have been registered under the Securities Act, and the rights offering will have expired;

•	a registration statement relating to the resale of the convertible preferred stock issuable pursuant to the commitment agreement and the shares of reorganized common stock issuable upon conversion of those shares to be filed by us will have been amended to reflect the results of the rights offering and disclose the respective number of shares of convertible preferred stock being registered for resale on behalf of each subscriber;

•	Reorganized Oglebay will have executed and delivered to the subscribers a registration rights agreement substantially in the form attached to the commitment agreement; and

•	the issuance of the shares of reorganized common stock to the holders of allowed Senior Subordinated Note claims in respect of the cancellation thereof in accordance with the Plan and the related disclosure statement (as modified by Plan modifications filed with the Bankruptcy Court) will be exempt from the registration requirements of the Securities Act by virtue of Section 1145 of the Bankruptcy Code.

      Our obligations under the commitment agreement are subject to certain conditions including, among other things:

•	the Plan, in a form consistent in all material respects with the restructuring terms contemplated by the commitment agreement, will have been confirmed by the Bankruptcy Court; and

•	the confirmation order will have been entered by the Bankruptcy Court and will be a final order.

      In addition, the commitment agreement can be terminated by the subscribers representing two-thirds of the amount of the aggregate commitments under the commitment agreement and us under certain circumstances. The termination events that are currently in effect for such subscribers are:

•	we materially breach the commitment agreement;

•	satisfaction of the conditions precedent to be complied with by us under the commitment agreement does not occur;

•	a default or an event of default occurs under the second DIP facility or the confirmation facility, or the commitment letter with Silver Point, the second DIP facility or the confirmation facility is otherwise terminated;

•	we or our affiliates or their respective officers, directors, employees, representatives or agents seek, solicit, encourage or initiate (including, except under limited circumstances, by way of furnishing information) any inquiries or proposals regarding, or participate in negotiations or discussions concerning, any alternative proposal (except as described above);

•	we enter into a definitive agreement with respect to an alternative proposal without the prior written consent, in their sole discretion, of the subscribers representing two-thirds of the amount of the aggregate commitments under the commitment agreement; and

•	the restructuring transactions necessary or appropriate to restructure Oglebay’s businesses or simplify Oglebay’s corporate structure are not completed by January 31, 2005.

      If one of the termination events described above is not cured or waived by written agreement of the subscribers representing two-thirds of the amount of the aggregate commitments under the commitment agreement and written notice of termination is provided, the commitment agreement will terminate and, except for limited rights set forth in the commitment agreement, no party to the commitment agreement will have any continuing liability or obligation to any other party under the commitment agreement. However, we and such subscribers will have all of the rights and remedies available under applicable law, and the termination of the commitment agreement will not relieve such subscribers or us from liability for breach or non-performance of such subscribers’ or our obligations under the commitment agreement prior to the date of termination. If:

•	such subscribers terminate the commitment agreement because we have entered into an alternative proposal without the required written consent of such subscribers, or

•	we terminate the commitment agreement for any reason other than a material breach by such subscribers and prior to termination an alternative proposal has been pending or made, which proposal is entered into or consummated prior to the effective date of the Plan, then such subscribers will be entitled to receive the commitment fees, plus any related postpetition payments, discussed above on the effectiveness of any plan of reorganization.

      We can terminate the commitment agreement:

•	if such subscribers materially breach the commitment agreement; or

•	prior to entering into an agreement regarding any alternative proposal; provided that:

—	our board of directors has determined in good faith (based on advice of its financial advisors and counsels) that the failure to take such action would be inconsistent with its fiduciary obligations set forth in the commitment agreement or under the Bankruptcy Code;

—	we have given such subscribers two business days’ advance oral and written notice of our intention to enter into this agreement; and

—	such subscribers will be entitled to receive the fees set forth in the commitment agreement described above.

      We will enter into a registration rights agreement with the parties to the commitment agreement on the effective date of the Plan granting a demand registration right to enable them to resell, pursuant to an effective shelf registration statement on Form S-1, their shares of convertible preferred stock purchased pursuant to the commitment agreement, and the shares of reorganized common stock issuable upon conversion of the convertible preferred stock. Reorganized Oglebay will be required to keep such registration statement effective until the earliest of (1) two years after the effective date of that registration statement, (2) the date when all of the shares covered by the registration statement have been sold pursuant to the registration statement and (3) the date on which the shares covered by the registration statement may be resold by such holders pursuant to Rule 144(k) of the Securities Act. The registration right is subject to various customary conditions, which will be set forth in the registration rights agreement. Reorganized Oglebay will pay all fees and expenses related to the registration of such shares pursuant to such registration statement.

DESCRIPTION OF SERIES A CONVERTIBLE PREFERRED STOCK AND WARRANTS

Description of the Convertible Preferred Stock

      Pursuant to the second amended and restated articles of incorporation, as of the effective date of the Plan, Reorganized Oglebay will be authorized to issue 8,500,000 shares of convertible preferred stock to eligible participants who chose to exercise their respective rights to subscribe for and purchase their ratable share of the convertible preferred stock under the rights offering, holders of our Senior Subordinated Notes party to the commitment agreement who have agreed by the terms of the commitment agreement to purchase their ratable share of the convertible preferred stock under the commitment agreement, and holders of our Senior Subordinated Notes and certain third party accredited investors party to the commitment agreement who have agreed by the terms of the commitment agreement to purchase their pro rata share of any unsubscribed shares of convertible preferred stock and 500,000 shares of convertible preferred stock not offered under the rights offering.

      Set forth below is a brief summary of the material provisions relating to the convertible preferred stock. This summary is not intended to be complete and is qualified in its entirety by the provisions of the second amended and restated articles of incorporation setting forth the rights, preferences, privileges and restrictions of the convertible preferred stock, a copy of the form of which is an exhibit to the registration statement of which this prospectus forms a part. See “Description of Capital Stock and Warrants of Reorganized Oglebay — Anti-Takeover Provisions Contained in the Second Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations” and “Description of Capital Stock and Warrants of Reorganized Oglebay — Other Provisions of the Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations.”

      Ranking. The convertible preferred stock will, with respect to dividend rights and rights upon Reorganized Oglebay’s liquidation, winding-up or dissolution, rank senior to the reorganized common stock and, except as otherwise approved by the holders of a majority of the outstanding shares of convertible preferred stock or contemplated by the terms of the convertible preferred stock, all other classes of capital stock or series of preferred stock established by Reorganized Oglebay after the effective date of the Plan (“junior stock”). The rights of the holders of convertible preferred stock, however, will be subordinate to the rights of the lenders under the confirmation facility, other holders of Reorganized Oglebay’s indebtedness and other general creditors.

      Dividend Rights. Holders of the convertible preferred stock will be entitled to receive out of Reorganized Oglebay’s assets legally available for payment, when, as and if declared by Reorganized Oglebay’s board of directors, preferential dividends on the then effective liquidation preference, payable quarterly, at an annual rate that we anticipate to be equal to 14.5%, which is 200 basis points over the anticipated highest applicable interest rate payable under the confirmation facility as of the effective date of the Plan. Until the third anniversary of the effective date of the Plan, dividends, whether or not authorized and declared by the board of directors, will be deemed paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference of each share of convertible preferred stock. After that date, dividends will be payable in cash, unless Reorganized Oglebay is prohibited under statutory law, or by the terms of the confirmation facility, or any facility or security refinancing the confirmation facility, from paying cash dividends, in which case the dividends will be deemed paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference. Dividends on the convertible preferred stock will be cumulative.

      In addition to the dividends provided above, holders of the convertible preferred stock will be entitled to receive an additional dividend in an amount equal to the amount by which (1) the aggregate amount of dividends that would have been received by holders of the convertible preferred stock in any dividend period if the holders’ convertible preferred stock had been converted at the beginning of such dividend period into shares of reorganized common stock at the conversion price exceeds (2) the aggregate convertible preferred stock dividend amount accrued or received in such dividend period described in the paragraph above. However, any dividend for which an adjustment in the conversion price of the convertible preferred stock is made pursuant to the applicable antidilution provisions will not be deemed a dividend or otherwise give rise to any rights under this paragraph. Any such additional dividend will be payable to the holders of convertible preferred stock in the form of cash.

      Dividends on the applicable liquidation preference of a share of the convertible preferred stock will be payable quarterly, in arrears, on the last day of March, June, September and December of each year, starting March 31, 2005 (assuming an effective date of the Plan of January 31, 2005). Dividends will be payable from the most recent dividend payment date or, in the case of the dividend payable on March 31, 2005 (assuming an effective date of the Plan of January 31, 2005), from the convertible preferred stock issue date. Dividends payable on the convertible preferred stock for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the convertible preferred stock for each full dividend period will be computed by dividing the annual dividend rate by four.

      Each declared dividend will be payable to holders of record as they appear on Reorganized Oglebay’s stock records at the close of business on the 15th day prior to the relevant dividend payment date. Regular quarterly dividend periods will start on and include the last day of March, June, September and December, of each year and will end on and include the date before the next dividend payment date.

      Reorganized Oglebay’s ability to pay cash dividends will be constrained by contractual limitations and may be constrained by statutory limitations in the future. See “Risk Factors — Reorganized Oglebay does not anticipate paying dividends on the reorganized common stock, and may be limited in its ability to pay dividends on the convertible preferred stock.”

      Conversion Rights. A holder of the convertible preferred stock will have the right, at his or her option, to convert any or all of his or her shares of convertible preferred stock into the number of shares of reorganized common stock obtained by dividing the aggregate then effective liquidation preference of the shares of convertible preferred stock being converted by the conversion price. The initial conversion price equals $10 and is subject to adjustment upon the occurrence of the events described below.

      If a holder of shares of convertible preferred stock exercises conversion rights, those shares will cease to accumulate dividends as of the end of the day immediately preceding the date of conversion. Holders of shares of convertible preferred stock who convert their shares into the reorganized common stock will not be entitled to, nor will the conversion rate be adjusted for, any accrued and unpaid dividends. Instead, accrued dividends, if any, will be cancelled. Accordingly, shares of convertible preferred stock converted after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date must be accompanied by a payment in cash of an amount equal to the dividend payable in respect of those shares for the dividend period in which the shares are converted, whether paid in cash or by accretion of the liquidation preference. A holder of shares of convertible preferred stock on a dividend payment record date who converts such shares into the reorganized common stock on the corresponding dividend payment date will be entitled to receive the dividend payable on such shares of convertible preferred stock on such dividend payment date, and the converting holder need not include payment of the amount of such dividend upon such conversion.

      Notwithstanding the foregoing, if shares of convertible preferred stock are converted during the period beginning after the close of business on any dividend payment record date and ending before the opening of business on the corresponding dividend payment date, and Reorganized Oglebay has called such shares of convertible preferred stock for redemption during the period beginning after the close of business on any dividend payment record date and ending before the close of business on the corresponding dividend payment date, the holder who converts such shares will receive the dividend payable on such dividend payment date and need not include payment of the amount of such dividend upon such conversion.

      The conversion price will be subject to adjustment if, after the convertible preferred stock issue date, any of the following events occur:

•	the issuance of any capital stock as a dividend or distribution on the reorganized common stock or any other junior stock;

•	the combination, subdivision or reclassification or capital reorganization of the reorganized common stock;

•	the issuance to all holders of the reorganized common stock of rights, options or warrants entitling them to subscribe for or purchase the reorganized common stock or securities convertible into or exchangeable or exercisable for the reorganized common stock at less than the then current conversion price or market price for the reorganized common stock, subject to certain exceptions;

•	the distribution to all holders of the reorganized common stock of any class of capital stock or evidence of Reorganized Oglebay’s indebtedness or other assets, including securities, but excluding the dividends, distributions, rights and warrants referred to above and any cash dividend or distribution on which holders of convertible preferred stock participate; or

•	the issuance, sale or exchange of shares of reorganized common stock or securities that are convertible into or exercisable or exchangeable for reorganized common stock, other than pursuant to any right or warrant to purchase the reorganized common stock referred to above and other than pursuant to any dividend reinvestment plan or employee or director incentive or benefit plan or arrangement, including any employment, severance or consulting agreement, for consideration having a fair market value that is less than the then current conversion price or market price for the reorganized common stock.

      No adjustment of less than 1% of the conversion price will be required. Any adjustment not made due to this limitation must be carried forward, however, and taken into account in any subsequent adjustment determination.

      Except as stated above, the convertible preferred stock does not have rights protecting its holders against dilution resulting from the sale of additional shares of the reorganized common stock by Reorganized Oglebay.

      In the event of a consolidation or merger or similar transaction in which the outstanding shares of reorganized common stock are by operation of law exchanged for, or changed, reclassified or converted into, other stock or securities, or cash or other property, or any combination of stock, cash or property, the outstanding shares of convertible preferred stock will, after the transaction, be convertible on substantially the same terms and conditions into the consideration receivable by a holder of the number of shares of reorganized common stock into which shares of convertible preferred stock could have been converted immediately prior to the transaction.

      If the convertible preferred stock is called for redemption, the conversion right will terminate at the close of business on the fifth business day prior to the date fixed for redemption, unless Reorganized Oglebay defaults in the payment of the redemption price.

      Fractional shares of reorganized common stock will not be issued upon conversion, but a cash adjustment will be paid in respect of the fractional interests. Reorganized Oglebay will at all times reserve a sufficient number of shares of reorganized common stock to effect the conversion of all shares of convertible preferred stock then outstanding.

      Redemption. Shares of convertible preferred stock will not be subject to redemption prior to the first anniversary of the effective date of the Plan. On or after the first anniversary of the effective date of the Plan, the shares of convertible preferred stock will be redeemable at Reorganized Oglebay’s option, in whole or in part, at any time or from time to time, out of funds legally available for payment, at the following redemption prices (expressed as a percentage of the then effective liquidation preference per share), plus, without duplication, accrued and unpaid dividends, if any, up to, but excluding, the date fixed for redemption:

Redemption Prices
(expressed as a
percentage of the then
effective liquidation
Year	preference)

On or after the first anniversary of the effective date of the Plan until, but excluding, the second anniversary of the effective date of the Plan	110%
On or after the second anniversary of the effective date of the Plan until, but excluding, the third anniversary of the effective date of the Plan	108%
On or after the third anniversary of the effective date of the Plan until, but excluding, the fourth anniversary of the effective date of the Plan	106%
On or after the fourth anniversary of the effective date of the Plan	104%

      In each case, however, Reorganized Oglebay may redeem the convertible preferred stock only if the average trading price of the reorganized common stock equals or exceeds 130% of the conversion price for 30 consecutive trading days at any time prior to the date Reorganized Oglebay provides the redemption notice.

      If the redemption date will occur after a dividend record date and on or before the related dividend payment date, the redemption price will not include the dividend payment to be made on that dividend payment date.

      If fewer than all of the outstanding shares of convertible preferred stock are to be redeemed, Reorganized Oglebay will select, pro rata or by lot, the shares to be redeemed, or in any other manner as Reorganized Oglebay’s board of directors may determine.

      On or after the date fixed for redemption, provided that the redemption price has been paid or provided for, dividends will no longer be declared on the convertible preferred stock called for redemption. The shares will no longer be deemed to be outstanding, and the holders of these shares will have no rights as shareholders, except the right to receive the amount payable on redemption, without interest.

      If Reorganized Oglebay redeems any shares of convertible preferred stock, notice of redemption will be given by first-class mail, postage prepaid, mailed not less than 30 days nor more than 60 days before the redemption date, to the holders of record of the shares of convertible preferred stock to be redeemed as their addresses appear on Reorganized Oglebay’s stock register.

      Voting Rights. Each holder of the convertible preferred stock will be entitled to the number of votes equal to the number of shares of reorganized common stock into which shares of convertible preferred stock so held could be converted at the record date for determination of the shareholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as required by law or as otherwise set forth below, all shares of convertible preferred stock and all shares of reorganized common stock will vote together as a single class on all matters to come before the shareholders of Reorganized Oglebay. Fractional votes by the holders of convertible preferred stock will not be permitted, and any fractional voting rights (after aggregating all shares into which shares of convertible preferred stock held by each holder could be converted) will be disregarded.

      For as long as shares of convertible preferred stock are outstanding, the affirmative vote of the holders of a majority of the outstanding shares of the convertible preferred stock shall be necessary for Reorganized Oglebay to:

•	authorize, adopt or approve an amendment to, or repeal any provision of, the second amended and restated articles of incorporation (including by way of merger, consolidation or otherwise) that would increase or decrease the par value of the convertible preferred stock or otherwise alter or change in any manner, the terms, powers, preferences or rights of the convertible preferred stock, or that would otherwise adversely affect the rights, preferences or privileges of the convertible preferred stock; provided that no modification or amendment may, without the consent of each holder of convertible preferred stock affected by the modification or amendment, decrease the liquidation preference or dividend rate of the convertible preferred stock; provided further, that the affirmative vote or written consent of the holders of a majority of the outstanding shares of the convertible preferred stock will not be necessary for Reorganized Oglebay to authorize, create, amend or issue, or increase the authorized amount of, parity stock or senior stock (including, without limitation, additional shares of convertible preferred stock) or to authorize or issue any derivative securities evidencing the right to acquire such shares if either (1) all of the proceeds of such issuance will be used to redeem the convertible preferred stock, in whole or in part, or (2) a portion of the proceeds will be used to redeem all of the convertible preferred stock;

•	authorize, create, amend or issue, or increase the authorized amount of, parity stock or senior stock, or authorize or issue any derivative securities evidencing the right to acquire these shares of senior stock or parity stock; provided, however, that the affirmative vote or written consent of the holders of a majority of the outstanding shares of the convertible preferred stock will not be necessary for Reorganized Oglebay to authorize, create, amend or issue, or increase the authorized amount of, parity stock or senior stock (including, without limitation, additional shares of convertible preferred stock) or to authorize or issue any derivative securities evidencing the right to acquire such shares if either (1) all of the proceeds of such issuance will be used to redeem the convertible preferred stock, in whole or in part, or, (2) a portion of the proceeds will be used to redeem all of the convertible preferred stock;

•	increase the authorized amount of, or issue any additional shares of, convertible preferred stock; provided, however, that the affirmative vote or written consent of the holders of a majority of the outstanding shares of the convertible preferred stock will not be necessary for Reorganized Oglebay to increase the authorized amount of, or issue additional shares of, convertible preferred stock if either (1) all of the proceeds of such issuance will be used to redeem the convertible preferred stock, in whole or in part, or (2) a portion of the proceeds will be used to redeem all of the convertible preferred stock;

•	directly or indirectly recapitalize or reclassify any shares of Reorganized Oglebay capital stock into convertible preferred stock, senior stock or parity stock;

•	pay or declare any dividend on any shares of junior stock (other than a dividend payable solely in shares of junior stock paid to holders of junior stock);

•	take any action that results in the purchase or redemption by Reorganized Oglebay of any parity stock or junior stock;

•	create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any indebtedness other than (1) the maximum borrowing capacity provided for under the confirmation facility or any indebtedness to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to exchange or replace, the confirmation facility (“refinancing indebtedness”), (2) any “permitted indebtedness,” as such term is defined under the confirmation facility or any refinancing indebtedness and (3) any other indebtedness in an aggregate principal amount outstanding at any time not exceeding $30 million. However, the amount referred to in clause (3) will be increased to the extent that the borrowing capacity under the confirmation facility is permanently reduced, and this entire provision will cease to be effective as of the third anniversary of the effective date of the Plan; and

•	effect an actual liquidation or other winding-up of Reorganized Oglebay.

      Each holder of convertible preferred stock will be deemed to have voted or, in the case where the affirmative vote of the holders of the convertible preferred stock is required by any law, statute or regulation applicable to Reorganized Oglebay, will be obligated to vote all of the shares of convertible preferred stock held by such holder to approve:

•	any authorization, creation, amendment or issuance of, or increase in the authorized amount of, parity stock or senior stock (including, without limitation, additional shares of convertible preferred stock) or any authorization or issuance of derivative securities evidencing the right to acquire such shares, or the authorization, adoption or approval of an amendment to the second amended and restated articles of incorporation in order to so authorize, create, amend, issue or increase the authorized amount of parity stock or senior stock requiring the approval of the holders of shares of convertible preferred stock if either (1) all of the proceeds of such issuance will be used to redeem the convertible preferred stock, in whole or in part, or (2) a portion of the proceeds will be used to redeem all of the convertible preferred stock; and

•	any authorization, creation, amendment or issuance of junior stock requiring the approval of holders of shares of convertible preferred stock.

      Following the issuance of the convertible preferred stock, the board of directors of Reorganized Oglebay will consist of seven members, elected as follows:

•	The holders of the convertible preferred stock will be entitled, voting as a separate class, to elect the “convertible preferred stock director number” at each meeting of shareholders held for the purpose of electing directors, which will be a maximum of four. In case of any removal, either with or without cause, of a director elected by the holders of the convertible preferred stock, the holders of the convertible preferred stock will be entitled, voting as a separate class either by written consent or at a special meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. In case of any vacancy (other than removal) in the office of a director elected by the holders of the convertible preferred stock, the vacancy will be filled by the remaining directors elected to the board of directors by the holders of the convertible preferred stock.

•	The remaining directors will be elected by holders of reorganized common stock voting separately as a single class. In case of any removal, either with or without cause, of a director elected by the holders of the reorganized common stock, the holders of the reorganized common stock will be entitled, voting as a separate class either by written consent or at a special meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. In case of any vacancy (other than removal) in the office of a director elected by the holders of the reorganized common stock, the vacancy will be filled by the remaining directors elected to the board of directors by the holders of the reorganized common stock.

      For purposes of this description, the “convertible preferred stock director number” means, at any given time, for so long as (1) at least 75% of the shares of convertible preferred stock outstanding as of the effective date of the Plan remain outstanding, a maximum of four directors, (2) less than 75%, but more than 50%, of the shares of convertible preferred stock outstanding as of the effective date of the Plan remain outstanding, a maximum of three directors, (3) the percentage of the shares of convertible preferred stock outstanding as of the effective date of the Plan that remain outstanding is equal to or between 25% and 50%, a maximum of two directors and (4) less than 25% of the shares of convertible preferred stock outstanding as of the effective date of the Plan remain outstanding, a maximum of one director.

      Liquidation Preference. In the event of Reorganized Oglebay’s voluntary or involuntary liquidation, dissolution or winding up after payment or provision for payment of Reorganized Oglebay’s debts and other liabilities, holders of outstanding shares of convertible preferred stock will be entitled to be paid out of Reorganized Oglebay’s assets available for distribution to shareholders (and before any distribution of assets is made to the holders of the reorganized common stock or any junior stock as to distributions), $10 per share of convertible preferred stock as adjusted by accreting and adding any dividends on those shares not paid by cash, in accordance with the terms of the convertible preferred stock, plus the amount of any accrued and unpaid dividends, to the date fixed for liquidation, dissolution or winding up.

      Upon any liquidation, dissolution or winding up of Reorganized Oglebay, the holders of shares of the convertible preferred stock will be entitled to receive the greater of (1) such liquidation preference, plus the amount of any accrued and unpaid dividends, to the date fixed for liquidation, dissolution or winding up, and (2) the amounts that such holders would have received if all of the then outstanding shares of the convertible preferred stock had been converted into the reorganized common stock immediately prior to such liquidation, dissolution or winding up.

      If the assets to be distributed among the holders of convertible preferred stock will be insufficient to permit the payment to such shareholders of the full preferential amounts thereof, all distributions made with respect to the convertible preferred stock in connection with any liquidation, dissolution or winding up will be made pro rata to the holders of the convertible preferred stock.

      Any merger, consolidation, business combination, reorganization or recapitalization of Reorganized Oglebay that results in the transfer of 50% or more of the outstanding voting power of Reorganized Oglebay, any sale, lease or other disposition of all or substantially all of the assets of Reorganized Oglebay, or any other form of corporate reorganization in which 50% or more of the outstanding shares of any class or series of capital stock of Reorganized Oglebay is exchanged for or converted into cash, securities of another business organization or property, shall not be deemed a liquidation, dissolution or winding up of Reorganized Oglebay. If, however, the aggregate amount of cash receivable in exchange for or upon conversion of the convertible preferred stock in connection with a cash merger or other cash transaction would be less than the liquidation value of the convertible preferred stock, then the cash merger or other cash transaction will be considered a liquidation, dissolution or winding up and will be subject to the rights described above.

      Preemptive Rights. No holder of any shares of convertible preferred stock will have any preemptive right to subscribe for stock, obligations, warrants or other securities of any class, whether now or authorized in the future.

      No Other Rights. Shares of convertible preferred stock do not have any preferences, voting powers or relative, participating, option or other special rights, except as set forth in the second amended and restated articles of incorporation (some of which are described above) or as otherwise required by law.

      Book-Entry, Delivery and Form. DTC will act as securities depositary for the convertible preferred stock. Initially, the convertible preferred stock will be represented only by one or more fully registered global security certificates registered in the name of Cede & Co., the nominee of DTC, and deposited with DTC.

      Transfer Agent. The transfer agent for the convertible preferred stock will be Wells Fargo Bank, N.A.

      Listing. Reorganized Oglebay intends to apply to list the convertible preferred stock on The NASDAQ National Market as soon as practicable after the effective date of the Plan when Reorganized Oglebay meets the listing requirements. It is unlikely, however, that such securities will qualify for listing at the time they are issued, and we cannot assure you that the convertible preferred stock will ever be listed on The NASDAQ National Market. If Reorganized Oglebay is not able to list such securities on The NASDAQ National Market, it intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the convertible preferred stock on the OTC Bulletin Board. Again, however, no assurance can be made that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist.

Description of the Warrants

      Under the Plan, in addition to the issuance of shares of reorganized common stock to holders of our Senior Subordinated Notes, Reorganized Oglebay will issue and distribute 5,238,688 warrants to our shareholders of record as of the close of business on the warrant distribution record date, which will be exercisable for up to 576,256 shares of reorganized common stock. We have filed the registration statement of which this prospectus forms a part in connection with the issuance of the warrants and the reorganized common stock upon exercise of the warrants. Reorganized Oglebay will issue the warrants under a warrant agent agreement with Wells Fargo Bank, N.A., as warrant agent. The principal terms and conditions of the warrants are described below. For a description of the reorganized common stock, see “Description of Capital Stock and Warrants of Reorganized Oglebay — Reorganized Common Stock”.

      Terms of the Warrants. Under the Plan, on the warrant distribution record date, each record holder of our common stock as of the close of business on the warrant distribution record date will be entitled to receive one warrant for each share of our common stock then held. Each warrant will represent the right to purchase one-tenth (1/10th) of a share of reorganized common stock. The warrants will entitle their holder to purchase at an exercise price of $10 per share of reorganized common stock one share of reorganized common stock for each 10 warrants held. Except in the case where a holder is exercising all warrants then held by such holder, shares of reorganized common stock may be purchased only pursuant to the exercise of warrants in multiples of 10. No fractional shares will be issued, so such a holder who has a total number of warrants not evenly divisible by 10 will have to have at least five warrants to purchase the additional share of reorganized common stock for the exercise price. In addition, if you own fewer than five warrants, you will not be able to exercise those warrants to purchase one share of reorganized common stock unless you acquire additional warrants through the open market or otherwise.

      The warrants will only be exercisable by their holders, in whole or in part, at any time and from time to time, until 30 days following the effective date of the Plan at the exercise price of $10 per share. Each warrant that is not exercised before such time will become void, and all rights of the holder in respect of such warrant will cease as of such date.

      The warrants will be exercisable by surrendering the following to the warrant agent: (1) the warrant certificate, if any; (2) the form of election to purchase, properly completed and signed, which signature must be guaranteed by an Eligible Guarantor Institution pursuant to SEC Rule 17Ad-15; and (3) payment to the warrant agent by certified check, official bank check or express money order, or payment to the warrant agent, for Reorganized Oglebay’s account, by wire transfer in immediately available funds, of the aggregate warrant exercise price for the number of shares of reorganized common stock in respect of which such warrants are then exercised.

      Upon exercise of any warrants in accordance with the warrant agent agreement, the warrant agent will deliver or cause to be delivered, in such name as the holder of such warrants may designate in writing, a certificate or certificates for the number of whole shares of reorganized common stock issuable upon exercise of the warrants delivered by such holder for exercise. If a holder has a warrant certificate and it exercises fewer than all of its warrants evidenced by such warrant certificate, a warrant certificate will be issued for the remaining number of warrants.

      As stated above, Reorganized Oglebay will not issue any fractional shares of reorganized common stock upon the exercise of the warrants. If more than one warrant is presented for exercise at the same time by the same holder, the number of full shares of reorganized common stock issuable upon the exercise of such warrants will be computed on the basis of the aggregate number of shares purchasable upon exercise of such warrants. If any fraction of a share of reorganized common stock would otherwise be issuable upon the exercise of all warrants then held by a holder, Reorganized Oglebay will round to the nearest whole number of shares of reorganized common stock to be issued (up or down), with half shares being rounded up. This means that a holder who has a total number of warrants not evenly divisible by 10 will have to have at least five warrants to purchase the additional share of reorganized common stock for $10. In addition, if you own fewer than five warrants, you will not be able to exercise those warrants to purchase one share of reorganized common stock unless you acquire additional warrants through the open market or otherwise.

      Form and Delivery of the Warrants. The warrants will be issued in either global form or in definitive, certificated form representing individual warrants. Each certificate representing global warrants will represent such number of the outstanding warrants as specified on such certificate, and each certificate will provide that it will represent the aggregate amount of outstanding warrants from time to time endorsed thereon and that the aggregate amount of outstanding warrants may from time to time be reduced or increased, as appropriate. DTC will act as the securities depositary. Upon request, a holder of warrants may receive from the warrant agent separate definitive warrant certificates.

      When the warrants are issued, Reorganized Oglebay will deliver, by first class mail, to the record holders of our common stock as of the close of business on the warrant distribution record date a certificate representing the warrants. In the case where the warrants will be held in the name of a broker, trustee or other nominee in global form, the depositary will notify each holder of its position in the global warrant.

      If any distribution of a certificate representing the warrants or notice of warrants is returned to the warrant agent as undeliverable, no further distributions will be made to the holder unless and until the warrant agent and Reorganized Oglebay are notified in writing of such holder’s then-current address. Generally, such undeliverable distributions will remain in the warrant agent’s possession until they become deliverable. The right to exercise any warrant will terminate 30 days following the effective date of the Plan regardless of whether the certificate representing, or notice of, the warrant has been delivered.

      Transfer or Exchange of Warrants: Transfer and Exchange of Definitive Warrants. When certificates representing definitive warrants are presented to the warrant agent with a written request:

•	to register the transfer of the certificates representing definitive warrants; or

•	to exchange such certificates representing definitive warrants for an equal number of definitive warrants of other authorized denominations, the warrant agent will register the transfer or make the exchange as requested if its requirements for such transactions are met; provided, however, that the certificates representing definitive warrants presented or surrendered for registration of transfer or exchange:

–	will be duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the warrant agent, duly executed by the holder thereof or by his attorney, duly authorized in writing; and

–	upon the request of Reorganized Oglebay, such request will be accompanied by evidence, including an opinion of counsel if requested, reasonably satisfactory to Reorganized Oglebay (and its counsel) that either:

•	the warrant is being delivered to the warrant agent by a holder for registration in the name of such holder, without transfer; or

•	the warrant is being transferred in reliance on an exemption from the registration requirements of the Securities Act.

      Transfer or Exchange of Warrants: Exchange of a Definitive Warrant for a Beneficial Interest in a Global Warrant. Upon receipt by the warrant agent of a definitive warrant that is not a restricted warrant, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the warrant agent, together with, written instructions directing the warrant agent to make, or to direct the depositary to make, an endorsement on the global warrant certificate to reflect an increase in the number of warrants represented by the global warrant certificate, then the warrant agent will cancel such definitive warrant and cause, or direct the depositary to cause, in accordance with the standing instructions and procedures existing between the depositary and the warrant agent, the number of warrants represented by the global warrant certificate to be increased accordingly. If no global warrant certificate is then outstanding, Reorganized Oglebay will issue, and the warrant agent will countersign, a new global warrant certificate representing the appropriate number of warrants.

      Transfer or Exchange of Warrants: Transfer and Exchange of Global Warrants or Beneficial Interests Therein. The transfer and exchange of global warrants or beneficial interests therein will be effected through the depositary, in accordance with the agreement between the depositary and Reorganized Oglebay and the procedures of the depositary therefor.

      Transfer or Exchange of Warrants: Exchange of a Beneficial Interest in a Global Warrant for a Definitive Warrant.

•	Any person having a beneficial interest in a global warrant may, upon written request to the depositary, exchange such beneficial interest for a certificate representing a definitive warrant. Upon receipt by the warrant agent of written instructions or such other form of instructions (as is customary for the depositary) from the depositary or its nominee on behalf of any person having a beneficial interest in a global warrant, the warrant agent will cause, in accordance with the standing instructions and procedures existing between the depositary and warrant agent, a certificate representing the number of warrants representing such person’s beneficial interest to be issued and simultaneously reduce the number of warrants represented by the global warrant certificate; and

•	Certificates representing definitive warrants issued in exchange for a beneficial interest in a global warrant will be registered in such names as the depositary, pursuant to instructions from its direct or indirect participants or otherwise, will instruct the warrant agent. The warrant agent will deliver certificates representing such definitive warrants as instructed by the person(s) in whose name(s) such warrants are so registered.

      Transfer or Exchange of Warrants: Restrictions on Transfer and Exchange of Global Warrants. Except in very limited circumstances, a global warrant may not be transferred as a whole except (1) by the depositary to a nominee of the depositary, (2) by a nominee of the depositary to the depositary or another nominee of the depositary or (3) by the depositary or any such nominee to a successor depositary or a nominee of such successor depositary.

      Transfer or Exchange of Warrants: Countersigning of Definitive Warrants in Absence of Depositary. If at any time:

•	the depositary notifies Reorganized Oglebay that it is unwilling or unable to continue as depositary for the global warrants and a successor depositary for the global warrants is not appointed by Reorganized Oglebay within five business days after delivery of such notice; or

•	Reorganized Oglebay, in its sole discretion, notifies the warrant agent in writing that it elects to cause the issuance of certificates representing definitive warrants under the warrant agent agreement, then Reorganized Oglebay will execute, and the warrant agent upon written instructions signed by two officers of Reorganized Oglebay, will countersign and deliver certificates representing definitive warrants, in an aggregate number equal to the number of warrants represented by global warrants, in exchange for such global warrants.

      Transfer or Exchange of Warrants: Cancellation of Global Warrant. At such time as all beneficial interests in global warrants have either been exchanged for definitive warrants, exercised, redeemed, repurchased or cancelled, all certificates representing global warrants certificates will be returned to, and then cancelled by, the warrant agent.

      Transfer or Exchange of Warrants: Obligations with Respect to Transfers and Exchanges of Warrants.

•	To permit registrations of transfers and exchanges, Reorganized Oglebay will execute, and the warrant agent will be authorized to countersign, certificates representing definitive warrants and global warrants.

•	All certificates representing definitive warrants and global warrants issued upon any registration of transfer or exchange of definitive warrants or global warrants will be the valid obligations of

Reorganized Oglebay, entitled to the same benefits as the certificates representing the definitive warrants or global warrants surrendered upon such registration of transfer or exchange.

•	Prior to due presentment for registration of transfer of any warrant certificate, the warrant agent and Reorganized Oglebay may deem and treat the person in whose name any warrant is registered as the absolute owner of such warrant, and neither the warrant agent nor Reorganized Oglebay will be affected by notice to the contrary.

•	No service charge will be made to a holder for any registration, transfer or exchange, but Reorganized Oglebay may require payment of a sum sufficient to cover any stamp or other governmental charge that may be imposed on a holder in connection with any such exchange or registration of transfer.

      Validity of Warrant Exercise. All questions as to the validity, form and sufficiency (including time of receipt) of a warrant exercise will be determined by Reorganized Oglebay, in its sole discretion, which determination will be final and binding. The warrant agent will incur no liability for or in respect of such determination by Reorganized Oglebay. Reorganized Oglebay reserves the right to reject any and all warrant exercise notices not in proper form or for which any corresponding agreement by Reorganized Oglebay to exchange would, in the opinion of Reorganized Oglebay, be unlawful. Such determination by Reorganized Oglebay will be final and binding on you, absent manifest error. Moreover, Reorganized Oglebay reserves the absolute right to waive any of the conditions to the exercise of warrants or defects in warrant exercise notices with regard to any particular exercise of warrants. Reorganized Oglebay will be under no duty to give notice to you of any irregularities in any exercise of warrants, nor will it incur any liability for the failure to give such notice.

      No Revocation. After a holder of warrants has properly exercised its warrants, the warrant exercise may not be revoked or cancelled.

      Conditions. The issuance of the warrants is conditioned on the occurrence of the effective date of the Plan. If the Plan is not consummated, no warrants will be issued. However, you will not be required to surrender your certificate of common stock in order to receive or exercise your warrants. Our common stock will be cancelled on the effective date of the Plan.

      Warrant Agent. We have appointed Wells Fargo Bank, N.A. as warrant agent. For its services in processing the exercise of warrants, the warrant agent will receive a fee from Reorganized Oglebay estimated to be $11,000 and reimbursement of all out-of-pocket expense relating to its duties as warrant agent. Warrant certificates, duly completed and signed warrant exercise notices, and payment of the applicable warrant exercise price in the form of certified check, official bank check or express money order should be sent to the warrant agent at the address below. Payment of the applicable warrant exercise price made by wire transfer in immediately available funds should be directed to the warrant agent, for Reorganized Oglebay’s account, as specified in the shareholder transmittal letter. All general questions regarding the warrants should be directed to the warrant agent, attention Jane Schweiger, at (612) 667-2344. In addition, all technical questions and requests concerning the exercise, transfer or exchange of your warrants should be directed by telephone at (800) 344-5128 or (612) 667-9764, by fax at (612) 667-6282 or in writing as follows:

Registered and Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:

Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Bldg–12th Floor 608 2nd Avenue South Minneapolis, MN 55402

      Currently, we have the following relationships with Wells Fargo Bank, N.A.

•	Wells Fargo Bank, N.A. (Corporate Trust Services group) is: (1) the indenture trustee for our Senior Subordinated Notes; (2) the trustee for the Oglebay Norton Specialty Minerals/New

Mexico Environment Department of Mining and Minerals Division Standby Trust; and (3) the trustee for the Oglebay Norton Company/London Settlement Trust;

•	Trumbull Group LLC (a subsidiary of Wells Fargo & Company) is the claims and notice agent for Oglebay and its affiliate debtors in the bankruptcy;

•	Wells Fargo Foothill (a finance company that is a wholly-owned subsidiary of Wells Fargo & Company) is a participant in, and administrative agent under, the second DIP facility;

•	Wells Fargo Bank, N.A. is the rights agent in connection with the rights offering; and

•	Wells Fargo Bank, N.A. is the disbursing agent for the Plan.

      Listing. The warrants will not be listed on any securities exchange. However, Reorganized Oglebay intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the warrants on the OTC Bulletin Board. The ability to publicly trade the warrants on the OTC Bulletin Board is entirely dependent upon registered broker-dealers applying to the OTC Bulletin Board to initiate quotation of such securities. Other than furnishing to registered broker-dealers copies of this prospectus and documents filed as exhibits to the registration statement of which this prospectus forms a part, Reorganized Oglebay will have no control over the process of quotation initiation on the OTC Bulletin Board.

BANKRUPTCY PROCESS

      The following summary information is provided solely for the informational purposes of investors and prospective investors in the securities offered pursuant to this prospectus. A copy of the Plan has been filed as an exhibit to the registration statement of which this prospectus forms a part. This prospectus is not a solicitation of acceptances or rejections of the Plan. Acceptances or rejections of the Plan were solicited through a Bankruptcy Court-approved disclosure statement.

Overview of Our Prepetition Capital Structure

      We incurred significant debt in connection with a number of acquisitions, which resulted in a highly leveraged balance sheet. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The facilities and instruments evidencing this debt and the other primary elements of our prepetition capital structure are described below.

      Prepetition Credit Facility. Pursuant to the credit agreement, dated as of May 15, 1998, as amended and restated as of April 3, 2000, by and among us (as borrower), the guarantors named in the credit agreement, General Electric Capital Corporation (as successor agent) and the other prepetition lenders party to the credit agreement, we obtained a senior secured revolving credit facility (the “prepetition credit agreement”). The prepetition credit agreement was comprised of a $147 million senior revolving credit facility with a $15 million sublimit for letters of credit. The senior secured revolving credit facility would have matured on October 31, 2004.

      The prepetition credit agreement was guaranteed by each of our direct and indirect wholly-owned subsidiaries and was secured by a first priority lien on substantially all of our assets, equal in priority to the liens securing the prepetition term loan (described below). As of February 23, 2004, approximately $120.70 million of indebtedness was outstanding under the prepetition credit agreement (excluding outstanding letters of credit in the amount of approximately $9.3 million).

      Prepetition Term Loan. Pursuant to the prepetition term loan agreement, dated as of April 3, 2000, and as otherwise amended from time to time, by and among us (as borrower), the guarantors named in the prepetition term loan agreement, General Electric Capital Corporation (as successor agent) and the other lenders party to the term loan agreement, we obtained a senior secured term loan in the principal amount of $118 million (the “prepetition term loan” and together with the prepetition credit agreement, the “prepetition credit facility”). The prepetition term loan would have matured on October 31, 2004.

      The prepetition term loan was guaranteed by each of our direct and indirect wholly-owned subsidiaries and was secured by a first priority lien on substantially all of our assets. As of February 23, 2004, approximately $113.21 million of indebtedness was outstanding under the prepetition term loan.

      On or about July 15, 2004, all outstanding amounts under the prepetition credit facility were paid in full in cash from borrowings under the second DIP facility, except that certain funds are being held in escrow on account of certain fee claims of the prepetition lenders’ professional advisers pending the approval of such fee claims by the Bankruptcy Court. The escrow for these fee claims is governed by letter agreements executed among the parties and dated July 15, 2004.

      Senior Secured Notes. Pursuant to the Senior Secured Note purchase agreement, dated as of October 25, 2002, among us as borrower, the guarantors named in the Senior Secured Note purchase agreement, and a group of other purchasers, we sold $75 million in principal amount of Senior Secured Notes. The interest rate on the Senior Secured Notes was 18% per year, comprised of (1) 13% interest payable in cash on a quarterly basis, and (2) 5% interest payable, at our option, in cash or added automatically to the unpaid principal amount of the Senior Secured Notes, in each case on a quarterly basis. Pursuant to the waiver and amendment No. 2 to the Senior Secured Note purchase agreement, dated September 11, 2003, among us and the noteholders signatory to the waiver and amendment No. 2 to the Senior Secured Note purchase agreement, the second component of the interest rate was increased by 1% (from 5% to 6%). Fifty percent of the unpaid principal amount of the Senior Secured Notes would have been due on October 25, 2007 and the remaining 50% would have been due on October 25, 2008.

      The Senior Secured Notes are guaranteed by each of our direct and indirect wholly-owned subsidiaries and are secured by a second priority lien on substantially all of our assets that is junior only to the liens securing the second DIP facility and the vessel term loan. As of the petition date, approximately $80.47 million, plus accrued interest, was outstanding under the Senior Secured Notes.

      Vessel Term Loan Agreement. Pursuant to the credit agreement, dated as of July 14, 1997, among ON Marine Services Company, Oglebay Marine Services, L.L.C. and National City Bank, which is otherwise known as the “vessel term loan agreement,” we obtained a $17 million vessel term loan that was used to purchase two marine vessels: the Wolverine and the David Z. Norton. The vessel term loan is secured by a purchase money security interest in these vessels and matures on July 15, 2007. As of the petition date, $13.4 million, plus accrued interest, was outstanding under the vessel term loan agreement.

      Senior Subordinated Notes. Pursuant to the Senior Subordinated Notes indenture, dated as of February 1, 1999, between us as issuer, the guarantors named in the indenture, and Norwest Bank Minnesota, National Association, n/k/a Wells Fargo Bank MN, National Association, as indenture trustee, we issued $100 million principal amount of Senior Subordinated Notes. As of the petition date, $100 million, plus accrued interest, was outstanding under the Senior Subordinated Notes.

      The Senior Subordinated Notes are unsecured debt obligations for us and are generally subordinate in right of payment to the indebtedness under the second DIP facility, the Senior Secured Notes and the vessel term loan. See “— Senior Secured Notes” above. Our obligations under the Senior Subordinated Notes are guaranteed by certain of our subsidiaries.

      Industrial Revenue Bond. Pursuant to the New Mexico Floating Rate Demand Industrial Revenue Bond (Franklin Industries, Inc. Project) (the “IRB Bond”), issued in the original principal amount of $5 million under the trust indenture, dated as of September 1, 1990, between The Bank of New York (as successor trustee) and the County of Rio Arriba, New Mexico, a predecessor to Oglebay Norton Specialty Minerals, Inc. became obligated in 1990 to make payments on the IRB Bond. Oglebay Norton Specialty Minerals, Inc. became obligated to pay the remaining amounts outstanding when it acquired the Franklin Industries, Inc. Project and assumed the obligations relating to the IRB Bond in May 2000. The IRB bond was fully collateralized by a letter of credit, which was drawn by The Bank of New York following the petition date. The proceeds of the letter of credit were distributed to the holders of the IRB Bond, and no further amounts are due or outstanding under the IRB bond.

      Other Secured and Unsecured Debt. In addition to the debt obligations described above, we are also obligated to certain other unsecured creditors, including employees and retirees, vendors, contract parties and the like, and to certain other secured debtors, including taxing authorities. We are also defendants in product liability litigation, including asbestos and silica related litigation. Finally, we are obligated to the holders of certain claims arising from our prepetition purchases of certain businesses (among others, the MLO claims).

Factors Leading to Chapter 11 Filings

      Substantial Indebtedness. As of the petition date, we had about $430 million in outstanding funded debt as explained above under “Overview of Our Prepetition Capital Structure.” Our continuing net losses in periods leading up to the petition date caused us to be a net borrower in 2001, 2002 and 2003, when we utilized available funds under the prepetition credit facility to fund working capital.

      Economy and Market Conditions. Although there is limited competition in the markets in which we do business, primarily due to the transportation costs associated with our products, we have been significantly affected by various economic factors over the last three years. In particular, the general economic slowdown in the United States, and specifically in the integrated steel industry, over the past few years contributed to net losses of $18.8 million in 2001, $6.6 million in 2002 and $33.2 million in 2003.

Even so, our net sales and operating revenues in 2003 were about $3.7 million higher than in 2002. This gain was offset, however, by various factors, including but not limited to:

•	decreased revenues and the effect of lower volumes on gross margins of the Great Lakes Minerals segment’s limestone quarries and vessels;

•	increased general and administrative expenses, including the costs of legal and professional advisors arising from our bank compliance issues and the rising costs of retirement benefits;

•	an increase in the cost of providing health care benefits to active employees;

•	higher energy prices;

•	lower water levels on the Great Lakes; and

•	the effects of poor weather conditions in early 2003.

      Restructuring Efforts. In an effort to remedy our heavily burdened balance sheet and return to profitability, we began implementing a restructuring initiative in 2001 that focused on the transition of our businesses from a decentralized organization into an integrated business model that capitalizes on core strengths in the industrial mineral business. In particular, since 2001, we have, among other things:

•	closed two subsidiary office headquarters;

•	closed three underperforming mineral processing operations;

•	reduced the number of salaried level employees by 15%, resulting in a flattened and more responsive management structure;

•	reduced administrative overhead by consolidating certain administrative functions of each of our operating segments under centralized control;

•	reduced our capital expenditures;

•	reduced our annual benefit offerings and payments; and

•	divested our businesses of certain underperforming assets.

      Initiation of Restructuring Negotiations. At times during the second and third quarters of 2003, we were not in compliance with various financial-based covenants under the prepetition credit facility, the Senior Secured Note purchase agreement and the vessel term loan agreement. In mid-2003, we obtained waivers of these covenants from our lenders and the holders of the Senior Secured Notes until August 15, 2003. During this time, we continued to negotiate long-term amendments to the prepetition credit facility and the Senior Secured Note purchase agreement (together, the “prepetition secured credit agreements”) that would, among other things, modify certain financial covenants in the prepetition secured credit agreements to levels that would be achievable by us in the then current economic environment.

      Senior Subordinated Notes’ August 2003 Interest Payment. On August 1, 2003, we announced that, although we had sufficient liquidity, we would not make the August 1, 2003 interest payment due on account of the Senior Subordinated Notes until such time, if any, that satisfactory amendments could be obtained to the prepetition secured credit agreements. As a result of the deferral of the interest payment, our ability to draw on the prepetition credit facilities was at the discretion of our lenders. On August 15, 2003, no amendments to the prepetition secured credit agreements had been entered into, and the waivers expired. On August 31, 2003, the 30-day grace period to make the interest payment on the Senior Subordinated Notes expired, and we were in default under the Senior Subordinated Note indenture.

      Amendments to Prepetition Secured Credit Agreements. On September 11, 2003, we entered into agreements with our lenders under our prepetition credit facility and the holders of our Senior Secured Notes to amend the prepetition secured credit agreements and, thereby, provide us with relief on some restrictive covenants. These amendments also restored our ability to draw on the prepetition credit facility to fund operations and make the interest payment on our Senior Subordinated Notes (which was paid on September 29, 2003). Among other things, these amendments:

•	imposed a requirement to, on or before February 25, 2004, pay down the prepetition credit facility by $100 million with the proceeds from permitted asset sales;

•	increased certain interest rates on the prepetition secured credit agreements; and

•	established a dominion of funds arrangement.

      Potential Sale of Assets. Both prior to and subsequent to the amendments described above, we, with the assistance of Harris Williams & Company (with respect to our lime business), and Cobblestone Advisors, a division of Harris Williams (with respect to our mica mining and processing business), diligently marketed the lime business and the mica business to permit us to make the $100 million prepayment as described above on our prepetition credit facility. Although we received several offers to purchase the lime business, we chose, in February 2004, to abandon our efforts to sell the lime business because nearly all of the potential new equity investors and new lenders indicated that they wanted us to retain this business and our management did not believe that the offers to purchase the lime business provided sufficient value for such business. We also received several offers to purchase the mica business during the marketing period. We did not sell the mica business for a variety of reasons prior to the petition date, but we are currently working towards completing a sale with potential buyers.

      Retention of Lazard Freres & Co. LLC. We retained Lazard to act both as our financial advisor and investment banker. Together with Lazard, we have conducted a comprehensive review and analysis of various financial restructuring alternatives available to us, including the sale of our lime business, refinancing the prepetition credit facility, raising new equity, converting other existing funded debt to equity and combinations of all of the foregoing.

      Restructuring Discussions. In an effort to restructure our funded debt, we, with the assistance of Lazard:

•	solicited interest from:

—	potential equity investors with experience in investing in financially troubled companies; and

—	alternative financing sources, including commercial banks, investment banks, hedge funds and asset-based lending institutions, regarding the refinancing of all, or a portion of, the prepetition credit facility; and

•	entered into lengthy discussions with an ad hoc committee consisting of certain holders of the Senior Subordinated Notes, which holders held more than two-thirds of the outstanding principal amount of the Senior Subordinated Notes, and with certain holders of the Senior Secured Notes regarding the restructuring of those debt obligations.

      In spite of these efforts, we determined that due to, among other things, declining liquidity and impending defaults under the Senior Subordinated Note Indenture (due to our prospective inability to pay the February interest payment) and the prepetition credit facility (due to our prospective inability to make the $100 million prepayment), it was necessary to complete our restructuring efforts under the protection of the Bankruptcy Code. Accordingly, we commenced the chapter 11 cases to permit the final development and implementation of a restructuring plan and preserve the value of our businesses for the benefit of all stakeholders. Prior to commencing our chapter 11 cases, we entered into the commitment agreement that, among other things, contemplated an investment by certain holders of the Senior Subordinated Notes and other third party accredited investors, the proceeds of which would be applied to the redemption of the Senior Secured Notes. Further, prior to commencing our chapter 11 cases, we made substantial progress toward obtaining emergence financing by executing two letter agreements with Silver Point Finance, LLC pursuant to which Silver Point committed to provide (1) an interim DIP credit facility (the “initial DIP facility”) with availability of up to $75 million to cover our working capital needs upon the commencement of the bankruptcy cases, as well as (2) the second DIP facility that contemplated the refinancing of the initial DIP facility and the refinancing and effective repayment of amounts outstanding under the prepetition credit facility, and (3) the confirmation facility.

Commencement of Chapter 11 Cases and First Day Relief

      On the petition date, we filed a number of motions and other pleadings seeking authority to take a broad range of actions to preserve customer, vendor and supplier relationships, maintain employee confidence and morale and to promote a “business as usual” atmosphere with key constituencies. In particular, these motions and pleadings, among other things, requested authority for us to:

•	pay employees in the normal course and continue all employee health and welfare benefit plans;

•	take measures to assure the continued availability of gas, water, electric, telephone and other utility services;

•	afford administrative expense priority to claims arising from the postpetition provision of goods or services by suppliers;

•	pay certain prepetition claims of critical vendors and service providers essential to the operation of our businesses;

•	honor or pay customer claims for refunds, rebates, adjustments (including adjustments to billing), product returns or exchanges, promotional discounts, warranty claims and other credits, allowances or outlays relating to sales;

•	pay outstanding trust fund taxes;

•	maintain our cash management systems and the use of prepetition bank accounts, checks and other business forms;

•	obtain debtor in possession financing and use cash collateral on an interim and final basis; and

•	pay professionals to assist in our reorganization efforts as well as pay ordinary course professionals to assist in the day-to-day performance of our duties.

      All of our motions and applications were ultimately granted. In addition, motions and applications were granted on and shortly after the petition date addressing a variety of administrative matters relating to the chapter 11 cases. All of the relief discussed above was essential to minimize disruptions to our businesses as a result of the commencement of the chapter 11 cases and to permit us to make a smooth transition to operations in chapter 11.

Postpetition Liquidity

      Initial DIP Facility. On February 25, 2004, the Bankruptcy Court entered an order granting interim approval for us to utilize cash collateral and to borrow up to $40 million (including a $15 million letter of credit subfacility) under the initial DIP facility pursuant to the initial DIP credit agreement. We obtained the initial DIP facility from a syndicate that included various members of our prepetition bank group. On April 8, 2004, the Bankruptcy Court entered an order granting final approval of the initial DIP facility and authorizing total borrowings under the initial DIP facility of up to $70 million (including a $20 million letter of credit subfacility).

      Second DIP Facility. On April 30, 2004, the Bankruptcy Court entered an order authorizing us to enter into the second DIP facility in an amount of up to $305 million, to provide adequate working capital for the duration of our bankruptcy proceedings and to pay off amounts outstanding under the initial DIP facility and the prepetition credit facility. We consummated the second DIP facility on July 15, 2004. The second DIP facility is being provided by a syndicate that includes Silver Point and some of the same lenders under the initial DIP facility, among other lenders.

      The second DIP facility includes a senior secured revolving credit facility in an aggregate principal amount at any time outstanding not to exceed $55 million, with a sublimit of $20 million for letter of credit accommodations. Principal amounts of the revolving facility that we repay may be reborrowed in accordance with the terms of the second DIP facility. The revolving credit facility under the second DIP facility bears interest at a floating rate linked to the prime rate or to LIBOR, at our option. The revolving loans linked to the prime rate bear interest at the greater of 5.50% and the prime rate plus 1.00%, and the revolving loans linked to LIBOR bear interest at the greater of 5.50% and LIBOR plus 3.50%.

      The second DIP facility also includes three term loan facilities, which are comprised of a term loan A facility in the initial principal amount of $105 million, a term loan A-1 facility in the initial principal amount of $20 million, and a term loan B facility in the initial principal amount of $125 million. Principal amounts under the term loan facilities may not be reborrowed if we repay them.

      Each of the term loan facilities under the second DIP facility bears interest at a floating rate linked to the prime rate or to LIBOR, at our option. The loans under the term loan A facility and the term loan A-1 facility linked to the prime rate bear interest at the greater of 6.00% and the prime rate plus 1.50%. The term A loans and term A-1 loans linked to LIBOR bear interest at the greater of 6.00% and LIBOR plus 4.00%. The term B loans bearing interest at a rate linked to the prime rate initially bear interest at the greater of 10.50% and the prime rate plus 6.00%, and the term B loans bearing interest at a rate linked to LIBOR initially bear interest at the greater of 8.50% and LIBOR plus 6.50%. The term loan B facility was subject to an increase in interest rates on August 15, 2004. The increased rates will remain in effect from the time of the increase until the loan is repaid or otherwise refinanced. The term B loans are bearing interest at (1) the greater of 13.75% or the prime rate plus 9.25% or (2) the greater of 11.75% and LIBOR plus 9.75% after the interest rate increase date.

      The second DIP facility is secured by liens senior to the liens securing the Senior Secured Notes and is guaranteed by each of our subsidiaries. The second DIP facility will mature on the earlier to occur of June 30, 2005 and the effective date of the Plan, at which time we anticipate replacing the second DIP facility with the confirmation facility. The second DIP facility includes restrictive covenants, including requirements of a minimum EBITDA, a limitation on capital expenditures and restrictions on the payment of dividends by us, as well as other restrictions customary in facilities of this nature.

Consortium Letters of Intent

      In conjunction with the chapter 11 proceedings, we received expressions of interest in our assets from a consortium of potential buyers that we believe is or was comprised of Lafarge North America, Inc., Franklin Industries, Fairmount Minerals, Ensign Capital Corp., CapitalWorks, LLC and NuFleet, LLC. Lafarge, Franklin and Fairmount are our direct competitors. We and our advisors, in consultation with the creditors’ committee, have reviewed each of the consortium’s offers and do not believe at this time that any of these offers provide sufficient value to our estates or present structurally viable alternatives for us.

Senior Secured Notes Adversary Proceeding

      The Senior Secured Notes purchase agreement provides for our payment of a prepayment premium upon the occurrence of an optional redemption, event of default or acceleration. The amount of the prepayment premium varies from 2% to 18% of the original principal amount of the Senior Secured Notes, depending on when the obligation to pay the prepayment premium is triggered. Our filing for chapter 11 constituted an event of default under the Senior Secured Notes purchase agreement and resulted in the automatic acceleration of our obligations and the obligations of our subsidiaries under the Senior Secured Notes. Because we filed for chapter 11 before October 25, 2004, certain holders of the Senior Secured Notes have asserted that they are entitled to receive a prepayment premium of 18% (the “early prepayment premium”) of the original principal amount of the Senior Secured Notes. In addition, these holders have asserted that they are entitled to receive the payment of interest at a default rate of 21% per annum (the “default interest”), which is the interest rate triggered by an event of default under the Senior Secured Notes purchase agreement.

      We and the creditors’ committee dispute that the holders of the Senior Secured Notes are entitled to the default interest and early prepayment premium on a variety of grounds, including that, under the

Bankruptcy Code, our reinstatement of the Senior Secured Notes does not require us to pay such charges. On June 24, 2004, certain holders of the Senior Secured Notes (collectively, the “Senior Secured Notes plaintiffs”) filed a lawsuit titled MW Post Portfolio Fund Ltd. v. Norwest Bank Minn. (In re ONCO Inv. Co.), against us and the indenture trustee asserting, among other things, that they are entitled to the early prepayment premium and the default interest. The Senior Secured Notes plaintiffs later amended this lawsuit to name DTC as a defendant.

      This lawsuit seeks an order under the subordination provisions of the Senior Subordinated Note Indenture and the Bankruptcy Code: (1) declaring that no amounts may be paid by us to the holders of the Senior Subordinated Notes or the indenture trustee in satisfaction of any Senior Subordinated Notes claims until the holders of the Senior Secured Notes have been paid in full in cash all amounts owed to them under the Senior Secured Notes purchase agreement, including the early prepayment premium and default interest, whether or not such amounts are recoverable against us; and (2) requiring the indenture trustee or DTC to turn over any property received from us in satisfaction of the Senior Subordinated Notes claims until the holders of the Senior Secured Notes have been paid in full in cash all amounts owed to them under the Senior Secured Notes purchase agreement, including the early prepayment premium and default interest.

      On September 17, 2004, certain holders of the Senior Secured Notes filed an objection to the Plan asserting, among other things, that (1) our reinstatement of the Senior Secured Notes was improper, (2) they were entitled to the early prepayment premium and default interest and (3) their claims were impaired under the Bankruptcy Code.

      On September 28, 2004, the Bankruptcy Court entered orders granting the indenture trustee’s motion for summary judgment against the Senior Secured Notes plaintiffs and denying such plaintiffs’ motion for summary judgment against us and the indenture trustee. In entering these orders, the Bankruptcy Court held that our reinstatement of the Senior Secured Notes barred the holders of the Senior Secured Notes from recovering the early prepayment premium or the default interest from the holders of the Senior Subordinated Notes. On October 5, 2004, the Bankruptcy Court overruled the Plan objection.

      On November 15, 2004, the Bankruptcy Court entered orders granting DTC’s motion to dismiss this lawsuit with respect to DTC and denying the Senior Secured Notes plaintiffs’ motion for summary judgment with respect to DTC.

      On November 24, 2004, the Senior Secured Notes plaintiffs appealed the orders granted on September 28, 2004 and on November 15, 2004 to the United States District Court for the District of Delaware.

Our Plan of Reorganization

      The following is a brief summary of certain provisions of the Plan, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part and incorporated into this prospectus by reference in its entirety. Although this section summarizes the material terms of the Plan, such summary is qualified in its entirety by reference to the Plan. Prospective investors in the rights offering and the warrants are urged to read the Plan in its entirety for a more complete description of the Plan.

General Information Concerning Treatment of Claims and Interests

      The Plan is anticipated to become effective on or about January 31, 2005 or as soon as practicable after that date. The Plan provides that, among other things:

•	with the exception of our Senior Subordinated Notes and MLO claims, all allowed prepetition claims against us will (1) be paid in cash on the effective date of the Plan, (2) receive collateral securing their allowed claims pursuant to the Plan or (3) be reinstated in accordance with the Plan;

•	holders of allowed Senior Subordinated Note claims will receive their pro rata distribution of 2,928,571 shares of the reorganized common stock in full satisfaction of their claims, which will represent about 25.6% of the total voting power of and equity interests in Reorganized Oglebay after giving effect to the conversion of the convertible preferred stock but without giving effect to the exercise of the warrants or the management stock plan;

•	the interest purchase agreement relating to the MLO claims will be amended as set forth in the Plan and, as of the effective date of the Plan, will be assumed (as amended) by Reorganized Oglebay. The MLO claims will be paid in accordance with the amended interest purchase agreement;

•	all of our shares of common stock and any related options or similar rights will be cancelled as of the effective date of the Plan, and record holders of shares of common stock with allowed interests under the Plan as of the close of business on the warrant distribution record date will receive warrants, exercisable for 30 days after the effective date of the Plan, to purchase up to 576,256 shares of reorganized common stock at an exercise price of $10 per share;

•	holders of any intercompany claims among any of us and our subsidiaries will not receive any property under the Plan; and

•	in general, all other postpetition claims will be reinstated or paid by us in the ordinary course of business.

      It is a condition to the effective date of the Plan that we raise new financing. To meet this condition, we intend to issue and sell convertible preferred stock pursuant to the rights offering described in and made pursuant to this prospectus and pursuant to the commitment agreement. We intend to use the net proceeds from the issuance and sale of the convertible preferred stock and available cash and borrowings under the confirmation facility to redeem our Senior Secured Notes at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement.

      Pursuant to the rights offering described in and made pursuant to this prospectus, holders of our Senior Subordinated Note claims as of the close of business on December 27, 2004 who are not parties to the commitment agreement (who currently hold an aggregate of $67.139 million in principal amount of Senior Subordinated Notes) will receive non-certificated subscription rights that entitle each holder to subscribe for and purchase 80 shares of convertible preferred stock for each $1,000 in principal amount of Senior Subordinated Notes claims held as of the close of business on December 27, 2004 at a purchase price of $800 (a price of $10 per share). As of the effective date of the Plan, there will be 8,500,000 shares of convertible preferred stock outstanding, which will represent about 74.4% of the total voting power of and equity interests in Reorganized Oglebay after giving effect to the conversion of the convertible preferred stock but without giving effect to up to 576,256 shares of reorganized common stock issuable upon exercise of the warrants and up to 1,328,049 shares of reorganized common stock issuable under the management stock plan.

      We also have entered into a commitment agreement with certain holders of our Senior Subordinated Notes (who currently hold an aggregate of $32.861 million in principal amount of Senior Subordinated Notes) and certain third party accredited investors. Under the terms of the commitment agreement, we agreed to conduct the rights offering. In addition, each of the holders of Senior Subordinated Notes party to the commitment agreement severally agreed to purchase its ratable share of 8,000,000 shares of the convertible preferred stock (having an aggregate purchase price of $80 million) based on such holder’s respective beneficial ownership of the total of $100 million principal amount of outstanding Senior Subordinated Notes, and certain of such holders, along with certain third party accredited investors party to the commitment agreement, severally agreed to purchase specified amounts of shares of the convertible preferred stock that are not subscribed for in the rights offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement. On June 29, 2004, we entered into an amendment to the commitment agreement under which certain of the parties to the commitment agreement agreed to purchase an aggregate of 500,000 additional shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. The additional 500,000 shares will be allocated among such holders of Senior Subordinated Notes and these other third party accredited investors in proportion to their respective standby commitments under the commitment agreement in respect of the rights offering.

      Accordingly, because of the commitment agreement, we are guaranteed to receive aggregate gross proceeds from the exercise of subscription rights and purchases pursuant to the commitment agreement of $85 million in cash, before deducting the expenses of the rights offering and the commitment agreement, which we estimated to be about $5 million. As described in this prospectus in the “Use of Proceeds” section, Reorganized Oglebay plans to use the entire net proceeds of the rights offering, together with the proceeds of the sale of the shares pursuant to the commitment agreement, and available cash and borrowings under the commitment facility, to redeem our Senior Secured Notes at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement. In addition, Reorganized Oglebay intends to fund payments to other creditors under the Plan utilizing available cash and borrowings under the confirmation facility. See “Use of Proceeds.”

      We intend to rely on section 4(2) of the Securities Act to exempt the offer and sale of the convertible preferred stock to the parties to the commitment agreement, and the shares of reorganized common stock issuable upon conversion of such shares of convertible preferred stock, from registration under the Securities Act. The offer and sale of these securities under the commitment agreement is not included in the registration statement of which this prospectus forms a part. We intend to file a resale registration statement relating to the offer and resale by the parties to the commitment agreement of the securities issuable to the parties under the commitment agreement.

Payments to Creditors Under or Contemplated by the Plan

      Payments to creditors under or contemplated by the Plan will be funded utilizing:

•	the net proceeds to Reorganized Oglebay from the exercise of the subscription rights and purchases pursuant to the commitment agreement;

•	available cash and cash equivalents; and/or

•	available borrowings under the confirmation facility.

Effective Date of the Plan

      The Bankruptcy Court confirmed the Plan on November 17, 2004. Assuming that the conditions to the effective date of the Plan are satisfied or properly waived, the effective date of the Plan currently is expected to occur on or about January 31, 2005 or as soon as practicable after that date.

Conditions to the Effective Date of the Plan

      Conditions to the Effective Date of the Plan. The effective date of the Plan will not occur, and the Plan will not be consummated, unless and until the following conditions has been satisfied or waived pursuant to the Plan:

•	the Bankruptcy Court has entered the confirmation order;

•	the Bankruptcy Court has entered an order (contemplated to be part of the confirmation order) approving and authorizing us and Reorganized Oglebay to take all actions necessary to implement the Plan;

•	the documents to effect the confirmation facility are reasonably satisfactory to us and the creditors’ committee and have been executed and delivered by Reorganized Oglebay, the agent under the confirmation facility and each of the lenders under the confirmation facility;

•	we have received at least $85 million in connection with the issuance of the convertible preferred stock;

•	the effective date of the Plan occurs on or after October 25, 2004; and

•	the Plan and all exhibits to the Plan have not been materially modified from the Plan as confirmed by the confirmation order, unless the material modification has been made in accordance with the Plan.

      Waiver of Conditions to the Effective Date. The conditions to the effective date of the Plan may be waived in whole or in part at any time by the agreement of Oglebay and the creditors’ committee without an order of the Bankruptcy Court.

      Effect of Nonoccurrence of Conditions to the Effective Date of the Plan. If each of the conditions to the effective date of the Plan is not satisfied or waived in accordance with the Plan, then upon motion by us or any party in interest made before the time that each of such conditions has been satisfied and upon notice to such parties in interest as the Bankruptcy Court may direct, the confirmation order will be vacated by the Bankruptcy Court. The confirmation order, however, may not be vacated if each of the conditions to the effective date of the Plan is satisfied before the Bankruptcy Court enters an order granting such motion.

      If the confirmation order is vacated pursuant to the Plan:

•	the Plan will be null and void in all respects, including with respect to (1) the discharge of claims and termination of interests pursuant to the Bankruptcy Code, (2) the assumptions, assignments or rejections of executory contracts and unexpired leases pursuant to the Plan, and (3) the releases described in the Plan; and

•	nothing contained in the Plan will (1) constitute a waiver or release of any claims by or against, or any interest in, us or (2) prejudice in any manner our rights or the rights of any other party in interest.

      Modification of the Plan. Subject to the restrictions on modifications set forth in the Bankruptcy Code, we reserve the right to alter, amend or modify the Plan before the effective date of the Plan.

Implementation of the Plan

      Continued Corporate Existence and Vesting of Assets in Reorganized Oglebay. Reorganized Oglebay will continue its separate corporate existence on and after the effective date of the Plan. On the effective date of the Plan, Reorganized Oglebay’s board of directors will be comprised of DeLyle W. Bloomquist, Thomas O. Boucher Jr., Eugene I. Davis, Laurence V. Goddard, Robert H. Kanner, Michael D. Lundin and John P. O’Brien. See “Management — Reorganized Oglebay Board of Directors.” Pursuant to the Plan, our subsidiary debtor equity interests will be reinstated.

      Discharge. Confirmation of the Plan and the occurrence of the effective date of the Plan will result in the discharge of certain claims and interests and the creation of related injunctions with respect to those claims and interests. Moreover, upon confirmation and the occurrence of the effective date of the Plan, Reorganized Oglebay and its subsidiaries will retain and may enforce certain claims and causes of actions against other entities.

      Benefit Programs. Reorganized Oglebay and its subsidiaries intend to continue (or continue as modified or replaced) their existing employee benefit plans and agreements, other than the severance and termination agreements for currently retired or terminated employees, the 1996 Executive Life Plan, and the Director Fee Deferral Plan and as otherwise described in this prospectus. Subject to the Plan, as of the effective date of the Plan, each of Reorganized Oglebay and its subsidiaries will have authority to:

•	maintain, reinstate, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with its active and retired directors, officers and employees, subject to the terms and conditions of any such agreement;

•	enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees;

•	enter into and implement the management incentive plan; and

•	enter into, implement and make the initial grants under the management stock plan.

On the effective date of the Plan, Reorganized Oglebay will enter into new change in control and employment agreements with Michael D. Lundin, Julie A. Boland, Sylvie A. Bon, Michael J. Minkel and Rochelle F. Walk as further described in “Director and Executive Compensation — Officer Agreements.” In addition, without limiting the generality of the foregoing, on the effective date of the Plan, we will reinstate, among other things, the TRA Supplemental Benefit Retirement Plan and the Oglebay Norton Company Supplemental Savings and Ownership Plan.

      From and after the effective date of the Plan, Reorganized Oglebay and its subsidiaries will be obligated to pay retiree benefits (as defined in section 1114(a) of the Bankruptcy Code), if any, in accordance with the terms of the retiree benefit plans or other agreements governing the payment of such benefits, subject to any rights to amend, modify or terminate such benefits under the terms of the applicable retiree benefit plan, other agreement or applicable nonbankruptcy law.

      We are contributing sponsors of certain defined benefit pension plans. The defined benefit pension plans are tax-qualified defined benefit pension plans covered by ERISA. Upon the effective date of the Plan, Reorganized Oglebay and its subsidiaries will assume and continue the defined benefit pension plans, satisfy the minimum funding standards under federal law and administer the defined benefit pension plans in accordance with their terms and the provisions of ERISA and the Internal Revenue Code. Furthermore, nothing in the Plan discharges, releases or relieves us or our successors, including Reorganized Oglebay and its subsidiaries, from any liability imposed under any law or regulatory provision with respect to the defined benefit pension plans. The Pension Benefit Guaranty Corporation and the defined benefit pension plans will not be enjoined or precluded from enforcing such liability with respect to the defined benefit pension plans.

      From and after the effective date of the Plan, Reorganized Oglebay and its subsidiaries will continue to administer and pay the claims arising before the petition date under our workers’ compensation programs in accordance with our prepetition practices and procedures.

      Consummation of the Plan is not intended to and will not constitute a change in ownership or change in control, as defined in any employment agreement or plan in effect on the effective date of the Plan.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the convertible preferred stock and of the reorganized common stock into which the convertible preferred stock may be converted or for which the warrants may be exercised, and also the material United States federal income tax consequences of the disposition, exercise or lapse of the warrants. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. This summary discusses only the tax consequences applicable to investors that will hold the convertible preferred stock, the reorganized common stock into which the convertible preferred stock may be converted or for which the warrants may be exercised, or the warrants as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not purport to address all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, persons that will hold the convertible preferred stock, reorganized common stock or warrants as part of a hedge, straddle, conversion or other integrated transaction, or persons whose “functional currency” is not the United States dollar. Nor does it address the tax consequences to persons other than U.S. holders, as defined below.

      Investors considering the purchase of the convertible preferred stock or the exercise of warrants are urged to consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

      As used in this prospectus, the term “U.S. holder” means a beneficial owner of convertible preferred stock, reorganized common stock into which the convertible preferred stock is converted or for which the warrants are exercised, or the warrants that is for United States federal income tax purposes:

•	an individual citizen or resident alien of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership holds the convertible preferred stock, the reorganized common stock into which the convertible preferred stock is converted or for which the warrants are exercised, or the warrants, the partnership itself will not be subject to United States federal income tax, but the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

Dividends on the Convertible Preferred Stock

      The amount of any dividends paid by us in respect of the convertible preferred stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions to a U.S. holder with respect to the convertible preferred stock will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for federal income tax purposes), then as a tax-free return of capital to the extent of the holder’s tax basis in the shares of convertible preferred stock, and thereafter as gain from the sale or exchange of such stock.

      Under recently enacted tax legislation, eligible dividends received by individual holders in tax years beginning on or before December 31, 2008 will be subject to tax at special reduced rates if certain holding period requirements are satisfied. Individual holders are urged to consult their own tax advisors as to their eligibility for the reduced rates of tax in relation to dividends on the convertible preferred stock.

      In general, distributions taxable as dividends to corporate holders will qualify for the 70% dividends-received deduction. The dividends-received deduction is also subject to certain limitations relating to the holder’s holding period, taxable income and other factors. Corporate holders are urged to consult their own tax advisors as to their eligibility for the dividends received deduction with respect to dividends on the convertible preferred stock.

“Constructive” Dividends on the Convertible Preferred Stock

      U.S. holders should not be required to include in income any constructive dividends on the convertible preferred stock. Until the third anniversary of the effective date of the Plan, and under certain circumstances thereafter, Reorganized Oglebay will not pay cash dividends on the convertible preferred stock. Instead, dividends will accrete and be added to the convertible preferred stock’s liquidation preference per share. Increases in the liquidation preference, in turn, will increase both the conversion ratio and the redemption price for the convertible preferred stock.

      In general, increases in the conversion ratio of preferred stock other than increases pursuant to antidilution provisions, and increases in the redemption price of preferred stock, will give rise to deemed or “constructive” dividends on the stock. Constructive dividends are taxed in the same manner as cash dividends, as described in “— Dividends on the Convertible Preferred Stock” above. In addition, constructive distributions may result where the terms of the preferred stock provide for the accumulation of dividends that the issuer of the stock has no intention of paying currently. These constructive distribution rules apply to stock that is treated as “preferred stock” for United States federal income tax purposes. Whether stock is preferred stock for these purposes depends in large part on whether the stock participates more than nominally in the issuing corporation’s earnings and growth.

      The convertible preferred stock of Reorganized Oglebay entitles its holders to participate in dividend distributions on the reorganized common stock and in liquidation proceeds on an as converted basis along with holders of the reorganized common stock. Based on these participation rights, we intend to treat the convertible preferred stock as participating in our earnings and growth and as not constituting “preferred stock” for United States federal income tax purposes. Our determination is not binding on the Internal Revenue Service, however, and there can be no assurance that the Internal Revenue Service will not successfully take a contrary position, in which event a U.S. holder would be treated as receiving constructive distributions and be required to recognize income in advance of the receipt of cash. Accordingly, a U.S. holder should consult its tax advisor with respect to the possible application of the constructive distribution rules.

Sale or Exchange of the Convertible Preferred Stock Other Than by Redemption or Conversion

      Upon the sale, exchange or other disposition of shares of convertible preferred stock (other than by redemption or by conversion, which are discussed separately below), a U.S. holder will generally recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale, exchange or other disposition, and (2) the holder’s adjusted tax basis in its shares of the convertible preferred stock. This gain or loss will be long-term capital gain or loss if, at the time of disposition, the U.S. holder has held its shares of convertible preferred stock for more than one year. The deductibility of capital losses is subject to limitations.

Redemption of the Convertible Preferred Stock

      A redemption of shares of convertible preferred stock for cash will be a taxable event. A redemption of shares of convertible preferred stock will be treated as a dividend to the extent of our current and accumulated earnings and profits, unless the redemption

•	results in a complete termination of the holder’s stock interest in us under Section 302(b)(3) of the Internal Revenue Code;

•	results in a substantially disproportionate redemption of stock with respect to the holder under Section 302(b)(2) of the Internal Revenue Code; or

•	is “not essentially equivalent to a dividend” with respect to the holder under Section 302(b)(1) of the Internal Revenue Code.

In determining whether the redemption is treated as a dividend, shares considered to be owned by the holder of preferred stock by reason of certain attribution rules described in Section 318 of the Internal Revenue Code, as well as shares actually owned by the holder, must be taken into account.

      If the redemption does not satisfy any of the three tests described above, then the entire amount received will be taxable as a distribution, as described above in “— Dividends on the Convertible Preferred Stock.” In this case, the U.S. holder’s tax basis in the redeemed convertible preferred stock will be allocated to the holder’s remaining shares of our stock, if any.

      If the redemption satisfies any of the three tests above, the redemption will be treated as a sale or exchange of the convertible preferred stock that results in capital gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the convertible preferred stock redeemed.

Conversion of the Convertible Preferred Stock into the Reorganized Common Stock

      A U.S. holder of preferred stock that converts the convertible preferred stock into the reorganized common stock generally will not recognize gain or loss, except that the receipt of cash in lieu of a fractional share of reorganized common stock will result in either (1) a U.S. holder recognizing gain or loss measured by the difference between the cash received in lieu of the fractional share of reorganized common stock and the holder’s tax basis in the surrendered convertible preferred stock allocable to the fractional share of reorganized common stock, or (2) a distribution taxable as a dividend, as determined under the rules described in “— Redemption of the Convertible Preferred Stock.” Generally, any gain recognized upon the receipt of cash in lieu of a fractional share of reorganized common stock upon conversion of the convertible preferred stock will be capital gain and will be long-term capital gain if the U.S. holder’s holding period for the converted convertible preferred stock is more than one year at the time of conversion.

      A U.S. holder’s tax basis in the reorganized common stock received upon the surrender of the convertible preferred stock for conversion will equal the holder’s tax basis in its converted preferred stock as of the time of the conversion, reduced by the holder’s tax basis in the convertible preferred stock allocated to any fractional share of reorganized common stock for which cash is received upon conversion on which capital gain or loss is recognized. A U.S. holder’s holding period in its reorganized common stock received upon conversion will generally include its holding period in respect of the converted preferred stock.

Dividends on the Reorganized Common Stock

      Generally, distributions received by a U.S. holder in respect of reorganized common stock received through the conversion of convertible preferred stock or the exercise of warrants will be treated in the same manner as dividends received with respect to the convertible preferred stock, described above in “— Dividends on the Convertible Preferred Stock.”

Sale, Exchange or other Disposition of the Reorganized Common Stock

      Upon the sale, exchange or other disposition of reorganized common stock received through the conversion of convertible preferred stock or the exercise of warrants, a U.S. holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale, exchange or other disposition, and (2) the holder’s adjusted tax basis in the reorganized common stock. This capital gain or loss will be long-term if the holder’s holding period is more than one year and will be short-term if the holding period is one year or less. A U.S. holder’s tax basis and holding period for reorganized common stock received upon conversion of the convertible preferred stock are determined as discussed above under “— Conversion of the Convertible Preferred Stock.” A U.S. holder’s tax basis and holding period for reorganized common stock received upon the exercise of warrants are determined as discussed below under “— Exercise of the Warrants.” The deductibility of capital losses is subject to limitations.

Sale, Exchange or other Disposition of the Warrants

      Upon the sale, exchange or other disposition of the warrants, a U.S. holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale, exchange or other disposition, and (2) the holder’s tax basis in the warrants. A U.S. holder’s tax basis in the warrants will generally be their fair market value on the date of their receipt pursuant to our plan of reorganization. A U.S. holder’s holding period for the warrants will begin on the date of receipt.

Exercise of Warrants

      The exercise of the warrants will not be a taxable event to a U.S. holder. Upon exercise of the warrants, a U.S. holder’s tax basis in the reorganized common stock obtained will equal the sum of the U.S. Holder’s tax basis in the warrants and the exercise price of the warrants. A U.S. Holder’s holding period with respect to the reorganized common stock obtained on exercise of the warrants will begin on the day the warrants are exercised.

Expiration/Lapse of Warrants

      A U.S. holder will generally recognize a loss equal to the U.S. holder’s tax basis in the warrants if the warrants expire without being exercised. Such loss will generally be short-term capital loss because the warrants will expire less than a year from receipt. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding Tax

      In general, information reporting requirements will apply to payments of dividends on the convertible preferred stock and the reorganized common stock, and payments of the proceeds of the sale or other disposition of the convertible preferred stock, the reorganized common stock or the warrants made with respect to certain non-corporate U.S. holders, unless an exception applies. Further, U.S. holders will be subject to backup withholding if:

•	the payee fails to furnish a taxpayer identification number, or “TIN,” to the payer or establish an exemption from backup withholding;

•	the IRS notifies the payer that the TIN furnished by the payee is incorrect;

•	the payee has received notification of under-reporting with respect to interest or dividends described in Section 3406(c) of the Internal Revenue Code;

•	there has been a failure of the payee to certify under penalties of perjury that the payee is not subject to backup withholding under the Internal Revenue Code; or

•	there has been a failure of the payee to certify under penalties of perjury that the payee is a U.S. person.

      Some U.S. holders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

OUR FINANCIAL ADVISOR

      We have engaged Lazard to act as our financial advisor and to provide us with general restructuring advice, including regarding sales transactions, pursuant to an engagement letter dated August 27, 2003, which was approved pursuant to an order of the Bankruptcy Court dated April 5, 2004. In connection with its role as financial advisor, Lazard agreed to perform certain financial advisory and investment banking services for us.

      As compensation for financial advisory and investment banking services rendered by Lazard, we have agreed to pay Lazard:

•	a monthly fee that commenced in September 2003 equal to $200,000 per month until the earlier of consummation of the Plan or the termination of Lazard’s engagement;

•	$2,000,000 upon consummation of the Plan;

•	if so engaged by us and approved by the Bankruptcy Court, a fee based on the size of the transaction in connection with the consummation of other potential asset sale or securities sale transactions (half of which fee will be credited to any fees paid or payable under the second bullet point above); and

•	for all reasonable out-of-pocket expenses of Lazard.

      We have also agreed to indemnify Lazard and certain of its members, employees, agents or affiliates for certain losses, claims, damages, liabilities or expenses incurred by them in connection with our engagement of Lazard as our financial advisor and investment banker, except for losses, claims, damages, liabilities or expenses resulting primarily from their bad faith, self-dealing, breach of fiduciary duty, if any, gross negligence or willful misconduct.

USE OF PROCEEDS

      If the subscription rights are exercised in full, Reorganized Oglebay will receive approximately $53.7 million in cash, before deducting the expenses of the offering payable by either us or Reorganized Oglebay. When these proceeds are added to the proceeds expected from purchases under the commitment agreement, Reorganized Oglebay will receive aggregate gross proceeds of $85 million, before deducting the expenses of the offering and the commitment agreement payable by either us or Reorganized Oglebay, which are estimated to be about $5 million.

      Reorganized Oglebay plans to use the entire net proceeds of the rights offering, together with the proceeds of the sale of the shares pursuant to the commitment agreement, and available cash and borrowings under the confirmation facility, to redeem our 18% Senior Secured Notes in the principal amount of $83.8 million due October 25, 2008 at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement. In addition, Reorganized Oglebay intends to fund payments to other creditors under the Plan utilizing available cash and borrowings under the confirmation facility.

      Reorganized Oglebay does not expect to receive significant proceeds from the exercise of the warrants and did not include any projected amount of proceeds from the exercise of the warrants in its planning for emergence from chapter 11. Any proceeds received by Reorganized Oglebay will be used for general corporate purposes.

      We have retained Lazard as our financial advisor in connection with the transactions contemplated by the Plan pursuant to an order of the Bankruptcy Court dated April 5, 2004 and under the terms of an engagement letter dated August 27, 2003.

DIVIDEND POLICY

      Subject to certain restrictions described below, Reorganized Oglebay will be required to pay dividends on the convertible preferred stock pursuant to its terms. However, Reorganized Oglebay does not anticipate paying any dividends on the reorganized common stock in the foreseeable future.

      Reorganized Oglebay may be constrained from paying dividends by statutory limitations. Generally, we will not be able to pay dividends if the payment would exceed the surplus of our assets minus our liabilities, or if we are insolvent or would be rendered insolvent.

      Further, covenants in certain debt instruments to which Reorganized Oglebay will be a party will restrict the ability of Reorganized Oglebay to pay dividends on the reorganized common stock and cash dividends on the convertible preferred stock, and may prohibit the payment of dividends and certain other payments on the convertible preferred stock under certain circumstances.

      In addition, because Reorganized Oglebay is a holding company, its ability to pay dividends on the convertible preferred stock may be limited by restrictions on its ability to obtain funds for such dividends through dividends from its subsidiaries.

PRICE AND RELATED INFORMATION CONCERNING REGISTERED SHARES

Oglebay Market Information

      Prior to March 3, 2004, our common stock was traded on The NASDAQ National Market under the symbol “OGLE.” Our shares were delisted from trading on The NASDAQ National Market, effective at the opening of business on March 3, 2004, as a result of our chapter 11 bankruptcy filing. Thereafter, shares of our common stock have been and will be quoted on the Pink Sheets under the symbol “OGLEQ” until cancelled on the effective date of the Plan. The following is a summary of the market range for our common stock during the periods indicated.

	Market Range

Quarterly Period	High	Low

2004
4th (through December 23, 2004)	$0.29	$0.02
3rd	$0.25	$0.08
2nd	0.92	0.10
1st	4.18	0.50
2003
4th	$4.93	$1.73
3rd	3.74	1.10
2nd	4.29	2.71
1st	8.00	2.97
2002
4th	$11.46	$6.30
3rd	13.40	9.35
2nd	13.85	9.51
1st	17.68	10.00

      On December 23, 2004, the closing bid price of our common stock quoted on the Pink Sheets was $0.14 per share. The quotations included in the above table reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As of December 23, 2004, there were 290 shareholders of record and 5,238,688 shares of our common stock outstanding and 2,014,644 shares of common stock held in treasury.

      On the effective date of the Plan, our common stock will be cancelled. The historical prices of our common stock will not be indicative of the anticipated or prospective value or future trading price of or trading market for the reorganized common stock or the convertible preferred stock.

      The prepetition credit facility, the first DIP facility and the second DIP facility prohibited the payment of cash dividends; accordingly, we did not declare or pay dividends on our common stock in 2004, 2003 or 2002. See “Dividend Policy.”

Reorganized Oglebay Market Information

      Reorganized Oglebay intends to apply to list the convertible preferred stock and the reorganized common stock on The NASDAQ National Market as soon as practicable after the effective date of the Plan when Reorganized Oglebay meets the listing requirements. It is unlikely, however, that such securities will qualify for listing at the time they are issued, and we cannot assure you that such securities will ever be listed on The NASDAQ National Market. If Reorganized Oglebay is not able to list such securities on The NASDAQ National Market, it intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the reorganized common stock and the convertible preferred stock on the OTC Bulletin Board. Again, however, we cannot assure you that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist. See “Risk Factors — Although Reorganized Oglebay intends to list the reorganized common stock and the convertible preferred stock on The NASDAQ National Market, we cannot assure you that such securities will meet the listing requirements, or, if listed, remain eligible for listing. In addition, if Reorganized Oglebay is not able to list such securities on The NASDAQ National Market, we cannot assure you that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist.”

      The warrants will not be listed on any securities exchange. The ability to publicly trade the warrants on the OTC Bulletin Board is entirely dependent upon registered broker-dealers applying to the OTC Bulletin Board to initiate quotation of such securities. Other than furnishing to registered broker-dealers copies of this prospectus and documents filed as exhibits to the registration statement of which this prospectus forms a part, Reorganized Oglebay will have no control over the process of quotation initiation on the OTC Bulletin Board.

      The subscription rights will also not be listed on any securities exchange. The ability to publicly trade the subscription rights on the OTC Bulletin Board is entirely dependent upon registered broker-dealers applying to the OTC Bulletin Board to initiate quotation of such securities. Other than furnishing to registered broker-dealers copies of this prospectus and documents filed as exhibits to the registration statement of which this prospectus forms an part, Reorganized Oglebay will have no control over the process of quotation initiation on the OTC Bulletin Board.

CAPITALIZATION

      The following table sets forth our historical and pro forma consolidated debt and capitalization at September 30, 2004, as adjusted to give effect to the following:

•	the consummation of the Plan, providing for, among other things:

•	the redemption of our Senior Secured Notes at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement on the effective date of the Plan;

•	the issuance of 2,928,571 shares of reorganized common stock to holders of our allowed Senior Subordinated Note claims; and

•	the cancellation of all of the outstanding shares of our common stock with record holders of allowed interests in such stock as of the close of business on the warrant distribution record date receiving warrants, exercisable for 30 days after the effective date of the Plan, to purchase up to 576,256 shares of reorganized common stock at an exercise price of $10 per share;

•	the exercise of subscription rights issued to holders of allowed Senior Subordinated Note claims as of the close of business on December 27, 2004 who are not parties to the commitment agreement (who currently hold an aggregate of $67.139 million in principal amount of Senior Subordinated Notes) to subscribe for and purchase 80 shares of convertible preferred stock for each $1,000 in principal amount of Senior Subordinated Notes claims held as of the close of business on December 27, 2004 at a purchase price of $800 (a price of $10 per share) and purchases of convertible preferred stock pursuant to the commitment agreement, all of which shares of convertible preferred stock are initially convertible into 8,500,000 shares of reorganized common stock;

•	the consummation on the effective date of the Plan of the confirmation facility, which we anticipate will consist of:

•	a senior secured revolving credit facility in an aggregate principal amount at any one time outstanding not exceeding $55 million (or, during the period from March 1, 2005 to September 30, 2005, not exceeding $65 million);

•	a senior secured term loan A in an outstanding principal amount of up to $105 million;

•	a senior secured term loan B in an outstanding principal amount of up to $150 million; and

•	the adoption of “fresh-start” reporting as required by SOP 90-7. Adoption of “fresh-start” reporting will result in the determination of the reorganization value of Reorganized Oglebay and the determination and assignment of estimated fair value to assets and liabilities in conformity with the procedures specified by FASB Statement No. 141. In particular, “fresh-start” reporting is expected to change the recorded value of Reorganized Oglebay’s assets and liabilities with an associated change in expense items as compared to our financial statements included elsewhere in this prospectus. We are still in the process of determining both the reorganization value and the fair value of Reorganized Oglebay’s identifiable assets and liabilities. As such, the final valuations and allocations could differ significantly from those shown. The amount of shareholders’ equity in the “fresh-start” balance sheet is not an estimate of the market value of the reorganized common stock or the convertible preferred stock to be issued on the effective date of the Plan. We make no representation as to the market value, if any, of the reorganized common stock or the convertible preferred stock to be issued on the effective date of the Plan.

      This information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” as well as our audited consolidated financial statements and their accompanying notes, all of which are included elsewhere in this prospectus.

	September 30, 2004

	(In thousands, except
	share and per share data)

	(Unaudited)
		Pro Forma
	Actual	as Adjusted

Debt, including lease obligations:
Second DIP credit facility term loan A	$105,000	$—
Second DIP credit facility term loan A-1	20,000	—
Second DIP credit facility term loan B	125,000	—
Second DIP credit facility revolving credit facility	200	—
Senior Secured Notes	83,426	—
Senior Subordinated Notes	100,000	—
Other Debt	14,284	14,284
New senior secured revolving credit facility	—	6,087
Term loan A	—	105,000
Term loan B	—	150,000
Total Debt	$447,910	$275,371
Shareholders’ equity	$56,707	$110,010

Total capitalization	$504,617	$385,381

DILUTION

      The net tangible book value of our common stock as of September 30, 2004 was $(31.51) million or $(6.23) per share. “Net tangible book value” per share represents the amount of total tangible assets (total assets less intangible assets of goodwill and deferred financing fees) less total liabilities, divided by the number of shares of our common stock outstanding. After giving effect to:

•	the redemption of our Senior Secured Notes at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement on the effective date of the Plan;

•	the issuance of 2,928,571 shares of reorganized common stock to holders of our allowed Senior Subordinated Note claims;

•	the cancellation of all of the outstanding shares of our common stock with record holders of allowed interests in such stock as of the close of business on the warrant distribution record date receiving warrants, exercisable for 30 days after the effective date of the Plan, to purchase up to 576,256 shares of reorganized common stock at an exercise price of $10 per share;

•	the exercise of subscription rights issued to holders of allowed Senior Subordinated Note claims as of the close of business on December 27, 2004 who are not parties to the commitment agreement (who currently hold an aggregate of $67.139 million in principal amount of Senior Subordinated Notes) to subscribe for and purchase 80 shares of convertible preferred stock for each $1,000 in principal amount of Senior Subordinated Notes claims held as of the close of business on December 27, 2004 at a purchase price of $800 (a price of $10 per share) and purchases of convertible preferred stock pursuant to the commitment agreement, all of which shares of convertible preferred stock are initially convertible into 8,500,000 shares of reorganized common stock;

•	the consummation on the effective date of the Plan of the confirmation facility, which we anticipate will consist of:

•	a senior secured revolving credit facility in an aggregate principal amount at any one time outstanding not exceeding $55 million (or, during the period from March 1, 2005 to September 30, 2005, not exceeding $65 million);

•	a senior secured term loan A in an outstanding principal amount of up to $105 million;

•	a senior secured term loan B in an outstanding principal amount of up to $150 million; and

•	the adoption of “fresh-start” reporting as required by SOP 90-7. Adoption of “fresh-start” reporting will result in the determination of the reorganization value of Reorganized Oglebay and the determination and assignment of estimated fair value to assets and liabilities in conformity with the procedures specified by FASB Statement No. 141. In particular, “fresh-start” reporting is expected to change the recorded value of Reorganized Oglebay’s assets and liabilities with an associated change in expense items as compared to our financial statements included elsewhere in this prospectus. We are still in the process of determining both the reorganization value and the fair value of Reorganized Oglebay’s identifiable assets and liabilities. As such, the final valuations and allocations could differ significantly from those shown. The amount of shareholders’ equity in the “fresh-start” balance sheet is not an estimate of the market value of the reorganized common stock or the convertible preferred stock to be issued on the effective date of the Plan. We make no representations as to the market value, if any, of the reorganized common stock or the convertible preferred stock to be issued on the effective date of the Plan.

      The pro forma net tangible book value of us as of September 30, 2004 would have been $110.01 million, or $9.63 per share of reorganized common stock (assuming conversion of all convertible preferred stock), representing an immediate dilution of $0.37 per share in respect of the purchase price for the convertible preferred stock subscribed for and purchased pursuant to the rights offering. The following table illustrates the per share dilution:

Purchase price	$10.00
Pro forma net tangible book value per share of convertible preferred stock after consummation of the rights offering, commitment agreement and the Plan
Net tangible book value per share of reorganized common stock before consummation of the rights offering, commitment agreement and the Plan	$(6.23)
Increase per share of convertible preferred stock attributable to consummation of the Plan	$14.77

Pro forma net tangible book value per share of convertible preferred stock after consummation of the Plan	$8.54
Increase per share of convertible preferred stock attributable to consummation of the rights offering and the commitment agreement	$1.09
Pro forma net tangible book value per share of convertible preferred stock after consummation of the rights offering, commitment agreement and the Plan	$9.63
Dilution to persons exercising rights(1)	$0.37

(1)	Dilution is determined by subtracting pro forma net tangible book value per share of convertible preferred stock after the rights offering, commitment agreement and the Plan from the purchase price per share of convertible preferred stock.

      In addition, in order for a holder of subscription rights to prevent a substantial reduction in its potential ownership of the reorganized common stock at the conclusion of the rights offering, it must exercise all of its subscription rights in full. Moreover, as described elsewhere in this prospectus, the holder’s relative percentage equity ownership will be even further reduced upon the exercise of the warrants and by the issuance of the reorganized common stock under the management stock plan. See “Risk Factors — Holders of subscription rights will experience a substantial reduction in their potential ownership of the reorganized common stock if such holders do not exercise their subscription rights in full.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The following sets forth our selected historical consolidated financial data as of and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 and as of and for the nine months ended September 30, 2004 and 2003.

      Our consolidated balance sheets after September 30, 2004 and our consolidated statements of operations for the periods after September 30, 2004 will not be comparable to our historical consolidated financial statements published before the effective date of the Plan and included elsewhere in this prospectus. After the effective date of the Plan, the financial statements of Reorganized Oglebay will reflect the application of “fresh-start” reporting as required by SOP 90-7 issued by the American Institute of Certified Public Accountants. The adoption of “fresh-start” reporting will result in the determination of the reorganization value of Reorganized Oglebay and the determination and assignment of estimated fair value to assets and liabilities in conformity with the procedures specified by FASB Statement No. 141. “Fresh-start” reporting is expected to change the recorded value of Reorganized Oglebay’s tangible and intangible assets with an associated change in expense items as compared to Oglebay’s financial statements included elsewhere in this prospectus.

      The consolidated balance sheet data and the consolidated statement of operations data presented below as of December 31, 2003, 2002, 2001, 2000 and 1999, and for each of the years in the five-year period ended December 31, 2003, have been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm. The auditors report issued by Ernst & Young LLP with respect to their audit of our financial statements for the year ended December 31, 2003 included an explanatory paragraph that describes an uncertainty about our ability to continue as a going concern. Certain amounts in prior years have been reclassified to conform to the 2003 consolidated financial statement presentation. The consolidated balance sheet data and the consolidated statement of operations data presented below as of September 30, 2004 and 2003, and for each of the nine-month periods ended September 30, 2004 and 2003, are derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring accruals, which management considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of full year results. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included in this prospectus.

      All of the information presented below should be read in conjunction with the information in the sections in this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our audited and unaudited consolidated financial statements and their accompanying notes, all of which are included elsewhere in this prospectus.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

						Nine Months Ended
	Year Ended December 31(1)					September 30

						Unaudited
	2003	2002	2001	2000	1999	2004		2003

	(In thousands, except per share amounts)
OPERATIONS
Net sales and operating revenues	$404,229	$400,572	$404,211	$393,181	$328,947	$322,403		$300,917
Operating (loss) income	(6,647)	34,625	15,208	51,019	46,544	16,220		(2,386)
(Loss) income before cumulative effect of accounting change	(31,801)	(6,608)	(18,815)	15,028	13,646	(32,105)		(21,915)
Cumulative effect of accounting change for asset retirement obligations (net of income tax benefit of $889)	(1,391)	-0-	-0-	-0-	-0-	-0-		(1,391)

Net (loss) income	$(33,192)	$(6,608)	$(18,815)	$15,028	$13,646	$(32,105)		$(23,306)

PER SHARE DATA
(Loss) income before cumulative effect of accounting change — basic	$(6.21)	$(1.32)	$(3.76)	$3.02	$2.81	$(6.14)		$(4.30)
Cumulative effect of accounting change for asset retirement obligations (net of tax benefits of $0.18)	(0.27)	-0-	-0-	-0-	-0-	-0-		(0.27)

Net (loss) income — basic	$(6.48)	$(1.32)	$(3.76)	$3.02	$2.81	$(6.14)		$(4.57)

(Loss) income before cumulative effect of accounting change — assuming dilution	(6.21)	(1.32)	(3.76)	3.00	2.80	(6.14)		(4.30)
Cumulative effect of accounting change for asset retirement obligations (net of tax benefits of $0.18)	(0.27)	-0-	-0-	-0-	-0-	-0-		(0.27)

Net (loss) income — assuming dilution	$(6.48)	$(1.32)	$(3.76)	$3.00	$2.80	$(6.14)		$(4.57)

Dividends per share	$-0-	$-0-	$0.60	$0.80	$0.80	$-0-		$-0-
Market price at period end	$4.21	$6.65	$15.50	$19.44	$23.75	$0.11		$2.23
Book value at period end	$17.50	$23.20	$24.54	$30.80	$28.62	$10.82		$19.11
Shares of common stock outstanding at period end	5,060	4,978	4,972	4,968	4,927	5,239		5,038
Average shares of common stock outstanding — basic during the period	5,125	5,025	4,998	4,975	4,857	5,233		5,102
Average shares of common stock outstanding assuming dilution during the period	5,125	5,025	5,012	5,007	4,870	5,233		5,102
FINANCIAL CONDITION
Capital expenditures	$19,165	$20,016	$26,875	$36,048	$25,939	$17,122		$14,458
Working (deficit) capital	(361,786)	54,402	46,978	45,582	38,731	(139,717	)(2)	(42,026)
Total assets	648,694	687,467	680,149	700,046	570,066	674,292		648,694
Capitalization:
Long-term debt, including current portion	421,840	395,348	388,773	378,591	301,706	447,910	(3)	442,465
Stockholders’ equity	$88,004	$115,501	$121,998	$153,000	$141,009	$56,257		$88,004

(1)	Results for 2004 and 2003 include Erie Sand and Gravel from its acquisition date in early January 2003 and do not include the Lawn and Garden bagging business unit of the Global Stone segment subsequent to its sale in the fourth quarter of 2003. Results for 2000 include Michigan Limestone Operations and Global Stone Portage from their respective dates of acquisition during the second and third quarters of 2000, respectively. Results for 1999 include Global Stone Winchester and Specialty Minerals from their respective dates of acquisition during the first and fourth quarters of 1999, respectively.

(2)	Does not include liabilities subject to compromise of $311.96 million. Some of these liabilities would be classified as current liabilities if the were not subject to compromise.

(3)	Includes debt of $197.709 million that was classified in liabilities subject to compromise in our Quarterly Report on Form 10-Q for the period ended September 30, 2004.

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

      The following unaudited pro forma condensed consolidated financial statements are derived from our audited consolidated financial statements for the year ended December 31, 2003 and our unaudited consolidated financial statements for the nine months ended September 30, 2004, which are included elsewhere in this prospectus.

      The unaudited pro forma condensed consolidated financial data has been prepared to reflect the following adjustments to our historical financial information to give effect to the Plan, the rights offering, the commitment agreement and the confirmation facility, as if the effective date of the Plan, the rights offering, the commitment agreement and the confirmation facility occurred as of September 30, 2004, in the case of the unaudited pro forma condensed consolidated balance sheet, January 1, 2003, in the case of the unaudited pro forma condensed consolidated income statement for the twelve months ended December 31, 2003 and January 1, 2004, in the case of the unaudited pro forma condensed consolidated income statement for the nine months ended September 30, 2004.

•	the redemption of our Senior Secured Notes at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement on the effective date of the Plan;

•	the issuance of 2,928,571 shares of reorganized common stock to holders of our allowed Senior Subordinated Note claims;

•	the cancellation of all of the outstanding shares of our common stock with record holders of allowed interests in such stock as of the close of business on the warrant distribution record date receiving warrants, exercisable for 30 days after the effective date of the Plan, to purchase up to 576,256 shares of reorganized common stock at an exercise price of $10 per share;

•	the exercise of subscription rights issued to holders of allowed Senior Subordinated Note claims as of the close of business on December 27, 2004 who are not parties to the commitment agreement (who currently hold an aggregate of $67.139 million in principal amount of Senior Subordinated Notes) to subscribe for and purchase 80 shares of convertible preferred stock for each $1,000 in principal amount of Senior Subordinated Notes claims held as of the close of business on December 27, 2004 at a purchase price of $800 (a price of $10 per share) and purchases of convertible preferred stock pursuant to the commitment agreement, all of which shares of convertible preferred stock are initially convertible into 8,500,000 shares of reorganized common stock;

•	the consummation on the effective date of the Plan of the confirmation facility, which we anticipate will consist of:

•	a senior secured revolving credit facility in an aggregate principal amount at any one time outstanding not exceeding $55 million (or, during the period from March 1, 2005 to September 30, 2005, not exceeding $65 million);

•	a senior secured term loan A in an outstanding principal amount of up to $105 million; and

•	a senior secured term loan B in an outstanding principal amount of up to $150 million; and

•	the adoption of “fresh-start” reporting as required by SOP-97 issued by the American Institute of Certified Public Accountants.

      The unaudited pro forma consolidated financial data is provided for illustrative purposes only and does not purport to represent what the actual results of operations or Reorganized Oglebay’s financial position would have been had the Plan occurred on January 1, 2003, January 1, 2004 or September 30, 2004, respectively, nor is it necessarily indicative of Reorganized Oglebay’s future operating results or consolidated financial position. In particular, the application of “fresh-start” reporting results in the determination of the estimated reorganization value of Reorganized Oglebay and the determination and assignment of estimated fair value to assets and liabilities in conformity with the procedures specified in

FASB Statement No. 141. The adoption of “fresh-start” reporting will change the recorded value of Reorganized Oglebay’s assets and liabilities as compared to the financial statements included elsewhere in this prospectus. We are still in the process of determining both the reorganization value and the estimated fair value of Reorganized Oglebay’s identifiable assets and liabilities. As such, the final valuations and allocations could differ significantly from those shown. The amount of shareholders’ equity in the “fresh-start” balance sheet is not an estimate of the market value of the reorganized common stock or the convertible preferred stock to be issued upon on the effective date of the Plan. We make no representations as to the market value, if any, of the reorganized common stock or the convertible preferred stock to be issued on the effective date of the Plan.

      The unaudited pro forma condensed consolidated financial data should be read in conjunction with our historical consolidated financial statements and notes thereto included elsewhere in this prospectus. You should also read sections “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

SELECTED UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

(In thousands, except per share amounts)

		Pro Forma &
		Reorganization Adjustments

				Fresh Start
		Debt		Valuation
	Historical	Adjustments		Adjustments		Pro Forma

NET SALES AND OPERATING REVENUES	$322,403	$—		$—		$322,403
COSTS AND EXPENSES
Cost of goods sold and operating expenses	242,790	—		978 (2	), (4), (6)	243,768
Depreciation, depletion, amortization and accretion	27,389	—		(1,979	)(2), (3)	25,410
General, administrative and selling expenses	28,494	—		(909	)(4), (6)	27,585
Provision for restructuring, asset impairments and early retirement programs	7,510	—		—		7,510

	306,183	—		(1,910)		304,273

OPERATING (LOSS) INCOME	16,220	—		1,910		18,130
Reorganization items, net	(13,937)			13,937 (8)		—
Loss on disposition of assets	(26)	—		—		(26)
Interest expense	(41,279)	17,645 (1	), (5)	—		(23,634)
Other income, net	5,744	—		—		5,744

(LOSS) INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(33,278)	17,645		15,847		214
INCOME (BENEFIT) TAXES	(1,173)	6,176		5,546		10,549

(LOSS) INCOME FROM CONTINUING OPERATIONS	$(32,105)	$11,469		$10,301		$(10,335)

CHANGE IN AGGREGATE LIQUIDATION PREFERENCE OF PREFERRED STOCK FROM ACCRETION OF DIVIDENDS		$9,412 (7)				$9,412

NET (LOSS) INCOME TO COMMON SHAREHOLDERS FROM CONTINUING OPERATIONS	$(32,105)	$2,057		$10,301		$(19,747)

PER SHARE AMOUNTS — BASIC AND ASSUMING DILUTION:
Loss before cumulative effect of accounting change	$(6.14)					$(6.74)
Average shares of common stock outstanding basic and assuming dilution	5,233	(2,304	)(7)			2,929

See notes to selected unaudited pro forma condensed consolidated financial data.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

SELECTED UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD ENDING DECEMBER 31, 2003

(In thousands, except per share amounts)

		Pro Forma & Reorganization Adjustments

						Fresh Start
		Lawn & Garden		Debt		Valuation
	Historical	Disposition		Adjustments		Adjustment		Pro Forma

NET SALES AND OPERATING REVENUES	$404,229	$(21,505	)(9)	$—		$—		$382,724
COSTS AND EXPENSES
Cost of goods sold and operating expenses	315,244	(18,381	)(9)	—		2,546	(11), (13), (15)	299,409
Depreciation, depletion, amortization and accretion	37,777	(465	)(9)	—		(2,751	)(11), (12)	34,561
General, administrative and selling expenses	42,302	(1,135	)(9)	—		(1,704	)(13), (15)	39,463
Provision for doubtful accounts	2,332	—		—		—		2,332
Provision for restructuring, asset impairments and early retirement programs	13,221	—		—		—		13,221

	410,876	(19,981)		—		(1,909)		388,986

OPERATING (LOSS) INCOME	(6,647)	(1,524)		—		1,909		(6,262)
Loss on disposition of assets	(3,686)	0 (9)		—		—		(3,686)
Interest expense	(53,843)	0		16,973 (10	), (14)	—		(36,870)
Other income, net	2,032	0		—		—		2,032

(LOSS) INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(62,144)	(1,524)		16,973		1,909		(44,786)
INCOME (BENEFIT) TAXES	(30,343)	(533)		5,941		668		(24,268)

(LOSS) INCOME FROM CONTINUING OPERATIONS	$(31,801)	$(991)		$11,032		$1,241		$(20,518)

CHANGE IN AGGREGATE LIQUIDATION PREFERENCE OF PREFERRED STOCK FROM ACCRETION OF DIVIDENDS				$12,775 (16)				$12,775

NET (LOSS) INCOME TO COMMON SHAREHOLDERS FROM CONTINUING OPERATIONS	$(31,801)	$(991)		$(1,743)		$1,241		$(33,293)

PER SHARE AMOUNTS — BASIC AND ASSUMING DILUTION:
Loss before cumulative effect of accounting change	$(6.21)							$(11.37)
Average shares of common stock outstanding basic and assuming dilution	5,125			(2,196	)(17)			2,929

See notes to selected unaudited pro forma condensed consolidated financial data.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2004

(Dollars and shares in thousands, except per share amounts)

		Unaudited Reorganization Adjustments

				Fresh Start
		Debt		Valuation		Unaudited
	Historical	Adjustments		Adjustment		Pro Forma

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,327	$(9,327	)(19), (27), (33)			$—
Accounts receivable (net of reserve for doubtful accounts of $5,615 in 2004)	69,493	0				69,493
Inventories:
Raw materials and finished products	34,341	0		$(454	)(18)	33,887
Operating supplies	12,819	0				12,819

	47,160	0		(454)		46,706
Deferred income taxes	3,901	0				3,901
Other current assets	27,463	(9,367	)(19)			18,096

TOTAL CURRENT ASSETS	157,344	(18,694)		(454)		138,196
PROPERTY AND EQUIPMENT	752,098	—		(271,976	)(20), (21), (35)	480,122
Less allowances for depreciation, depletion and amortization	355,519	—		(355,519	)(20), (21), (35)	—

	396,579	—		83,543	(20), (21), (35)	480,122
GOODWILL (net of accumulated amortization of $11,093 in 2004)	73,877	0		(73,877	)(22)	—
REORGANIZED COMPANY GOODWILL	—			—		—
PREPAID PENSION COSTS	33,592	0		(33,592	)(23)	—
OTHER ASSETS	12,900	(4,974	)(19)			7,926

TOTAL ASSETS	$674,292	$(23,668)		$(24,380)		$626,244

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$250,201	$(227,569	)(24),(25),(26),(27),(36)	$22,632
Accounts payable	17,837	20,483	(36)			38,320
Payrolls and other accrued compensation	6,663	2,377	(36)			9,040
Accrued expenses	11,288	8,508	(36)	(707	)(29)	19,089
Accrued interest expense	11,072	1,932	(30), (36)			13,004
Income taxes payable	—	464	(36)			464

TOTAL CURRENT LIABILITIES	297,061	(193,805)		(707)		102,549
LONG-TERM DEBT, less current portion	—	252,739	(27), (36)			252,739
POSTRETIREMENT BENEFITS OBLIGATION	1,942	50,475	(36)	11,824	(31)	64,241
OTHER LONG-TERM LIABILITIES	2,721	24,401	(36)	23,256	(23),(29)	50,378
DEFERRED INCOME TAXES	3,901	—		42,426	(34), (35)	46,327
LIABILITIES SUBJECT TO COMPROMISE	311,960	(311,960	)(36)

See notes to selected unaudited pro forma condensed consolidated financial data.

		Unaudited Reorganization Adjustments

				Fresh Start
		Debt		Valuation		Unaudited
	Historical	Adjustments		Adjustment		Pro Forma

SHAREHOLDERS’ EQUITY
Convertible preferred stock par value $.01- authorized 30,000, issued 8,500 shares	—	85	(28)	—		85
Reorganized common stock, par value $.01- authorized 90,000, issued 3,000 shares		29	(26)			29
Reorganized Company Additional capital		106,614	(26),(28)	3,282	(28)	109,896
Preferred stock, 5,000 shares authorized
Common stock, par value $1.00 per share — authorized 30,000; issued 7,253 shares	7,253	—		(7,253	)(32)	—
Additional capital	6,895	—		(6,895	)(32)	—
		47,754	(19),(25),(26),
Retained earnings	73,969		(30),(33)	(121,723	)(32)	—
Accumulated other comprehensive loss	(3,773)	—		3,773	(23)	—

	84,344	154,482		(128,816)		110,010
Treasury stock, at cost — 2,015 shares	(27,637)	—		27,637	(32)	—

	56,707	154,482		(101,179)		110,010

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$674,292	$(23,668)		$(24,380)		$626,244

See notes to selected unaudited pro forma condensed consolidated financial data.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Data

Basis of Presentation

      The accompanying unaudited pro forma consolidated financial statements are based on adjustments to our historical consolidated financial statements to give effect to the Plan and adoption of “fresh-start” reporting. Our historical financial statements were prepared on a basis that assumes we will continue as a going concern. The independent registered public accounting firm’s report on our 2003 financial statements included on explanatory paragraph that describes an uncertainty about our ability to continue as a going concern based on our recurring losses from operations, non-compliance with certain loan covenants, and our voluntary petition with our subsidiaries under chapter 11 of the Bankruptcy Code. The independent registered public accounting firm is required to annually make an assessment regarding our ability to continue as a going concern. There can be no assurance that the independent auditor’s report with respect to our 2004 financials statements will not include such a “going concern” qualification.

      The unaudited pro forma consolidated financial statements reflect the adoption of “fresh-start” reporting as set out in SOP 90-7 as if it had occurred on January 1, 2003 for the Consolidated Statement of Operations for the year ended December 31, 2003, on January 1, 2004 for the Consolidated Statement of Operations for the period ended September 30, 2004 and at September 30, 2004 for the Consolidated Balance Sheet. As of September 30, 2004, under “fresh-start” reporting, we will determine the reorganization value of Reorganized Oglebay and the estimated fair value of our assets and liabilities. We are still in the process of determining our reorganization value. Our estimates of reorganization value and fair value used in the unaudited pro forma consolidated financial statements were prepared on a preliminary basis and are subject to change.

      The reorganization value and “fresh-start” adjustments are based upon available information and assumptions that we believe were reasonable at the time made. The unaudited pro forma consolidated financial statements do not purport to present our results of operations and financial position had our emergence from the Plan occurred on the dates specified, nor are they necessarily indicative of the results of operations or financial position that Reorganized Oglebay may report in the future. The pro forma adjustments included in the prospectus herein are based on our estimates. The actual adjustments to be recorded upon the completion of the Plan may be materially different.

      This information should be read together with our consolidated financial statements included elsewhere in this prospectus and the information provided in “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

      The following is a summary of pro forma adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 2004:

      (1) We had deferred financing fees related to our prepetition credit agreement, prepetition term loan, Senior Secured Notes, Senior Subordinated Notes, initial DIP facility and second DIP facility as of September 30, 2004. The amortization of these fees was included in interest expense ($10.93 million) in the consolidated statement of operations. The nine-month amortization included $3.64 million written off for deferred financing fees related to the prepetition credit agreement, prepetition term loan and initial DIP facility that was paid off in July 2004. Under the terms of the Plan, all deferred financing fees will need to be written off. The confirmation facility will consist of a revolving credit facility, term A loan and term B loan. This confirmation facility includes new commitment fees and associated capitalized legal and professional costs that are estimated at $10.250 million and will be expensed as part of the reorganization.

      (2) Historically, our policy was that certain mining costs associated with the removal of waste rock in the mining process were recorded at cost and amortized on a units of production method based upon recoverable reserves. The amortization expense was recorded as part of depreciation, depletion, amortization and accretion on the consolidated statement of operations. As part of our adjustment for fresh-start reporting, we will no longer capitalize these costs, but rather inventory these costs as part of normal production and expense into cost of goods sold as inventory is relieved. The impact for the nine months ended September 30, 2004 is that $2.014 million that was capitalized in our historical financials is now expensed in cost of good sold. Additionally, $2.370 million that was amortized in our historical financials based upon units of production no longer will need to be amortized. The amount of additional cost in inventory was deemed immaterial for this pro forma computation.

      (3) We are legally required by various state and local regulations and/or contractual agreements to reclaim land disturbed by quarrying activities and to remove buildings, land improvements and fixed equipment from certain properties upon termination of mining. We will value the SFAS 143 liability at “fresh-start” reporting at present values of amounts to be paid determined at appropriate current interest rates. Barring any significant change in circumstances, this value should approximate the SFAS 143 liability pre-revaluation as the associated future costs were estimated at adoption, January 1, 2003, and adjusted in 2004 for estimated changes in the future costs as part of our annual review. Our current assumption is that there is no change to the September 30, 2004 liability because of “fresh-start” reporting.

      However, per the implementation of “fresh-start” reporting, we will value the fixed asset component of the SFAS 143 liability at the same value and eliminate the associated accumulated depreciation previously recorded. The impact is that Reorganized Oglebay will increase the net land reclamation asset by $3.862 million. The increased asset would cause an additional $391,000 in depreciation expense for the nine months ended September 30, 2004.

      (4) In accordance with “fresh-start” reporting, all assets and liabilities are to be to be recorded at their fair value. Our defined benefit pension plans will be revalued at the emergence date for the net amount of fair value of assets compared with the projected benefit obligation using the then most recent participant data. We engaged an independent actuarial specialist to determine the projected benefit obligation. The independent actuarial calculation will be finalized upon our emergence from bankruptcy; however, we have used a draft valuation to estimate the projected benefit obligation as of September 30, 2004 using January 1, 2004 participant data.

      We used a draft valuation from the independent actuarial specialist to estimate the projected benefit obligation valuation as of September 30, 2004 using January 1, 2004 participant data and a trustee valuation of plan assets as of September 30, 2004 to estimate our “fresh-start” reporting adjustments. The “fresh-start” reporting adjustments to the consolidated balance sheet that would make our projected benefit obligation less fair market value of assets equal our book liability would eliminate the net actuarial loss and amortization of prior service cost as components of net periodic benefit costs. The elimination of the above would reduce Reorganized Oglebay’s cost of goods sold and operating expense by $618,000 and its general, administrative and selling expense by $1.046 million for the nine months ended September 30, 2004.

      (5) The Plan contemplates substantial changes to our debt structure. As part of these changes, our prepetition credit agreement and prepetition term loan were paid off on July 15, 2004 when the second DIP facility was consummated. The interest expense on those prepetition facilities and the initial DIP facility in the nine months ended September 30, 2004 combined to total $9.848 million. The interest expense for the nine months ended September 30, 2004 regarding the second DIP facility was $4.560 million. Our Senior Secured Notes will be reinstated and redeemed at 106% of par value pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement. The nine months ended September 30, 2004 interest expense on the Senior Secured Notes was $11.540 million. The interest expense on the Senior Subordinated Notes was only accrued until the bankruptcy filing on February 23, 2004 and was $1.444 million for the first nine months of 2004. Pursuant to this rights offering, holders of our allowed Senior Subordinated Note claims will receive non-certificated subscription rights that will entitle each holder to subscribe for and purchase 80 shares of convertible preferred stock for each $1,000 in principal amount of Senior Subordinated Notes claims held as of the close of business on December 27, 2004 at a purchase price of $800 (a price of $10 per share) offered pursuant to this prospectus. Under the commitment agreement, each of those holders of Senior Subordinated Notes agreed to subscribe for and purchase its ratable share of 8,000,000 shares of the convertible preferred stock and certain of such holders along with certain other third party accredited investors severally agreed to purchase specified amounts of shares of convertible preferred stock that are not subscribed for in the rights offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement. On June 29, 2004, we entered into an amendment to the commitment agreement under which certain holders of the Senior Subordinated Notes who, together with certain other third party accredited investors, had agreed to purchase the shares of convertible preferred stock not subscribed for in the rights offering, further agreed to purchase an aggregate of 500,000 additional shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. The additional 500,000 shares will be allocated among such holders of Senior Subordinated Notes and these other third party accredited investors in proportion to their respective standby commitments under the commitment agreement in respect of the rights offering.

      Reorganized Oglebay plans to use the entire net proceeds of the rights offering, together with the proceeds from the sale of additional shares pursuant to the commitment agreement and available cash and borrowings under the confirmation facility, to reinstate and redeem our Senior Secured Notes at 106% of par value pursuant to the Plan and in accordance with the terms of the Senior Secured Notes purchase agreement. In addition, Reorganized Oglebay intends to fund payments to other creditors under the Plan utilizing available cash and borrowings under the confirmation facility.

      The Plan contemplates a confirmation facility consisting of a revolving credit facility, term A loan and term B loan. Based upon the nine-month average of 2004 borrowings adjusted for the $85 million preferred stock issuance offset by financing fees and various success fees for professionals, we estimate that the term A and term B loans will be fully drawn and the revolving credit facility will be partially drawn. We anticipate that the term loan A facility will have an initial principal amount equal to $105 million (with a monthly amortization of 1/120th of the original principal amount), and that term A loans bearing interest at a rate linked to the prime rate will bear interest at the greater of 6.00% and the prime rate plus 1.50%. We also anticipate that term A loans bearing interest at a rate linked to LIBOR will bear interest at the greater of 6.00% and LIBOR plus 4.00%. At these rates, we expect interest expense will be $4.548 million for the term loan A facility for the nine months ended September 30, 2004.

      We anticipate that the term loan B facility will have an initial principal amount equal to $150 million. We anticipate that term B loans bearing interest at a rate linked to the prime rate will bear interest at the greater of 14.25% and the prime rate plus 9.75%. We also anticipate that term B loans bearing interest at a rate linked to LIBOR will bear interest at the greater of 12.25% and LIBOR plus 10.25%. At these rates, we expect interest expense will be $13.781 million for the term loan B facility for the nine months ended September 30, 2004.

      We anticipate that the senior secured revolving credit facility will be in an aggregate principal amount at any time outstanding not to exceed $55 million (plus a $10 million additional amount from March through September 2005), with a sub-limit of $20 million for issuance of letter of credit accommodations. Principal amounts of the revolving facility that we repay may be re-borrowed in accordance with the expected terms of the confirmation facility. We anticipate that the revolving credit facility under the confirmation facility will bear interest at a floating rate linked to the prime rate or to LIBOR, at our option. We also anticipate that revolving loans relating to the prime rate will bear interest at the greater of 5.50% and the prime rate plus 1.00%, and that revolving loans relating to LIBOR will bear interest at the greater of 5.50% and LIBOR plus 3.50%. At these rates, we expect interest expense will be $465,000 for the senior secured revolving credit facility for the nine months ended September 30, 2004.

      Additionally, we expect to pay an annual fee of 1% on the amount outstanding under the term A loan and term B loan, which we anticipate will equal $1.883 million for the nine months ended September 30, 2004.

      (6) In accordance with “fresh-start” reporting, all assets and liabilities are to be to be recorded at their fair value. Our postretirement benefit plans will be revalued at the emergence date for the net amount of fair value of assets compared with the projected benefit obligation using the then most recent participant data. We engaged an independent actuarial specialist to determine the projected benefit obligation. The independent actuarial calculation will be finalized upon our emergence from bankruptcy;

however, we have used a draft valuation to estimate the projected benefit obligation as of September 30, 2004 using January 1, 2004 participant data.

      Based upon that information, we are estimating “fresh-start” reporting adjustments. The “fresh-start” reporting adjustments to the consolidated balance sheet described in Note 31 would eliminate the net actuarial loss and amortization of prior service cost as components of net periodic benefit costs. The elimination of the above would reduce Reorganized Oglebay’s cost of goods sold and operating expense by $418,000 for the nine months ended September 30, 2004 and increase its general, administrative and selling expense by $137,000 for the nine months ended September 30, 2004.

      (7) The current Plan contemplates that holders of the convertible preferred stock will be entitled to receive, out of Reorganized Oglebay’s assets legally available for payment, dividends on the then effective liquidation preference payable quarterly, in arrears, on the dividend payment date, which is the last day of March, June, September and December of each year, at an annual rate we anticipate as of September 30, 2004 for purposes of these pro forma financial statements to be equal to 14.25%, which is 200 basis points over the anticipated highest applicable interest rate payable under the confirmation facility as of the effective date of the Plan. The current Plan contemplates the cancellation of our current common stock and the issuance of 2,928,571 shares of Reorganized Oglebay common stock. Because of Reorganized Oglebay’s expected pro forma loss, adding the 8,500,000 shares of convertible preferred stock would be anti-dilutive and, accordingly, is not included in this pro forma computation.

      (8) We have incurred $13.937 million in reorganization items, net in the nine months ended September 30, 2004. These expenses are primarily for legal and professional fees and are the direct result of our restructuring. Emergence from bankruptcy would eliminate the $13.937 million of expense; therefore, we have adjusted our unaudited pro forma condensed consolidated statement of operations accordingly.

      The following is a summary of pro forma adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2003:

      (9) Adjustments made to eliminate the results of operations of the Lawn and Garden bagging business unit that was sold in October 2003, based on allocated costs and expenses estimated by management.

In thousands

NET SALES AND OPERATING REVENUES	$21,505

COSTS AND EXPENSES
Cost of goods sold and operating expenses	18,381
Depreciation, depletion, amortization and accretion	465
General, administrative and selling expenses	1,135

19,981

OPERATING (LOSS) INCOME	$1,524

      Additionally, Oglebay recorded a $3.692 million loss on disposition of assets relating to the sale of the Lawn and Garden bagging business unit in 2003.

      (10) We had deferred financing fees related to our prepetition credit agreement, prepetition term loan, Senior Secured Notes and Senior Subordinated Notes as of December 31, 2003. The amortization of these fees was included in interest expense ($4.862 million) in the consolidated statement of operations. These remaining deferred financing fees will need to be written off in “fresh-start” reporting. The confirmation facility will consist of a revolving credit facility, term A loan and term B loan. This confirmation facility includes new commitment fees and associated capitalized legal and professional costs that are estimated at $10.250 million and will be expensed as part of the reorganization.

      (11) Historically, our policy was that certain mining costs associated with the removal of waste rock in the mining process were recorded at cost and amortized on a units of production method based upon recoverable reserves. The amortization expense was recorded as part of depreciation, depletion, amortization and accretion on the consolidated statement of operations. As part of “fresh-start” reporting, we will no longer capitalize these costs, but rather inventory these costs as part of normal production and expense into cost of goods sold as inventory is relieved. The impact for 2003 is that $3.464 million that was capitalized in our historical financials is now expensed in cost of goods sold. Additionally, $3.455 million that was amortized in our historical financials based upon units of production no longer will need to be amortized. The amount of additional cost in inventory was deemed immaterial for this pro forma computation.

      (12) We are legally required by various state and local regulations and/or contractual agreements to reclaim land disturbed by our quarrying activities and to remove buildings, land improvements and fixed equipment from certain properties upon termination of mining. We will value the SFAS 143 liability as part of “fresh-start” reporting at present values of amounts to be paid determined at appropriate current interest rates. Barring any significant change in circumstances, this value should approximate the SFAS 143 liability pre-revaluation as the associated future costs were estimated at adoption, January 1, 2003, and accreted at the same discount rate. Our current assumption is that there is no change to the liability.

      However, as part of “fresh-start” reporting, we will value the fixed asset component of the SFAS 143 liability at the same value and eliminate the associated accumulated depreciation previously recorded. The impact is that Reorganized Oglebay will increase the net land reclamation asset by $3.202 million. The increased asset would cause an additional $704,000 in depreciation expense for the year ended December 31, 2003.

      (13) In accordance with “fresh-start” reporting, all assets and liabilities are to be recorded at their fair value. We have information from December 31, 2003 for the fair value of plan assets and the projected benefit obligation valuation as of December 31, 2003 using January 1, 2003 participant data. Based upon that information, we are estimating the “fresh-start” reporting adjustments for the consolidated statement of operations for the year ended December 31, 2003. The “fresh-start” reporting adjustments to the consolidated balance sheet that would make our projected benefit obligation less fair market value of assets equal our book liability would eliminate the net actuarial loss and amortization of prior service cost as components of net periodic benefit costs. The elimination of the above would reduce Reorganized Oglebay’s cost of goods sold and operating expense by $767,000 and its general, administrative and selling expense by $1.945 million for the year ended December 31, 2003.

      (14) The Plan contemplates substantial changes to our debt structure. As part of these changes, our prepetition credit agreement and prepetition term loan were paid off on July 15, 2004 when the second DIP facility was consummated. The interest expense on those facilities in 2003 combined to total $15.368 million. Our Senior Secured Notes will be reinstated and redeemed at 106% of par value pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement. The 2003 interest expense on the Senior Secured Notes was $14.122 million. The interest expense on the Senior Subordinated Notes in 2003 was $10.08 million. Pursuant to the rights offering, holders as of the close of business on December 27, 2004 of our Senior Subordinated Notes that are not parties to the commitment agreement (who currently hold an aggregate of $67.139 million in principal amount of Senior Subordinated Notes) will receive non-certificated subscription rights that will entitle each holder to subscribe for and purchase 80 shares of convertible preferred stock for each $1,000 in principal amount of Senior Subordinated Notes claims held as of the close of business on December 27, 2004 at a purchase price of $800 (a price of $10 per share) offered pursuant to this prospectus. Under the commitment agreement, each of those holders of Senior Subordinated Notes agreed to subscribe for and purchase its ratable share of 8,000,000 shares of the convertible preferred stock and certain of such holders along with certain third party accredited investors severally agreed to purchase specified amounts of shares of the convertible preferred stock that are not subscribed for in the rights offering, all subject to the satisfaction or waiver of conditions contained in the commitment agreement. On June 29, 2004, we entered into an amendment to the commitment agreement under which certain holders of the Senior Subordinated Notes who, together with certain other third party accredited investors, had agreed to purchase the shares of convertible preferred stock not subscribed for in the rights offering, further agreed to purchase an aggregate of 500,000 additional shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. The additional 500,000 shares will be allocated among such holders of Senior Subordinated Notes and these other third party accredited investors in proportion to their respective standby commitments under the commitment agreement in respect of the rights offering. Reorganized Oglebay plans to use the entire net proceeds of the rights offering, together with the proceeds from the sale of additional shares pursuant to the commitment agreement and available cash and borrowings under the confirmation facility, to reinstate and redeem our Senior Secured Notes at 106% of par value pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement. In addition, Reorganized Oglebay intends to fund payments to other creditors under the Plan utilizing available cash and borrowings under the confirmation facility.

      The Plan contemplates a confirmation facility consisting of a revolving credit facility, term A loan and term B loan. Based upon 2003 borrowings adjusted for the $85 million preferred stock issuance offset by financing fees and various success fees for professionals, we estimate that the term A and term B loans will be fully drawn and the revolving credit facility will be partially drawn. We anticipate that the term loan A facility will have an initial principal amount equal to $105 million (with a monthly amortization of 1/120th of the original principal amount), and that term A loans bearing interest at a rate linked to the prime rate will bear interest at the greater of 6.00% and the prime rate plus 1.50%. We also anticipate that term A loans bearing interest at a rate linked to LIBOR will bear interest at the greater of 6.00% and LIBOR plus 4.00%. At these rates, we expect interest expense will be $6.038 million for the term loan A facility for the year ended December 31, 2003.

      We anticipate that the term loan B facility will have an initial principal amount equal to $150 million. We anticipate that term B loans bearing interest at a rate linked to the prime rate will be the greater of 14.25% and the prime rate plus 9.75%. We also anticipate that term B loans bearing interest at a rate linked to LIBOR will bear interest at the greater of 12.25% and LIBOR plus 10.25%. At these rates, we expect interest expense will be $18.375 million for the term loan B facility for the year ended December 31, 2003.

      We anticipate that the senior secured revolving credit facility will be in an aggregate principal amount at any time outstanding not to exceed $55 million (plus a $10 million additional amount from March through September 2005), with a sub-limit of $20 million for issuance of letter of credit accommodations. Principal amounts of the revolving facility that we repay may be re-borrowed in accordance with the expected terms of the confirmation facility. We anticipate that the revolving credit facility under the confirmation facility will bear interest at a floating rate linked to the prime rate or to LIBOR, at our option. We also anticipate that revolving loans relating to the prime rate will bear interest at the greater of 5.50% and the prime rate plus 1.00%, and that revolving loans relating to LIBOR will bear interest at the greater of 5.50% and LIBOR plus 3.50%. At these rates, we expect interest expense will be $540,000 for the senior secured revolving credit facility for the year ended December 31, 2003.

      Additionally, we expect to pay an annual fee of 1% on the amount outstanding under the term A loan and term B loan, which we anticipate will equal $2.506 million for the year ended December 31, 2003.

      (15) In accordance with “fresh-start” reporting, all assets and liabilities are to be to be recorded at their fair value. We used a draft valuation as of December 31, 2003 for the fair value of plan assets and a projected benefit obligation as of December 31, 2003 using January 1, 2003 participant data. Based upon that information, we are estimating “fresh-start” reporting adjustments. The “fresh-start” reporting adjustments to the consolidated balance sheet described in Note 31 would eliminate the net actuarial loss and amortization of prior service cost as components of net periodic benefit costs. The elimination of the above would reduce Reorganized Oglebay’s cost of goods sold and operating expense by $151,000 and increase its general, administrative and selling expense by $241,000 for the year ended December 31, 2003.

      (16) The current Plan contemplates that holders of the convertible preferred stock will be entitled to receive, out of Reorganized Oglebay’s assets legally available for payment, dividends on the then effective liquidation preference payable quarterly, in arrears, on the dividend payment date, which is the last day of March, June, September and December of each year, at an annual rate we anticipate as of September 30, 2004 for purposes of these pro forma financial statements to be equal to 14.25%, which is 200 basis points over the anticipated highest applicable interest rate payable under the confirmation facility as of the effective date of the Plan.

      (17) The current Plan contemplates the cancellation of our common stock and the issuance of 2,928,571 shares of reorganized common stock. Because of Reorganized Oglebay’s expected pro forma loss, adding the 8,500,000 shares of convertible preferred stock would be anti-dilutive and, accordingly, is not included in this pro forma computation.

      The following is a summary of the pro forma adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2004.

      (18) As part of the “fresh-start” reporting process, we have employed an independent valuation specialist to calculate the fair value of our inventory. We will be challenging the appropriateness of our accounting policies relating to costing and valuation. Currently, our policy is that work-in-process and finished goods inventories are stated at the lower of average cost or market. Average cost is determined by a rolling twelve-month average of production data. Additionally, our policy requires a valuation reserve for work-in-process and finished goods inventories, for amounts that are in excess of one year of sales. We are currently challenging these policies to ensure that they are the most appropriate for our types of business.

      We will make a conforming change to our method of determining inventory densities that is estimated to have the net effect of reducing Reorganized Oglebay’s inventory by $454,000.

      (19) We had deferred financing fees related to our second DIP facility, Senior Secured Notes and Senior Subordinated Notes as of September 30, 2004. These amounts were included in Other current assets ($9.367 million) and Other Assets ($4.974 million) in the consolidated balance sheet. Under “fresh-start” reporting, these deferred financing fees will be written off. Reorganized Oglebay’s new debt will consist of a revolving credit facility, term A loan and term B loan. This confirmation facility includes new commitment fees and associated capitalized legal and professional costs that are estimated at $10.250 million and will be expensed as part of the reorganization.

      (20) Historically, our policy was that certain mining costs associated with the removal of waste rock in the mining process are recorded at cost and amortized on a units of production method based upon recoverable reserves. The capitalized costs are included as part of mineral reserves in Property and Equipment and the amortization is included with accumulated depreciation, depletion and amortization. As part of “fresh-start” reporting, we will no longer capitalize these costs, but rather inventory these costs as part of normal production and expense into cost of goods sold as inventory is relieved. The impact for September 30, 2004 is that $28.621 million that was capitalized in our historical financials as part of mineral reserves in Property and Equipment and $13.154 million that was part of accumulated depreciation, depletion and amortization on our historical financials were written off. The amount of additional cost in inventory was deemed immaterial for this pro forma computation.

      (21) We are legally required by various state and local regulations and/or contractual agreements to reclaim land disturbed by our quarrying activities and to remove buildings, land improvements and fixed equipment from certain properties upon termination of mining. We will value the SFAS 143 liability at “fresh-start” reporting at present values of amounts to be paid determined at appropriate current interest rates. Barring any significant change in circumstances, this value should approximate the SFAS 143 liability pre-revaluation as the associated future costs were estimated at adoption, January 1, 2003, and adjusted in 2004 for estimated changes in the future costs as part of our annual review. Our current assumption is that there is no change to the September 30, 2004 liability because of “fresh-start” reporting.

      However, as part of “fresh-start” reporting, we will value the fixed asset component of the SFAS 143 liability at the same value and eliminate the associated accumulated depreciation previously recorded. The impact is that the Reorganized Oglebay will increase the net land reclamation asset by $3.862 million.

      (22) Adjustment to write-off our historical Goodwill.

      (23) In accordance with “fresh-start” reporting, all assets and liabilities are to be to be recorded at their fair value. Our defined benefit pension plans will be revalued at the emergence date for the net amount of fair value of assets compared with the projected benefit obligation using the most recent participant data. We engaged an independent actuarial specialist to determine the projected benefit obligation. The independent actuarial calculation will be finalized upon our emergence from bankruptcy; however, we have used a draft valuation to estimate the projected benefit obligation as of September 30, 2004 using January 1, 2004 participant data. We used the trustee’s plan assets as of September 30, 2004 to estimate “fresh-start” reporting adjustments: including the elimination of the historical $33.592 million prepaid pension cost asset, an increase of $2.981 million in other long-term liabilities related to our accrual for pension liabilities, a net reduction of $3.773 million in accumulated other comprehensive loss related to our historical minimum pension liability, and a $2.412 million increase in the deferred tax liability relating to the tax effects of the accumulated other comprehensive loss.

      However, based upon the results of market returns of our assets and the finalization of the independent actuarial valuation, we may be required to adjust the estimates regarding our prepaid pension cost asset and accrued pension liabilities. It is possible that these adjustments from the market returns from our pension plan assets could be material.

      (24) As part of the current Plan, we will be changing our September 30, 2004 debt structure. On July 15, 2004, the second DIP facility was consummated and the prepetition loans were paid off. The September 30, 2004 structure included a second DIP facility, including a term A loan at $105 million, a term A-1 loan at $20 million, a term B loan at $125 million and a revolver, with a borrowed balance of $201,000. These balances will be paid off in full under the current Plan and replaced with the confirmation facility on the effective date of the Plan. (see Note 27). The vessel term loan and other debt in the aggregate amount of $14.283 million will be reinstated at emergence under the current Plan.

      (25) Our current debt structure also includes Senior Secured Notes ($83.426 million at September 30, 2004). We are reinstating and redeeming the Senior Secured Notes at 106% of par value pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement. The premium over par would net against Reorganized Oglebay’s debt forgiveness income and would decrease Reorganized Oglebay’s retained earnings by $5.006 million.

      (26) The holders of our allowed Senior Subordinated Notes claims ($100 million at September 30, 2004) will receive distributions of the reorganized common stock in satisfaction of their claims. The reorganized common stock will have a par value of $.01 per share and 2,928,571 shares will be issued. The implied valuation of Reorganized Oglebay’s common stock is $25.010 million with the excess going to additional capital. The difference between the $100 million in debt and $25.010 million in equity would be debt forgiveness income and would increase our historic retained earnings by $74.990 million.

      (27) The Plan contemplates a confirmation facility that includes a revolving credit facility with an aggregate borrowing base that will not exceed $55 million (plus a $10 million additional amount from March through September 2005) that will be secured by the accounts receivable and inventory, a term A loan with an aggregate borrowing not to exceed $105 million and a term B loan with an aggregate borrowing not to exceed $150 million. Based upon projected borrowing needs at September 30, 2004, Reorganized Oglebay would have a $6.088 million borrowing under the revolving credit facility.

      (28) Pursuant to the rights offering, holders of our allowed Senior Subordinated Notes claims will receive non-certificated subscription rights that will entitle each holder to subscribe for and purchase 80 shares of convertible preferred stock for each $1,000 in principal amount of Senior Subordinated Notes claims held as of the close of business on December 27, 2004 at a purchase price of $800 (a price of $10 per share) offered pursuant to this prospectus. On February 23, 2004, we entered into a commitment agreement with certain holders of our Senior Subordinated Notes and certain third party accredited investors. Under the commitment agreement, each of those holders of Senior Subordinated Notes agreed to subscribe for and purchase its ratable share of 8,000,000 shares of the convertible preferred stock and certain of such holders, along with certain other third party accredited investors, severally agreed to purchase specified amounts of shares of convertible preferred stock that are not subscribed for in the rights offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement. On June 29, 2004, we entered into an amendment to the commitment agreement under which certain holders of Senior Subordinated Notes who, together with certain other third party accredited investors, had agreed to purchase the shares of convertible preferred stock not subscribed for in the rights offering, further agreed to purchase an aggregate of 500,000 additional shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. The additional 500,000 shares will be allocated among such holders of Senior Subordinated Notes and these other third party accredited investors in proportion to their respective standby commitments under the commitment agreement in respect of the rights offering.

      We plan to use the entire net proceeds of the rights offering, together with the proceeds of the sale of additional shares pursuant to the commitment agreement and available cash and borrowings under the confirmation facility, to reinstate and redeem our Senior Secured Notes at 106% of par value pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement. In addition, we intend to fund payments to other creditors under the Plan utilizing available cash and borrowings under the confirmation facility.

      The convertible preferred stock will have a par value of $.01 per share and 8,500,000 shares will be issued. The implied valuation of the convertible preferred stock is $85 million, with the excess going to additional capital. The commitment agreement fees, valued at $3.282 million, in conjunction with this placement would reduce additional capital.

      (29) When we acquired the Michigan Limestone operation, the purchase price included contingent payments subject to achieving certain operating performance parameters through 2011. We accrued contingent payments of $2.1 million at September 30, 2004 that were due to be paid in February 2004, but were not paid and were stayed as a result of the bankruptcy filing. The remaining contingent payments were not accrued at the time of the acquisition in accordance with U.S. generally accepted accounting principles. As part of the Plan, there will be an amendment to the original purchase agreement between us and the former owners of the Michigan Limestone operation on the effective date of the Plan. This new agreement will eliminate the prior liability and create a new award structure, including an emergence payment and future awards based upon meeting minimum amounts of tonnage shipped and Reorganized Oglebay consolidated EBITDA. Based upon our historical experience on tonnage shipments and other estimates, we are estimating that the new liability related to the purchase agreement with former owners of Michigan Limestone is $21.668 million, with $1.393 million classified as a current liability.

      (30) Our historical September 30, 2004 consolidated balance sheet includes an accrual of $5.611 million related to interest expense on our Senior Subordinated Notes. No additional accrual was made because we filed for bankruptcy on February 23, 2004. Pursuant to the rights offering, holders of our allowed Senior Subordinated Note claims will receive non-certificated subscription rights that will entitle each holder to subscribe for and purchase 80 shares of the convertible preferred stock for each $1,000 in principal amount of Senior Subordinated Notes claims held as of the close of business on December 27, 2004 at a purchase price of $800 (a price of $10 per share) offered pursuant to this prospectus. Under the commitment agreement, each of those holders of Senior Subordinated Notes agreed to subscribe for and purchase its ratable share of 8,000,000 shares of the convertible preferred stock and certain of such holders, along with certain other third party accredited investors, severally agreed to purchase specified amounts of shares of convertible preferred stock that are not subscribed for in the rights offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement. On June 29, 2004, we entered into an amendment to the commitment agreement under which certain holders of Senior Subordinated Notes who, together with certain other third party accredited investors, had agreed to purchase the shares of convertible preferred stock not subscribed for in the rights offering, further agreed to purchase an aggregate of 500,000 additional shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. The additional 500,000 shares will be allocated among such holders of Senior Subordinated Notes and these other third party accredited investors in proportion to their respective standby commitments under the commitment agreement in respect of the rights offering.

      The income resulting from this forgiveness would be classified as debt forgiveness income and would increase our retained earnings.

      (31) In accordance with “fresh-start” reporting, all assets and liabilities are to be to be recorded at their fair value. Our postretirement benefit plans will be revalued at the emergence date for the net amount of fair value of assets compared with the projected benefit obligation using the most recent participant data. We engaged an independent actuarial specialist to determine the projected benefit obligation. The independent actuarial calculation will be finalized upon our emergence from bankruptcy; however, we have used a draft valuation to estimate the projected benefit obligation as of September 30, 2004 using January 1, 2004 participant data. Based upon that information, we are estimating an increase of $11.824 million for Reorganized Oglebay in our postretirement benefit obligation on the consolidated balance sheet.

      However, based upon the results of the finalization of the independent actuarial valuation, we may be required to adjust the estimation regarding our postretirement benefit obligation.

      (32) Represents all adjustments to eliminate our historical common stock, retained earnings, additional capital, treasury stock and other accumulated comprehensive income.

      (33) We anticipate making success fee payments upon emergence to specific professional advisors totaling $3.25 million that would be included in our reorganization items, net, and would reduce our cash and retained earnings.

      (34) Represents the change to our deferred tax liability based upon changes to assets and liabilities related to “fresh-start” reporting adjustments and planned debt forgiveness (see note 36).

      (35) In accordance with “fresh-start” reporting, all assets are to be recorded at their fair value. Because of that requirement and the material nature of our property, plant and equipment, we have engaged an independent valuation specialist to appraise our property and equipment. The independent appraisals will be completed before our emergence from bankruptcy; however, we have draft valuations. Because each asset will be recorded at fair value, the accumulated depreciation has been netted with the gross property, plant and equipment on the pro-forma balance sheet. Based upon the results of the independent appraisal, we may be required to adjust the net book value of our property and equipment and these adjustments could be material. The result of the debt forgiveness and “fresh-start” reporting adjustments contemplated compared with the reorganization value would require Reorganized Oglebay to write up its Property and Equipment by $85.079 million and increase its deferred tax liability by $33.181 million. The independent third party appraisals would support this write-up in asset value.

      (36) The September 30, 2004 balance sheet included $311.960 million of total liabilities subject to compromise. These liabilities represent items that were pre-petition liabilities and potentially impaired in the bankruptcy. The pro forma adjustments needed to reflect the confirmation of the Plan reclassifies the majority of these liabilities out of subject to compromise category, since they are not impaired. At September 30, 2004, Liabilities Subject to Compromise were as follows (dollars in thousands):

Current portion of long-term debt	$197,308
Accounts payable	20,483
Payroll and other accrued compensation	2,377
Accrued expenses	8,508
Accrued Interest expense	7,543
Income taxes payable	464
OTHER LONG-TERM LIABILITIES	24,401
LONG-TERM DEBT, less current portion	401
POSTRETIREMENT BENEFITS OBLIGATION	50,475

TOTAL	$311,960

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Except as noted, the following discussion and analysis relates to our historical financial condition and results of operations. We believe that results of operations in future periods may not be comparable to our historical results of operations. You should read the following discussion in conjunction with the “Selected Historical Consolidated Financial Data” section of this prospectus, as well as our audited and unaudited consolidated financial statements and their accompanying notes and other financial information, all of which are included elsewhere in this prospectus.

      In addition to the audited and unaudited historical consolidated financial data presented in this prospectus, we have also prepared unaudited pro forma consolidated financial data as of September 30, 2004, in the case of the unaudited pro forma condensed consolidated balance sheet, January 1, 2003, in the case of the unaudited pro forma condensed consolidated income statement for the twelve months ended December 31, 2003 and January 1, 2004, in the case of the unaudited pro forma condensed consolidated income statement for the nine months ended September 30, 2004, which gives effect to the Plan, the rights offering, the commitment agreement and consummation of the confirmation facility. This data appears elsewhere in this prospectus, and you should consider such data along with this discussion and analysis. See “Unaudited Pro Forma Condensed Consolidated Financial Data.”

Bankruptcy Overview

      We and all of our direct and indirect wholly-owned subsidiaries filed voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code in the Bankruptcy Court on February 23, 2004. We intend to continue operations without interruption and fulfill our commitments to our employees, retirees and customers during the reorganization process. We continue to seek emergence from chapter 11 as rapidly as possible with a new, de-levered capital structure that will enable us to move forward on our strategic plan.

      Factors Leading to Our Chapter 11 Filing and Prepetition Liquidity. Beginning in 1998, we incurred significant debt in connection with a series of acquisitions. These acquisitions, which transitioned us into a diversified industrial minerals company, also resulted in a highly-leveraged balance sheet. When the United States economy slipped into recession in 2001, our debt became an increasing financial burden. Over the past three years, we have been impacted particularly by the decline of the nation’s integrated steel industry, rising energy costs and adverse market conditions in certain segments of the commercial and residential building materials markets. Together, these factors resulted in decreased demand for limestone and mica from our quarries and for the services of our Great Lakes fleet. The continuing losses aggravated the already significant debt load. As of December 31, 2003, we had $421.84 million in funded debt outstanding ($420.35 million of funded debt in current liabilities) on 2003 net sales and operating revenues of $404.229 million.

      We are party to the vessel term loan and Senior Secured Notes agreements with our vessel lenders and Senior Secured Note holders. Until we entered into the second DIP facility, we were party to the prepetition credit facility. Under the vessel term loan agreement and the Senior Secured Notes agreement we are, and under the prepetition credit facility we were, required to comply with various financial-based covenants. At times during the second and third quarters of 2003, we were not in compliance with various financial-based covenants contained in our prepetition credit facility, our Senior Secured Notes agreement and the vessel term loan agreement. We obtained temporary waivers of these covenants from our lenders and the holders of our Senior Secured Notes, which waivers expired on August 15, 2003, while negotiations for long-term amendments to these agreements were still ongoing.

      Furthermore, as announced on August 1, 2003, we chose to defer the interest payment due August 1, 2003 on our Senior Subordinated Notes, pending the outcome of the amendment negotiations. As a result of the deferral of the interest payment on the Senior Subordinated Notes, our ability to draw on our credit availability was at the discretion of our lenders until the amendments were completed. Because we did not make the interest payment on the Senior Subordinated Notes prior to the expiration of the 30-day grace period ended August 31, 2003 allowed under the Senior Subordinated Note Indenture, we were also in default under the Senior Subordinated Notes at that time.

      On September 11, 2003, we entered into amendments with our lenders and Senior Secured Note holders. The amendments restored our ability to draw on our prepetition credit facility to fund operations and to make the interest payment due August 1, 2003 on the Senior Subordinated Notes (which payment was made on September 29, 2003), provided for less-restrictive quarterly covenant requirements going forward, and removed the requirement for us to maintain interest rate protection on at least 50% of our prepetition credit facility. The amendments required us to repay at least $100 million of debt from the proceeds of permitted asset sales by February 25, 2004, increased the applicable margin charged on our LIBOR-based interest rate by 150 basis points, required monthly settlement of LIBOR-based interest (as opposed to quarterly settlement), and established a dominion of funds arrangement, whereby our daily cash receipts are collected by our banking group into a centralized bank account and are used to service the outstanding balance of our prepetition credit facility. Additionally, the amendments increased the rate of payment-in-kind interest on the Senior Secured Notes by 100 basis points.

      During 2003 and continuing into 2004, we engaged in discussions with our lenders, note holders, consultants and others to determine the best way to restructure our debt, while preserving the greatest value for all stakeholders. Ultimately, our management concluded that it was not possible to adequately restructure our debt outside of court protection because of, among other things, declining liquidity and impending defaults under the Senior Subordinated Note Indenture and the prepetition credit facility.

      Prior to commencing our chapter 11 cases, we entered into the commitment agreement that, among other things, contemplated an investment by certain holders of our Senior Subordinated Notes and other third party accredited investors, the proceeds of which would be applied to redeem our Senior Secured Notes at 106% of par value pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement. Additionally, prior to filing chapter 11, we accepted a commitment for initial and second DIP facilities, as well as the confirmation facility that, among other things, would retire our existing bank debt. The Bankruptcy Court approved our payment of the commitment fee and authorized us to enter into the second DIP facility and the confirmation facility on April 30, 2004.

      Bankruptcy Proceedings. On February 24, 2004, the Bankruptcy Court entered a variety of orders designed to afford us a smooth transition into chapter 11 and permit us to continue operating on a normal basis post-petition. Among others, the court entered orders authorizing us to continue our consolidated cash management system, pay our employees their accrued pre-petition wages and salaries, honor our obligations to our customers and pay some or all of the pre-petition claims of certain vendors that are critical to our continued operations, subject to some restrictions. The relief granted in these orders has facilitated our transition into chapter 11 and has allowed us to continue our operations uninterrupted.

      On February 25, 2004, the Bankruptcy Court entered an order granting interim approval for us to utilize cash collateral and to borrow up to $40 million (including a $15 million letter of credit subfacility) under the initial DIP facility pursuant to the initial DIP credit agreement. We obtained the DIP facility from a syndicate that included various members of our prepetition bank group. On April 8, 2004, the Bankruptcy Court entered an order granting final approval of the initial DIP facility and authorizing total borrowings under the initial DIP facility of up to $70 million (including a $20 million letter of credit subfacility). During the first half of 2004, we incurred $2.841 million in deferred financing costs, which were commitment fees and professional fees related to the initial DIP facility.

      On April 30, 2004, the Bankruptcy Court entered an order authorizing us to enter into the second DIP facility in an amount of up to $305 million to provide a revolving credit facility for working capital for the duration of our bankruptcy proceedings to pay certain commitment fees and other expenses related to the second DIP facility and to repay borrowings under the initial DIP facility and the prepetition credit facility. We consummated the second DIP facility on July 15, 2004. The second DIP facility is being provided by a syndicate that includes Silver Point and some of the same lenders under the initial DIP facility, among other lenders. During the first nine months of 2004, we incurred $10.378 million in deferred financing costs, which included the commitment fees and professional fees related to the second DIP facility. We anticipate that upon confirmation of the Plan and emergence from chapter 11, the second DIP facility will be replaced with the confirmation facility to provide financing for Reorganized Oglebay. For a description of the second DIP facility, see “— Postpetition Liquidity — The Second DIP Facility.”

      The Bankruptcy Court’s orders provided us access to the liquidity necessary to continue operations with minimal disruption and meet our obligations to our suppliers, customers and employees during the chapter 11 reorganization process.

      On April 27, 2004, we filed the initial Plan with the Bankruptcy Court. We filed the initial disclosure statement on May 14, 2004. The Plan and disclosure statement have since been amended and modified to update and include the most current and accurate information. The latest Plan and disclosure statement were filed with the Bankruptcy Court on July 30, 2004. The Bankruptcy Court entered an order approving the disclosure statement on August 4, 2004. The Plan was confirmed by the Bankruptcy Court on November 17, 2004.

      While we are in chapter 11, investments in our securities continue to be highly speculative. Shares of our common stock have little or no value and, when the Plan is consummated, will be canceled. Additionally, our shares of common stock, which will be cancelled on the effective date of the Plan, were delisted from trading on The NASDAQ National Market effective at the opening of business on March 3, 2004, and thereafter have been and will be quoted on the Pink Sheets under the symbol “OGLEQ” until cancelled. As part of the Plan, the Senior Subordinated Notes will be canceled and holders of Senior Subordinated Notes will receive reorganized common stock. The reorganized common stock will have a value less than the face value of the Senior Subordinated Notes.

      Until the time that we emerge from bankruptcy and adequate financial restructuring is completed, there will be substantial doubt about our ability to continue as a going concern. In the event that a financial restructuring is not completed, we could be forced to sell a significant portion of our assets to retire debt outstanding or, under certain circumstances, to cease operations. Management remains in active discussions to sell our mica operations.

      Plan of Reorganization. We anticipate that the Plan will become effective on or about January 31, 2005 or as soon as practicable after that date. The Plan is supported by and represents a valuable settlement with the creditors’ committee and certain of our creditors. The Plan provides that, among other things:

•	with the exception of our Senior Subordinated Notes and the MLO claims, all allowed prepetition claims against us will (1) be paid in cash on the effective date of the Plan, (2) receive collateral securing their allowed claims pursuant to the Plan or (3) be reinstated in accordance with the Plan;

•	holders of allowed Senior Subordinated Note claims will receive their pro rata distribution of 2,928,571 shares of the reorganized common stock in satisfaction in full of their claims, which will represent about 25.6% of the total voting power of and equity interests in Reorganized Oglebay after giving effect to the conversion of the convertible preferred stock but without giving effect to the exercise of the warrants or the management stock plan;

•	the interest purchase agreement relating to the MLO claims will be amended as set forth in the Plan and, as of the effective date of the Plan, will be assumed (as amended) by Reorganized Oglebay. The MLO claims will be paid in accordance with the amended interest purchase agreement;

•	all of our shares of common stock and any related options or similar rights will be cancelled as of the effective date of the Plan, and record holders of shares of common stock with allowed interests under the Plan as of the close of business on the warrant distribution record date will receive warrants, exercisable for 30 days after the effective date of the Plan, to purchase up to 576,256 shares of reorganized common stock at an exercise price of $10 per share;

•	holders of any intercompany claims among any of us and our subsidiaries will not receive any property under the Plan; and

•	in general, all other postpetition claims will be reinstated or paid by us in the ordinary course of business.

      It is a condition to the effective date of the Plan that we raise new financing. To meet this condition, we intend to issue and sell convertible preferred stock pursuant to the rights offering described in and made pursuant to this prospectus and pursuant to the commitment agreement. We intend to use the net proceeds from the issuance and sale of the convertible preferred stock and available cash and borrowings under the confirmation facility, to redeem our Senior Secured Notes immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement.

      Pursuant to the rights offering described in and made pursuant to this prospectus, holders of our Senior Subordinated Note claims as of the close of business on December 27, 2004 who are not parties to the commitment agreement (who currently hold an aggregate of $67.139 million in principal amount of Senior Subordinated Notes) will receive non-certificated subscription rights that will entitle each holder to subscribe for and purchase 80 shares of convertible preferred stock for each $1,000 in principal amount of Senior Subordinated Notes claims held as of the close of business on December 27, 2004 at a purchase price of $800 (a price of $10 per share).

      We also have entered into a commitment agreement with certain holders of our Senior Subordinated Notes (who currently hold an aggregate of $32.861 million in principal amount of Senior Subordinated Notes) and certain third party accredited investors. Under the terms of the commitment agreement, we agreed to conduct the rights offering. In addition, each of the holders of Senior Subordinated Notes party to the commitment agreement severally agreed to purchase its ratable share of 8,000,000 shares of the convertible preferred stock, and certain of such holders, along with certain third party accredited investors party to the commitment agreement, severally agreed to purchase specified amounts of shares of the convertible preferred stock that are not subscribed for in the rights offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement. On June 29, 2004, we entered into an amendment to the commitment agreement under which the parties to the commitment agreement agreed to purchase an aggregate of 500,000 additional shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. The additional 500,000 shares will be allocated among such holders of Senior Subordinated Notes and these other third party accredited investors in proportion to their respective standby commitments under the commitment agreement in respect of the rights offering.

      “Fresh-Start” Reporting. As a result of the Plan, “fresh-start” reporting will be applied to Reorganized Oglebay after the effective date of the Plan. The reorganization value will be recorded, based on estimated fair values provided by independent appraisers, management of Reorganized Oglebay and its advisors, and all of Reorganized Oglebay’s identifiable assets and liabilities will be recorded at estimated fair values in accordance with the procedures specified by Statement of Financial Accounting Standards No. 141, or SFAS No. 141. See “Unaudited Pro Forma Condensed Consolidated Financial Data.”

      As a result of the application of “fresh-start” reporting, Reorganized Oglebay’s consolidated balance sheet, as well as its future depreciation and amortization expense, are likely to be different from that presented in our historical consolidated financial statements included elsewhere in this prospectus. In particular, “fresh-start” reporting is expected to change the recorded value of Reorganized Oglebay’s tangible and intangible assets with an associated change in its depreciation and amortization expense as compared to historical financial statements.

      Strategic Overview. We intend to continue to pursue the strategic operating plan we put in place over the last two years but have been unable to execute fully due to the financial issues we have faced. The strategic operating plan is based on our core competencies of extracting, processing and providing minerals. We plan to expand our current markets and develop new markets for our limestone and limestone fillers, while maximizing the profitability of our sand, lime and marine businesses.

      As previously disclosed, management had been in discussions to sell our mica and lime operations. Although management remains in active discussions to sell our mica operations, we chose to cease our efforts to sell our lime operations, as nearly all of the potential new equity investors and new lenders have indicated that they want us to retain this business.

Postpetition and Post-Confirmation Liquidity

      Capital Stock and Warrants. As of the effective date of the Plan, 2,928,571 shares of reorganized common stock will be issued and outstanding, all of which will have been issued pursuant to the Plan. In addition, as of the effective date of, and pursuant to, the Plan, record holders of shares of common stock with allowed interests under the Plan as of the close of business on the warrant distribution record date will receive warrants, exercisable for 30 days after the effective date of the Plan, to purchase up to 576,256 shares of reorganized common stock at an exercise price of $10 per share. The second amended and restated articles of incorporation will also provide that Reorganized Oglebay has authority to issue shares of preferred stock, $0.01 par value per share, in one or more series, with such rights and restrictions and with such additional provisions as the board of directors may determine, including, among other things, voting, dividend, redemption, sinking fund, liquidation and conversion rights, and additional restrictions. The convertible preferred stock constitutes a series of the preferred stock, and, as of the effective date of the Plan, 8,500,000 shares of convertible preferred stock will be issued and outstanding. We anticipate the annual dividend payable on the convertible preferred stock to be payable at a rate of 14.5% on the then effective liquidation preference, which is 200 basis points over the anticipated highest applicable interest rate payable under the confirmation facility as of the effective date of the Plan. The holders of the convertible preferred stock may convert such shares at any time into shares of reorganized common stock. In addition, subject to certain conditions, the shares of convertible preferred stock are redeemable by Reorganized Oglebay after twelve months at various prices. See “Description of Capital Stock and Warrants of Reorganized Oglebay” and “Description of Series A Convertible Preferred Stock and Warrants.”

      The Second DIP Facility. The second DIP facility includes a senior secured revolving credit facility in an aggregate principal amount at any time outstanding not to exceed $55 million, with a sublimit of $20 million for letter of credit accommodations. Principal amounts of the revolving facility that we repay may be reborrowed in accordance with the terms of the second DIP facility. The revolving credit facility under the second DIP facility bears interest at a floating rate linked to the prime rate or to LIBOR, at our option. The revolving loans linked to the prime rate bear interest at the greater of 5.50% and the prime rate plus 1.00%, and the revolving loans linked to LIBOR bear interest at the greater of 5.50% and LIBOR plus 3.50%.

      The second DIP facility also includes three term loan facilities, which are comprised of a term loan A facility in the initial principal amount of $105 million, a term loan A-1 facility in the initial principal amount of $20 million, and a term loan B facility in the initial principal amount of $125 million. Principal amounts under the term loan facilities may not be reborrowed if we repay them.

      Each of the term loan facilities under the second DIP facility bears interest at a floating rate linked to the prime rate or to LIBOR, at our option. The loans under the term loan A facility and the term loan A-1 facility linked to the prime rate bear interest at the greater of 6.00% and the prime rate plus 1.50%. The term A loans and term A-1 loans linked to LIBOR bear interest at the greater of 6.00% and LIBOR plus 4.00%. The term B loans bearing interest at a rate linked to the prime rate initially bear interest at the greater of 10.50% and the prime rate plus 6.00%, and the term B loans bearing interest at a rate linked to LIBOR initially bear interest at the greater of 8.50% and LIBOR plus 6.50%. The term loan B facility was subject to an increase in interest rates on August 15, 2004. The increased rates will remain in effect from the time of the increase until the loan is repaid or otherwise refinanced. The term B loans are bearing interest at (1) the greater of 13.75% or the prime rate plus 9.25% or (2) the greater of 11.75% and LIBOR plus 9.75% after the interest rate increase date.

      The second DIP facility is secured by liens senior to the liens securing the Senior Secured Notes and is guaranteed by each of our subsidiaries. The second DIP facility will mature on the earlier to occur of June 30, 2005 and the effective date of the Plan, at which time we anticipate replacing the second DIP facility with the confirmation facility. The second DIP facility includes restrictive covenants, including requirements of a minimum EBITDA, a limitation on capital expenditures and restrictions on the payment of dividends by us, as well as other restrictions customary in facilities of this nature.

      Sources and Uses of Funds. We have estimated that the total amount of prepetition claims, administrative costs and other fees and expenses related to the Plan is about $256 million, and we anticipate that we will pay in cash about $110 million (estimated as of October 31, 2004) of such amount. Of the $256 million of the estimated total amount of prepetition claims, administrative costs and other fees and expenses related to the Plan, $38 million of the claims will be reinstated, and $107 million will be extinguished pursuant to the Plan. See “Bankruptcy Process” for a discussion of the treatment of our prepetition creditors.

      Summarized as follows are the principal sources and uses of funds expected to be available to Reorganized Oglebay as of the effective date of the Plan (assumed to be on or about January 31, 2005), assuming the aggregate gross proceeds from the rights offering and the sale of shares pursuant to the commitment agreement totals $85 million:

Sources and Uses of Funds

($ in thousands)

Sources

Cash and cash equivalents	$20,382
Proceeds from rights offering and the sale of shares pursuant to the commitment agreement	85,000
Confirmation facility	5,000

Total Sources	$110,382

Uses

Redemption of Senior Secured Notes and interest payment	$95,284
Prepayment premium for redemption of Senior Secured Notes	5,081
Contingent payment in connection with MLO claims	625
Financial advisor fees	3,750
Commitment fees	3,282
Accrued bankruptcy expenses	1,500
Other fees	860

Total Uses	$110,382

      There can be no assurances that there will not be material variances between the estimates and the actual amounts of cash required to consummate the Plan.

      Reorganized Oglebay’s principal sources of funds in 2005 are expected to be operating revenues, cash and cash equivalents on hand, net proceeds from the rights offering and the sale of shares pursuant to the commitment agreement and funds available for borrowing under the confirmation facility. Reorganized Oglebay’s principal uses of funds are expected to be the payment of operating expenses and interest expense, the payment of claims as a result of the implementation of the Plan and the reinstatement and redemption of the Senior Secured Notes at 106% of par value pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement. We expect that operating revenues, cash and cash equivalents on hand, and the funds available for borrowing under the confirmation facility will be sufficient to enable Reorganized Oglebay to cover its operating expenses and interest expense on new indebtedness. However, there can be no assurance that such funds will be sufficient to meet our cash requirements on a consolidated basis. In assessing the adequacy of our capital resources, management has made estimates and projections of revenues and expenses which management believes to be reasonable. However, if our anticipated level of revenue is not achieved because of decreased demand for our products or weakness in the overall market for minerals and aggregates, or if expenses exceed the level we contemplate, the current sources of funds may be insufficient to meet our cash requirements in the future. Further, the operations of Reorganized Oglebay will be subject to the risks discussed in “Risk Factors — Risks Related to Our Business.” Should any of the potential adverse developments referred to in those risk factors occur, our available capital resources may prove insufficient. In the event that our available capital resources are insufficient, we would need to take additional steps to increase revenues, curtail expenses, sell assets or raise additional capital. There is no assurance that these approaches would be successful, and even if successful, these approaches could trigger other adverse effects on our business or our operating results or financial condition.

Discussion of Historical Liquidity and Capital Resources: Annual Comparison

      Our operating activities provided cash of $700,000 in 2003 compared to $17.998 million in 2002 and $23.245 million in 2001. The 96% decrease in cash provided by operating activities between 2003 and 2002 was primarily due to the effects of decreased net income and increased cash interest payments, partially offset by a decrease in inventory and accounts receivable during 2003 (as opposed to increases during 2002). Additionally, we received $7.855 million in income tax refunds in 2002 ($3,000 in 2003). The 97% decrease between 2003 and 2001 was primarily the result of decreased net income, increased cash interest payments and a lesser decease in accounts receivable balances during the year, partially offset by a decrease in inventory balances (as opposed to an increase in 2001).

      Expenditures for property and equipment totaled $19.165 million in 2003 compared to $20.016 million and $26.875 million in 2002 and 2001, respectively. The decreases in capital expenditures between the three years were primarily the result of cost controlling measures intended to conserve capital. Expenditures for the replacement of existing property and equipment were $13.433 million in 2003. Expansion projects amounted to $2.577 million, with the remaining $3.155 million expenditure for quarry development. Expenditures for property and equipment for 2004 are currently expected to approximate $24.5 million. Management expects that the proportion of 2004 capital expenditures for expansion projects, replacement and quarry development will be consistent with 2003 levels. The increase is primarily because of a scheduled expansion project at the Global Stone segment’s Portage, Indiana, operating location and an increase in planned maintenance activities. We have no material commitments for capital projects in 2004 or beyond.

      In 2003, we incurred $4.762 million in deferred financing costs related to the amendment of our prepetition credit facility and Senior Secured Notes. In 2002, we incurred $8.413 million of deferred financing costs related to the execution of the Senior Secured Notes agreement and amendment of our prepetition credit facility. In 2001, we incurred $1.734 million of deferred financing costs related to the amendment of our prepetition credit facility.

      In 2003, our additional borrowings exceeded debt repayments by $22.044 million, while, in 2002 and 2001, our additional borrowings exceeded debt repayments by $6.576 million and $10.295 million, respectively. In all three years, additional borrowings were primarily used to fund capital expenditures and financing costs. Furthermore, additional borrowings were used in 2003 to fund the Erie Sand and Gravel acquisition and were reduced from the sale of the Lawn and Garden bagging business unit.

      Prior to the amendment in September 2003, our prepetition credit facility required interest rate protection on fifty-percent of our senior secured debt. Accordingly, we entered into interest rate swap agreements in 2000 to limit the effect of increases in the interest rates on variable rate debt. The differential between fixed and variable rates is recorded as an increase or decrease to interest expense. The effect of the these agreements was to fix our interest rate exposure, including the applicable margin charged us on our LIBOR-based interest rate, at 12.97% on the $50 million (22%) hedged portion of our prepetition credit facility at December 31, 2003. At December 31, 2003, we had one such interest rate swap remaining with a notional value of $50 million, which expired on June 30, 2004.

      As a result of falling LIBOR-based interest rates, interest expense increased $7.446 million, $9.967 million and $5.176 million in 2003, 2002 and 2001, respectively, because of these interest rate swaps. The other expense $3.096 million charge in 2001 primarily represents the mark-to-market valuation of swaps that did not qualify as hedging instruments under Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities” during the first quarter of 2001. See Note G to the 2003 audited consolidated financial statements for a further description of our swap agreements.

      The following tables provide information about our derivative and other financial instruments that are sensitive to changes in interest rates, which include interest rate swaps and debt obligations. For debt obligations, the table presents cash flows and related weighted average interest rates by the original contracted maturity dates. Based upon the default of our current debt agreements, $420.35 million is classified as a current liability on the December 31, 2003 consolidated balance sheet. For interest rate swaps, the table presents notional amounts and weighted average LIBOR interest rates by contractual maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. Weighted average variable rates are based on implied forward LIBOR rates in the yield curve, plus a 6.00% margin at December 31, 2003 and a 4.25% margin at December 31, 2002 for variable rate long-term debt. We do not hold or issue financial instruments for speculative purposes.

	December 31, 2003

								Fair
	2004	2005	2006	2007	2008	Thereafter	Total	Value

	(In thousands)
Liabilities:
Long-term debt:
Fixed rate	$2,226	$2,093	$2,125	$51,076	$37,510	$100,000	$195,030	$134,889
Average interest rate	13.43%	13.51%	13.58%	13.66%	12.45%	10.00%
Variable rate	$225,808	$334	$334	$334			$226,810	$226,810
Average interest rate	7.46%	2.99%	4.18%	4.96%
Interest rate derivatives
Interest rate swaps
Variable to fixed	$50,000						$50,000	$1,457
Average LIBOR pay rate	6.97%
Average LIBOR receive rate	1.46%

	December 31, 2002

								Fair
	2003	2004	2005	2006	2007	Thereafter	Total	Value

	(In thousands)
Liabilities:
Long-term debt:
Fixed rate	$2,009	$2,016	$2,010	$2,073	$46,981	$137,594	$192,683	$147,362
Average interest rate	12.86%	12.93%	12.99%	13.06%	13.13%	12.18%
Variable rate	$334	$201,329	$334	$334	$334		$202,665	$202,665
Average interest rate	5.68%	6.63%	1.97%	3.08%	3.75%
Interest rate derivatives
Interest rate swaps
Variable to fixed	$170,000	$50,000					$220,000	$9,773
Average LIBOR pay rate	6.79%	6.97%
Average LIBOR receive rate	1.43%	2.38%

      Under the Plan, the rights of and ultimate payments related to certain of these contractual obligations may be altered. See “Bankruptcy Process.”

      We did not declare a cash dividend during 2003 and 2002, as 2001 amendments to our prepetition credit facility prohibit the payment of cash dividends. We declared dividends of $0.60 per share and dividends paid were $2.983 million during 2001.

      At December 31, 2003, we re-evaluated assumptions used in determining postretirement pension and health care benefits. The weighted-average discount rate was adjusted from 7.00% to 6.50% to better reflect 2003 and long-term market rates. Additionally, the annual rate of increase in the per capita cost of covered health care benefits was revised to 10.00% (pre-65) and 6.00% (post-65), decreasing gradually to 5.00% (the pre-65 rate in 2009 and the post-65 rate in 2006) at December 31, 2003 from 8.25% (pre-65) and 6.00% (post-65), with the pre-65 rate decreasing gradually to 6% in 2006 and the post-65 rate remaining constant at December 31, 2002. These changes resulted in an increase in the benefit obligation of $3.994 million for the pension plans and $6.819 million ($1.199 million related to the revision of the per capita cost of covered health care benefits) for the postretirement health care plan. Though these changes will increase our pension and postretirement expense in 2004, the impact is not expected to be material. The fair value of our pension plan assets increased $12.139 million during 2003, and that increase is estimated to result in an $886,000 reduction in pension expense in 2004. All of our pension and postretirement benefit liabilities will be unimpaired and reinstated following the effective date of the Plan. Prior to the effective date of the Plan, some of the pension plans will hold shares of our common stock. That common stock will be sold prior to the effective date of the Plan and, as such, the plans will not receive warrants to purchase reorganized common stock.

      At December 31, 2002, we re-evaluated assumptions used in determining postretirement pension and health care benefits. The weighted-average discount rate was adjusted from 7.25% to 7.00% to better reflect long-term market rates. The decrease resulted in an increase in the projected benefit obligation of $2.23 million for the pension plans and $1.58 million for the postretirement health care plan. Though the change in the discount rate will increase our pension and postretirement expense in 2003, the impact is not expected to be material. The fair value of our pension plan assets declined $18.564 million during 2002, and that decline resulted in about $1.91 million in additional pension expense in 2003.

      At December 31, 2001, we re-evaluated assumptions used in determining postretirement pension and health care benefits. The weighted-average discount rate was adjusted from 8.0% to 7.25% to better reflect long-term market rates. The revised discount rate resulted in an increase in the projected benefit obligation of $6.128 million for the pension plans and $4.62 million for the postretirement health care plan. Our fair value of pension plan assets declined by $10.328 million during 2001, and that decline resulted in about $1.25 million in additional pension expense in 2002.

      In conjunction with our 2001 annual meeting, our shareholders approved our reincorporation as an Ohio corporation and certain changes to our capital structure. The changes included an increase in the number of authorized shares from 10,000,000 to 30,000,000 and the replacement of existing unissued preferred stock with 5,000,000 shares of “blank check” preferred stock. The term “blank check” preferred stock refers to stock for which designations, preferences, conversion rights, participation and other rights, including voter rights (subject to some limitations established by law), qualifications, limitations, and restrictions may be determined by the board of directors. Our current articles of incorporation, which will be replaced by the second amended and restated articles of incorporation on the effective date of the Plan, establish restrictions on the blank check preferred stock relating to the conversion price and the number of shares of common stock into which the preferred stock may be converted in order to limit the dilution to holders of common stock. No blank check preferred stock was issued or outstanding at December 31, 2003 or 2002.

      Michigan Limestone Operation. The purchase price of our Michigan Limestone operation, which was acquired by us in the second quarter of 2000, includes contingent payments subject to achieving certain operating performance parameters through 2011. We accrued contingent payments of $2.1 million, $3.072 million and $3.05 million at December 31, 2003, 2002 and 2001, respectively, representing additional purchase price and an increase to recorded mineral reserves. The $2.1 million accrued contingent payment at December 31, 2003 has not been paid. The remaining contingent payments can be as high as $24 million in total, with a maximum payment of $4 million in any one year. Contingent payments will be recorded as additional mineral reserves up to the appraised value of the reserves, and thereafter to goodwill. Under the terms of the purchase agreement, upon a change in control, including bankruptcy, the former owners may have the right to accelerate the remaining payments.

      Our President and Chief Executive Officer, Michael D. Lundin, was one of the former owners of Michigan Limestone. Mr. Lundin receives an 18.6% share of contingent payments, which totaled $391,000, $571,000 and $568,000 in 2003, 2002 and 2001, respectively. Mr. Lundin was not one of our executive officers prior to the Michigan Limestone acquisition.

      Contingencies. Several of our subsidiaries have been and continue to be named as defendants in a large number of cases relating to the exposure of people to asbestos and silica, which have been stayed by the chapter 11 filings. The plaintiffs in the cases generally seek compensatory and punitive damages of unspecified sums based upon the Jones Act, common law or statutory product liability claims. Some of these cases have been brought by plaintiffs against us (or our subsidiaries) and other marine services companies or product manufacturer co-defendants. Considering our past and present operations relating to the use of asbestos and silica, it is possible that additional claims may be made against us and our subsidiaries based upon similar or different legal theories seeking similar or different types of damages and relief. We are not able to estimate our or Reorganized Oglebay’s potential exposure to unasserted claims.

      We believe that both the asbestos and silica product liability claims are covered by multiple layers of insurance policies and an insurance trust from multiple sources. In the third quarter of 2003, we agreed with one of our several insurers to fund a settlement insurance trust to cover a significant portion of settlement and defense costs arising out of asbestos litigation. We will have access to insurance trust funds to cover asbestos settlements and defense costs and will not have the obligation to cover such costs from our own funds to the extent so covered. Accordingly, the $2.408 million (or $0.29 per share, assuming dilution) reserve for asbestos claims related to insolvent insurers recorded at the end of 2002 has been reversed, as has an $845,000 (or $0.10 per share, assuming dilution) increase to this reserve provided during the first half of 2003. Additionally, the agreement provides that we may use up to $4 million ($1.681 million used in 2003) of the insurance trust’s assets to cover the cost of any other related or unrelated insurable or insurance related expense.

      At September 30, 2004, we were a co-defendant in cases alleging asbestos-induced illness involving claims of about 73,000 claimants. With respect to silica claims, at September 30, 2004, we were a co-defendant in cases involving about 23,000 claimants. We have been and will continue to be responsible for funding a small percentage of all silica settlements and defense costs. We believe that our share of settlements on an annual basis is not significant, although we continue to maintain a reserve on our balance sheet to address this contingency.

      On November 4, 2004, we filed a motion (the “settlement motion”) with the Bankruptcy Court seeking approval of certain settlement agreements (collectively, the “settlement agreements”) between our affiliate ON Marine Services Company and certain asbestos claimants. The settlements with these tort plaintiffs resolve about 20,000 of the approximately 73,000 asbestos claims asserted against certain of our affiliates, as of September 30, 2004. We estimate that the settlement payments under the settlement agreements for approximately 17,800 of these asbestos claims will aggregate about $53.204 million and will be paid from the insurance trust established pursuant to the Settlement Trust Agreement, made and entered into on August 28, 2003, by and among our subsidiary ON Marine Services Company, underwriters at Lloyd’s and London Market Company Signatories and Wells Fargo Bank Minnesota, N.A. The remaining 2,200 settled asbestos claims will be paid upon the approval of the insurers paying the claims, and the total amount of settlement payments under the settlement agreements relating to these asbestos claims cannot be determined until medical and exposure evidence is provided by such claimants. We anticipate that any settlement payments made on account of such claims will be paid under both the insurance trust and other of our insurance policies. As part of the settlement agreements, about 20,000 asbestos cases against ON Marine Services Company will be dismissed, and we will obtain a general release from the settling tort plaintiffs. A hearing on the settlement motion commenced with the

Bankruptcy Court on November 16, 2004 and relief requested in the motion was granted on November 17, 2004.

      Management believes that the remaining currently outstanding claims can be satisfied or otherwise resolved within the limits of our or Reorganized Oglebay’s remaining available insurance. Management cannot predict whether or not our or Reorganized Oglebay’s available insurance will be adequate to cover any and all asbestos claims that arise in the future or that we or Reorganized Oglebay will have the ability to otherwise successfully defend or resolve such cases. If there are no developments that reduce the impact of asbestos litigation or its costs, our available insurance may be insufficient to cover all future claims, and there could be a material adverse effect on our or Reorganized Oglebay’s results of operations, liquidity and financial condition. The severity of this risk cannot be measured, and is highly dependent on the rate of future claims, the cost to defend, settle, or otherwise resolve claims, the length of time to resolve claims and the impact of future legislative or other developments in the asbestos litigation arena. Our ability to fund asbestos settlements or judgments will be subject to the availability of our remaining insurance coverage and to funds from operations, asset sales or capital-raising transactions. After the most recent settlements, we have about $240 million of insurance coverage available to address both current and future asbestos liabilities. Currently, we have about 53,000 unresolved asbestos claims asserted against us before filing for bankruptcy and after the most recent settlements and have had an average of 15,000 asbestos claims asserted against us each year for the past five years. The average cost per claim for settlement or other resolution over the past five years prior to the most recent settlements was about $1,100 and the average cost per claim of the most recent settlements was about $3,000. The length of time to resolve claims varies on a case-by-case basis and can be affected by decisions of management and opposing counsel. If there are no developments that reduce the impact of asbestos litigation or its costs, our available insurance may be insufficient to cover all future claims, and there could be a material adverse effect on our or Reorganized Oglebay’s results of operations, liquidity and financial condition.

      The exposure of persons to silica and the accompanying health risks have been and continue to be significant issues confronting the industrial minerals industry in general, and specifically our Performance Minerals segment. Proposed changes to standards for exposure to silica are under review by the United States Occupational Safety and Health Administration. This review could result in more stringent worker safety standards or, in the alternative, requirements for additional action on the part of silica users regarding lower permissible exposure limits for silica. More stringent worker safety standards or additional action requirements, including the costs associated with these revised standards or additional action requirements, and actual or perceived concerns regarding the threat of liability, or health risks, including silicosis, associated with silica use, may affect the buying decisions of the users of our silica products. If worker safety standards are made more stringent, if we are required to take additional action regarding lower permissible exposure limits for silica, or if our customers decide to reduce their use of silica products based on actual or perceived health risks or liability concerns, our operating results, liquidity and capital resources could be materially adversely affected. The extent of any material adverse effect would depend on the nature and extent of the changes to the exposure standards, the cost of meeting and our ability to meet more stringent standards, the extent of any reduction in our customer’s use of our silica products and other factors that cannot be estimated at this time.

      During the fourth quarter of 2003, we settled a series of multi-party law suits and an arbitration relating to our prior involvement in Eveleth Mines. The parties included the current mine operator and its shareholders, an insurance carrier and one of our subsidiaries. The nature of the allegations against us included claims relating to the liability for retrospective premiums and duty to reimburse others for legal expenses incurred in defending settled litigation. Under the settlement, we have agreed to pay $3.65 million to the insurance carrier, with an initial payment of $1 million made in December 2003 and the remainder payable in monthly installments through March 2006. Accordingly, we have recorded a liability of $2.462 million on the Consolidated Balance Sheet at December 31, 2003, representing the present value of the required future payments. We maintain recourse against the current operator, Eveleth Mines LLC (d.b.a. EVTAC Mining), for its share of the total settlement with the insurance carrier.

However, since EVTAC Mining filed for protection under chapter 11 of the United States Bankruptcy Code in May 2003, we have fully reserved for the $2.239 million due from EVTAC Mining.

      Litigation is inherently unpredictable and subject to many uncertainties. Adverse court rulings, determinations of liability or retroactive or prospective changes in the law could affect claims made against us and encourage or increase the number and nature of future claims and proceedings. Together, with reserves recorded and available insurance, pending litigation is not expected to have a material adverse effect on our operations, liquidity or financial condition. While we are under chapter 11 bankruptcy protection, all legal proceedings that were or could have been commenced against us prior to the petition date are stayed by operation of federal law.

Off-Balance Sheet Arrangements

      We had stand-by letters of credit totaling about $12.4 million at November 16, 2004 with no balance outstanding as of November 16, 2004. These stand-by letters of credit, in amounts ranging from about $4,400 to $3 million, have been issued by Wells Fargo Bank, N.A. for a variety of possible uses, including for costs relating to workers’ compensation, insurance, corporate office rent, electricity, rail freight, a bonding program and above-ground storage tank removal. The stand-by letters of credit issued by Wells Fargo mature on June 25, 2005. We do not consider these stand-by letters of credit to be material to our business or operations, including our liquidity and capital resources, and we have not incurred any additional indebtedness in connection with the stand-by letters of credit.

Contractual Obligations

	Payments Due by Period

					2009 and
Contractual Obligations(2)	Total	2004	2005-2006	2007-2008	Beyond

	(In thousands)
Long-term Debt	$421,840	$420,350	$1,057	$433	—
Operating Leases	39,413	7,816	12,388	6,678	$12,531
Purchase Obligations	3,807	3,534	273	—	—
Other Long-term Liabilities(1)	6,600	2,851	1,848	370	1,531
Total	$471,660	$434,551	$15,566	$7,481	$14,062

(1)	Includes an insurance settlement, a derivative contract and other supplemental benefits.

(2)	Management has not estimated future payments for pension, postretirement benefit obligations and the Coal Act because that funding is subject to changing legislation and significant assumptions by us. In 2004 we expect to contribute $4,500,000 for pensions, $2,900,000 for postretirement benefit obligations and $700,000 for the Coal Act.

Discussion of Historical Liquidity and Capital Resources: First Nine Months of 2004 Comparison

      Due to the seasonal nature of certain aspects of our business, the operating results and cash flows for the first nine months of the year are not necessarily indicative of the results to be expected for the full year.

      Operating activities provided cash of $19.805 million in 2004 compared with a use of cash of $18.016 million in 2003. Net loss before taxes was significantly lower for the nine-month period ended September 30, 2004 compared with the same period in the prior year. The cash provided in the first nine months of 2004 was primarily the result of the increase in accounts payable, accrued interest and other accrued expenses. These increases are due to the bankruptcy stay issued on pre-petition liabilities prohibiting payment and result in their reclassification to Liabilities Subject to Compromise pending final approval of the Plan. The net cash provided was partially offset by the increase in the accounts receivable.

      Capital expenditures were $17.122 million for the first nine months of 2004 compared with $14.458 million for the same period in 2003. During the nine-month period ended September 30, 2004, expenditures for replacement of existing equipment totaled $12.682 million while expansion projects received funding of $2.426 million with the balance of $2.014 million allocated to quarry development. During the nine-month period ended September 30, 2003, capital expenditures for replacement of existing equipment, expansion projects and quarry development totaled $9.788 million $2.572 million and $2.098 million respectively. Full-year capital expenditures for 2004 are expected to approximate $24.5 million.

      During the first nine months of 2004, our additional borrowings exceeded debt repayments by $26.070 million compared with the first nine months of 2003, during which period additional borrowings exceeded debt repayments by $42.669 million. Due to the seasonal nature of many of our operations, we are customarily a net borrower during the first nine months of the year. Availability under our prepetition credit facility is used to fund working capital requirements, winter work for the Great Lakes Minerals segment and capital expenditures during the first nine months. The operations of the Great Lakes Minerals segment are substantially dormant during the first quarter and the beginning of the second quarter. Borrowings normally tend to peak during the middle of the second quarter, with pay-downs beginning in the middle of the third quarter. The net borrowings in the first nine months of 2004 were lower than in the prior year due to the benefit of better operating results, $3.025 million in proceeds from the sale of our assets and the automatic stay, which prohibits payment of pre-petition liabilities. In 2003, net borrowings were significantly higher due to the timing of interest payments and the Erie Sand and Gravel acquisition. This decrease in borrowings was partially offset by the cash outlays for reorganization items related to the bankruptcy and an increase in financing costs related to the initial and second DIP credit facilities. We anticipate being a net borrower for the year.

      We did not declare a dividend in 2004 or 2003. Our 2001 amendments to our financial covenants on our prepetition term loan and prepetition credit facility prohibit the payment of cash dividends. The payment of dividends is also prohibited by the initial and second DIP facilities.

      We continue to incur tax operating losses and there is an uncertainty regarding the future realization of any portion of these losses as a tax benefit. Accordingly, we have recorded a tax valuation allowance for net deferred tax assets and will maintain such an allowance until sufficient positive evidence (i.e., cumulative positive earnings and future taxable income) exists to support the reversal of the valuation allowance.

      Contingencies. Several of our subsidiaries have been and continue to be named as defendants in a large number of cases relating to the exposure of people to asbestos and silica. The plaintiffs in the cases generally seek compensatory and punitive damages of unspecified sums based upon the Jones Act, common law or statutory product liability claims. Some of these cases have been brought by plaintiffs against us (or our subsidiaries) and other marine services companies or product manufacturer co-defendants. Considering our past and present operations relating to the use of asbestos and silica, it is possible that additional claims may be made against us and our subsidiaries based upon similar or different legal theories seeking similar or different types of damages and relief. We are not able to estimate our or Reorganized Oglebay’s potential exposure to unasserted claims.

      We believe that both the asbestos and silica product liability claims are covered by multiple layers of insurance policies and an insurance trust from multiple sources. In the third quarter 2003, we agreed with one of our several insurers to fund a settlement trust to cover a portion of settlement and defense costs arising out of asbestos litigation. We will have access to the insurance trust funds to cover settlements and defense costs and will not have the obligation to cover such costs from our own funds to the extent so covered. Additionally, the insurance trust agreement provides that we may use up to $4.0 million to cover the cost of any other insurable or insurance related expense. A total of $3.576 million has been received in reimbursement of insurance expenditures incurred through September 30, 2004.

      At September 30, 2004, we were a co-defendant in cases alleging asbestos-induced illness involving claims of approximately 73,000 claimants. With respect to silica claims, at September 30, 2004, we were co-defendant in cases involving about 23,000 claimants. We have been and will continue to be responsible for funding a small percentage of all silica settlements and defense costs. We believe that our share of settlements on an annual basis is not significant, although we continue to maintain a reserve on its balance sheet to address this contingency.

      On November 4, 2004, we filed the settlement motion with the Bankruptcy Court seeking approval of the settlement agreements between our affiliate ON Marine Services Company and certain asbestos claimants. The settlements with these tort plaintiffs resolve about 20,000 of the approximately 73,000 asbestos claims asserted against certain of our affiliates, as of September 30, 2004. We estimate that the settlement payments under the settlement agreements for approximately 17,800 of these asbestos claims will aggregate about $53.204 million and will be paid from the insurance trust established pursuant to the Settlement Trust Agreement, made and entered into on August 28, 2003, by and among our subsidiary ON Marine Services Company, underwriters at Lloyd’s and London Market Company Signatories and Wells Fargo Bank Minnesota, N.A. The remaining 2,200 settled asbestos claims will be paid upon the approval of the insurers paying the claims, and the total amount of settlement payments under the settlement agreements relating to these asbestos claims cannot be determined until medical and exposure evidence is provided by such claimants. We anticipate that any settlement payments made on account of such claims will be paid under both the insurance trust and other of our insurance policies. As part of the settlement agreements, about 20,000 asbestos cases against ON Marine Services Company will be dismissed, and we will obtain a general release from the settling tort plaintiffs. A hearing on the settlement motion commenced with the Bankruptcy Court on November 16, 2004 and relief requested in the motion was granted on November 17, 2004.

      Management believes that the remaining currently outstanding claims can be satisfied or otherwise resolved within the limits of our or Reorganized Oglebay’s remaining available insurance. Management cannot predict whether or not our or Reorganized Oglebay’s available insurance will be adequate to cover any and all asbestos claims that arise in the future or that we or Reorganized Oglebay will have the ability to otherwise successfully defend or resolve such cases. If there are no developments that reduce the impact of asbestos litigation or its costs, our available insurance may be insufficient to cover all future claims, and there could be a material adverse effect on our or Reorganized Oglebay’s results of operations, liquidity and financial condition. The severity of this risk cannot be measured, and is highly dependent on the rate of future claims, the cost to defend, settle, or otherwise resolve claims, the length of time to resolve claims and the impact of future legislative or other developments in the asbestos litigation arena. Our ability to fund asbestos settlements or judgments will be subject to the availability of our remaining insurance coverage and to funds from operations, asset sales or capital-raising transactions. After the most recent settlements, we have about $240 million of insurance coverage available to address both current and future asbestos liabilities. Currently, we have about 53,000 unresolved asbestos claims asserted against us before filing for bankruptcy and after the most recent settlements and have had an average of 15,000 asbestos claims asserted against us each year for the past five years. The average cost per claim for settlement or other resolution over the past five years prior to the most recent settlements was about $1,100 and the average cost per claim of the most recent settlements was about $3,000. The length of time to resolve claims varies on a case-by-case basis and can be affected by decisions of management and opposing counsel. If there are no developments that reduce the impact of asbestos litigation or its costs, our available insurance may be insufficient to cover all future claims, and there could be a material adverse effect on our or Reorganized Oglebay’s results of operations, liquidity and financial condition.

      During the second quarter of 2004, we completed a settlement with an insolvent insurance group for $4.668 million in respect of past and future claims. The $4.668 million was recorded as Other Income in the second quarter of 2004, and the restricted cash is recorded as an Other Current Asset on the unaudited Condensed Consolidated Balance Sheet as of September 30, 2004.

      The exposure of persons to silica and the accompanying health risks have been and continue to be significant issues confronting the industrial minerals industry in general, and specifically our Performance Minerals segment. Proposed changes to standards for exposure to silica are under review by the United States Occupational Safety and Health Administration. This review could result in more stringent worker safety standards or, in the alternative, requirements for additional action on the part of silica users regarding lower permissible exposure limits for silica. More stringent worker safety standards or additional action requirements, including the costs associated with these revised standards or additional action requirements, and actual or perceived concerns regarding the threat of liability, or health risks, including silicosis, associated with silica use, may affect the buying decisions of the users of our silica products. If worker safety standards are made more stringent, if we are required to take additional action regarding lower permissible exposure limits for silica, or if our customers decide to reduce their use of silica products based on actual or perceived health risks or liability concerns, our operating results, liquidity and capital resources could be materially adversely affected. The extent of any material adverse effect would depend on the nature and extent of the changes to the exposure standards, the cost of meeting and our ability to meet more stringent standards, the extent of any reduction in our customer’s use of our silica products and other factors that cannot be estimated at this time.

      Litigation is inherently unpredictable and subject to many uncertainties. Adverse court rulings, determinations of liability or retroactive or prospective changes in the law could affect claims made against us and encourage or increase the number and nature of future claims and proceedings. Together, with reserves recorded and available insurance, pending litigation is not expected to have a material adverse effect on our operations, liquidity or financial condition. While we are under chapter 11 bankruptcy protection, all legal proceedings that were or could have been commenced against us prior to the petition date are stayed by operation of federal law.

Acquisitions and Dispositions

      On October 27, 2003, as part of our ongoing business restructuring, we sold the Lawn and Garden bagging business unit of our Global Stone operating segment to Oldcastle Retail, Inc. The sales price was $10 million in cash subject to working capital adjustments. Based upon those working capital adjustments, we received $6.871 million in cash at closing. The net book value of the Lawn and Garden bagging business unit at the closing date, including an allocation of the Global Stone segment’s goodwill of $3.316 million, was $10.057 million. We recognized a loss on sale of assets of $3.692 million during the fourth quarter of 2003.

      In conjunction with the sale of the Lawn and Garden bagging business unit, we entered into a long-term supply agreement with Oldcastle dated October 27, 2003, pursuant to which we will provide certain raw materials at market price to Oldcastle for an initial term of ten years beginning on the closing date of the agreement, with a renewal option for an additional ten-year period. This long-term contract will be assumed by Reorganized Oglebay after the effective date of the Plan.

      We, along with Oldcastle, entered into a lease and operation of equipment agreement dated October 27, 2003, whereby certain areas of our York, Pennsylvania operations previously dedicated to Lawn and Garden bagging operations are being leased at market rates to Oldcastle through December 31, 2005. This lease and equipment agreement will be unimpaired and assumed by Reorganized Oglebay after the effective date of the Plan.

      In early January 2003, we acquired all of the outstanding common shares and other ownership interests in a group of companies together known as Erie Sand and Gravel Company for $6.831 million in cash and $4.069 million in assumed debt, which was refinanced at the closing of the acquisition. The acquisition included fixed assets of $5.446 million and goodwill of $4.149 million. Erie Sand and Gravel operates a dock, a bulk products terminal, a Great Lakes self-unloading vessel, a sand dredging and processing operation, a ready-mix concrete mixing facility and a trucking company that distribute construction sand and aggregates in the northwest Pennsylvania/western New York region. The net assets and results of operations of Erie Sand and Gravel are included within our Great Lakes Minerals segment.

      The Erie Sand and Gravel acquisition was accounted for under the purchase method of accounting. The purchase price has been allocated based on estimated fair values at the date of acquisition. Since the acquisition took place at the beginning of 2003, pro forma effects were not material to reported net loss and net loss per share, basic and assuming dilution.

      In addition to the sale of the Lawn and Garden bagging business unit in 2003, we received proceeds of $387,000 and recorded pretax gains of $6,000 from miscellaneous asset sales. In 2002, we received proceeds of $2.304 million from the sale of non-strategic mineral processing operations in the Performance Minerals segment and other miscellaneous asset sales. In connection with the sale of non-strategic mineral processing operations, $959,000 (or $0.12 per share net loss, assuming dilution) of proceeds received in excess of the net book value of the underlying assets was recorded within the provision for restructuring, asset impairments and early retirement programs on the consolidated statement of operations. Additionally, we recorded pretax gains of $55,000 in 2002 related to other miscellaneous asset sales. In 2001 we received proceeds of $326,000 and recorded pretax gains of $64,000 from miscellaneous asset sales.

      In separate transactions during January 2004, we sold two assets of our Erie Sand and Gravel operations (the Redi-Mix business unit and the vessel M/ V Richard Reiss) to E.E. Austin & Son, Inc. and Grand River Navigation Company, Inc., respectively. The Redi-Mix business unit was comprised of Serv-All Concrete, Inc. and S&J Trucking, Inc. These assets were not considered integral to our long-term strategic direction. Proceeds from the sales were $1.25 million in cash for Redi-Mix and $1.8 million in cash for the vessel. No gain or loss on sale was recognized by us.

      In conjunction with the sale of the Redi-Mix business unit, we entered into a long-term supply agreement with E.E. Austin & Son, Inc. dated January 21, 2004, pursuant to which we will provide certain aggregates at market price to E.E. Austin & Son, Inc. for an initial term of fifteen years beginning on the closing date of the agreement. Additionally, we and E.E. Austin & Son, Inc. entered into a sublease agreement dated January 21, 2004, whereby E.E. Austin & Son, Inc. is subleasing property from us previously dedicated to the operation of the Redi-Mix business unit. The initial term of the sublease agreement commenced in January 2004 and extends to December 31, 2019. The agreement is renewable in five-year increments thereafter, upon agreement by both parties. This long-term contract will be unimpaired and assumed by Reorganized Oglebay after the effective date of the Plan.

Results of Operations: Annual Comparison

      Except for the proposed sale of all or portions of our mica business, we expect our operations to be maintained in substantially the same manner following the effective date of the Plan. See discussion above regarding our bankruptcy filing on February 23, 2004.

      Our net sales and operating revenues were $404.229 million, $400.572 million and $404.211 million in 2003, 2002 and 2001, respectively. Operating loss in 2003 was $6.647 million compared with operating income of $34.625 million in 2002 and $15.208 million in 2001. The 2003 operating loss includes a $13.114 million pretax asset impairment charge (or $1.57 per share, assuming dilution) to reduce the net book value of the Performance Minerals segment’s Specialty Minerals operation to its estimated fair value. We reported a net loss in 2003 of $33.192 million (or $6.48 per share, assuming dilution) compared to a net loss of $6.608 million (or $1.32 per share, assuming dilution) in 2002 and $18.815 million net loss (or $3.76 per share, assuming dilution) in 2001. In addition to the impairment charge discussed above, 2003 net loss includes an after-tax charge of $1.391 million (or $0.27 per share, assuming dilution) for the cumulative effect of accounting change for asset retirement obligations under SFAS No. 143, “Accounting for Asset Retirement Obligations,” which we adopted at January 1, 2003.

      The $3.657 million (or 1%) increase in our net sales and operating revenues in 2003 compared with 2002 was primarily attributed to (1) an increase in demand for aggregate and limestone and an increase in pricing for lime in our Global Stone segment; (2) the acquisition of Erie Sand and Gravel in January 2003; (3) increased demand for frac sand from oil and gas service companies from our Performance Minerals segment; and (4) the addition of two significant building materials customers at the Performance Minerals segment’s Orange County, California operating location.

      These increases to our net sales and operating revenues were partially offset by decreased volume demand in our Great Lakes Minerals segment, resulting in decreased limestone shipments from the segment’s quarries and decreased shipments of limestone and iron ore on the segment’s fleet of vessels. Additionally, volume demand for muscovite mica in the Performance Minerals showed continued softness in 2003, and we sold the Lawn and Garden bagging business unit of its Global Stone segment in the fourth quarter of 2003.

      In 2003, our net sales and operating revenues were flat in comparison to 2001. 2003 benefited from increased volume demand for aggregates and limestone of the Global Stone segment and the Erie Sand and Gravel acquisition, however, these benefits were offset by decreased volume demand in the Great Lakes Minerals segment and decreased volume demand for industrial and recreational sand and muscovite mica from the Performance Minerals segment as compared to 2001. Additionally, we sold the Lawn and Garden bagging business unit of the Global Stone segment in the fourth quarter of 2003 and closed three non-strategic operating locations in early 2002 as part of the fourth quarter 2001 restructuring. Though frac sand sales from the Performance Minerals segment are lower for the full year in 2003 as compared to 2001, we did experience a rebound in the frac sand market during the second half of 2003.

      Although we continue to benefit from our restructuring activities of 2001, our ongoing cost reduction measures and the pooling agreement with American Steamship Company, operating income decreased $41.272 million between 2002 and 2003 primarily for the following reasons:

•	a pretax asset impairment charge to reduce the net book value of the Performance Minerals segment’s Specialty Minerals operation to its estimated fair value;

•	decreased revenues and the effect of lower volumes on gross margins of the Great Lakes Minerals segment’s limestone quarries and vessels;

•	planned decreases in production volumes to reduce inventory levels primarily in the Global Stone and Performance Minerals operating segments;

•	increased general, administrative and selling expenses (see discussion below);

•	an increase in depreciation, depletion, amortization and accretion expense primarily as a result of adopting SFAS No. 143, depreciation of recent capital expenditures, the acquisition of Erie Sand and Gravel and increased capitalized stripping amortization at the Global Stone segment’s Luttrell, Tennessee, operating location;

•	an increase in the cost of providing health benefits to active employees;

•	higher energy prices;

•	lower water levels on the Great Lakes; and

•	the effects of poor weather conditions in early 2003, including flooding at the Global Stone segment’s operating locations in Luttrell, Tennessee, and around Buchanan, Virginia, and increased energy usage as a result of severe cold in the Great Lakes and Mid-Atlantic regions.

      Operating income decreased $21.855 million between 2001 and 2003 primarily due to many of the same factors and trends discussed above, including decreased revenues and the effect of lower volumes on gross margins of the Great Lakes Minerals segment’s limestone quarries and vessels, planned decreases in production volumes to reduce inventory levels, increased general, administrative and selling expenses, an increase in depreciation, depletion, amortization and accretion, an increase in the cost of providing health benefits to active employees, higher energy prices, and the effects of poor weather conditions in early 2003. These decreases to operating income between 2001 and 2003 were partially offset by a decrease in the provision for restructuring, asset impairments and early retirement programs and the cessation of goodwill amortization ($2.931 million in 2001) at January 1, 2002 under SFAS No. 142, “Goodwill and Other Intangible Assets.”

      Additionally, interest expense increased between all three years and net loss for 2003 includes a $3.692 million pretax loss on sale of the Global Stone segment’s Lawn and Garden bagging business unit (partially offset by a decrease in other expense — see discussion below). Furthermore, net loss for 2003 includes an after-tax charge of $1.391 million (or $0.27 per share, assuming dilution) for the cumulative effect of accounting change for asset retirement obligations under SFAS No. 143. Interest costs have continued to rise as a result of our financial condition, which has contributed to an increase in both the weighted-average cost of debt and outstanding debt balances (see discussion below).

      We operate our businesses as three reporting segments focused on its key markets served. The segments align operations that share business strategies and that are related by geography and product mix and reflect the way management evaluates the operating performance of its business. The operations are reported as: Great Lakes Minerals, which is the largest and only fully integrated producer and bulk transporter of limestone on the Great Lakes and combines our Michigan Limestone, Marine Services and Erie Sand and Gravel operations; Global Stone, whose lime, limestone fillers, chemical limestone and construction aggregate businesses operate primarily in the Southeast and Mid-Atlantic regions; and Performance Minerals, which mines and processes specialized industrial minerals, primarily high-purity silica sands and muscovite mica. The operating results of our business segments for 2003, 2002 and 2001 are discussed below.

      Great Lakes Minerals. Net sales and operating revenues of the Great Lakes Minerals segment were $147.291 million in 2003 compared to $156.92 million in 2002 and $152.106 million in 2001. For comparison purposes, excluding Erie Sand and Gravel, which was acquired in January 2003, net sales decreased about 12% and 9% in 2003 compared to 2002 and 2001, respectively. These decreases were primarily due to decreased volume demand in the Great Lakes region, which resulted in decreased limestone shipments from the segment’s quarries and decreased iron ore and limestone shipments on the segment’s fleet of vessels. Demand was down with the majority of our customers, plus demand with some significant customers of the segment was significantly reduced during 2003. Several vessels were laid-up during the year in light of the reduction in economic activity around the Great Lakes region. In 2002 the segment began selling a higher percentage of its products at a delivered price, including freight, which partially offset the effects of reduced demand on 2003 and 2002 net sales and operating revenues.

      Cost of goods sold and operating expenses totaled $116.992 million, $113.636 million and $113.23 million in 2003, 2002 and 2001, respectively. As a percentage of net sales and operating revenues, cost of goods sold and operating expenses were 79% in 2003 compared with 72% in 2002 and 74% in 2001. The 7% and 5% increase in cost of goods sold and operating expenses as a percentage of net sales and operating revenues in 2003 compared to both 2002 and 2001, respectively, was primarily due to the effect of lower volumes on gross margins of the segment’s limestone quarries and vessels, an increase in the cost of providing health benefits to active employees, lower water levels, and the addition of Erie Sand and Gravel, which is a lower gross margin business than the segment’s quarries and vessels. These increases were partially offset by benefits derived from the pooling arrangement with American Steamship.

      The segment’s operating income for 2003 was $4.99 million compared with $18.858 million in 2002 and $15.421 million in 2001. The 74% and 68% decrease in 2003 operating income as compared to both 2002 and 2001, respectively, was primarily the result of the decrease in net sales and operating revenues and the increase in cost of goods sold and operating expenses as a percentage of net sales and operating revenues discussed above. Additionally, the cost of providing retirement benefits and bad debt expense both increased. Bad debt expense increased $2.006 million between 2003 and 2002 and $1.721 million between 2003 and 2001, primarily to reflect the increased risk of doubtful collection regarding two steel-related customers who filed for chapter 11 bankruptcy protection during 2003 and one limestone customer experiencing financial difficulties. Operating income in 2003 benefited from decreased expense for management bonuses in light of our financial condition.

      Global Stone. Net sales for the Global Stone segment were $173.272 million, $161.22 million and $155.229 million in 2003, 2002 and 2001, respectively. The 7% increase in net sales between 2003 and 2002 was primarily the result of continued strong volume demand across all major product lines of the segment, especially from the aggregates market in northern Virginia, and the effective implementation of price increases with the segment’s lime and carpet manufacturing customers in the first half of 2003. These increases to net sales were partially offset by the effects of the sale of the segment’s Lawn and Garden bagging business in the fourth quarter of 2003. The 12% increase in net sales between 2003 and 2001 was primarily due to stronger volume demand for aggregates and limestone in northern Virginia, the addition of new customers in the roofing and glass fillers industries being serviced by the segment’s James River and Global Stone Portage facilities, increased volume demand for flue gas desulphurization products, and increased pricing for lime products, partially offset by the sale of the segments Lawn and Garden bagging business unit in October.

      Cost of goods sold for the segment totaled $137.466 million in 2003 compared to $122.55 million in 2002 and $118.87 million in 2001. As a percentage of net sales, cost of goods sold was 79%, 76% and 77% in 2003, 2002 and 2001, respectively. The 3% increase in the percentage of cost of goods sold to net sales between 2003 and 2002 was primarily due to the effects of lower production volumes to reduce inventory levels, especially for lawn and garden products, the effects of poor weather conditions in early 2003, including flooding at the segment’s operating locations in Luttrell, Tennessee, and around Buchanan, Virginia, production inefficiencies and down-time related to equipment re-builds/upgrades at certain locations, additional mining costs at the segment’s York, Pennsylvania operating location because of a change in a major customer’s product specifications. The 2% increase between 2003 and 2001 was attributed to many of these same factors, partially offset by the effects of planned cost reductions and productivity enhancements at the plant level implemented in 2002 and 2003.

      Operating income for the segment was $12.424 million in 2003 compared to $15.284 million in 2002 and $11.232 million in 2001. The 18% decrease in operating income between 2003 and 2002, despite a 7% increase in net sales, was mainly attributed to the increase in the percentage of cost of goods sold to net sales discussed above. Additionally, depreciation, depletion, amortization and accretion expense increased between 2003 and 2002 primarily due to an increase in capitalized stripping amortization at the segment’s Luttrell, Tennessee operating location and depreciation of recent capital expenditures. Operating income in 2003 benefited from decreased expense for management bonuses in light of our financial condition. The 11% increase in operating income between 2003 and 2001 was primarily the result of the increase in net sales discussed above, the cessation of goodwill amortization at January 1, 2002 in accordance with SFAS No. 142 ($1.799 million in 2001), decreased expense for management bonuses, and cost savings derived from the closure of the segment’s administrative office as part of our fourth quarter 2001 restructuring, partially offset by an increase in cost of goods sold as a percentage of net sales and an increased depreciation, depletion, amortization and accretion expense.

      Performance Minerals. Net sales of the Performance Minerals segment were $87.662 million, $85.92 million and $99.389 million in 2003, 2002 and 2001, respectively. The 2% increase in net sales between 2003 and 2002 was primarily attributed to increased demand for frac sand from oil and gas service companies, the addition of two significant building materials customers at the segment’s Orange County, California, operating location, and the addition of a new product (colored sand) during 2003, partially offset by continued softness in demand for muscovite mica and the closure of three non-strategic operating locations as part of our fourth quarter 2001 restructuring. These three operations contributed $553,000 in net sales during 2002, but contributed no sales in 2003. Net sales in 2003 decreased 12% as compared to 2001 primarily because of a reduction in volume demand for recreational and industrial sands, the closure of three operating locations as part of the 2001 restructuring, and the continued softness in demand for the segment’s muscovite mica products. The three closed locations contributed $3.961 million to 2001 net sales.

      Cost of goods sold for the segment totaled $64.754 million in 2003 compared to $61.968 million in 2002 and $71.061 million in 2001. As a percentage of net sales, cost of goods sold was 74%, 72% and 71% in 2003, 2002 and 2001, respectively. The 2% increase in the percentage of cost of goods sold to net sales between 2003 and 2002 was primarily due to increased energy costs, reductions in production volumes to reduce inventory levels, especially for muscovite mica products, an increase in workers compensation related expenses at certain operating locations of the segment, partially offset by the effects of continued cost control measures. The 3% increase in cost of goods sold as a percentage of net sales for 2003 compared to 2001 was primarily due to fixed production costs being spread over fewer sales, higher energy costs, reductions in production volumes to reduce inventory levels, and an increase in the cost of providing health benefits to active employees. These increases were partially offset by the closure of three lower-margin facilities as part of our fourth quarter 2001 restructuring and cost control measures implemented by the segment.

      Operating loss in 2003 was $2.903 million compared to operating income of $11.481 million in 2002 and $13.245 million in 2001. The operating loss in 2003 includes a non-cash, pretax impairment charge of $13.114 million (or $1.57 per share, assuming dilution) to reduce the net book value of the segment’s Specialty Minerals operation to its estimated fair value. For comparison purposes, excluding the impairment charge, operating income in 2003 decreased 11% compared to 2002. This decrease was primarily due to the increase in the percentage of cost of goods sold to net sales discussed above and a $1.350 million increase in depreciation and accretion expense as the result of adopting SFAS No. 143 at January 1, 2003, partially offset by the increase in net sales. For comparison purposes, excluding the impairment charge, operating income decreased 23% between 2003 and 2001 primarily because of the decrease in net sales, increase in the percentage of cost of goods sold to net sales, and additional depreciation and depletion related to the adoption of SFAS No. 143 in 2003.

      These decreases to operating income between 2003 and 2001 were partially offset by the cessation of goodwill amortization at January 1, 2002 in accordance with SFAS No. 142 ($1.132 million in 2001) and cost savings from the closure of the segment’s administrative office in Phoenix, Arizona, as part of our fourth quarter 2001 restructuring.

      Depreciation, Depletion, Amortization and Accretion. The 12% increase in depreciation, depletion, amortization and accretion expense between 2003 and 2002 was primarily the result of adopting SFAS No. 143 at January 1, 2003, depreciation of recent capital expenditures, the acquisition of Erie Sand and Gravel in January 2003 and increased amortization of capitalized stripping costs at the Global Stone segment’s Luttrell, Tennessee, operating location. These same factors contributed to the 6% increase between 2003 and 2001; however, their effects were partially offset by the cessation of goodwill amortization at January 1, 2002 under SFAS No. 142. Goodwill amortization in 2001 was $2.931 million.

      General, Administrative and Selling Expenses. General, administrative and selling expenses, including the provision for doubtful accounts, as a percentage of net sales and operating revenues were 11% in 2003 and 9% in both 2002 and 2001. Although we continue to benefit at the operating level from the closure of two subsidiary offices during its 2001 restructuring, general, administrative and selling expenses as a percentage of net sales and operating revenues increased 2% in 2003 as compared to 2002 and 2001 primarily due to legal and consulting fees related to our ongoing financial and operational restructuring, including the 2003 amendments to our senior debt agreements, an increase in the cost to provide retirement benefits, an increase to our provision for doubtful accounts primarily to reflect the increased risk of doubtful collection regarding three customers of the Great Lakes Minerals segment who filed for chapter 11 bankruptcy protection during the third quarter of 2003, and the acquisition of Erie Sand and Gravel in January 2003. These increases to selling, general and administrative expenses in 2003 were partially offset by decreased expense for management bonuses in light of our financial condition.

      Restructuring, Asset Impairments and Voluntary Early Retirement. The following summarizes the provision for restructuring, asset impairments and early retirement programs and the remaining reserve balance at December 31, 2003 (in thousands):

	Employee
	Retirement	Asset	Other
	& Severance	Impairment	Exit
	Benefits	Charges	Costs	Total

2001 charge	$7,261	$6,434	$2,373	$16,068
Amounts utilized	(4,288)	(6,434)		(10,722)
Actual expenditures	(410)		(93)	(503)

Remaining reserve at December 31, 2001	$2,563	$-0-	$2,280	$4,843
2002 charge		1,154		1,154
Amounts utilized		(1,154)		(1,154)
Actual expenditures	(1,500)		(1,077)	(2,577)
Provisions and adjustments to prior Reserves, net	(298)		66	(232)

Remaining reserve at December 31, 2002	$765	$-0-	$1,269	$2,034
2003 charge		13,272		13,272
Amounts utilized		(13,272)		(13,272)
Actual expenditures	(759)		(428)	(1,187)
Provisions and adjustments to prior Reserves, net	36		(87)	(51)

Remaining reserve at December 31, 2003	$42	$-0-	$754	$796

      During the second quarter of 2003, we recorded a $13.114 million pretax asset impairment charge (or $1.57 per share, assuming dilution) to reduce the net book value of the Performance Minerals segment’s Specialty Minerals operation to its estimated fair value, as determined by management based on a third-party appraisal. The charge reduced the carrying value of the operation’s land, depreciable fixed assets and mineral reserves by $2.610 million, $2.334 million and $8.17 million, respectively. Fair values were estimated using a discounted cash flow valuation technique incorporating a discount rate commensurate with the risks involved for each group of assets. The remaining 2003 impairment charges of $158,000 were recorded in the fourth quarter to reduce the carrying value of certain idled equipment of the Global Stone segment.

      During the fourth quarter of 2002, we recorded a $1.154 million pretax asset impairment charge (or $0.14 per share, assuming dilution) to reduce the carrying value of certain idled fixed assets of the Performance Minerals and Global Stone segments to their estimated fair values based on expected future cash flows (essentially zero). The impaired assets primarily represent machinery, equipment and land improvements that are currently idle and whose future operation is not integral to our long-term strategic direction.

      During 2002, we sold non-strategic mineral processing operations closed in conjunction with the 2001 restructuring with the excess of cash proceeds over carrying value of $959,000 (or $0.12 per share net loss, assuming dilution) being included in the provision for restructuring, asset impairments and early retirement programs in the consolidated statement of operations.

      During the fourth quarter of 2001, we recorded a $11.945 million pretax charge (or $1.46 per share net loss, assuming dilution) related to the closure of both headquarter administrative offices for the Performance Minerals and Global Stone segments, the closure of three non-strategic mineral processing operations in the Performance Minerals segment, the write down of certain non-strategic mineral reserve assets, and an implementation of an additional voluntary early retirement program. We recorded a $4.123 million pretax charge (or $0.51 per share net loss, assuming dilution) in the first quarter of 2001 related to a voluntary early retirement program and the restructuring of its Performance Minerals’ Ohio-based operations.

      Other. Interest expense increased 24% and 34% in 2003 as compared to 2002 and 2001, respectively. The primary factors contributing to this increase were a higher weighted-average cost of debt and higher levels of debt. The weighted-average cost of debt increased because of the higher fixed rate of interest associated with our Senior Secured Notes, which were executed in conjunction with our refinancing activities in the fourth quarter of 2002, and an increase in the margin over LIBOR paid to our syndicated banking group (6.0%, 4.25% and 3.75% at December 31, 2003, 2002 and 2001, respectively). Interest expense on bank debt was $41.292 million, $30.253 million and $32.49 million in 2003, 2002 and 2001, respectively, including $4.094 million in 2003 and $688,000 in 2002 for the non-cash, payment-in-kind on our Senior Secured Notes. Furthermore, we have not been able to take full advantage of decreasing interest rates on our variable rate debt, because we were required by our senior debt agreements to hedge at least 50% of its exposure to interest rate fluctuations. Interest expense on hedges was $7.446 million in 2003 compared with $9.967 million in 2002 and $5.176 million in 2001. Amendments to our senior debt agreements in September 2003 no longer require us to hedge a portion of our interest rate risk. At December 31, 2003, we had one such interest rate swap remaining with a notional value of $50 million, which expired in June 2004. We do not plan on replacing this interest rate swap or entering into additional swap agreements. Amortization of fees associated with our bank amendments and refinancing activities increased to $4.894 million in 2003 from $3.121 million in 2002 and $1.992 million in 2001. The remainder of interest expense in all three years was related to capital leases and notes payable.

      On October 27, 2003, as part of our ongoing business restructuring, we sold the Lawn and Garden bagging business unit of our Global Stone operating segment to Oldcastle Retail, Inc. The sales price was $10 million of value subject to working capital adjustments. Based upon those working capital adjustments, we received $6.871 million in cash at closing. The net book value of the Lawn and Garden business unit at the closing date, including an allocation of the Global Stone segment’s goodwill of $3.316 million, was $10.057 million. We recognized a loss on disposition of assets of $3.692 million during the fourth quarter of 2003.

      Other income, net was $2.032 million in 2003 compared with other expense, net of $4.121 million in 2002 and $6.768 million in 2001. Other income in 2003 was mainly comprised of a non-cash gain of $2.408 million (or $0.29 per share, assuming dilution) to reverse a product liability reserve recorded in 2002 and the use of a portion of the $4 million in funds available from the insurance settlement trust to fund certain insurable or insurance related expenses, partially offset by non-cash charges totaling $2.239 million (or $0.26 per share, assuming dilution) to reserve for EVTAC Mining. See discussions above for additional information related to these three matters. The primary reason for other expense in 2002 was our reserve of $2.408 million for product liability claims, which was reversed in 2003 because of the Trust settlement relating to product liability, as discussed in “Business–Legal Proceedings.” Other expense in 2001 included a reserve for an unsecured note receivable of $4.303 million arising from the 1998 sale of a discontinued, steel-related business. We deemed this reserve necessary primarily because of the uncertain financial condition of the buyer and the buyer’s customer base, including chapter 11 bankruptcy filings of several of the buyer’s major customers. The note was settled during the fourth quarter of 2002. Additionally, as a result of adopting SFAS No. 133, we recorded a charge of $3.096 million in 2001, relating to the non-cash, mark-to-market valuation change of our interest rate swap agreements that did not qualify as hedging instruments at that time.

      We utilize certain tax preference deductions afforded by law to mining companies. Although the amount of these deductions is materially consistent from year to year, these permanent book/tax differences can cause significant fluctuations in our effective tax rate based upon the level of pre-tax book income or loss. Additionally, during the third quarter of 2003, we experienced a favorable conclusion to the audit of its 1999 federal income tax return. As a result, the income tax benefit for 2003 has been increased.

Results of Operations: First Nine Months 2004 Comparison

      Our net sales and operating revenues increased 7% to $322.403 million in the nine months ended September 30, 2004 compared with the same period in 2003. This is a $21.486 million increase over the

$300.917 million in net sales and operating revenues generated in the nine months ended September 30, 2003. The Great Lakes Minerals and Performance Minerals segments accounted for the net sales and operating revenue increase with gains of $19.449 million and $9.517 million, respectively. Demand for limestone and iron ore on the Great Lakes has increased sales for the Michigan quarries and for the vessel operations. We have improved our market share with our gas and oil well fracturing sand and have seen strong pricing power with lime sales. In 2003, slow demand and early severe weather in the Great Lakes, Mid-Atlantic and Southeast regions had hampered the sales of each segment. This increase in net sales has been partially offset by revenue loss from disposed businesses, mainly the Lawn and Garden bagging business.

      The operating income for the nine months ended September 30, 2004 was $16.220 million compared with an operating loss of $2.386 million reported in the same period of 2003. The operating loss in 2003 includes a pre-tax asset impairment charge of $13.114 million (or $1.57 per share net loss, assuming dilution) related to the write-down of the Performance Minerals segment’s Specialty Minerals operation to fair value. In the first quarter of 2004, we recorded a $1.315 million impairment charge related to the exit and sublease of the Cleveland Marine Services office. In the second quarter of 2004, we recorded $0.5 million for exit costs related to previously shutdown abrasives facilities. During the third quarter of 2004, we recorded a $5.695 million pre-tax asset impairment charge to further reduce the net book value of the Performance Minerals segment’s Specialty Minerals operation’s Velarde plant. The impairment indicator was a temporary suspension of operations of the Velarde plant. Management believes that excluding the impairment and restructuring charges provides a better comparison of period-to-period operating results. Excluding the impairment and restructuring charges, we had operating income of $23.730 million and $10.728 million in the nine-month periods ended September 30, 2004 and 2003, respectively, a $13.002 million or 121% increase for the 2004 period over the same period in 2003. We continue to benefit from increasing demand for our products, a lower provision for doubtful accounts receivable and cost-cutting activities over the past year offset by higher energy and maintenance expenses. Operating income for the three segments as of September 30, 2004 was $36.538 million compared to $25.729 million for the same period of 2003, excluding the impairment charges. This is an increase of 42% over the segment operating income in 2003.

      The net loss for the period ended September 30, 2004 was $32.105 million, which represents a loss of $6.14 per share on a fully diluted basis. This compares to the net loss of $23.306 million, or a loss of $4.57 per share, assuming full dilution, in the nine months ended September 30, 2003. The 2003 nine month net loss was increased by the $13.114 million impairment, discussed above. The current nine month period net loss includes an impairment charge of $5.695 million for the temporary suspension of operations of the Velarde plant and $13.937 million of reorganization expenses related to the bankruptcy filing. In addition, we have recorded $18.645 million less in income tax benefit in 2004. Due to the our continuing tax operating losses, we record additional deferred tax assets, but also record a full valuation allowance on such deferred tax assets, therefore, reducing the income tax benefit for 2004. In addition, during the second quarter of 2004, we completed a settlement with an insolvent insurance group to settle for $4.668 million in respect of past and future claims. The $4.668 million was recorded as Other Income in the second quarter of 2004.

      Due to our continuing tax operating losses, we cannot justify creating a net deferred tax asset on our balance sheet and therefore, we are limited in our income tax benefit for 2004. In addition, during the second quarter of 2004, we agreed with an insolvent insurance group to settle for $4.668 million in respect of past and future claims. The $4.668 million was recorded as Other Income in the second quarter of 2004. The current period gains generated by the operating segments were more than offset by the previously mentioned expenses related to the reorganization and the reduction in the tax benefit.

      Great Lakes Minerals. The Great Lakes Minerals segment net sales and operating revenue increased $19.449 million, or 19%, to $122.853 million for the nine months ended September 30, 2004 from $103.404 million for the same period in 2003. The increase in net sales and operating revenues was due to volume increases and was attributable to two factors: (1) higher demand for metallurgical and aggregate limestone due to general economic improvement and the recovery of the U.S. integrated steel industry, and

(2) increased vessel revenues, which were the result of higher market demand, the sailing of two additional vessels, better weather conditions than a year ago and higher water levels. The higher water levels permit heavier lading of the vessels. We also generated additional revenue through its ship repair business at its Erie location.

      Cost of goods sold and operating expenses for the Great Lakes Minerals segment were $93.739 million for the nine months ended September 30, 2004 compared with $81.011 million for the same period in 2003, an increase of $12.728 million or 16%. Cost of goods sold and operating expenses, as a percentage of net sales and operating revenues, were 76% in the nine months ended September 30, 2004 and 78% in the same period in 2003. The improved operating margin as a percentage of net sales and operating revenues is primarily a result of the higher production levels, which generate cost efficiencies by absorbing fixed costs and higher water levels which increase revenues with little impact on costs. This has been partially offset by the higher fuel costs.

      Operating income for the nine months ended September 30, 2004 was $10.725 million as compared with operating income of $4.119 million for the same period in 2003. In the first quarter, we recorded a $1.315 million impairment charge related to the exit and sublease of the former headquarters office of the Marine Services business. Excluding the impairment charge, the operating income for the nine months ended September 30, 2004 is $12.040 million. The increase in the operating income is due to increased demand and volume efficiencies, better weather conditions and higher water levels and a lower provision for doubtful accounts receivable. These gains were partially offset by increases in energy and healthcare costs. In addition, minor damage was sustained to one of the vessels in the third quarter, which resulted in a two-week lay-up and costs associated with the repair.

      Global Stone. Net sales for our Global Stone segment decreased $7.036 million to $126.361 million for the nine months ended September 30, 2004 from $133.397 million in the same period of 2003. The decrease was primarily the result of the sale of the Lawn and Garden bagging business, which was sold in the third quarter of the prior year. Lawn and Garden bagging net sales for the nine months ended September 30, 2003 were $20.041 million. This segment is benefiting from increased demand for aggregate, roofing fillers and lime, and renewed demand for fillers in the carpet and flooring markets. Additionally, this segment is experiencing pricing power in certain lime markets due to the fact that the segment’s Mid-Atlantic lime group is running at full capacity and there has been a significant increase in demand from steel markets.

      Cost of goods sold for the Global Stone segment totaled $96.901 million in the nine months ended September 30, 2004 compared with $103.136 million in the nine months ended September 30, 2003, a decrease of $6.235 million. Cost of goods sold, as a percentage of net sales, was 77% in both 2004 and 2003. The decrease in the cost of goods from the prior year is comparable with the decrease in overall sales.

      The segment contributed $12.557 million to operating income for the nine months ended September 30, 2004, compared with $12.820 million in the same period of 2003. The decrease in operating income is primarily the contribution of the Lawn and Garden bagging business in 2003, offset by stronger demand for aggregate, roofing fillers, lime, and a renewed demand for fillers in the carpet and flooring markets. The incremental operating income from these higher sales was partially offset by increases in energy and maintenance costs.

      Performance Minerals. The Performance Minerals segment had net sales of $76.192 million for the period ended September 30, 2004, an increase of $9.517 million or 14%, over the net sales of $66.675 million for the same period in 2003. The increase in net sales was substantially attributable to the strong industry demand for sands used in gas and oil well fracturing and improved market share. Demand is higher than the same period in 2003 due to increased oil and gas market prices, which have resulted in more drilling activity. Additional market development for gas and oil well fracturing sands was experienced in Canada and the Rocky Mountain region.

      Cost of goods sold for the Performance Minerals segment was $54.967 million for the nine months ended September 30, 2004, which was 15% higher than the $47.968 million in the same period of 2003 primarily due to the increase in net sales discussed above. Cost of goods sold as a percentage of net sales remained comparable at 72% for the nine months ended September 30, 2004 and 2003. Production efficiencies were offset by increases in maintenance and energy costs.

      Operating income for the Performance Minerals segment was $6.246 million for the first nine months of 2004 compared with an operating loss of $4.324 million for the same period of 2003. For comparison purposes, excluding the impairments of $5.695 million in the current year and $13.114 million in the prior year related to the segment’s Specialty Minerals operation, the segment had operating income of $11.941 million and $8.79 million for the nine months ended September 30, 2004 and 2003, respectively. The $3.151 million increase in operating income from 2003 directly reflects the higher sales volumes and an improved margin rate.

      Depreciation, Depletion, Amortization and Accretion. Depreciation, depletion, amortization and accretion expense was $27.389 million for the nine months ended September 30, 2004 compared with $28.284 million for the same period of 2003. Depreciation, depletion, amortization and accretion expense were 8% and 9% of total net sales and operating revenues in 2004 and 2003, respectively. The reduction in the percent to net sales demonstrates our ability to leverage increases in net sales and operating revenue on its existing asset base.

      General, Administrative and Selling Expenses. Total general, administrative and selling expenses were $28.494 million for the nine months ended September 30, 2004 compared with $32.447 million for the comparable period in 2003. The total general, administrative and selling expense decreased $3.953 million in 2004 versus 2003. General, administrative and selling expenses as a percentage of net sales and operating revenue was 9% in 2004 compared with 11% in 2003. A lower provision for doubtful accounts and lower legal and professional were the major contributors to the reduction in selling, general and administrative expense. Legal and professional fees in 2003 expense include some items that are similar to expenses being grouped as reorganization items, net in 2004. Additional benefits were seen in headcount reductions and reduced pension expense. These gains were partially offset by higher expense for corporate insurance and higher salaried annual incentive awards.

      Provision for Restructuring, Asset Impairments and Early Retirement Programs. During the second quarter of 2003, the Company recorded a $13.114 million pre-tax asset impairment charge (or $1.57 per share net loss, assuming dilution) to reduce the net book value of the Performance Minerals segment’s Specialty Minerals operation to its estimated fair value, as determined by management based on an independent third-party appraisal. The charge reduced the carrying value of the operation’s land, depreciable fixed assets and mineral reserves by $2.610 million $2.334 million and $8.170 million respectively.

      Fair values were estimated using a discounted cash flow valuation technique incorporating a discount rate commensurate with the risks involved for each group of assets. Cash flow and operating income shortfalls from expectations indicated that an impairment review was necessary.

      In the first quarter of 2004, we recorded a $1.315 million asset impairment charge related to the exit and sublease of the Cleveland Marine Services office. Of this charge, $1.170 million was primarily related to the difference between base rent due until December 2009 and sublease income that will be received into March 2008. An additional $0.145 million pre-tax charge was recorded to write-off leasehold improvements abandoned at the Marine office.

      In the second quarter of 2004, in response to updated information, we made an adjustment to increase the Provision for Restructuring, Asset Impairments and Early Retirement Programs by $0.5 million for exit costs related to previously shutdown abrasives facilities.

      During the third quarter of 2004, we recorded a $5.695 million pre-tax asset impairment charge to further reduce the net book value of the Performance Minerals segment’s Specialty Minerals operations

Velarde plant. The impairment indicator was a temporary suspension of operations of the Velarde plant. The Velarde plant was written down to its estimated fair value based on current market offers.

      Other. Interest expense was $41.279 million in the nine months ended September 30, 2004; a $1.577 million increase compared with $39.702 million for the comparable period in 2003. Several factors contributed to the net increase in the interest expense. Significant increases over the prior year were due to the increased amortization of financing fees and higher interest rate spreads on the secured debt. In July of 2004, we entered into the second DIP credit facility that includes a $125.0 million Term A and A1 loan at LIBOR plus 4%, a $125.0 million Term B loan at LIBOR plus 9.75% and a revolver at LIBOR plus 3.5%. Interest on bank debt was $28.970 million in 2004 compared with $30.189 million in 2003. In 2003, we amended our bank agreements with our lenders on the prepetition credit facility, prepetition term loan and Senior Secured Notes. These amendments were needed because of anticipated defaults under our then-existing agreements. Additionally, amendments to our Senior Secured Notes increased the payment-in-kind rate from 5% to 6% at the end of the third quarter of 2003.

      Our amortization of deferred financing fees was $10.930 million in the period ended September 30, 2004 compared with $3.278 million in 2003. The increase in financing fee amortization stems from the write-off in the third quarter related to the commitment fees for the pre-petition syndicated credit facility and initial DIP financing, as well as the initiation of the amortization of commitment fees for the second DIP credit facility. The write-off of the pre-petition syndicated credit facility and initial DIP financing fees was required when we paid off the related loans in July 2004. In addition, the increase in capitalized amendment fees paid to senior lenders throughout 2003 affected all of 2004. These increases in interest expense were partially offset by a cessation of accrued interest expense on certain debt instruments and a reduction in hedge interest expense.

      Our interest expense on hedges was $1.274 million in the first nine months of 2004 compared with $6.073 million in the same period of 2003. We are no longer required to hedge at least 50% of our senior debt; as a result, our remaining $50.0 million notional value hedge, which expired as of June 30, 2004, was not replaced. This is compared with notional values of $220.0 million, $170.0 million and $120.0 million throughout the first, second and third quarters of 2003 respectively. These increases were more than offset by the cessation of interest accrued on our 10% Senior Subordinated Notes as of the bankruptcy filing. The Senior Subordinated Notes are deemed unsecured by us and interest is no longer being accrued. The remainder of interest expense was related to capital leases and notes payable.

      The reorganization items represent legal and professional fees associated with the bankruptcy petition filing and its related activities. These expenses totaled $13.937 million for the nine months ended September 30, 2004.

      During the second quarter of 2004, we completed a settlement with an insolvent insurance group for $4.668 million in respect of past and future claims. The $4.668 million was recorded as Other Income in the second quarter of 2004 and the restricted cash is recorded as an Other Current Asset on the unaudited Condensed Consolidated Balance Sheet as of September 30, 2004.

      On May 1, 2003, Eveleth Mines LLC (d.b.a. EVTAC Mining) filed for protection under chapter 11 of the Bankruptcy Code. EVTAC Mining is a non-trade debtor to us for obligations arising out of a prior relationship. We recognized a pre-tax charge of $1.455 million (or $0.17 per share, assuming dilution) in the first quarter of 2003 to establish a reserve for this matter. The charge was included in Other Expense on the unaudited Condensed Consolidated Statement of Operations. Additionally, during the third quarter of 2003, due to a change in circumstances, we recognized another $0.784 million pre-tax (or $0.09 per share, assuming dilution) charge to fully reserve for this matter.

Cumulative Effect of Accounting Change

      At January 1, 2003, we adopted SFAS No. 143, which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. Over time, the liability is recorded at its present value each period through accretion expense, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, a company either settles the obligation for its recorded amount or recognizes a gain or loss.

      We are legally required by various state and local regulations and/or contractual agreements to reclaim land disturbed by its quarrying activities and to remove buildings, land improvements and fixed equipment from certain properties. Upon adoption of SFAS No. 143 at January 1, 2003, we recorded asset retirement obligations totaling $5.854, increased net property and equipment by $3.574 million and recognized a non-cash cumulative effect charge of $1.391 million (net of income tax benefit of $889,000).

      Asset retirement obligations were estimated for each of our operating locations, where applicable, based on our current and historical experience, adjusted for factors that an outside third-party would consider, such as inflation, overhead and profit. The estimated obligations were escalated based upon the anticipated timing of the related cash flows and the expected closure dates of the operating locations using an assumed inflation rate, and then were discounted using a credit-adjusted, risk-free interest rate.

      The expected closure date of each location represents the estimated exhaustion date of remaining mineral reserves or, for leased locations, the lesser of the mineral reserve exhaustion date or lease termination date. Because our mineral reserves and lease agreements have expected lives many years into the future, an appropriate market risk premium could not be estimated or considered when escalating the estimated obligations.

      The accretion of the asset retirement obligations and depreciation of the capitalized costs, which are included in depreciation, depletion, amortization and accretion on the consolidated statement of operations, are being recognized over the estimated useful lives of the operating locations (i.e., to their expected closure dates). A movement of our asset retirement obligations during the year ended December 31, 2003 follows (in thousands):

2003

Asset retirement obligations upon adoption at January 1, 2003	$5,854
Accretion expense	481
Provisions and adjustments to prior reserves and Actual expenditures, net	444

Balance at December 31, 2003	$6,779

Critical Accounting Policies

      Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent liabilities. On a continual basis, we evaluate our estimates, including those related to accounts receivable reserves, inventories, intangible assets, impairment and useful lives of long-lived assets, pensions and other postretirement benefits, restructuring and voluntary early retirement program reserves, asset retirement obligations, and commitments and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      We believe the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

      Accounts Receivable. We are required to estimate the collectibility of our trade and note receivables. A considerable amount of judgment is required in assessing the ultimate realization of these receivables.

We have increased our reserve for doubtful accounts in recent periods and if the financial condition of our customers were to deteriorate, additional reserves may be required.

      Contingencies. We are subject to proceedings, lawsuits and other claims related to environmental, labor, product liability and other matters. We are required to estimate the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. Determinations of the amounts or reserves required, if any, for these contingencies are made after careful analysis of each individual issue. The required reserves may change in the future because of new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters. While we are under chapter 11 bankruptcy protection, all legal proceedings that were or could have been commenced against us prior to the petition date are stayed by operation of federal law.

      Postretirement Benefits. Our pension and postretirement benefit costs and credits are developed from actuarial valuations. Inherent in these valuations are key assumptions including discount rates and expected return on plan assets. We consider current market conditions, including changes in interest rates, the age of our workforce and retirees, current health care costs and other factors, in selecting these assumptions. We have made changes to these assumptions in recent periods and future postretirement benefit costs or credits may change based upon changes in these assumptions. All of our pension and postretirement benefit liabilities will be unimpaired and reinstated following the effective date of the Plan. Prior to the effective date of the Plan, some of the pension plans will hold shares of our common stock. That common stock will be sold prior to the effective date of the Plan and, as such, the plans will not receive warrants to purchase reorganized common stock.

      Restructuring and Impairment Charges. During 2001, we recognized two separate charges for restructuring and a voluntary early retirement program. Inherent in these charges were estimates related to the settlement of contractual obligations and estimates related to the incremental postretirement benefits awarded to retirees. Additionally, we recognized asset impairment charges during 2003, 2002 and 2001. The impairment of fixed assets included estimating fair value less cost to sell.

      Asset Retirement Obligations. Inherent in our estimate of asset retirement obligations under SFAS No. 143, which was initially adopted in the first quarter of 2003, are key assumptions, including inflation rate, discount rate, expected lives of our operating locations and third-party overhead and profit rates. The estimated obligations are particularly sensitive to the impact of changes in the expected lives and the difference between the inflation and discount rates. Changes in state and local regulations, our contractual obligations, available technology, overhead rates or profit rates would also have a significant impact on the recorded obligations.

      Deferred Tax Valuation Allowance. We continue to incur tax operating losses and there is an uncertainty regarding the future realization of any portion of these losses as a tax benefit. Accordingly, we have recorded a tax valuation allowance for net deferred tax assets and will maintain such an allowance until sufficient positive evidence (i.e., cumulative positive earnings and future taxable income) exists to support the reversal of the valuation allowance.

      Please review Note B to the 2003 audited consolidated financial statements for a more complete description of our significant accounting policies.

      In addition to these polices, in the future, Reorganized Oglebay’s financial statements will also reflect the impact of “fresh-start” reporting. In addition, the application of the going concern basis of accounting involves a range of subjective judgements, principally in relation to our ability to service existing indebtedness through continued compliance with debt covenants and payment of interest due and the sufficiency of resources to allow us to continue to operate in the ordinary course and thereby realize our assets and discharge our liabilities in the normal course of business for a period of 12 months following the date of the Independent Auditor’s Report included elsewhere in this prospectus.

BUSINESS

Oglebay

      We began our business in 1854 as an iron ore agency business. In the 1920s, we entered into Great Lakes shipping, coal mining and manufacturing industries, followed by our entry into docks and terminals in the 1930s; rail-to-barge coal transfer in the 1950s; and industrial minerals in the 1960s. Beginning in the late 1990s, we engaged in a series of acquisitions in order to capitalize on our core competencies in the industrial mineral industry as well as to expand our scope of operations to include the mining and processing of limestone and the production of lime. Today, after reincorporating as an Ohio corporation in 2001, we mine, process, transport and market industrial minerals and aggregates. In addition, we own strategically located, proven long-life reserves of high-quality limestone, industrial sand and mica. In addition, we own related mineral extraction equipment, processing plants and transportation equipment, including marine vessels and docks, trucks, railway lines and equipment. With these assets, we serve a broad customer base primarily in four major categories: building products, energy, environmental and industrial. We enjoy a significant market share in each of our core markets, benefiting from long-term relationships with market-leading customers, many of whom have multi-year purchase contracts with us.

      We have aligned our businesses into three reporting segments that share business strategies, are related by geography and product mix and reflect the way management evaluates the operating performance of our businesses. The operations are reported as: Great Lakes Minerals, Global Stone and Performance Minerals:

•	Great Lakes Minerals mines and distributes limestone from three facilities located in northern Michigan. Great Lakes Minerals also holds one of the largest fleets of self-unloading vessels on the Great Lakes, which is currently comprised of 12 vessels, operates two trans-loading dock facilities, and provides transportation services for limestone, as well as for coal and iron ore.

•	Global Stone mines and processes limestone and manufactures lime at six operations in the mid-Atlantic and southeastern United States and one operation in the Great Lakes region.

•	Performance Minerals mines and processes industrial sands and mica at eight operations located in Ohio, North Carolina and the southwestern United States.

We believe that we are one of the five largest producers of lime and one of the ten largest producers of limestone in the United States. We also believe that we are the fourth largest producer of industrial sands and the largest producer of muscovite mica in the United States.

      For our fiscal year ended December 31, 2003 and the nine months ended September 30, 2004, we generated consolidated net sales and operating revenues of about $404 million and about $322 million, respectively. As of December 31, 2003 and as of September 30, 2004, we had about $649 million and about $674 million, respectively, in assets and about $561 million and about $618 million, respectively, in liabilities on a consolidated book basis. At October 31, 2004, our workforce consisted of about 1,809 employees, about 46% of which are covered by collective bargaining agreements.

      Reorganized Oglebay intends to continue to operate our existing businesses in substantially the same manner both before and following the effective date of the Plan.

      Additional information relating to general business development and financial and operating data on a segment basis is set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Note L to our 2003 audited consolidated financial statements. For a description of revenues and other financial information by geographic region, see Note L to our 2003 audited consolidated financial statements.

Our Business Strategy

      Our short-term strategy for 2004 has been to focus on serving our customers, reorganizing our capital structure and emerging from bankruptcy expeditiously. For the remainder of 2004 and longer-term, our strategy is to enhance our market leadership position and maximize profitability and cash flows through the following actions:

      Capitalize on our strategic location and ownership of quality limestone reserves in the Great Lakes region. The strategic location of our limestone reserves on the Great Lakes allows us to leverage logistics services and delivery of our limestone to customers in the Great Lakes region. We mine, process and transport limestone to our own docks or directly to customers on a delivered cost per ton basis at highly competitive rates. This can be accomplished either by owning our fleet of marine vessels, as we do now, or by means of long-term contracts with other shippers. The acquisition of Erie Sand and Gravel, Inc. (and several of its affiliates) in January 2003 further solidifies our position in the eastern Great Lakes region and expands the geographic scope of customers available to the segment. The Great Lakes Minerals segment attempts to maximize the efficiency of our fleet of marine vessels by negotiating contracts and dispatching vessels to facilitate backhauls of coal and other bulk commodities. A vessel pooling agreement with American Steamship Company initiated in January 2002 further enhances our abilities to optimize marine transportation logistics on the Great Lakes, both for us and our customers.

      Capitalize on demand for industrial minerals for building materials. We have secured significant regional market share in the building materials market, particularly with respect to construction aggregates and industrial fillers markets. Limestone, industrial sands and mica are used to varying degrees by building materials manufacturers as filler material in paint, joint compound, roofing shingles, carpet backing and floor and ceiling tiles. Additionally, our limestone is used as aggregates in major construction projects such as highways, schools, hospitals, shopping centers and airport expansions. We intend to capitalize on our strong presence in selected regional building materials markets by increasing our business with existing customers, expanding our customer base and providing a broader selection of products for customers to purchase.

      Capitalize on increasing demand for minerals for environmental remediation. Public focus over environmental issues has resulted in an increase in the demand for lime and limestone used in environmental clean-up applications, including flue gas desulphurization, municipal waste sludge treatment, industrial water treatment, drinking water treatment and hazardous waste remediation. The Clean Air Act, for example, requires the reduction of emissions, particularly sulfur, from coal-fired power plants and certain other industrial processes. Ground limestone and lime are the principal agents used in the desulphurization process. These applications require limestone with specific chemical composition and a high degree of reactivity. We believe that our strategically located, long-lived mineral reserves of high quality calcium carbonate and dolomitic limestone are positioned to meet these requirements, enabling us to capitalize on this increasing demand now and well into the future.

      Capitalize on market opportunities in the energy segment. We believe our industrial sands products are well positioned in the market place to serve the demand for high-purity silica sands used by oil and gas well service companies in the shallow-well and deep-well fracturing process. Our Great Lakes Minerals segment has continued to increase its share of coal transported in its vessels for use by electric utilities in the Great Lakes region.

Our Principal Products and Services

Great Lakes Minerals Segment

      Operations. Our Great Lakes Minerals segment mines limestone at three quarries located in northern Michigan and distributes it throughout the Great Lakes region. All three quarries have access to the Great Lakes and ship a majority of their output by marine vessel. The segment holds one of the largest reserves of metallurgical and chemical quality high-calcium carbonate and dolomitic limestone in the world and distributes these reserves on one of the largest fleets of self-unloading vessels on the Great Lakes. The fleet, which is currently comprised of 12 vessels, provides transportation services for limestone as well as for coal and iron ore. Additionally, the segment operates (1) dock terminals in Cleveland, Ohio and Erie, Pennsylvania, which are important points of distribution on the Great Lakes, and (2) a sand dredging operation in Erie, Pennsylvania.

      Industry. Limestone accounts for about three-quarters of crushed stone production in the United States. Crushed limestone has five primary end uses: construction aggregates and building materials, chemical and metallurgical processes, cement and lime manufacturing, environmental and agricultural. As transportation costs are significant in this industry, competition is limited based on geography. Chemical make-up of limestone varies by deposit, resulting in certain quarries having limited ability to meet performance specifications of certain end uses, such as flue gas desulphurization. Products from the Great Lakes Minerals segment are used primarily as aggregate for construction of schools, hospitals, shopping centers and highways; as an environmental cleaning agent for flue gas desulphurization, waste water treatment and soil stabilization; and as an essential chemical component in the manufacture of steel, paper and glass.

      In general, demand for crushed limestone correlates with general economic cycles, principally new construction demand and government spending on highway construction and other infrastructure projects. The segment’s long-lived mineral reserves and processing facilities allow capacity to meet increased demand during up-turns in general economic activity. Demand for vessel transportation on the Great Lakes is also related to general economic cycles and more particularly to construction activity and industrial production in the Great Lakes region. The business in the Great Lakes Minerals segment is seasonal. It is affected by weather conditions, such as the waterways freezing over, the closing/ opening of the locks between the lakes, and water levels of the lakes and rivers. These factors cause the actual number of days of operation to vary each year. Annually, the locks are required by law to close on January 15 and re-open around March 25, unless otherwise prescribed by the United States Coast Guard. We believe that the overall Great Lakes shipping market in which its fleet competes operated at less than full capacity in 2003, 2002 and 2001, after approaching full capacity for the prior five years. Although we have experienced increased demand in 2004, we believe that the Great Lakes shipping market is operating at less than full capacity in 2004.

      Operations. The Great Lakes Minerals segment operates four open pit quarries, 12 self-unloading vessels and two dock facilities, and has access to several additional docks on the Great Lakes. We assess mineral reserves at all of our quarries and mines utilizing external consulting geologists and mining engineers. The large reserves of the Great Lakes Minerals segment have been extensively mapped, and this mapping is regularly updated to provide the customer with specified, consistent-quality product. Limestone is extracted from the quarries by traditional drilling and blasting techniques. Following extraction, trucks or trains are used to deliver the “as-blasted” limestone to a primary crusher. It is then processed through several stages of crushing and screening to size products that can be sold as chemical limestone or aggregates.

      Transportation costs represent a significant portion of the overall delivered price of limestone. Limestone quarried at the segment’s operations are delivered, for the most part, by marine vessel, enabling the stone to be shipped to major markets located in excess of 800 miles away at a competitive price. We are the largest and only fully integrated producer and bulk transporter of limestone on the Great Lakes. We can mine, process and transport stone to our own docks or directly to customers on a delivered cost per ton basis using our own services or under long-term contracts.

      Substantially all of the transportation services of our vessel fleet are conducted between United States ports on the Great Lakes. The largest vessels in the fleet transport primarily iron ore and coal. Smaller vessels can be scheduled with more flexibility and tend to be better suited to transport limestone. In early 2002, we entered into a pooling agreement with American Steamship Company, which operates a fleet of 12 modern, self-unloading Great Lakes vessels comparable in size to our fleet. The agreement combines the operations and customers of the two fleets to achieve more efficient overall operations and better customer service. With the pooling of vessels, we realize improved trade patterns for all cargo, including limestone, resulting in more efficient deployment and reduced delays across the combined fleet and better service to the customers of both companies. The agreement provides for the coordination of dispatch and other fleet operations but does not involve any transfer of assets.

      The Great Lakes Minerals segment operates a bulk material dock facility in Cleveland, Ohio under an agreement with the Cleveland-Cuyahoga County Port Authority that was extended in 2002 through March 2017. The dock facility operates throughout the year, receiving cargo from Great Lakes vessels, storing it as needed, and transferring it for further shipment via rail or water transportation. In 2003, the Port Authority concluded the relocation of an automated vessel loader to the dock facility. The new loader enables us to trans-load iron ore pellets from its larger vessels to smaller vessels for delivery up the Cuyahoga River to a major customer. As a result of the vessel loader project, the Port Authority has postponed prior plans to construct a new access road that will enable the facility to trans-ship cargoes by truck as well as rail and water. If the access road is constructed, we expect that the new road will enable limestone delivery by truck, expanding its ability to serve the limestone market. It is uncertain at this time when the Port Authority will resume plans for the access road construction.

      The Erie Sand and Gravel operation does not operate a quarry. The majority of its product is received from the segment’s quarries in Michigan via marine vessel to a bulk materials dock in Erie, Pennsylvania, for distribution into local markets. The operation has a vessel that dredges sand from Lake Erie, which is screened and sold into local markets as a filler in concrete and other construction applications. Additionally, the Erie dock is a distribution point for other products including salt and coke breeze. The addition of Erie Sand and Gravel expanded the geographic scope of the segment to the northwest Pennsylvania and western New York regions.

      Customers. The segment’s primary customers include purchasers and producers of construction aggregate and chemical limestone, integrated steel manufacturers, for whom the fleet transports iron ore, limestone and coal, and electric utility companies, for whom the fleet transports coal. We have long-established relationships with many of these customers and provide services to many of them pursuant to long-term contracts. We estimate that about 70% of the tonnage hauled by the vessel fleet was shipped pursuant to multi-year contracts. We estimate that, for 2003, industrial and chemical, building materials and construction, and energy customers accounted for about 44%, 41% and 15%, respectively, of this business segment’s revenue.

      Since the acquisition of Michigan Limestone Operations Limited Partnership in 2000, we have moved to diversify the fleet’s shipping patterns in order to reduce its dependence on iron ore and the integrated steel industry. As recently as the late 1990s, iron ore accounted for as much as 60% of the fleet’s revenues. In 2003, iron ore shipments accounted for about 47% of the fleet’s revenues (46% in 2002 and 45% in 2001). Coal accounted for about 36% of the fleet’s revenues in 2003 compared with 32% in 2002 and 31% in 2001. Shipments of limestone accounted for an estimated 16% of the fleet’s revenues in 2003, compared with about 22% in 2002 and 23% in 2001. About 70% of the limestone transported by the pooled fleet in 2003 came from the segment’s quarries.

      Competition. The building materials and construction aggregate industry in North America is highly fragmented. Many active operations are small scale or wayside locations operated by state or local governments, usually to meet the requirements of highway contracts in more remote locations. There also are a number of large companies in the industry, including Vulcan Materials Corporation, Martin Marietta Materials Inc. and Lafarge Corporation whose operations are often centered on a particular geographic region. Our Great Lakes Minerals operations are centered on the Great Lakes region in this fashion and compete primarily with Lafarge Corporation, which has facilities in the same geographic region. Given that transportation costs represent a significant portion of the overall cost of lime and limestone products, competition generally occurs among participants in close geographic proximity. Additionally, the scarcity of high-purity limestone deposits on which the required zoning, extraction and emission permits can be obtained serves to limit competition from startup operations within this limestone market. The physical characteristics and purity of the limestone can be a distinguishing competitive factor for chemical limestone and price is an important factor for both chemical limestone and construction aggregate.

      The most important competitive factors impacting the segment’s marine transportation services are price, customer relationships and customer service. We believe that customers generally are willing to continue to use the same carrier assuming such carrier provides satisfactory service with competitive pricing. Our fleet directly competes only among United States flag Great Lakes vessels because of the federal law known as the Jones Act. The Jones Act requires that cargo moving between United States ports be carried in a vessel that was built in the United States, has a United States crew, and is owned (at least 75%) by United States citizens or corporations. As a result, Canadian-flagged Great Lakes vessels or foreign-flag oceanic vessels do not carry dry bulk cargo between United States ports. Moreover, the size limitation imposed by the Welland canal prevents large oceanic vessels from entering the Great Lakes. The competitive landscape has remained relatively stable over the last ten years. There were about 56 and 60 United States flag vessels in service in 2003 and 2002, respectively. We have continued to lay up some of our vessels in 2004 in part as a result of efficiencies realized from the pooling arrangement with American Steamship Company.

      The pooled fleet principally competed against two other similar-sized United States flag Great Lakes commercial fleets in 2004: (1) The Interlake Steamship Company and (2) The U.S.S. Great Lakes Fleet. The fleet also competes with certain companies that operate smaller captive fleets and, to a lesser extent, with rail and truck transportation companies serving the Great Lakes region.

Global Stone Segment

      Operations. Through a series of transactions in 2000, 1999 and 1998, we acquired businesses that now form our Global Stone segment. These operations supply lime, crushed and ground limestone, construction aggregates and chemical limestone to a broad customer base in a variety of industries. The segment’s products are used primarily as a filler in building materials, as an environmental cleaning agent for flue gas desulphurization, waste water treatment and soil stabilization, as a chemical in steel-making, paper-making and glass-making, and as an aggregate for construction of highways, shopping centers, hospitals and schools.

      Industry. Lime is a value-added product, derived from limestone, and is widely used in a variety of manufacturing processes and industries, including iron and steel, pulp and paper, chemical, air purification, sewage, water and waste treatments, agricultural and construction. The wide range of end-uses and markets for lime offer some protection from the economic cycles experienced by individual sectors such as the steel industry. Additionally, a high proportion of lime is sold into end-uses that, unlike some construction-related end-uses, have year-round requirements largely unaffected by the weather. Limestone accounts for about three-quarters of crushed stone production in the United States. Transportation costs can be significant in this industry; therefore, competition is limited based on geography. Additionally, many of these applications require stone with specific chemical composition and a high degree of reactivity. Crushed limestone has four primary end uses: construction aggregates and building materials; chemical and metallurgical processes; cement and lime manufacturing; and agricultural purposes. High-purity chemical limestone like that processed by the segment may be processed into value-added products, such as lime or limestone fillers, or sold as chemical limestone for use in manufacturing products as diverse as poultry feed mixtures, fiberglass and roofing shingles. Fillers, which are finely ground limestone powders, are used in a wide range of manufacturing processes including vinyl flooring, carpet backing, adhesives, sealants and joint compound.

      Operations. Our Global Stone business segment produces products for the following primary end uses: construction aggregates and building materials, environmental, chemical and metallurgical processes, cement and lime manufacturing, and agricultural. The segment has seven lime and/or limestone operations in North America that collectively extract and process high-purity limestone. These operations are primarily centered in northwest Georgia and along the Interstate 81 corridor from southern Pennsylvania through Virginia and Tennessee.

      The segment currently operates eight open pit quarries and four underground mines. Limestone is extracted from the quarries and mines by traditional drilling and blasting techniques. In an open pit quarrying operation, the high-purity limestone is often covered by an overburden of construction grade limestone that must first be removed. This overburden is used whenever possible to produce construction aggregates, usually in a dedicated crushing plant, in order to offset the overall cost of extracting high-

purity limestone. Following extraction, trucks are used to deliver the “as-blasted” limestone to a primary crusher. It is then processed through several stages of crushing and screening to size products that are saleable as chemical limestone and aggregates or ready for further processing into lime, fillers and other value-added products. We assess mineral reserves at all of our quarries and mines utilizing external consulting geologists and mining engineers.

      High-purity limestone is processed into lime by heating it in a kiln. At September 30, 2004, we believe our daily lime production capacity was about 2,800 tons. The capacity over a 24-hour period cannot be projected over a full calendar year because kilns require regular planned outages for maintenance and equipment and is subject to unplanned outages customary with any mechanical plant. Typically, a kiln will operate between 92% and 96% of the available hours in any year. High-purity limestone is processed into fillers through grinding into course, medium or fine grades. The segment primarily competes in course ground filler products used in the manufacture of roofing shingles and carpet backing.

      Customers. In general, demand for lime and limestone correlates to general economic cycles, principally new construction demand, population growth rates and government spending on highway construction and other infrastructure projects, which affect the demand for our customers’ products and services. This business segment has a broad customer base covering all sectors of the demand for lime and limestone. These customers vary by the type of limestone products they demand: lime, chemical limestone or construction aggregate. We estimate that building materials and construction, environmental, and industrial and chemical customers accounted for about 58%, 22% and 20%, respectively, of this business segment’s revenue in 2003 and about 54%, 25%, and 21%, respectively, of this business segment’s revenue in the first nine months of 2004.

      Transportation cost represents a significant portion of the overall cost of lime and limestone. As a result, the majority of lime and limestone production is sold within a 200-mile radius of the producing facility, while aggregates tend to be sold within a 50-mile radius. At certain of the segment’s locations asphalt manufacturing customers have located their processing plants on our property. We believe that our Global Stone lime and limestone operations are strategically located near major markets for our products and that we hold a significant share of these markets.

      Competition. The building materials and construction aggregate industry in North America is highly fragmented. Many of the active operations are small scale or wayside locations operated by state or local governments, usually to meet the requirements of highway contracts in more remote locations. There also are a number of large companies in the industry, including Vulcan Materials Corporation, Martin Marietta Materials Inc. and Lafarge Corporation, whose operations are often centered on a particular geographic region.

      Lime is primarily purchased under annual contracts. For many customers, the cost of lime is quite small in comparison to their overall production costs. For 2003, we estimate that we were the fifth largest producer of lime in North America, with the eight largest producers accounting for about 80% of total industry capacity. Our business segment accounted for about 4% of the total North American market. The four largest companies with which we compete are privately owned. The most important competitive factors are the inherent quality and characteristics of the lime, price and ability to meet spikes in demand.

      Given that transportation cost represents a significant portion of the overall cost of lime and limestone products, competition generally occurs among participants in close geographic proximity. In addition, the scarcity of high-purity limestone deposits on which the required zoning, extraction and emission permits can be obtained serves to limit competition from startup operations within the limestone market.

Performance Minerals Segment

      Our Performance Minerals business segment is engaged in the mining and processing of high-quality specialty mineral products, primarily industrial sands and muscovite mica. The segment’s businesses are focused on markets where excellent technical service and support are important to customers. Additionally, the segment’s businesses share common end-use markets in building products and a geographic focus on the southwestern United States. We believe that the segment is the fourth-largest producer of industrial sands in the United States and the largest producer of muscovite mica in North America. In September 2003, management announced its intention to sell the mica business. We received several offers to purchase the mica business during the marketing period. We did not sell the mica business for a variety of reasons prior to the petition date, but we are currently working towards completing a sale with potential interested buyers. On September 1, 2004, we temporarily suspended production at our Velarde, New Mexico mica facility.

      Performance Minerals’ products include:

•	fracturing sands, which are used by oil and gas well service and exploration companies in the well fracturing process to hold rock structures open;

•	specialty construction/industrial sands, which are used in the construction industry;

•	silica flour used in the manufacture of building materials such as roofing shingles, stucco, mortar and grout, and in fiberglass and ceramics;

•	whole grain sands and silica flour used in glass-making;

•	recreational sands, which are used in the construction of golf courses and other recreation fields, as well as in general landscaping applications;

•	foundry sands, which are used in ferrous and non-ferrous metal die casting;

•	filtration sands, which are used in liquid filtration systems;

•	coated sand for industrial abrasive uses; and

•	mica products used as a functional filler in building materials such as joint compound, coatings and paints, as well as in the manufacture of numerous industrial and consumer products, including automotive sound deadening materials, thermoplastics and cosmetics.

      Our mica operation produces the widest array of mica products in North America — more than 40 different products — and we are the only company currently supplying all major muscovite mica market segments. Performance Minerals also produces two other specialty minerals as a byproduct of mica production: kaolin clay and feldspathic sand.

      Industry. Industrial sands, often termed “silica,” “silica sand” and “quartz sand,” are defined as high silicon dioxide content sands. While deposits of more common construction sand and gravel are widespread, industrial sand deposits are limited. The special properties of industrial sands — purity, grain size, color, inertness, hardness and resistance to high temperatures — make them often irreplaceable in a variety of industrial applications. Higher silica content allows for more specialized, higher-margin applications than construction sand and gravel. Mica, the segment’s other primary product, is highly valued for its unique physical characteristics, including color, flexibility, durability, thermal properties and weight. Mica is used as a functional filler in building materials such as joint compound, coatings and paints, as well as in the manufacture of numerous industrial and consumer products including automotive sound deadening materials, thermoplastics and cosmetics. Mica is an essential component in many applications and in some cases can command premium pricing.

      In general, demand for Performance Minerals’ products is driven by a number of factors depending on end use. The three most important factors are demand for oil and natural gas, housing starts and golf course construction activity in the southwestern United States where most of our industrial sand facilities are located. Oil and gas usage correlates with demand from oil and gas drilling service companies for fracturing or “frac” sands, which is the largest single market for our industrial sands. Housing starts correlate with demand for building products such as joint compound, paint, roofing shingles and grout, which are important end-uses for both mica and industrial sands. Demand for sand used in golf course construction and maintenance relates primarily to southern California locations.

      Operations. The Performance Minerals segment has eight operations, five of which having strategically located, long-lived reserves of high-purity industrial sands and muscovite mica. Three of the segments operations function as distribution and/or processing points and are supplied by either the segment’s quarries or by third-parties. The segment’s operations are located in Ohio, North Carolina and the southwest United States.

      The industrial sands operations include four open pit sand quarries with two integrated processing plants and one remote processing plant. In an industrial sand quarry, the extracted sand is first washed to remove impurities like clay and dirt. The sand is then dried, screened and separated into different sized granules. At certain of the facilities, the sand is also pulverized into powder for use in ceramic and other applications. All of the segment’s industrial sands operations have railroad and/or highway access.

      The segment’s two mica operations are located in Kings Mountain, North Carolina and Velarde, New Mexico (temporarily shut-down September 1, 2004). The Kings Mountain complex includes two mines and three plant sites that crush, dry, screen, mill and package mica products for shipment. Products include wet ground mica, dry ground mica, flake mica and micronized mica, as well as the byproducts kaolin clay and feldspathic sand. Several different kinds of mica are surface treated with various chemicals to improve their performance in plastic products. The Velarde operation in northern New Mexico includes a surface mine and a plant that processes dry ground and flake mica. Both the Velarde and Kings Mountain sites control sufficient mica reserves to meet all expected demand for many years to come. On September 1, 2004, we temporarily suspended production at our Velarde, New Mexico mica facility.

      Customers. The segment has a broad customer base for its many industrial sands and mica products. We have a long relationship with the majority of our large customers in this segment. Industrial sands customers participate in the oil and gas well service, building materials, glass, fiberglass, ceramic, foundry, filtration, and golf course and recreational industries. Mica is supplied to customers in the building materials, automotive, rubber and plastics and cosmetics industries, among others.

      For bulk industrial sands materials, transportation cost represents a significant portion of the overall cost, and so the majority of production is sold within a 200-mile radius of the producing facility. In contrast, for fracturing sands and most mica products, transporting the materials long distances is not economically prohibitive because of their high unit value. Fracturing sands are transported throughout the entire North American continent to satisfy current supply needs. We estimate that the building materials and construction markets, energy, and industrial uses accounted for about 38%, 34% and 28%, respectively, of the business segment’s revenue in 2003 and about 33%, 40%, and 27%, respectively, of the business segment’s revenue in the first nine months of 2004.

      Competition. Competition generally occurs between participants in close geographic proximity. However, the scarcity of high-purity sand deposits for which the required zoning and extraction permits can be obtained serves to limit competition. We estimate that we are the fourth largest industrial sand producer in the country and the leader in the southwestern United States market. The principal competition comes primarily from three companies: Unimin Corp., U.S. Silica Co., a wholly-owned subsidiary of Better Minerals and Aggregates Corp. and Fairmount Minerals Ltd. The most competitive factors include the inherent physical characteristics of the sand, price and ability to meet spikes in demand.

      Due to limited sources, competition in the muscovite mica industry is international. We estimate that we are the largest producer of muscovite mica in North America, accounting for about 45% of the market. Competition comes primarily from privately held international businesses, with the only public competitors in 2003 being Zemex, Inc. (acquired by Cementos Pacasmayo S.A.A. in March 2003) and Engelhard Corporation.

Environmental, Health and Safety Considerations

      We are subject to various environmental laws and regulations imposed by federal, state and local governments. We are continually improving and updating our environmental, health and safety initiative and in 2002 implemented a new comprehensive program. During the year 2001, certain plant operations were closed in conjunction with our fourth quarter restructuring. As a result, we have incurred and may, in the future, be responsible for certain closure related expenses, including applicable reclamation of land to its original condition or to a condition as may be required by contract or law.

Employees

      At October 31, 2004, our workforce consisted of about 1,809 people, of whom 319 were salaried employees. About 46% of our employees are unionized, and we are party to eleven collective bargaining agreements with various labor unions. We believe that we maintain good relations with each of these unions. All collective bargaining agreements that were to expire during 2004 have been ratified without any work stoppages.

Properties

      Our principal operating properties are described below. Our executive offices are located at North Point Tower, 1001 Lakeside Avenue, 15th Floor, Cleveland, Ohio 44114-1151, under a lease expiring on December 31, 2013. The total area involved is about 22,329 square feet.

		Owned/	Reserves(1)
Location	Use	Leased	(years remaining)

Corporate Headquarters
Cleveland, Ohio	Offices	Leased	N/A
Great Lakes Minerals
Cleveland, Ohio	Marine transportation bulk commodity dock	Leased	N/A
Cleveland, Ohio	Offices	Subleased	N/A
Rogers City, Cedarville and Gulliver, Michigan	Limestone quarries, vessel loading facility and processing plant	Owned(2)	See Chart
Erie, Pennsylvania	Marine transportation bulk commodity Dock	Leased	N/A
Toledo, Ohio	Warehouse of spare parts	Owned	N/A
Global Stone
Luttrell, Tennessee	Limestone mine and lime works	(3)	See Chart
Chemstone Operations: Strasburg, Middletown, and Winchester, Virginia	Limestone quarries, processing plants and lime works	(4)	See Chart
York, Pennsylvania	Limestone quarries and processing plants	Owned	See Chart
Marble City, Oklahoma	Limestone mine and lime works	Owned	See Chart
Buchanan, Virginia	Limestone quarries and processing plants	Owned	See Chart
Portage, Indiana	Limestone processing plant	Owned	N/A
Filler Products Operations: Chatsworth, Ellijay, and Cisco, Georgia	Limestone mines and processing plants	(5)	See Chart
Performance Minerals
California Operations: Orange County, California (San Juan Capistrano)	Sand quarry and processing plant	(6)	10
Riverside, California	Sand processing plant	Owned	Supplied by third parties
Bakersfield, California	Transloading facility	Owned	N/A
Bakersfield, California	Sand processing plant	(7)	Supply by Voca Facility
Ohio Operations: Glenford and Howard, Ohio	Sand quarries and processing plants	Owned	See Chart
Texas Operations: Brady and Voca, Texas	Sand quarries and processing plants	Owned	See Chart
El Paso, Texas	Slag storage and processing plant	Leased	N/A
Colorado Springs, Colorado	Sand processing plant	(8)	Supplied by third parties
Kings Mountain, North Carolina	Mica mines and processing plant	Leased/ Owned(9)	See Chart
Velarde, New Mexico	Mica mines and processing plant	Owned	See Chart

(1)	Please see the chart below for further information on average annual production and reserves.

(2)	We, through long-term agreements, lease the mineral rights at Cedarville and the majority of mineral rights at Rogers City.

(3)	The lime works is owned and the limestone mine is subject to a mineral lease agreement through 2015.

(4)	The limestone quarry and lime works at Strasburg and Winchester and the processing plant at Middletown are owned. The limestone quarry at Middletown is subject to a 100-year mineral lease agreement.

(5)	The processing plants are owned and the limestone mines are subject to a 99-year mineral lease agreement.

(6)	The processing plant is owned and the sand quarry is subject to a mineral lease agreement through 2013.

(7)	The sand processing plants are owned, however, they are located on land, which is leased through December 31, 2005 with a right to renew for an additional 5-year term.

(8)	The processing plant is owned and the operation acquires feedstock under supply agreements that support current production levels.

(9)	The mica mine and one processing plant are leased. The remaining processing plants are owned.

     Set forth in the table below is our annual average production tonnage, using the last three fiscal years and an estimate of our measured and indicated reserves as of December 31, 2003.

	Average
	Annual		Measured
	Production		and Indicated
	Tons		Reserves

	(In millions)
Great Lakes Minerals
Rogers City, Cedarville, and Gulliver, Michigan	17.3		1,372
Global Stone
Luttrell, Tennessee	1.0		38	(1)
Strasburg, Middletown, and Winchester, Virginia	2.6		170	(2)
York, Pennsylvania	1.2		14
Marble City, Oklahoma	0.7			(3)
Buchanan, Virginia	0.9		48	(4)
Portage, Indiana	0.5		n/a
Chatsworth, Ellijay, and Cisco, Georgia	0.6		22	(5)
Performance Minerals
Orange County, California	0.6			(6)
Riverside, California	0.0	(9)	n/a
Bakersfield, California	0.0	(10)	n/a
Glenford and Howard, Ohio	0.4		6	(7)
Brady and Voca, Texas	0.7		94	(8)
Colorado Springs, Colorado	0.7		0
Kings Mountain, North Carolina	0.1		1
Velarde, New Mexico	0.0	(11)	2

      We have not included reserves that have not met the SEC Industry Guide 7 regulations. Below is additional information on potential reserves (defined as resources) that we have:

(1)	30	resource tonnage (in millions)
(2)	9	resource tonnage (in millions)
(3)	109	resource tonnage (in millions)
(4)	37	resource tonnage (in millions)
(5)	43	resource tonnage (in millions)
(6)	23	resource tonnage (in millions)
(7)	9	resource tonnage (in millions)
(8)	81	resource tonnage (in millions)

      For the average annual production tonnage figures rounded to zero in the above schedule, the following are the actual averages:

(9)	14,000
(10)	10,000
(11)	19,000

Legal Proceedings

      We and certain of our subsidiaries are involved in a limited number of claims and routine litigation incidental to operating our current business. In each case, we are actively defending or prosecuting the claims. Many of the claims are covered by insurance and none are expected to have a material adverse effect on our financial condition. While we are under chapter 11 bankruptcy protection, all legal proceedings that were or could have been commenced against us prior to the petition date are stayed by operation of federal law. The following describes pending legal proceedings against us prior to the petition date.

      Several of our subsidiaries have been and continue to be named as defendants in a large number of cases relating to the exposure of people to asbestos and silica. The plaintiffs in the cases generally seek compensatory and punitive damages of unspecified sums based upon the Jones Act, common law or statutory product liability claims. Some of these cases have been brought by plaintiffs against us (or our subsidiaries) and other marine services companies or product manufacturer co-dependents. Considering our past and present operations relating to the use of asbestos and silica, it is possible that additional claims may be made against us and our subsidiaries based upon similar or different legal theories seeking similar or different types of damages and relief. We are not able to estimate our or Reorganized Oglebay’s potential exposure to unasserted claims.

      We believe that both the asbestos and silica product liability claims are covered by multiple layers of insurance policies from multiple sources and an insurance trust. In particular, prior to the settlement discussed below we had approximately $300 million of insurance coverage available with respect to any asbestos liability claims, broken down as follows: (1) about $66.5 million in cash in a trust on account of confidential settlement agreements between us and one of our insurers, and (2) about $235 million on account of insurance policies. In addition, we have over $800 million of insurance coverage available with respect to any silica liabilities. After consultation with outside advisors, we believe that the insurers have no legitimate defenses to coverage under these policies. We believe we should be able to recover the full limits of the policies issued by solvent carriers.

      At September 30, 2004, we were a co-defendant in cases alleging asbestos-induced illness involving claims of about 73,000 claimants. On November 4, 2004, we filed the settlement motion with the Bankruptcy Court seeking approval of the settlement agreements between our affiliate ON Marine Services Company and certain tort plaintiffs. The settlements with these tort plaintiffs resolve about 20,000 of the approximately 73,000 asbestos claims asserted against certain of our affiliates, as of June 30, 2004. We estimate that the settlement payments under the settlement agreements for approximately 17,800 of these asbestos claims will aggregate about $53.204 million and will be paid from the insurance trust established pursuant to the Settlement Trust Agreement, made and entered into on August 28, 2003, by and among our subsidiary ON Marine Services Company, underwriters at Lloyd’s and London Market Company Signatories and Wells Fargo Bank Minnesota, N.A. The remaining 2,200 settled asbestos claims will be paid upon the approval of the insurers paying the claims, and the total amount of settlement payments under the settlement agreements relating to these asbestos claims cannot be determined until medical and exposure evidence is provided by such claimants. We anticipate that any settlement payments made on account of such claims will be paid under both the insurance trust and other of our insurance policies. As part of the settlement agreements, about 20,000 asbestos cases against ON Marine Services Company will be dismissed, and we will obtain a general release from the settling tort plaintiffs. A hearing on the settlement motion commenced with the Bankruptcy Court on November 16, 2004 and relief requested in the motion was granted on November 17, 2004.

      Management believes that the remaining currently outstanding claims can be satisfied or otherwise resolved within the limits of our or Reorganized Oglebay’s remaining available insurance. Management cannot predict whether or not our or Reorganized Oglebay’s available insurance will be adequate to cover any and all asbestos claims that arise in the future or that we or Reorganized Oglebay will have the ability to otherwise successfully defend or resolve such cases. If there are no developments that reduce the impact of asbestos litigation or its costs, our available insurance may be insufficient to cover all future claims, and there could be a material adverse effect on our or Reorganized Oglebay’s results of operations, liquidity and financial condition. The severity of this risk cannot be measured, and is highly dependent on the rate of future claims, the cost to defend, settle, or otherwise resolve claims, the length of time to resolve claims and the impact of future legislative or other developments in the asbestos litigation arena. Our ability to fund asbestos settlements or judgments will be subject to the availability of our remaining insurance coverage and to funds from operations, asset sales or capital-raising transactions. After the most recent settlements, we have about $240 million of insurance coverage available to address both current and future asbestos liabilities. Currently, we have about 53,000 unresolved asbestos claims asserted against us before filing for bankruptcy and after the most recent settlements and have had an average of 15,000 asbestos claims asserted against us each year for the past five years. The average cost per claim for settlement or other resolution over the past five years prior to the most recent settlements was about $1,100 and the average cost per claim of the most recent settlements was about $3,000. The length of time to resolve claims varies on a case-by-case basis and can be affected by decisions of management and opposing counsel. If there are no developments that reduce the impact of asbestos litigation or its costs, our available insurance may be insufficient to cover all future claims, and there could be a material adverse effect on our or Reorganized Oglebay’s results of operations, liquidity and financial condition.

      With respect to silica claims, at September 30, 2004, we were co-defendants in cases involving about 23,000 claimants. We have been and will continue to be responsible for funding a small percentage of all silica settlements and defense costs. We believe that our share of settlements on an annual basis is not significant, although we continue to maintain a reserve on our balance sheet to address this contingency.

      The exposure of persons to silica and the accompanying health risks have been and continue to be significant issues confronting the industrial minerals industry in general, and specifically our Performance Minerals segment. Proposed changes to standards for exposure to silica are under review by the United States Occupational Safety and Health Administration. This review could result in more stringent worker safety standards or, in the alternative, requirements for additional action on the part of silica users regarding lower permissible exposure limits for silica. More stringent worker safety standards or additional action requirements, including the costs associated with these revised standards or additional action requirements, and actual or perceived concerns regarding the threat of liability, or health risks, including silicosis, associated with silica use, may affect the buying decisions of the users of our silica products. If worker safety standards are made more stringent, if we are required to take additional action regarding lower permissible exposure limits for silica, or if our customers decide to reduce their use of silica products based on actual or perceived health risks or liability concerns, our operating results, liquidity and capital resources could be materially adversely affected. The extent of any material adverse effect would depend on the nature and extent of the changes to the exposure standards, the cost of meeting and our ability to meet more stringent standards, the extent of any reduction in our customer’s use of our silica products and other factors that cannot be estimated at this time.

      On December 8, 2003, we settled a series of multi-party lawsuits and an arbitration relating to our prior involvement in Eveleth Mines. The first suit was filed on September 25, 2001, by our subsidiary, ON Marine Services Company, in the United States District Court for the Southern District of Ohio Eastern Division. The second suit was filed on February 7, 2002, by Continental Insurance Company, Transportation Insurance Company, and Transcontinental Technical Services, Inc., in the District Court for the Southern District of Ohio Eastern Division. The parties included Evtac Mining, LLC, Eveleth Taconite Company, and Ontario Eveleth Company, the current mine operator and its shareholders, an insurance carrier and one of our subsidiaries. The nature of the allegations against us included claims relating to the liability for retrospective premiums and duty to reimburse others for legal expenses incurred in defending settled litigation. The settlement amount was $3.65 million, payable over 30 months. Evtac Mining, LLC filed for protection under the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Minnesota on May 1, 2003. Our subsidiary has filed a proof of claim.

      On February 20, 2004, we and Oglebay Norton Specialty Minerals, Inc., a wholly-owned subsidiary, were named in an action filed by Pueblo of Picuris, in the District Court of Taos County, New Mexico, seeking to quiet title to certain land upon which a mica mine is situated in Taos County, New Mexico. The action also includes a claim for money damages for allegations of trespass, denial of access, damage to property and other related claims. We are investigating the facts and circumstances surrounding this matter to determine if we have liability or significant risk of adverse finding.

      On November 11, 2004, we and Global Stone PenRoc, LP, one of our wholly-owned subsidiaries, received from National Gypsum Company, a customer of Global Stone, a demand letter seeking payment of approximately $1.2 million in connection with allegedly defective limestone sold by Global Stone to National Gypsum in early 2004. Though our investigation is in a very preliminary phase, we believe that the total loss, if any, is significantly lower than the amount demanded.

      Litigation is inherently unpredictable and subject to many uncertainties. Adverse court rulings, determinations of liability or retroactive or prospective changes in the law could affect claims made against us and encourage or increase the number and nature of future claims and proceedings. Together with reserves recorded and available insurance, pending litigation is not expected to have a material adverse effect on our operations, liquidity or financial condition.

MANAGEMENT

Our Current Directors and Executive Officers

      The following table sets forth certain information concerning our current directors and executive officers as of October 31, 2004. Reorganized Oglebay’s board of directors will be comprised of individuals identified below under “— Reorganized Oglebay Board of Directors”. We contemplate that the executive officers will continue to serve in such capacities with Reorganized Oglebay after the effective date of the Plan.

			Director
Name	Age	Position	Since

Malvin E. Bank	74	Director	1977
William G. Bares	63	Director	1982
James T. Bartlett	67	Director	1996
Albert C. Bersticker	70	Non-Executive Chairman	1992
Madeleine W. Ludlow	50	Director	1999
Michael D. Lundin	45	Director, President and Chief Executive Officer	2001
John P. O’Brien	63	Director	2003
William G. Pryor	65	Director	1997
Julie A. Boland	38	Vice President, Chief Financial Officer and Treasurer	N/A
Sylvie A. Bon	46	Vice President, Administration and Chief Information Officer	N/A
Michael J. Minkel	52	Vice President, Marketing and Business Development	N/A
Rochelle F. Walk	43	Vice President, General Counsel and Secretary	N/A

      Malvin E. Bank has served as a Director on our board of directors since 1977. Mr. Bank is General Counsel of The Cleveland Foundation, a philanthropic foundation. He is a former Senior Partner of Thompson Hine LLP, Cleveland, Ohio, attorneys at law. In addition to serving on our Board, Mr. Bank previously served as Chairman of the board of directors of Metropolitan Bank and Trust Company, a stock savings association, and on the board of directors of Metropolitan Financial Corp., a savings and loan holding company, from 1998 to May 2003.

      William G. Bares has served as a Director on our board of directors since 1982. Mr. Bares is Chairman of the Board of the Lubrizol Corporation, a high performance fluid technologies company located in Cleveland, Ohio. He was appointed Chief Operating Officer of Lubrizol Corporation in 1987, Chief Executive Officer in January 1996 and Chairman in April 1996. Besides his corporate responsibilities, Mr. Bares is on the boards of directors of Applied Industrial Technologies and KeyCorp.

      James T. Bartlett has served as a Director on our board of directors since 1996. Mr. Bartlett is an Advising Director of Primus Venture Partners, Inc., a private equity partnership, located in Cleveland, Ohio. Prior to that, he was fund manager for Primus Capital Fund and Primus Capital Funds II, III, IV and V, venture capital limited partnerships, for more than five years. Mr. Bartlett currently serves as a member of the boards of directors of Keithley Instruments, Inc. and Lamson & Sessions. He also serves as a trustee of Berea College and as President of the Board of Trustees of the Cleveland Museum of Art.

      Albert C. Bersticker has served as the Non-Executive Chairman of our board of directors since May 1, 2003. Previously, Mr. Bersticker was Chairman of the board of directors from January 1999 to May 1999, Chairman and Chief Executive Officer from January 1996 to December 1998 and President and Chief Executive Officer from May 1991 to December 1995, of Ferro Corporation, a producer of specialty coatings, plastics, electronic materials, chemicals and ceramics. He retired from Ferro Corporation in May 1999. Mr. Bersticker also serves as a director of Brush Engineered Materials Inc. In addition, Mr. Bersticker is on the Board of Trustees and is Treasurer of St. John’s Medical Center in Jackson, Wyoming.

      Madeleine W. Ludlow has served as a Director on our board of directors since 1999. Ms. Ludlow has served as Chairman since January 2004, was President and Chief Executive Officer from April 2001 to January 2004, President from January 2001 to April 2001 and Senior Vice President and Chief Financial Officer from July 2000 to January 2001, of Cadence Network, Inc., a privately held cost management company. Prior to joining Cadence Network, Inc., Ms. Ludlow served as Vice President and Chief Financial Officer of Cinergy Corporation, an electric and gas utility company, from February 1999 to July 2000, where she also served as President of the Energy Commodities Business Unit of Cinergy Corporation from April 1998 to February 1999 and as Vice President and Chief Financial Officer from April 1997 to April 1998. Ms. Ludlow has also held various other senior executive level positions, including Vice President of Public Service Enterprise Group, a public utility company located in Newark, New Jersey from 1992 to 1997. Ms. Ludlow also serves on the boards of directors of ANP Funding I, LLC, Hennegan Company and Allete, Inc. and is a trustee of Cincinnati Country Day School and Darden Foundation.

      Michael D. Lundin was appointed our President and Chief Executive Officer in December 2002, and has served as a Director since December 12, 2001. Prior to serving as a Director, Mr. Lundin served as President and Chief Operating Officer, Oglebay Norton Company, from November 1, 2001 has served as Vice President, Michigan Operations and President, Michigan Limestone Operations, Inc., a limestone quarry operation, from April 2000; and was President and one of the owners of Michigan Limestone Operations Limited Partnership for more than five years and up until the partnership was acquired by Oglebay in 2000. Additionally, Mr. Lundin has served on the board of directors of the United Shipping Alliance since 2002.

      John P. O’Brien became a member of our board of directors in 2003. Mr. O’Brien currently serves as a Managing Director of Inglewood Associates, Inc., a private investment and consulting firm specializing in turnarounds of financially underperforming companies, litigation support and valuation services. Previously, Mr. O’Brien served as Chairman of the Board and Chief Executive Officer of Jeffrey Mining Products, L.P., a manufacturer and distributor of underground mining products, from October 1995 until June 1999. He has served as the Chairman of the board of directors of Allied Construction Products, LLC, a manufacturer and distributor of hydraulic and pneumatic demolition, compaction, and horizontal boring tools and trench shoring devices, since 1993, and is on the boards of directors of Century Aluminum Company and Preformed Line Products.

      William G. (Jerry) Pryor has served as a Director on our board of directors since 1997. Mr. Pryor retired as President of Van Dorn Demag Corporation, a leading U.S. manufacturer of plastic injection molding machines. Previously, he was President and Chief Executive Officer of the Van Dorn Corporation (predecessor to Van Dorn Demag Corporation) from January 1992 to April 1993. Mr. Pryor also serves on the board of directors of Brush Engineered Materials, Inc.

      Julie A. Boland was appointed our Vice President, Chief Financial Officer and Treasurer on January 1, 2002. From 1999 until 2001, Ms. Boland was Vice President, Credit Risk Management & Advisory Group for Goldman Sachs International, a global investment banking, securities and investment management firm; was Vice President, Fixed Income, Loan Capital Markets and served in other roles for J.P. Morgan & Co., an investment banking firm, from 1993 to 1999; and was employed as a Certified Public Accountant for PriceWaterhouse, a public accounting firm, from 1988 to 1991.

      Sylvie A. Bon was appointed our Vice President, Administration and Chief Information Officer in May 2003. Prior to that time, Ms. Bon was appointed our Vice President and Chief Information Officer on May 1, 2002. Prior to joining us, Ms. Bon was employed by Avery Dennison, a global producer of office supply and self-adhesive products, where she served as Director, Information Systems, Fasson Roll Worldwide. Prior to that, Ms. Bon served as Director Information Systems, Fasson Roll North America; Manager, Information Systems Avery Dennison Europe, Fasson Roll Division; and Manager Distribution and Logistics. Ms. Bon was employed by Avery Dennison for more than five years.

      Michael J. Minkel was appointed our Vice President, Marketing and Business Development in July 2003. Prior to that, Mr. Minkel served as our Vice President of Sales and Marketing from November 2002; served Oglebay Norton Specialty Minerals, Inc. as Vice President of Sales and Marketing from 2000 until 2001; and served as General Manager–Kings Mountain Operations from 2001 until 2002. Prior to joining us, Mr. Minkel served as President of Exploration Computer Services, an Australian software and mining-consulting firm, and held various positions in the natural resource industry since 1974, including positions in coal exploration geology and mine planning, oil and gas software sales and consulting, and energy industry-related strategic information sales and consulting.

      Rochelle F. Walk was appointed as one of our Vice Presidents and General Counsel in August 1999 and has served as our Secretary since June 1998. Prior to joining us, she was Corporate Counsel, a Business Unit Director and Marketing Director of the Sherwin Williams Company, a global producer of paints and coatings, from 1990 to 1998, and was an attorney with the law firm of Ulmer & Berne from 1986 to 1990.

      All executive officers serve at the pleasure of the board of directors, with no fixed term of office.

      Our board of directors has determined that Directors James T. Bartlett, Madeleine W. Ludlow, John P. O’Brien and William G. Pryor qualify as our “audit committee financial experts,” within the meaning of applicable Securities and Exchange Commission regulations. They serve on our audit committee due to their experience and professional education, including their business experience described above. All members of our audit committee are independent under NASDAQ independence standards and Rule 10A-3 under the Exchange Act.

      On February 23, 2004, we and all of our wholly-owned subsidiaries filed voluntary petitions under chapter 11 of the Bankruptcy Code in the Bankruptcy Court for the District of Delaware.

      We maintain an Ethical & Legal Code of Conduct that covers all employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions.

Reorganized Oglebay Board of Directors

      The board of directors of Reorganized Oglebay will consist of seven members. Out of the initial seven directors, the holders of convertible preferred stock have designated five directors: DeLyle W. Bloomquist, Eugene I. Davis, Laurence V. Goddard, Robert H. Kanner and Thomas O. Boucher Jr.; and management has designated Michael D. Lundin and John P. O’Brien. Of the five directors designated by holders of Senior Subordinated Notes who are party to the commitment agreement and who will receive shares of convertible preferred stock, one of such directors, Mr. Boucher, has been designated by such holders of Senior Subordinated Notes who will become holders of reorganized common stock. The following table sets forth certain information concerning the initial directors of Reorganized Oglebay:

			Director
Name	Age	Position	Since

DeLyle W. Bloomquist	45	Director	2005
Thomas O. Boucher Jr.	46	Director	2005
Eugene I. Davis	49	Director	2005
Laurence V. Goddard	53	Director	2005
Robert H. Kanner	57	Director	2005
Michael D. Lundin	45	Director, President and Chief Executive Officer	2001
John P. O’Brien	63	Director	2003

      DeLyle W. Bloomquist has served as President and Chief Executive Officer of General Chemical Industrial Products, Inc. (formerly General Chemical Corporation), a producer of soda ash and calcium chloride, since April 2004. He served as Vice President and Chief Operating Officer of General Chemical Group, Inc. from April 1999 until March 2004. He served as Vice President and General Manager of the Industrial Chemicals division of General Chemical Corporation, from January 1996 until April 1999. Mr. Bloomquist has served on the board of directors of General Chemical Industrial Products, Inc. since

April 1999. General Chemical Industrial Products, Inc. filed a “pre-packaged” Chapter 11 bankruptcy plan in December 2003 and emerged from bankruptcy on March 30, 2004.

      Thomas O. Boucher Jr. has been a Managing Director of Ingalls & Snyder LLC, a broker dealer and registered investment advisor, since January 1996. He has served as General Partner of Ingalls & Snyder Value Partners, L.P., an investment partnership focused primarily on high yield corporate bonds, since December 1992.

      Eugene I. Davis has served as Chairman and Chief Executive Officer of Pirinate Consulting Group, LLC, a consulting firm specializing in crisis and turn-around management, liquidation and sales management, merger and acquisition consulting, hostile and friendly takeovers, proxy contests and strategic planning advisory services for public and private business entities, since 1999. Previously, he was Chief Operating Officer of Total-Tel USA Communications, Inc., an integrated telecommunications provider, from 1998 until 1999. He served as Director of Emerson Radio Corp., an international distributor of electronic products, from 1990 to 1997, as Executive Vice President and Interim Chief Financial Officer from 1992 to 1994, as President from 1994 to 1997 and as Vice Chairman in 1997. Mr. Davis served as Chief Executive Officer and Director of Sport Supply Group, Inc., a distributor of sporting goods and athletic equipment, from 1996 to 1997 and as Vice Chairman in 1997. Mr. Davis has been Chairman of Atlas Air Worldwide Holdings, Inc. since July 2004 and Chairman of General Chemical Industrial Products, Inc. since May 2004. He is on the boards of directors of Telcove, Inc., Metals USA, Inc., Tipperary Corporation and Exide Technologies and is the chair of the compensation committee of Exide Technologies.

      Laurence V. Goddard is President, Chief Executive Officer and a Director of The Parkland Group, Inc., a consulting firm focusing on business turnarounds, performance and value enhancement. He served as Vice President and director of York Publishing Company in 2003. Mr. Goddard served as President and Chief Executive Officer of Waco International Corporation, a manufacturer and distributor of construction equipment and supplies from 1982 until 1990.

      Robert H. Kanner has served as a Director and Executive Officer of Pubco Corporation, a manufacturer of computer printer and labeling supplies, labeling devices and specialized construction products, since 1983, and is currently Pubco Corporation’s Chairman, President and Chief Executive Officer. Prior to 1999, Mr. Kanner also served as Chief Financial Officer of Pubco Corporation. Mr. Kanner is a Director and limited partner of Gummed Papers of America L.P., a provider of sheet-fed label paper and specialty products to the printing industry. He has served as Chairman and Chief Financial Officer of Aspen Imaging International, Inc. and Chairman and Chief Financial Officer of Bobbie Brooks, Incorporated through June 1996 when they were acquired by Pubco Corporation. He served as Director of Riser Foods Inc. between 1988 and 1997 and Director of ClevTrust Realty Investors between 1992 and 1998. He also served as Director of Prime Retail Inc. between 2001 and 2002. He has been a Director of Beverly Hills Bancorp Inc. (formerly known as Wilshire Financial Services Group Inc.) since 2002.

      Michael D. Lundin was appointed our President and Chief Executive Officer in December 2002, and has served as a Director since December 12, 2001. Prior to serving as a Director, Mr. Lundin served as President and Chief Operating Officer, Oglebay Norton Company, from November 1, 2001; as Vice President, Michigan Operations and President, Michigan Limestone Operations, Inc., a limestone quarry operation, from April 2000; and was President and one of the owners of Michigan Limestone Operations Limited Partnership for more than five years and up until the partnership was acquired by Oglebay in 2002. Additionally, Mr. Lundin has served on the board of directors of the United Shipping Alliance since 2002.

      John P. O’Brien became a member of our board of directors in 2003. Mr. O’Brien currently serves as a Managing Director of Inglewood Associates, Inc., a private investment and consulting firm specializing in turnarounds of financially underperforming companies, litigation support and valuation services. Previously, Mr. O’Brien served as Chairman of the Board and Chief Executive Officer of Jeffrey Mining Products, L.P., a manufacturer and distributor of underground mining products, from October 1995 until June 1999. He has served as the Chairman of the Board of Directors of Allied Construction Products, LLC, a manufacturer and distributor of hydraulic and pneumatic demolition, compaction, and horizontal boring tools and trench shoring devices, since 1993, and is on the boards of directors of Century Aluminum Company and Preformed Line Products.

      We expect that John P. O’Brien, Laurence V. Goddard, and Eugene I. Davis will qualify as the “audit committee financial experts,” within the meaning of applicable Securities and Exchange Commission regulations. We expect that these directors will serve on Reorganized Oglebay’s audit committee due to their experience and professional education, including their business experience described above. We expect that all members of Reorganized Oglebay’s audit committee will be independent under NASDAQ independence standards and Rule 10A-3 under the Exchange Act.

      Following the issuance of the convertible preferred stock, the board of directors of Reorganized Oglebay will be elected as follows:

•	the holders of the convertible preferred stock will be entitled, voting as a separate class, to elect the “convertible preferred stock number” at each annual election of the directors, which will be a maximum of four. In case of any removal, either with or without cause, of a director elected by the holders of the convertible preferred stock, the holders of the convertible preferred stock will be entitled, voting as a separate class either by written consent or at a special meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. In case of any vacancy (other than removal) in the office of a director elected by the holders of the convertible preferred stock, the vacancy will be filled by the remaining directors elected to the board of directors by the holders of the convertible preferred stock; and

•	the remaining directors will be elected by holders of reorganized common stock voting separately as a single class. In case of any removal, either with or without cause, of a director elected by the holders of the reorganized common stock, the holders of the reorganized common stock will be entitled, voting as a separate class either by written consent or at a special meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. In case of any vacancy (other than removal) in the office of a director elected by the holders of the reorganized common stock, the vacancy will be filled by the remaining directors elected to the board of directors by the holders of the reorganized common stock.

      For purposes of this description, the “convertible preferred stock director number” means, at any given time, for so long as (1) at least 75% of the shares of convertible preferred stock outstanding as of the effective date of the Plan remain outstanding, a maximum of four directors, (2) less than 75%, but more than 50%, of the shares of convertible preferred stock outstanding as of the effective date of the Plan remain outstanding, a maximum of three directors, (3) the percentage of the shares of convertible preferred stock outstanding as of the effective date of the Plan that remain outstanding is equal to or between 25% and 50%, a maximum of two directors, and (4) less than 25% of the shares of convertible preferred stock outstanding as of the effective date of the Plan remain outstanding, a maximum of one director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Messrs. Bank, Bares, Bartlett, Bersticker and Pryor, Ms. Ludlow and former director John D. Weil served on the Compensation, Organization and Governance Committee of our board of directors in January 2003. Following its meeting in January 2003, the Compensation, Organization and Governance Committee was split into two committees, the Organization and Compensation Committee and the Governance and Nominating Committee, with each functioning as a separate committee. After the split, Messrs. Bartlett, Bersticker and Pryor and Ms. Ludlow served on the Organization and Compensation Committee. In July 2003, these two committees were merged back into one committee, the Compensation, Organization and Governance Committee, which consisted of Messrs. Bank, Bares, Bartlett, Bersticker, O’Brien and Pryor.

      During 2003, none of our executive officers or directors was a member of the board of directors or compensation committee of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

DIRECTOR AND EXECUTIVE COMPENSATION

Director Compensation

      Commencing on the effective date of the Plan, each non-employee director of Reorganized Oglebay will be paid compensation as is determined by Reorganized Oglebay after the effective date of the Plan. These directors also may participate in the management stock plan.

      Except for the chairman of the board, directors who are not our employees historically received a fee of $12,000 per year and $900 for each board and committee meeting attended, including meetings of non-standing subcommittees. Committee chairs received $1,200 for each committee meeting they chaired. The chairman of the board received annual compensation of $100,000. Except for the chairman of the board, directors who were not our employees also received an annual award of 800 shares of our common stock under the Oglebay Norton Company Director Stock Plan. Directors were reimbursed for expenses they incurred in attending board and committee meetings.

      In 1998, the shareholders approved the Oglebay Norton Company Director Fee Deferral Plan. The Director Fee Deferral Plan, which was amended and restated effective January 1, 2002, permitted non-employee directors to defer all or part of the cash portion of their compensation into:

•	share units based upon the market price of our common stock at the date on which the cash computation otherwise would have been paid; or

•	an account as deferred cash which is credited with a market rate of interest.

      In addition, amounts deferred into share units received a 25% matching credit by us, including a 25% matching credit for deferred dividend equivalents. Since 2002, directors also have been also able to defer part or all of their annual award of common stock under the Director Stock Plan on the same terms as provided in the Director Fee Deferral Plan. Prior to the termination of the Director Fee Deferral Plan, the directors elected to receive share units instead of deferred cash plus interest. The Director Fee Deferral Plan was terminated effective as of May 1, 2004. Upon termination, in accordance with the terms of the Director Fee Deferral Plan, deferred share units were converted into shares of our common stock and distributed to participants. Participants who hold shares of record of our common stock as of the close of business on the warrant distribution record date will receive warrants in connection with the Plan, exercisable for 30 days after the effective date of the Plan, to purchase shares of reorganized common stock.

Executive Compensation

Summary Compensation Table

      The following table sets forth information with respect to benefits made available, and compensation paid or accrued, by us during the years ended December 31, 2003, 2002 and 2001 for services by the individuals who served as our chief executive officer and our four most highly compensated executive officers other than the chief executive officer.

					Long-Term Compensation

	Annual Compensation				Awards		Payouts

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation	Awards	Options/SARs	Payouts	Compensation
Name and Principal Position(1)	Year	($)(2)	($)(2)(3)	($)(4)	($)	(#)	($)(5)	($)(6)(7)

Michael D. Lundin	2003	425,000	21,250	—	—	32,000	—	14,300
President and Chief	2002	310,577	—	—	—	30,000	167,633	10,027
Executive Officer	2001	195,070	—	31,155	—	8,000	—	10,027
Julie A. Boland	2003	225,000	11,250	—	—	16,000	—	3,505
Vice President, Chief	2002	225,000	70,000	—	—	22,000	—	2,865
Financial Officer and	2001	—	—	—	—	—	—	—
Treasurer
Sylvie A. Bon	2003	165,000	8,250	—	—	5,000	—	3,178
Vice President —	2002	106,615	24,651	—	—	10,500	—	2,665
Administration and	2001	—	—	—	—	—	—	—
Chief Information
Officer
Michael J. Minkel	2003	165,616	8,000	—	—	5,000	—	2,473
Vice President,	2002	139,654	—	—	—	5,000	—	5,981
Marketing and	2001	120,700	7,388	—	—	1,500	—	4,667
Business
Development
Rochelle F. Walk	2003	175,000	8,750	—	—	7,000	—	2,221
Vice President,	2002	175,000	—	—	—	5,000	—	8,809
General Counsel and	2001	156,960	—	—	—	3,750	—	9,589
Secretary

(1)	Mr. Lundin was appointed President and Chief Executive Officer on December 4, 2002. Ms. Boland joined us in January 2002. Ms. Bon joined us in May 2002.

(2)	Includes amounts deferred in 2003 by the named executives under the Oglebay Norton Capital Accumulation Plan for salary earned in 2003 or bonus earned in 2002: Bon — $11,807; and Minkel — $6,715. Includes amounts deferred in 2002 by the named executives under the Oglebay Norton Capital Accumulation Plan for salary earned in 2002 or bonus earned in 2001: Bon — $3,808; and Minkel — $20,320. Includes amounts deferred in 2001 by the named executives under the Oglebay Norton Capital Accumulation Plan for salary earned in 2001 or bonus earned in 2000: Walk — $42,724. The Oglebay Norton Capital Accumulation Plan was terminated, effective June 1, 2003. Includes amounts deferred in 2003, 2002 and 2001, respectively, by the named executives under the Oglebay Norton Incentive Savings and Stock Ownership Plan: Lundin — $12,000, $10,500 and $10,500; Boland — $10,750, $5,731 and $0; Bon — $12,000, $5,064 and $0; Minkel — $12,000, $11,000 and $10,500; and Walk — $11,821, $10,582 and $10,500.

(3)	Includes special bonuses approved by the organization and compensation committee of the board of directors and awarded in 2003 to Mr. Lundin, Ms. Boland, Ms. Walk, Mr. Minkel and Ms. Bon for their contributions to our ongoing financial and operating restructuring, as well as amounts paid to Ms. Bon and Ms. Boland as guaranteed bonuses at the time of hire in 2002.

(4)	For 2001, includes personal benefits exceeding 25% of the total personal benefits for Mr. Lundin of $28,147 for relocation.

(5)	The amount was paid in cash in 2003 for the payout earned for the period from 1999 to 2002 under the Oglebay Norton Company 1999 Long-Term Incentive Plan.

(6)	Includes contributions by us during 2003, 2002 and 2001, respectively, for the named executives under the Oglebay Norton Incentive Savings and Stock Ownership Plan: Lundin — $6,000, $5,250 and $5,250; Boland — $3,505, $2,865 and $0; Bon — $2,649, $2,532 and $0; Minkel — $2,418, $4,889 and $4,667; and Walk — $2,221, $5,366 and $4,200. Includes contributions by us during 2003, 2002 and 2001, respectively, for the named executives under the Oglebay Norton Capital

Accumulation Plan: Bon — $529, $133 and $0; Minkel — $55, $1,092 and $0; and Walk — $0, $0 and $1,946. Also, includes payments by us for life insurance premiums for 2003, 2002 and 2001, respectively: Lundin — $8,300, $4,777 and $4,777; and Walk — $0, $3,443 and $3,443.

(7)	On February 10, 2004, our board of directors approved cash bonuses for each of the following executive officers for their efforts in implementing our restructuring: Lundin — $34,000; Boland — $18,000; Bon — $13,200; Minkel — $12,800; and Walk — $14,000. As of May 7, 2004, the following executive officer base salary increases were approved by the organization and compensation committee of our board of directors: Lundin — $75,000; Boland — $22,500; Bon — $10,000; Minkel — $8,000; and Walk — $8,000.

Stock Option Grants

      The predecessor to the organization and compensation committee approved the 2002 Stock Option Plan to enable us to attract and retain key members of management, provide incentives and reward performance and ensure that the interests of key members of management are aligned with the shareholders’ interests. The 2002 Stock Option Plan was approved by our shareholders at the 2002 annual meeting. The maximum number of shares of our common stock subject to awards granted under the 2002 Stock Option Plan was 500,000, with no more than 125,000 shares to be awarded in any single year. Stock option awards could be incentive stock options, which are stock options that meet the requirements for qualification under Section 422 of the Internal Revenue Code, or non-qualified stock options, which are stock options that do not qualify as incentive stock options. The exercise price of a stock option was to be at or above the closing price of our common stock on the date of grant. Stock options were exercisable for a period not to exceed ten years from the date of grant. The organization and compensation committee determined when the right to exercise stock options vests for each participant granted an award. The options had no value unless our stock price appreciated and the recipient satisfied the applicable vesting requirements. In the event of a “change in control,” unless otherwise determined by the organization and compensation committee, all stock options then outstanding would become fully exercisable as of the date of the change in control. All other terms, conditions and restrictions with respect to each award were determined by the organization and compensation committee.

      The table below shows the stock options granted during 2003 to the executive officers listed in the Summary Compensation Table shown above and the potential realizable value of those grants (on a pre-tax basis) determined in accordance with SEC rules. The information in this table shows how much the named executive officers might have eventually realized in future dollars under two hypothetical situations: if the stock gained 5% or 10% in value per year, compounded over the ten-year life of the options. These are assumed rates of appreciation. Also included in this table is the increase in value to all of our common shareholders using the same assumed rates of appreciation. Under the Plan, the 2002 Stock Option Plan will be terminated, all outstanding stock options issued under the 2002 Stock Option Plan will be cancelled and the holders of such options will no longer be able to exercise such options after such time. Additionally, all of our shares of common stock will be cancelled under the Plan, and record holders of shares with allowed interests under the Plan as of the close of business on the warrant distribution record date will receive warrants, exercisable for 30 days after the effective date of the Plan, to purchase up to an aggregate of 576,256 shares of reorganized common stock at an exercise price of $10 per share.

Option Grants in Last Fiscal Year

					Potential Realizable Value at
					Assumed Annual Rates of Stock
					Price Appreciation
	Individual Grants				for Option Term(1)(2)

	Number of	Percent of
	Securities	Total Options/	Exercise
	Underlying	SARs Granted	or Base
	Options/ SARs	to Employees	Price
Name	Granted (#)(2)	in 2003(3)	($/Sh)	Expiration Date	5% ($)	10% ($)

M.D. Lundin	32,000	27%	$1.90	10/31/2013	$37,149	$96,915
J.A. Boland	16,000	13%	1.90	10/31/2013	18,574	48,458
S.A. Bon	5,000	4%	1.90	10/31/2013	5,805	15,143
M.J. Minkel	5,000	4%	1.90	10/31/2013	5,805	15,143
R.F. Walk	7,000	6%	1.90	10/31/2013	8,126	21,200
Increase in value to all common shareholders(4)					$6,311,595	$16,465,929

(1)	Calculated over a ten-year period representing the life of the options.

(2)	Although we have disclosed the potential realizable value of these stock options and the increase in value to all common shareholders as required, because the common stock will be cancelled on the effective date of the Plan, these stock options will not have any actual realizable value and there will be no increase in value to common shareholders.

(3)	The options vest 25% each year commencing on the first anniversary of the grant date. The options also vest if the employee retires and is otherwise entitled to a normal, early or shutdown pension under our Pension Plan. In that event, the retired employee may exercise the options within two years from the date of retirement, but not beyond the option expiration date.

(4)	Percentage based on the total number of options granted (120,500) in 2003.

(5)	Calculated using a price of $2.04 per share of our common stock, which represents the weighted-average grant date closing price of the above described grants, and the total number of shares of our common stock outstanding on December 31, 2003 (5,059,581).

Aggregated Option/ SAR Exercises and Fiscal Year-End Option/ SAR Value Table

      During the last completed fiscal year, none of the named executive officers exercised options and the exercise price for all exercisable as well as all unexercisable options is in excess of our current stock price.

Aggregated Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End

Option/ SAR Values

			Number of
			Securities
			Underlying	Value of Unexercised
			Unexercised	In-the-Money
			Options/SAR at	Options/SARs at
	Shares		Fiscal Year-End	Fiscal Year-End
	Acquired on
	Exercise	Value	Exercisable/	Exercisable/
Name	(#)	Realized ($)	Unexercisable (#)	Unexercisable ($)

M.D. Lundin	0	$0.00	15,625/ 64,875	$0.00/ $0.00
J.A. Boland	0	0.00	8,000/ 30,000	0.00/ 0.00
S.A. Bon	0	0.00	3,875/ 11,625	0.00/ 0.00
M.J. Minkel	0	0.00	3,875/ 9,625	0.00/ 0.00
R.F. Walk	0	0.00	10,250/ 13,500	0.00/ 0.00

Long-Term Incentive Plans

      2002 Long-Term Incentive Plan. Under our 2002 Long-Term Incentive Plan, participants are eligible for awards paid in cash for performance against targets which are based on our performance over multiple-year periods. Our board of directors sets the performance measures at the beginning of each year during the performance period and assigns a weighting to each measure. Performance measures and target awards were set for 2002 and 2003 under this plan.

      The following table sets forth information concerning awards to the executive officers listed in the Summary Compensation Table shown above during fiscal year 2003, and estimated payouts in the future, under our 2002 Long-Term Incentive Plan. The 2002 Long-Term Incentive Plan was terminated by our board of directors in 2004 and all outstanding awards owed thereunder will be cancelled pursuant to the Plan.

2002 Long-Term Incentive Plan

Long-Term Incentive Plans — Awards in Last Fiscal Year

			Estimated Future Payouts Under
	Number of		Non-Stock Price-Based Plans(2)
	Shares, Units	Performance or
	or Other Rights	Other Period Until	Threshold	Target	Maximum
Name	($ or #)	Maturation or Payout	($ or #)	($ or #)	($ or #)

M.D. Lundin	(1)	1/1/2002-12/31/2004	$50,198	$200,790	$401,580
J.A. Boland	(1)	1/1/2002-12/31/2004	29,976	119,905	239,810
S.A. Bon	(1)	1/1/2002-12/31/2004	15,917	63,668	127,336
M.J. Minkel	(1)	1/1/2002-12/31/2004	10,779	43,116	86,232
R.F. Walk	(1)	1/1/2002-12/31/2004	18,102	72,409	144,818

(1)	Under the 2002 Long-Term Incentive Plan participants are eligible for awards paid in cash for performance against targets which are based on our performance over multiple-year periods. The board of directors sets the performance measures at the beginning of each year during the performance period and assigns a weighting to each measure. In 2002 (Cycle 1), the targeted levels of performance for named executives consisted of: EBITDA (earnings before interest, taxes, depreciation and amortization) of $77 million, return on capital of 8% and earnings per share of $0.00 (breakeven). For 2003 (Cycle 2), the targeted levels of performance consisted of free cash flow. As a circuit breaker, we must internally generate a minimum of $5 million for debt reduction before any bonus can be paid out. An additional circuit breaker of EBITDA of $72 million is also required. No named executive received a bonus payout for either Cycle 1 or 2.

(2)	Although we have estimated future payouts under the 2002 Long-Term Incentive Plan as required, none of the named executive officers will receive any future payment under the terminated plan.

     2003 Long-Term Incentive Plan. Under our 2003 Long-Term Incentive Plan, participants are eligible for awards paid in cash for performance against targets which are based on our performance over multiple-year periods. Our board of directors sets the performance measures at the beginning of each year during the performance period and assigns a weighting to each measure.

      The following table sets forth information concerning awards to the executive officers listed in the Summary Compensation Table shown above during fiscal year 2003, and estimated payouts in the future, under our 2003 Long-Term Incentive Plan. The 2003 Long-Term Incentive Plan was terminated by our board of directors in 2004 and all outstanding awards owed thereunder will be cancelled pursuant to the Plan.

2003 Long-Term Incentive Plan

Long-Term Incentive Plans — Awards in Last Fiscal Year

			Estimated Future Payouts Under
	Number of		Non-Stock Price-Based Plans(2)
	Shares, Units	Performance or
	or Other Rights	Other Period Until	Threshold	Target	Maximum
Name	($ or #)	Maturation or Payout	($ or #)	($ or #)	($ or #)

M.D. Lundin	(1)	1/1/2003-12/31/2005	$0	$200,790	$401,580
J.A. Boland	(1)	1/1/2003-12/31/2005	0	119,905	239,810
S.A. Bon	(1)	1/1/2003-12/31/2005	0	63,668	127,336
M.J. Minkel	(1)	1/1/2003-12/31/2005	0	43,116	86,232
R.F. Walk	(1)	1/1/2003-12/31/2005	0	72,409	144,818

(1)	In 2003 (Cycle 1), the targeted levels of performance consisted of free cash flow. As a circuit breaker, we must internally generate a minimum of $5 million for debt reduction before any bonus can be paid out. An additional circuit breaker of EBITDA of $72 million is also required. No named executive received a bonus payout for Cycle 1.

(2)	Although we have estimated future payouts under the 2003 Long-Term Incentive Plan as required, none of the named executive officers will receive any future payment under the terminated plan.

Management Stock Plan

      As of the effective date of the Plan, Reorganized Oglebay will implement the management stock plan attached as an exhibit to the registration statement of which this prospectus is a part, to attract, retain and motivate key employees following the effective date of the Plan. The terms of the management stock plan were negotiated with the creditors’ committee. The management stock plan in many respects will replace certain elements of the 2002 Stock Option Plan. A total of up to 1,328,049 shares of reorganized common stock will be available for issuance pursuant to restricted stock and/or stock options granted under the management stock plan. The management stock plan requires that 50% of these shares be issued shortly following the effective date of the Plan, with about 265,079 shares being issued in the form of restricted stock and 397,619 shares being reserved for the issuance of stock options, with a strike price of $12.63 per share. The remaining shares will be available for future grants. Under the management stock plan, the initial grants of restricted stock will vest at the rate of 25% per year over a four-year period commencing on July 1, 2005 and the initial stock options will vest at the rate of 33 1/3% per year over a three-year period commencing on January 1, 2005. Accelerated vesting will apply in certain circumstances specified in the plan document, including a change in control or a termination without cause. Reorganized Oglebay’s board of directors (or a committee of the board of directors) will determine the awards of restricted stock and options to be granted under the management stock plan as of and following the effective date of the Plan. We believe that the size and terms of the management stock plan are appropriate, within market terms and necessary to achieve the goals of attracting, retaining and motivating key employees.

Management Incentive Plan

      As of the effective date of the Plan, Reorganized Oglebay will implement the management incentive plan attached as an exhibit to the registration statement of which this prospectus is a part, to provide certain key employees with incentive to remain in our employ following the effective date of the Plan. The terms of the management incentive plan were negotiated with the creditors’ committee. The management incentive plan will include a retention bonus benefit and a supplemental severance benefit. Under the retention bonus portion of the plan, a total of 44 key employees will receive a retention bonus equal to a percentage of their annual base salary, payable 50% upon continued employment as of the effective date of the Plan, and 50% 90 days after the effective date of the Plan. The retention bonus for five members of our senior management team will be reduced at the rate of 5% for each completed calendar month by which the effective date of the Plan is delayed beyond January 15, 2005. The aggregate amount of retention bonuses for the 44 key employees is approximately $2,274,539. A discretionary pool of $250,000 (subject to a cap of $10,000 for any one employee) also will be available to Reorganized Oglebay employees who are not otherwise participating in the retention bonus portion of the plan. Under the supplemental severance portion of the plan, a total of 44 key employees will be eligible for a supplemental severance payment equal to either 100% or 50% of their annual base salary, payable upon termination without cause within 12 months of the effective date of the Plan. The supplemental severance payment will be reduced by one month for each month subsequent to the effective date of the Plan, to a minimum of six months. The maximum cost of the supplemental severance benefits (assuming all eligible employees were immediately terminated) is approximately $4,381,280.

      An employee’s participation in the management incentive plan will be in addition to, as applicable, the management stock plan, any management employment agreements or officer agreements effective on or after the effective date of the Plan, our annual incentive plan and any other plans or benefits that Reorganized Oglebay may provide to its employees in the ordinary course of business.

Retirement Plans

      Qualified Pension Plan and Excess and TRA Supplemental Benefit Retirement Plan. We sponsor the Oglebay Norton Company Pension Plan (the “Pension Plan”), which is a defined benefit pension plan that covers substantially all of our full-time salaried and some hourly employees at certain locations, and the Oglebay Norton Company Excess and TRA Supplemental Benefit Retirement Plan (the “TRA Supplemental Benefit Retirement Plan”), which applies to highly compensated salaried employees. These benefits for eligible employees are based on average annual compensation for the highest five consecutive years during the last ten years of employment prior to retirement.

      The table below shows the annual pension payable under the Pension Plan and the TRA Supplemental Benefit Retirement Plan at normal retirement age:

	Estimated Annual Benefit
	(Assuming Retirement on January 1, 2004)
	Years of Service

Remuneration	15 Years	20 Years	25 Years	30 Years	35 Years

$75,000	16,875	22,500	28,125	33,750	39,375
100,000	22,500	30,000	37,500	45,000	52,500
150,000	33,750	45,000	56,250	67,500	78,750
200,000	45,000	60,000	75,000	90,000	105,000
250,000	56,250	75,000	93,750	112,500	131,250
300,000	67,500	90,000	112,500	135,000	157,500
350,000	78,750	105,000	131,250	157,500	183,750
400,000	90,000	120,000	150,000	180,000	210,000
450,000	101,250	135,000	168,750	202,500	236,250
500,000	112,500	150,000	187,500	225,000	262,500
550,000	123,750	165,000	206,250	247,500	288,750
600,000	135,000	180,000	225,000	270,000	315,000
650,000	146,250	195,000	243,750	292,500	341,250
700,000	157,500	210,000	262,500	315,000	367,500
750,000	168,750	225,000	281,250	337,500	393,750

      Covered compensation is equal to total base pay and certain incentive compensation (including amounts deferred under the former long-term incentive plan), which is substantially the same as shown in the salary and bonus columns of the Summary Compensation Table shown above. The annual benefit is calculated by multiplying the participant’s average compensation by a factor of 1.5% and the participant’s years of covered service (but not below a minimum benefit unrelated to compensation). Benefits are paid in a straight life annuity form to unmarried participants and in the form of 50% joint and survivor annuity to married participants, are not subject to reduction for Social Security or other offset. Other forms of payment and surviving spouse benefits are also available under the plans, as well as early retirement and facility shutdown benefits. The years of benefit service credited under the formula described above for executive officers named in the Summary Compensation Table are: Mr. Lundin — 4.5 years (not including service under a prior plan); Ms. Boland — 2.83 years; Ms. Bon — 2.5 years; Mr. Minkel — 4.83 years; and Ms. Walk — 6.42 years. Mr. Lundin is also vested in a benefit earned prior to the acquisition of Michigan Limestone. The benefit is based on 6.08 years of service. If Mr. Lundin were to terminate his employment today, he would be entitled to a monthly benefit of $380 for a total monthly benefit of $773 ($9,281 annually) payable at age 65.

      The Internal Revenue Code limits the benefits provided under qualified pension plans. The TRA Supplemental Benefit Retirement Plan is a non-qualified retirement plan that provides benefits to highly compensated salaried employees. The TRA Supplemental Benefit Retirement Plan provides for the payment, out of our general funds, of the amount that an eligible participant would have received under the Pension Plan but for the Internal Revenue Code limits. The above table, which does not reflect those limits, shows the total annual pension benefits payable under both the Pension Plan and the TRA Supplemental Benefit Retirement Plan. The Pension Plan, the TRA Supplemental Benefit Retirement Plan and the other qualified defined benefit pension plans described above will be reinstated in full as of the effective date of the Plan.

      Capital Accumulation Plan. Effective January 1, 2000, we adopted our Capital Accumulation Plan. The Capital Accumulation Plan was terminated on June 1, 2003, and all amounts due to the participants of the plan were paid out. Prior to its termination, under the Capital Accumulation Plan, certain management and highly compensated employees, who were limited in the amounts of salary and bonus they could defer pursuant to plans qualified pursuant to ERISA, could elect to defer receipt of salary, bonus and/or long term incentive compensation. Participants were permitted to defer up to 50% of their salary, up to 100% of their bonus and up to 100% of their long term incentive compensation, each in 10% increments, payable during the year.

      The Capital Accumulation Plan, which was not a qualified plan, provided for the payment, out of our general funds, of the amount deferred, together with an amount of investment earnings, gains and/or losses, and expenses determined with reference to the performance of certain “deemed” investment options, as directed by the participant. The Capital Accumulation Plan also provided an amount equivalent to any benefit not provided to the participant under the Incentive Savings and Stock Ownership Plan by reason of the deferral of compensation under the Capital Accumulation Plan, although no duplication of benefits provided under any other of our arrangements was permitted. Deferred salary and bonus, and the investment gain or loss on the deferred salary and bonus, under the Capital Accumulation Plan, were fully vested. In 2003, we contributed the following amounts for the named executives: Ms. Bon — $529; and Mr. Minkel — $604. Benefits were distributed in cash following retirement, death, other termination of service, or termination of the plan. Interim distributions prior to termination of service or termination of the plan were also permitted, based on participant elections made sufficiently in advance and in the case of certain hardship situations.

Officer Agreements

      We have entered into separate agreements with certain executive officers. These agreements are designed to retain these individuals and provide for continuity of management in the event of any actual or threatened change in control (as defined in the officer agreements) of us. None of these agreements will become operative unless we experience a change in control. Consummation of the Plan is not intended to and will not constitute a change in ownership or change in control under these agreements, and we anticipate that each executive officer will waive any such change in ownership or change in control provision.

      There are two triggers that apply to these agreements. The first trigger requires that a change in control occurs. After a change in control, the officer is entitled to continued employment for a 30-month contract term at a compensation rate equal to the greatest of that in effect immediately before the change in control, in effect two years before the change in control, or such greater rate determined by us, and certain bonuses, plus certain additional benefits and continued participation in specified benefit plans as an executive officer. The second trigger is tripped if, after a change in control, the officer is terminated without “cause” or the officer terminates his or her employment for “good reason.” If the second trigger occurs, then, subject to certain exceptions, the officer is entitled to receive compensation at the highest monthly rate payable to the officer during the 30-month contract term plus certain bonus awards instead of employment, but only for the longer of the time remaining in the original 30-month contract term (after the change in control) or six months. The officer is also entitled to receive certain additional benefits in certain circumstances for one year following the 30-month contract term.

      After employment termination, the officer must attempt to mitigate damages by seeking comparable employment elsewhere. If the officer is successful, compensation is reduced, dollar-for-dollar, for compensation and benefits received from the subsequent employer. In addition, the officer agrees not to disclose any of our trade secrets. If and to the extent payments made to the officer on account of a change in control are treated as excess parachute payments under the Internal Revenue Code, these agreements provide for an additional payment to make the officer whole with respect to additional excise tax payments.

      On the effective date of the Plan, Reorganized Oglebay will enter into new change in control and employment agreements with Michael D. Lundin, Julie A. Boland, Sylvie A. Bon, Michael J. Minkel and Rochelle F. Walk that will generally supersede the existing officer agreements with these individuals. The terms of the change in control and employment agreements were negotiated with the creditors’ committee. Each change in control and employment agreement will be consistent with the current agreements, but subject to the following changes:

•	the change in control and employment agreements contain a more stringent definition of “cause” and “change of control”;

•	the change in control and employment agreements will provide that upon a “change of control” (as defined in the change in control and employment agreement agreement), the term of the employment shall be for a period of 12 months (rather than 30 months);

•	during such term, the executive officer will be entitled to receive compensation in an amount equal to the greater of (1) the executive officer’s base salary in effect immediately prior to the “change of control” or (2) the executive officer’s base salary in effect at any time during the two years preceding the “change of control” (excluding any mandatory bonus);

•	during the year in which the “change of control” occurs, the executive officer will also be entitled to receive a bonus under the annual bonus plan at a level no less than the target amount;

•	if the executive officer is terminated without cause or terminates his employment for good reason following the “change of control,” the executive officer will be entitled to receive severance benefits until the later of (1) six months following termination or (2) the number of months remaining in the 12 month period following the “change of control,” and such severance shall be paid at the highest monthly rate calculated based on the amounts payable to the executive officer as provided in the two immediately preceding bullet points; and

•	the executive officer is not obligated to mitigate the amounts paid pursuant to the change in control and employment agreement.

“Pour-Over” and Irrevocable Trusts

      We have made commitments under various plans and agreements for supplemental pension benefits, deferred and executive compensation arrangements, and obligations arising in the event of a change in control, which we have not been required to fund on a current basis. In order to provide assurances that those commitments will be honored, we established three trusts with an independent trustee to provide additional security for these commitments in the event of a “change in control.” During 2002, we terminated one of the trusts and currently have two trusts remaining.

      Irrevocable Trust Agreement II provides additional assurances for benefits and payments due under the TRA Supplemental Benefit Retirement Plan, the agreements with our executive officers, certain deferred compensation agreements and our Supplemental Savings and Stock Ownership Plan. The Supplemental Savings and Stock Ownership Plan provides for cash payment of the amount by which certain participants’ benefits under the Incentive Savings and Stock Ownership Plan would exceed the Internal Revenue Code limitations applicable to that plan.

      The Oglebay Norton Company Assurance Trust provides additional assurances for benefits and payments for executives serving us after 2002 due under the Excess Benefit Retirement Plan, the officer agreements, certain deferred compensation agreements and the TRA Supplemental Benefit Retirement Plan. It also provides that, in the event of a threatened “change in control,” we will deposit in a pour-over trust, on an irrevocable basis, 125% of the aggregate unfunded obligations of the commitments. The trust becomes revocable if, after the threat, no “change in control” occurs. If a “change in control” does occur, the trust remains irrevocable.

      We have not contributed any significant assets to the two trusts. However, we retain the right to make discretionary contributions into the trusts at any time. Assets held in the trusts are subject at all times to the claims of our general creditors. If funds in the trusts are insufficient to pay amounts due under a plan or agreement, we remain obligated to pay those amounts. No employee has any right to assets in the trusts until, and to the extent, benefits are paid from the trusts. We intend to reinstate and continue these trusts after the effective date of the Plan.

Other Long-Term Incentive Plans

      1999 LTIP. We established the Oglebay Norton Company 1999 Long-Term Incentive Plan on October 3, 1998, which was approved by our shareholders at our 2000 Annual Meeting. The predecessor to the organization and compensation committee administered the 1999 LTIP and selected officers and other key employees to participate in the plan. Under the 1999 LTIP, participants were eligible to be granted stock options and cash incentive payment awards. Under outstanding stock option awards, a participant has a right to purchase a specified number of shares, during a specified period, and at a specified exercise price, all as determined by the predecessor to the organization and compensation committee. No further stock option awards may be made under the 1999 LTIP. Cash incentive payment awards were made for 2002. No further cash awards can be earned or paid. The 1999 LTIP was terminated by our board of directors in 2004 and all outstanding stock options issued under the 1999 LTIP will be cancelled pursuant to the Plan.

      Former LTIP. We established a long-term incentive plan on December 13, 1995, which was approved by our shareholders at our 1996 Annual Meeting. The predecessor to the organization and compensation committee administered the former LTIP and selected officers and other key employees to participate in the plan. Under the former LTIP, participants were eligible to be granted awards, as determined by the predecessor to the organization and compensation committee and, up to 1998, were eligible to defer a portion of their annual incentive awards. Rochelle F. Walk holds options granted under the former LTIP. No further awards may be made under the former LTIP. The former LTIP and all outstanding stock options issued under the former LTIP will be cancelled pursuant to the Plan.

RELATED PARTY TRANSACTIONS

      The following is a summary of other transactions since January 1, 2001 to which we were a party, in which any of our directors, executive officers, beneficial owners of more than 5% of any class of our voting securities, and certain family members of such persons have had an interest and in which the amount involved exceeded $60,000.

Chartered Aircraft

      We periodically need to charter a small aircraft for the purposes of traveling to and from our remote locations. Mr. Lundin, president and chief executive officer, and his wife are the shareholders of a company known as L.L. Aviation, LLC, which owns such an aircraft. We chartered the aircraft owned by L.L. Aviation, LLC during calendar years 2003, 2002 and 2001. We paid a total of $91,000 in 2003, $122,494 in 2002 and $104,266 in 2001 for such charters.

Michigan Limestone Operation

      In the second quarter of 2000, we acquired all of the partnership interests in Michigan Limestone Operations Limited Partnership from its prior owners for $53 million in cash at closing, and the assumption of about $8 million in debt, plus additional contingent payments subject to the achievement of performance parameters over several subsequent years. The purchase price for Michigan Limestone Operations Limited Partnership was arrived at through arms-length negotiations between the parties. On April 26, 2000, Mr. Lundin, one of the former owners of Michigan Limestone Operations Limited Partnership, became one of our executive officers. Mr. Lundin’s share of the Michigan Limestone Operations Limited Partnership purchase price paid at closing was about $9.8 million, of which he received about $4.9 million after paying loans and expenses related to the transaction. Additionally, as part of the transaction, Mr. Lundin is scheduled to receive a share of contingent payments to the extent earned through 2011. Under the terms of the interest purchase agreement, upon a change in control, including bankruptcy, the former owners of Michigan Limestone Operations Limited Partnership may have the right to accelerate the remaining payments.

      After the petition date, the creditors’ committee entered into negotiations with the holders of the MLO claims regarding possibly amending the interest purchase agreement. Mr. Lundin had no involvement with these negotiations. As a result of these negotiations, we anticipate that the interest purchase agreement will be amended prior to the effective date of the Plan, and as of the effective date of the Plan will be assumed (as amended) by Reorganized Oglebay. Specifically, pursuant to the amended interest purchase agreement, the parties have agreed to reduce significantly the aggregate annual amount of contingent payments and to extend the time period within which the contingent payments are to be made by four to six years. We anticipate that the amended interest purchase agreement will provide for maximum aggregate amounts of annual contingent payments in the period 2003 through 2016 as follows:

•	$625,000 for 2003;

•	$1.025 million for the period 2004-2006; and

•	$2.675 million for the period 2007-2016.

      In addition, we anticipate that the amended interest purchase agreement will provide that:

•	EBITDA payments will be determined based upon the consolidated EBITDA of Reorganized Oglebay and all of its subsidiaries rather than the aggregate EBITDA of the purchased quarries and/or the purchased operations, beginning with our 2004 fiscal year;

•	Reorganized Oglebay’s domestic subsidiaries will execute and deliver guaranty agreements as adequate assurance of future performance within the meaning of the Bankruptcy Code;

•	the holders of MLO claims shall waive any right, upon our assumption and assignment to Reorganized Oglebay of the amended interest purchase agreement, to any cure amounts or adequate assurance of future performance within the meaning of the Bankruptcy Code, other than as provided in the amended interest purchase agreement; and

•	the holders of MLO claims shall consent to any change in control resulting from our emergence from chapter 11 and shall waive any rights that they might have (or might have had) to demand accelerated contingent payments as a result of the commencement or pendency of our chapter 11 cases or our emergence from chapter 11.

      Mr. Lundin received payments totaling $568,000 in 2001, $571,000 in 2002 and $391,000 in 2003 as his 18.6% share of the contingent payments. On November 1, 2001, Mr. Lundin was promoted to the position of our president and chief operating officer, and on December 12, 2001, Mr. Lundin was elected to our board of directors. On December 4, 2002, Mr. Lundin was appointed as our chief executive officer.

Supplemental Retirement Benefit Plan of Mr. John N. Lauer

      We agreed to provide our former chairman of the board, Mr. John N. Lauer, a supplemental retirement benefit plan providing him retirement benefits that, when added to any benefits payable to him under the Pension Plan, will equal the benefits he would have been entitled to under the Pension Plan if:

•	his covered compensation throughout the period of his employment had included salary at the rate of $500,000 per year and an annual bonus equal to the higher of his actual bonus for the applicable year and $250,000;

•	he had been credited with ten years of service under the Pension Plan; and

•	there were no limits on the amount of covered compensation that could be taken into account in determining the benefit payable to him under the Pension Plan.

      If Mr. Lauer remained employed by us through January 1, 2004 and received maximum annual bonuses (i.e., $250,000), the aggregate retirement benefit payable to him under the Pension Plan and his supplemental plan will be the equivalent of an annual lifetime benefit of $112,500 per year. We currently intend to assume or reinstate Mr. Lauer’s supplemental retirement benefit plan under the Plan. Mr. Lauer will remain entitled to the same benefits other highly compensated employees are entitled to under the TRA Supplemental Benefit Retirement Plan and our Supplemental Savings and Stock Ownership Plan.

Employment Agreement with Mr. John N. Lauer

      Mr. Lauer served as our chief executive officer until December 4, 2002 and as our chairman of the board of directors until April 30, 2003. Mr. Lauer’s compensation arrangements during the tenure of his employment as one of our executive officers were governed by the employment agreement described below. In connection with Mr. Lauer’s resignation as chief executive officer in December 2002, Mr. Lauer and we executed an amendment to the employment agreement providing for a continued term of employment for Mr. Lauer with us until January 4, 2004 and as further described below.

      On December 17, 1997, we entered into an employment agreement with Mr. Lauer pursuant to which Mr. Lauer became our president, chief executive officer and a director effective January 1, 1998. The predecessor to the organization and compensation committee, the compensation, organization and governance committee, negotiated the terms of the agreement on our behalf. The compensation arrangements in the employment agreement tied Mr. Lauer’s compensation directly to our performance over the term of Mr. Lauer’s employment. In particular, his compensation was tied to the price of our common stock. We did not pay Mr. Lauer a salary during his tenure as chief executive officer with us. Instead, the primary elements of his compensation under the employment agreement were:

•	a grant of 25,744 shares of our restricted common stock;

•	a grant of a “performance option” to purchase an additional 380,174 shares of our common stock; and

•	an annual bonus of up to $200,000 per year based upon our performance during the year. For the calendar year 1999, the board of directors determined to increase the annual bonus cap to $250,000.

Under the Plan, Mr. Lauer’s employment agreement will be assumed as of the effective date of the Plan, but any shares of our common stock held pursuant to the employment agreement will be cancelled as of the effective date of the Plan.

      Restricted Stock. On January 19, 1998, we granted to Mr. Lauer 25,744 shares of our common stock. This grant was contingent upon Mr. Lauer’s personal investment of at least $1 million in shares of our common stock. As provided in the employment agreement, the number of restricted shares granted equaled the number of shares acquired by Mr. Lauer for his $1 million investment. Of the 25,744 restricted shares granted, 20% (5,148 shares) were fully vested and nonforfeitable on the grant date and another 20% (5,149) of the total number of restricted shares vested and became nonforfeitable on January 1 of each of 1999, 2000, 2001 and 2003. Under the Plan, all of our shares of common stock will be cancelled. Mr. Lauer, if a record holder of shares of our common stock as of the close of business on the warrant distribution record date, will receive a ratable share of the distributions of warrants to purchase the reorganized common stock under the Plan.

      Performance Option. As provided by the employment agreement, Mr. Lauer was granted, on December 17, 1997, an option to acquire up to 380,174 shares of our common stock at an exercise price of $38.00 per share. The 380,174 shares subject to this performance option equal 8% of the entire number of shares outstanding on January 1, 1998. The $38.00 per share exercise price is $6.00 above the closing per share sales price as reported on The NASDAQ National Market on December 16, 1997 (the last closing sales price available at the time the employment agreement was executed). Our shareholders approved this performance option at the 1998 Annual Meeting.

      In the normal course, this performance option became exercisable on January 1, 2001, the date after which Mr. Lauer had been employed by us for three full years. As provided by the employment agreement, because Mr. Lauer remained in our employ through January 1, 2003 (the term contemplated by the employment agreement) as a result of the 2002 amendment to his employment agreement described below, this performance option, to the extent not previously exercised by him, was to remain exercisable through June 30, 2005. Any part of this performance option not earlier exercised or terminated was to terminate at the close of business on June 30, 2005. Pursuant to the Plan, the performance option will be cancelled on the effective date of the Plan and Mr. Lauer will no longer be able to exercise any part of this performance option after such time. Additionally, all of our shares of common stock previously received by Mr. Lauer will be cancelled under the Plan, and Mr. Lauer, if a record holder of shares of our common stock as of the close of business on the warrant distribution record date, will receive a ratable share of the distributions of warrants to purchase the reorganized common stock.

      Amendments. On June 30, 2000, the employment agreement was amended to provide for excise tax benefits. In 2002, the employment agreement was amended again pursuant to which Mr. Lauer agreed to continue as chairman until December 31, 2003, at which time he was to retire from the board. The amendment provided Mr. Lauer with a one-time grant of 25,000 shares of our common stock. These shares were fully vested, but Mr. Lauer was restricted from selling them until his employment with us terminated. The amendment also provided that, for 2003, Mr. Lauer’s annual bonus was not to be subject to any special cap and was to be calculated as if Mr. Lauer had an annual base salary of $500,000. The amendment also modified the terms of Mr. Lauer’s supplemental retirement benefit plan as discussed above under “— Supplemental Retirement Benefit Plan of Mr. John N. Lauer.” Lastly, the amendment provided that Mr. Lauer will receive medical benefits under the medical plan maintained by us for retirees following his retirement.

      Mr. Lauer’s employment agreement will be assumed by Reorganized Oglebay under the Plan, but any shares of our restricted common stock and any performance or similar options to purchase shares of our common stock provided under Mr. Lauer’s employment agreement will be cancelled on the effective date of the Plan under the Plan.

Agreements With Former Officers

      In 1999, we entered into a separation agreement and release with Mr. R. Thomas Green, Jr., which provided for us to pay Mr. Green monthly installments of about $11,631 beginning September 1, 1999 until his death, at which time such payment will be reduced by 50% until the death of his spouse. Mr. Green’s agreement will be assumed or reinstated by Reorganized Oglebay under the Plan.

      In 2001, we entered into separate separation agreements and releases with Mr. Danny R. Shepherd, Mr. Stuart H. Theis and Mr. Jeffrey S. Gray. Mr. Shepherd’s separation agreement and release provided for us to pay Mr. Shepherd about $482,377 in 50 biweekly installments. Mr. Theis’ separation and retirement agreement and release provided for us to pay Mr. Theis about $274,038 in 38 biweekly installments beginning January 4, 2002 and ending June 6, 2003. Mr. Gray’s separation agreement and release provided for us to pay Mr. Gray about $304,151 in 46 biweekly installments and a one-time lump sum payment of $30,000. Each of these separation agreements will be assumed or reinstated by Reorganized Oglebay under the Plan.

      In 2002, we entered into a separation agreement and release with Mr. Kenneth P. Pavlich, our Vice President of Operations and Business Development, which provided for us to pay Mr. Pavlich $302,294 in biweekly payments beginning January 3, 2003 and ending December 31, 2004. Mr. Pavlich’s separation agreement will be assumed or reinstated by Reorganized Oglebay under the Plan.

      Regarding other separation or termination agreements that we entered into with a former employee whose employment terminated prior to February 23, 2004, such agreements will be assumed or reinstated by Reorganized Oglebay under the Plan.

Commitment Agreement

      As previously described, we entered into a commitment agreement with certain holders of our Senior Subordinated Notes (who currently hold an aggregate of $32.861 million in principal amount of Senior Subordinated Notes) and certain third party accredited investors. Under the terms of the commitment agreement, each of the holders of Senior Subordinated Notes party to the commitment agreement severally agreed to purchase its ratable share of an aggregate of 8,000,000 shares of the convertible preferred stock, and certain of such holders, along with certain third party accredited investors party to the commitment agreement, severally agreed to purchase specified amounts of shares of the convertible preferred stock that are not subscribed for in the rights offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement. On June 29, 2004, we entered into an amendment to the commitment agreement under which certain of the parties to the commitment agreement agreed to purchase an aggregate of 500,000 additional shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. The additional 500,000 shares will be allocated among such holders of Senior Subordinated Notes and these other third party accredited investors in proportion to their respective standby commitments under the commitment agreement in respect of the rights offering.

      One of the prospective directors of Reorganized Oglebay, Mr. Thomas O. Boucher Jr., is a holder of approximately $10,000 in principal amount of our Senior Subordinated Notes and is a party to the commitment agreement. Under the terms of the commitment agreement, Mr. Boucher has agreed to purchase his ratable share of the 8,000,000 shares of convertible preferred stock and a portion of the additional 500,000 shares of convertible preferred stock in proportion to his respective standby commitment under the commitment agreement. In consideration for his total commitment of $597,423, Mr. Boucher will receive a fee, paid in cash on the effective date of the Plan, of $29,631.

      Mr. Boucher is a member and the chair of the unsecured creditor’s committee. Mr. Boucher is also a general partner of Ingalls & Snyder Value Partners, L.P., a holder of approximately $8.700 million in principal amount of our Senior Subordinated Notes and a party to the commitment agreement. Under the terms of the commitment agreement, Ingalls & Snyder Value Partners, L.P. has agreed to purchase its ratable share of the 8,000,000 shares of convertible preferred stock and a portion of the additional 500,000 shares of convertible preferred stock in proportion to its respective standby commitment under the commitment agreement. In consideration for its total commitment of $20,988,418, Ingalls & Snyder Value Partners, L.P. will receive a fee, paid in cash on the effective date of the Plan, of $840,621.

      Mr. Boucher is also a managing director of Ingalls & Snyder LLC, a broker dealer and registered investment advisor of which certain parties to the commitment agreement are officers or clients.

DESCRIPTION OF CAPITAL STOCK AND WARRANTS OF REORGANIZED OGLEBAY

      The following description sets forth the general terms of Reorganized Oglebay capital stock and warrants. This description does not purport to be complete and is subject to and qualified in its entirety by reference to the second amended and restated articles of incorporation and the amended and restated code of regulations and the warrant agent agreement. We have filed the forms of the second amended and restated articles of incorporation, the amended and restated code of regulations and the warrant agent agreement as exhibits to the registration statement of which this prospectus is a part and reference is made to the respective documents for their complete provisions. See “Where You Can Find More Information” for information about how you can obtain copies of these documents.

General

      The second amended and restated articles of incorporation will provide that Reorganized Oglebay has authority to issue 90,000,000 shares of reorganized common stock. As of the effective date of the Plan, about 2,928,571 shares of reorganized common stock will be issued and outstanding, all of which will have been issued pursuant to the Plan. The second amended and restated articles of incorporation also will provide that Reorganized Oglebay has authority to issue 30,000,000 shares of preferred stock, $0.01 par value per share (“preferred stock”), in one or more series, with such rights and restrictions and with such additional provisions as the board of directors may determine, including, among other things, voting, dividend, redemption, sinking fund, liquidation and conversion rights, and additional restrictions. The convertible preferred stock constitutes a series of the preferred stock, and, as of the effective date of the Plan, 8,500,000 shares of convertible preferred stock will be issued and outstanding. See “Description of Series A Convertible Preferred Stock and Warrants — Description of the Convertible Preferred Stock.”

      Subject to the terms of the convertible preferred stock, Reorganized Oglebay’s board of directors has broad discretion with respect to the creation and issuance of preferred stock without shareholder approval. The rights, preferences and privileges of holders of the reorganized common stock may be adversely affected by the holders of shares of any other series of preferred stock that Reorganized Oglebay may designate and issue from time to time. Among other things, by authorizing the issuance of other shares of preferred stock with particular conversion, redemption, voting or other rights, the board of directors could adversely affect the voting power of the holders of the reorganized common stock and could discourage any attempt to effect a change in control of Reorganized Oglebay even if such a transaction would be beneficial to the interests of Reorganized Oglebay’s shareholders.

Reorganized Common Stock

      As of the effective date of the Plan, Reorganized Oglebay will be authorized to issue 90,000,000 shares of reorganized common stock of which:

•	2,928,571 shares will be distributed to holders of Senior Subordinated Note claims;

•	17,326,458 shares will be reserved for issuance upon conversion of the convertible preferred stock (which number consists of (1) 8,500,000 shares initially reserved for issuance upon conversion of the 8,500,000 shares of convertible preferred stock to be issued on the effective date of the Plan plus (2) additional shares reserved for issuance as a result of the accretion of dividends thereon through the fifth anniversary of the effective date of the Plan);

•	a number of shares equal to one-tenth of the number of shares of our common stock held by record holders on the warrant distribution record date (which number is currently expected to be up to an aggregate of 576,256 shares) will be reserved for issuance upon the exercise of warrants; and

•	1,328,049 shares will be reserved for issuance under the management stock plan.

The 2,928,571 shares of reorganized common stock and the 8,500,000 shares of convertible preferred stock to be issued and outstanding on the effective date of the Plan will represent approximately 25.6% and 74.4%, respectively, of the total voting power of and equity interests in Reorganized Oglebay (before giving effect to the issuance of the shares of reorganized common stock reserved for issuance as described above).

      In addition to the reorganized common stock to be issued pursuant to the Plan, Reorganized Oglebay also will be authorized to issue additional shares of reorganized common stock from time to time following the effective date of the Plan under the provisions of the second amended and restated articles of incorporation, the amended and restated code of regulations and applicable law. The holders of the reorganized common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except for the election of directors or as otherwise limited by the terms of the convertible preferred stock or any preferred stock issued after the effective date of the Plan. See “Description of Series A Convertible Preferred Stock and Warrants — Description of the Convertible Preferred Stock.”

      Subject to the terms of the convertible preferred stock or any preferred stock issued after the effective date of the Plan, holders of the reorganized common stock will be entitled to receive ratably such dividends as may be declared by Reorganized Oglebay’s board of directors out of funds legally available for payment of dividends. Reorganized Oglebay will be required, subject to restrictions described below, to pay dividends on the convertible preferred stock, but does not anticipate paying dividends on the reorganized common stock. See “Risk Factors — Reorganized Oglebay does not anticipate paying dividends on the reorganized common stock, and may be limited in its ability to pay dividends on the convertible preferred stock,” and “Dividend Policy.” In the event of a liquidation, dissolution or winding up of Reorganized Oglebay, holders of the reorganized common stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any issuances of preferred stock, including the convertible preferred stock. All of the outstanding shares of the reorganized common stock to be issued pursuant to the Plan, upon such issuance, will be validly issued, fully paid and nonassessable. Holders of the reorganized common stock will have no preemptive, subscription, redemption or conversion rights.

      Transfer Agent. The transfer agent for the reorganized common stock will be Wells Fargo Bank, N.A.

      Listing. Reorganized Oglebay intends to apply to list the reorganized common stock on The NASDAQ National Market as soon as practicable after the effective date of the Plan when Reorganized Oglebay meets the listing requirements. It is unlikely, however, that the reorganized common stock will qualify for listing at the time it is issued, and we cannot assure you that the reorganized common stock will ever be listed on The NASDAQ National Market. If Reorganized Oglebay is not able to list such securities on The NASDAQ National Market, it intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the reorganized common stock on the OTC Bulletin Board. Again, however, no assurance can be made that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist.

Convertible Preferred Stock

      See “Description of Series A Convertible Preferred Stock and Warrants — Description of the Convertible Preferred Stock.”

Warrants

      See “Description of Series A Convertible Preferred Stock and Warrants — Description of the Warrants.”

Ohio Control Share Statute

      Section 1701.831 of the Ohio Revised Code requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within ten days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of a majority of the voting power of the corporation in the election of directors represented at the meeting and a majority of the portion of the voting power of all shares entitle to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares” represented at the meeting. Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation as well as by certain others, including many holders commonly characterized as arbitrageurs. Section 1701.831 does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to that corporation. The second amended and restated articles of incorporation will contain a provision opting out of this statute.

Ohio Interested Shareholder Statute

      Chapter 1704 of the Ohio Revised Code prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:

•	the articles of incorporation expressly provide that the corporation is not subject to the statute (Reorganized Oglebay will make this election); or

•	the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.

      After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A “chapter 1704 transaction” includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An “interested shareholder” is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding. The second amended and restated articles of incorporation will contain a provision opting out of this statute.

Anti-Takeover Provisions Contained in the Second Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations

      The second amended and restated articles of incorporation and amended and restated code of regulations will contain provisions that could have the effect of delaying or making less likely to occur a change in control of Reorganized Oglebay:

      Special Meeting of Shareholders. The amended and restated code of regulations will provide that special meetings of shareholders may only be called by our president or chairman of the board, by the entire board of directors at a meeting, or by a majority of the entire board of directors pursuant to a formal resolution, or upon the written request of a shareholder holding at least 30% of all votes entitled to be cast on the matter to be considered at the special meeting.

      Shareholder Advance Notice Procedure. The amended and restated code of regulations will establish advance notice procedures for shareholders to submit nominations of candidates for election as directors or to present any other business for consideration at any of our annual or special shareholder meetings. With certain exceptions, these procedures will require shareholders to submit in writing any proposal for consideration at the meeting to the corporate secretary of Reorganized Oglebay not less than 60 nor more than 90 days before the date of the meeting. The notice must include the following information:

•	the name and address of the shareholder;

•	a representation that the shareholder is a holder of stock entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to make the proposal or nomination;

•	if applicable, a description of all arrangements or understandings between the shareholder and any other person(s) (naming the person(s)) pursuant to which the proposal is to be made by the shareholder; and

•	the number and class of all stock beneficiary owned by the shareholder and any material interest of the shareholder in the proposal (other than any interest solely as a shareholder).

      Amendment of Regulations. The amended and restated code of regulations may be adopted, amended or repealed at any meeting of the shareholders by the affirmative vote of a majority of the voting power of Reorganized Oglebay.

Other Provisions of the Second Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations

      Prohibition Against Issuance of Non-Voting Capital Stock. In accordance with Section 1123(a)(6) of the Bankruptcy Code, our second amended and restated articles of incorporation will prohibit the issuance of any shares of non-voting equity securities.

      Limitation of Liability. The second amended and restated articles of incorporation provide that Reorganized Oglebay will indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of Reorganized Oglebay. Reorganized Oglebay will pay, to the full extent then required by law, expenses, including attorney’s fees, judgments, fines and amounts paid in settlement incurred by a director in defending any such action, suit, or proceeding as they are incurred, in advance of the disposition thereof, upon receipt of any undertaking then required by law. Reorganized Oglebay may, in its discretion, indemnify any other person, or advance expenses to any other person, in the same manner and to the full extent then permitted by law.

The Jones Act

      Reorganized Oglebay will be subject to the Jones Act as long as it owns and operates its Great Lakes shipping business. The Jones Act requires that vessels engaged in coastwise trade to carry cargo between United States ports be registered under the laws of the United States and be owned and operated by United States citizens. Under the Jones Act, a corporation is not considered a United States citizen unless: (1) the corporation is organized under the laws of the United States or a state, territory or possession of the United States; (2) at least 75% of the ownership of voting interests with respect to its capital stock is held by United States citizens; (3) the corporation’s chief executive officer and chairman of the board are U.S. citizens; and (4) no more than a minority of the number of directors necessary to constitute a quorum for the transaction of business are non-United States citizens. To ensure that Reorganized Oglebay is determined to be a United States citizen as defined under these laws, Reorganized Oglebay’s second amended and restated articles of incorporation contain restrictions on the ownership of its capital stock by non-United States citizens and establishes mechanisms to maintain compliance with these laws.

DESCRIPTION OF INDEBTEDNESS OF REORGANIZED OGLEBAY

Confirmation Facility

      As of the effective date of the Plan, we, the agent under the confirmation facility and certain lenders will enter into the confirmation facility. We anticipate that the confirmation facility will consist of:

•	a senior secured revolving credit facility in an aggregate principal amount at any one time outstanding not to exceed $55 million (provided that, from March 1, 2005 through September 30, 2005, the amount available for borrowings under the revolving credit facility will increase to $65 million), with a $20 million sublimit for letter of credit accommodations and availability under which is subject to a borrowing base;

•	a senior secured term loan A in an outstanding principal amount of up to $105 million; and

•	a senior secured term loan B in an outstanding principal amount of up to $150 million, which will include amounts currently outstanding under the term loan A-1 of the second DIP facility and amounts currently outstanding under the term loan B of the second DIP facility.

      The pricing of the loans under the revolving credit facility and the term loan A is to be on the same terms as those of the second DIP facility as described herein under “Bankruptcy Process — Postpetition Liquidity.” Amounts outstanding under the term loan B will bear interest at either (1) the greater of 14.25% and the prime rate plus 9.75% for prime rate loans or (2) the greater of 12.25% and LIBOR plus 10.25% for LIBOR rate loans. See “Bankruptcy Process — Postpetition Liquidity.”

      The confirmation facility will mature five years after the effective date of the Plan and will include restrictive covenants, including requirements of minimum EBITDA, a limitation on capital expenditures and restrictions on the payment of dividends by Reorganized Oglebay, as well as other restrictions customary in facilities of this nature.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of Reorganized Common Stock and the Convertible Preferred Stock After The Offering

      No predictions can be made as to the effect, if any, that sales of additional shares of reorganized common stock or convertible preferred stock, or the perception that sales will be made, could have on the trading price of the reorganized common stock or the convertible preferred stock after the rights offering. The sale of a substantial amount of reorganized common stock or the convertible preferred stock in the public market could adversely affect the price of the reorganized common stock or the convertible preferred stock. See “Risk Factors — The large number of shares eligible for public sale after the effective date of the Plan could cause Reorganized Oglebay’s stock prices to decline and make it difficult for Reorganized Oglebay to sell equity securities.”

      As of the effective date of the Plan, we will have outstanding 2,928,571 shares of reorganized common stock and 8,500,000 shares of convertible preferred stock. All of the outstanding shares of convertible preferred stock issued pursuant to this registration statement will be freely transferable without restriction under the Securities Act, except for shares purchased by affiliates of Reorganized Oglebay, but Section 16 of the Exchange Act may apply. In addition, all of the shares of reorganized common stock issuable upon conversion of the convertible preferred stock that are issued pursuant to this registration statement will be freely tradeable without restriction under the Securities Act, except for shares purchased by affiliates of Reorganized Oglebay, but Section 16 may apply. Any person that is deemed an affiliate of Reorganized Oglebay with respect to the securities it owns may only sell such securities pursuant to an effective registration statement relating to such resales or pursuant to an available exemption under the Securities Act, including Rule 144 promulgated under the Securities Act as described below.

Warrants

      Pursuant to the terms of the Plan, record holders of our common stock with allowed interests under the Plan will receive warrants, exercisable for 30 days after the effective date of the Plan, to purchase an aggregate number of shares of reorganized common stock equal to one-tenth (1/10th) of the number of shares of our common stock held by record holders as of the close of business on the warrant distribution record date (which number is currently expected to be up to an aggregate of 576,256 shares) at an exercise price of $10 per share. All of these shares of reorganized common stock issued pursuant to this registration statement will be freely transferable without restriction under the Securities Act, except for shares purchased by affiliates of Reorganized Oglebay, and Section 16, if applicable. Any person that is deemed an affiliate of Reorganized Oglebay with respect to the securities it owns may only sell such securities pursuant to an effective registration statement relating to such resales or pursuant to an available exemption under the Securities Act, including Rule 144 promulgated under the Securities Act as described below.

Stock Options

      1,328,049 shares of reorganized common stock are reserved for issuance upon the exercise of options to be issued under the management stock plan. Reorganized Oglebay intends to file a registration statement under the Securities Act to register shares reserved for issuance under the management stock plan. Shares issued under this plan or upon exercise of outstanding options after the effective date of that registration statement, other than shares held by affiliates, which will be subject to certain limitations on resale under Rule 144, generally will be tradable without restriction under the Securities Act, subject to vesting restrictions, and Section 16, if applicable.

Rule 144

      In general, with respect to affiliates, under Rule 144 as currently in effect, a person is entitled to sell within any three-month period a number of shares that does not exceed the greater of either:

•	1% of the number of shares of reorganized common stock or convertible preferred stock, which will be about 29,286 shares and 85,000 shares, respectively, on the effective date of the Plan; or

•	the average weekly trading volume of the reorganized common stock or the convertible preferred stock on all national securities exchanges and/or as reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing date of a notice on Form 144 for the proposed sale.

      Sales under Rule 144 are also subject to holding periods, specific manner of sale limitations, notice requirements and the availability of current public information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The information presented below regarding anticipated beneficial ownership of Reorganized Oglebay’s reorganized common stock and convertible preferred stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. The information below also does not present the current beneficial ownership of our common stock. Under the SEC rules, beneficial ownership of shares of capital stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.

      The following tables set forth, as to each current director, each anticipated new director of Reorganized Oglebay, each executive officer named in the Summary Compensation Table above, each anticipated beneficial owner of 5% or more of the reorganized common stock or convertible preferred stock, all current directors and executive officers as a group and all anticipated directors and executive officers as a group (1) the number of shares of reorganized common stock and convertible preferred stock, and (2) the percent of such classes, beneficially owned as of the effective date of the Plan. As of the effective date of the Plan, there will be 2,928,571 shares of reorganized common stock outstanding.

      The first beneficial ownership table assumes that none of the subscription rights or the warrants will be exercised and, therefore, all of the 8,500,000 shares of convertible preferred stock will be issued to the parties to the commitment agreement. The second beneficial ownership table assumes that all subscription rights and warrants will be timely exercised in full and, therefore, the parties to the commitment agreement will purchase only the convertible preferred stock issuable to them under their basic commitments plus the additional 500,000 shares.

Beneficial Ownership Assuming Subscription Rights

and Warrants are Not Exercised

					Reorganized Common
			Convertible Preferred		Stock and Convertible
	Reorganized Common		Stock Beneficially		Preferred Stock
	Stock Beneficially Owned		Owned as of		Beneficially Owned
	as of the Effective		the Effective		as of the Effective
	Date of the Plan		Date of the Plan		Date of the Plan

		Percent		Percent		Percent
Name of Beneficial Owner(1)	Amount(2)	of Class	Amount	of Class	Amount	of Class(3)

Current Directors and Executive Officers

Malvin E. Bank	0	*	0	*	0	*
William G. Bares	0	*	0	*	0	*
James T. Bartlett	0	*	0	*	0	*
Albert C. Bersticker	0	*	0	*	0	*
Madeleine W. Ludlow	0	*	0	*	0	*
John P. O’Brien	0	*	0	*	0	*
William G. Pryor	0	*	0	*	0	*
Michael D. Lundin	0	*	0	*	0	*
Julie A. Boland	0	*	0	*	0	*
Sylvie A. Bon	0	*	0	*	0	*
Michael J. Minkel	0	*	0	*	0	*
Rochelle F. Walk	0	*	0	*	0	*
Current executive officers and directors as a group (12 persons)	0	*	0	*	0	*

					Reorganized Common
			Convertible Preferred		Stock and Convertible
	Reorganized Common		Stock Beneficially		Preferred Stock
	Stock Beneficially Owned		Owned as of		Beneficially Owned
	as of the Effective		the Effective		as of the Effective
	Date of the Plan		Date of the Plan		Date of the Plan

		Percent		Percent		Percent
Name of Beneficial Owner(1)	Amount(2)	of Class	Amount	of Class	Amount	of Class(3)

Current Beneficial Owners of 5% or More of Our Common Stock

Key Trust Company of Ohio, N.A., as Trustee	0	*	0	*	0	*
127 Public Square, Cleveland, Ohio 44114
Douglas N. Barr	0	*	0	*	0	*
1400 Fifth Third Center, 600 Superior NE, Cleveland, Ohio 44114-2652
Robert I. Gale, III	0	*	0	*	0	*
17301 St. Clair Avenue, Cleveland, Ohio 44110
William M. Weber	0	*	0	*	0	*
25800 Science Park Drive #150, Beachwood, Ohio 44122
Anticipated New Directors

DeLyle W. Bloomquist	0	*	0	*	0	*
Thomas O. Boucher Jr.(4)	293	*	59,742	*	60,035	*
Eugene I. Davis	0	*	0	*	0	*
Laurence V. Goddard	0	*	0	*	0	*
Robert H. Kanner	0	*	0	*	0	*
Michael D. Lundin	0	*	0	*	0	*
John P. O’Brien	0	*	0	*	0	*
Anticipated executive officers and directors of Reorganized Oglebay as a group (11 persons)	293	*	59,742	*	60,035	*
Anticipated Beneficial Owners of 5% or More of Reorganized Common Stock and/or Convertible Preferred Stock

Ingalls & Snyder Value Partners, L.P.	254,786	8.70%	2,098,842	24.69%	2,353,628	20.59%
61 Broadway New York, NY 10006

					Reorganized Common
			Convertible Preferred		Stock and Convertible
	Reorganized Common		Stock Beneficially		Preferred Stock
	Stock Beneficially Owned		Owned as of		Beneficially Owned
	as of the Effective		the Effective		as of the Effective
	Date of the Plan		Date of the Plan		Date of the Plan

		Percent		Percent		Percent
Name of Beneficial Owner(1)	Amount(2)	of Class	Amount	of Class	Amount	of Class(3)

Airlie Opportunity Master Fund Ltd.	139,107	4.75%	1,009,016	11.87%	1,148,123	10.05%
Ogier Fiduciary Service (Cayman) Ltd., Queensgate House, S. Church Street, Georgetown, Grand Cayman, Cayman Islands
J George Investments LLC	0	*	896,755	10.55%	896,755	7.85%
23811 Chagrin Blvd., #275 Beachwood, Ohio 44122
One Group HY Bond Fund	124,464	4.25%	648,753	7.63%	773,217	6.77%
Pacholder Associates 8044 Montgomery Road, Suite 555 Cincinnati, Ohio 45236
Fledgling Associates LLC	0	*	554,019	6.52%	554,019	4.85%
Ingalls & Snyder LLC 61 Broadway New York, NY 10006

*	Represents less than 1% of the outstanding convertible preferred stock or the outstanding reorganized common stock, as applicable.

(1)	Except as otherwise stated in the notes below, beneficial ownership of the shares held by each individual consists of sole voting and investment power, or of voting power and investment power that is shared with the spouse and/or a child of that individual.

(2)	Excludes the number of shares of reorganized common stock issuable upon conversion of the convertible preferred stock.

(3)	Percent of Class denotes the percentage of reorganized common stock based on the assumption of the conversion of all 8,500,000 shares of convertible preferred stock into 8,500,000 shares of reorganized common stock.

(4)	Does not include any shares beneficially owned by Ingalls & Snyder Value Partners, L.P., as to which Mr. Boucher disclaims beneficial ownership.

Beneficial Ownership Assuming Full Exercise

of Subscription Rights and Warrants

					Reorganized Common
			Convertible Preferred		Stock and Convertible
			Stock Beneficially		Preferred Stock
	Reorganized Common Stock		Owned as of the		Beneficially Owned as of
	Beneficially Owned as of the		Effective Date		the Effective
	Effective Date of the Plan		of the Plan		Date of the Plan

		Percent		Percent		Percent
Name of Beneficial Owner(1)	Amount(2)	of Class	Amount	of Class	Amount	of Class(3)

Current Directors and Executive Officers

Malvin E. Bank	11,067	*	0	*	11,067	*
William G. Bares	2,613	*	0	*	2,613	*
James T. Bartlett	5,832	*	0	*	5,832	*
Albert C. Bersticker	2,128	*	0	*	2,128	*
Madeleine W. Ludlow	2,736	*	0	*	2,736	*
John P. O’Brien	1,170	*	0	*	1,170	*
William G. Pryor	2,715	*	0	*	2,715	*
Michael D. Lundin	1,233	*	0	*	1,233	*
Julie A. Boland	50	*	0	*	50	*
Sylvie A. Bon	0	*	0	*	0	*
Michael J. Minkel	1,768	*	0	*	1,768	*
Rochelle F. Walk	126	*	0	*	126	*
Current executive officers and directors as a group (12 persons)	31,438	1.02%	0	*	31,438	*
Current Beneficial Owners of 5% or More of Our Common Stock

Key Trust Company of Ohio, N.A., as Trustee	35,179	1.00%	0	*	35,179	*
127 Public Square, Cleveland, Ohio 44114
Douglas N. Barr	28,904	*	0	*	28,904	*
1400 Fifth Third Center, 600 Superior NE, Cleveland, Ohio 44114-2652
Robert I. Gale, III	28,526	*	0	*	28,526	*
17301 St. Clair Avenue, Cleveland, Ohio 44110
William M. Weber	33,810	*	0	*	33,810	*
25800 Science Park Drive #150, Beachwood, Ohio 44122
Anticipated New Directors

DeLyle W. Bloomquist	0	*	0	*	0	*
Thomas O. Boucher Jr.(4)	293	*	5,922	*	6,215	*
Eugene I. Davis	0	*	0	*	0	*

					Reorganized Common
			Convertible Preferred		Stock and Convertible
			Stock Beneficially		Preferred Stock
	Reorganized Common Stock		Owned as of the		Beneficially Owned as of
	Beneficially Owned as of the		Effective Date		the Effective
	Effective Date of the Plan		of the Plan		Date of the Plan

		Percent		Percent		Percent
Name of Beneficial Owner(1)	Amount(2)	of Class	Amount	of Class	Amount	of Class(3)

Laurence V. Goddard	0	*	0	*	0	*
Robert H. Kanner	0	*	0	*	0	*
Michael D. Lundin	1,233	*	0	*	1,233	*
John P. O’Brien	1,170	*	0	*	1,170	*
Anticipated executive officers and directors of Reorganized Oglebay as a group (11 persons)	2,696	*	5,922	*	8,618	*
Anticipated Beneficial Owners of 5% or More of Reorganized Common Stock and/or Convertible Preferred Stock

Ingalls & Snyder Value Partners, L.P.	254,786	7.27%	817,895	9.62%	1,072,681	8.94%
61 Broadway New York, NY 10006
Airlie Opportunity Master Fund Ltd.	139,107	3.97%	434,656	5.11%	573,763	4.78%
Ogier Fiduciary Service (Cayman) Ltd., Queensgate House, S. Church Street, Georgetown, Grand Cayman, Cayman Islands

*	Represents less than 1% of the outstanding convertible preferred stock or the outstanding reorganized common stock, as applicable.

(1)	Except as otherwise stated in the notes below, beneficial ownership of the shares held by each individual consists of sole voting and investment power, or of voting power and investment power that is shared with the spouse and/or a child of that individual.

(2)	Excludes the number of reorganized common stock issuable upon conversion of the convertible preferred stock.

(3)	Percent of Class denotes the percentage of reorganized common stock based on the assumption of the conversion of all 8,500,000 shares of convertible preferred stock into 8,500,000 shares of reorganized common stock.

(4)	Does not include any shares beneficially owned by Ingalls & Snyder Value Partners, L.P., as to which Mr. Boucher disclaims beneficial ownership.

LEGAL MATTERS

      Jones Day, Cleveland, Ohio, will pass upon the validity of the issuance of the subscription rights, the warrants, the convertible preferred stock issuable on exercise of the subscription rights and the reorganized common stock issuable upon conversion of the convertible preferred stock being sold in the rights offering and upon exercise of the warrants.

EXPERTS

      The consolidated financial statements as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in this prospectus and the registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note A to the 2003 consolidated financial statements), appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC the registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. As used in this prospectus, the term “registration statement” includes all amendments, exhibits, annexes and schedules to it. As permitted by the rules and regulations of the SEC, this prospectus omits certain information, exhibits and undertakings contained in the registration statement. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, including the financial statements, notes and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

      You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this website.

      We are subject to the information requirements of the Exchange Act and, accordingly, file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the Public Reference Room. You can also request copies of these documents, at no cost, by writing to the SEC, or you can review these documents on the SEC’s website, as described above. You may also request a copy of our filings, at no cost, by writing or telephoning us at the following address:

Corporate Secretary

Oglebay Norton Company
North Point Tower
1001 Lakeside Avenue, 15th Floor
Cleveland, Ohio 44114
Telephone: (216) 861-3300

REPORT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Oglebay Norton Company

      We have audited the accompanying consolidated balance sheet of Oglebay Norton Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oglebay Norton Company and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note A to the financial statements, the Company has suffered recurring losses from operations, has not complied with certain loan covenants, and has filed voluntary petitions with its subsidiaries under Chapter 11 of the U.S. Bankruptcy Code. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

      As discussed in Note B to the consolidated financial statements, in 2003 the Company changed its method of accounting for asset retirement obligations and in 2002 the Company changed its method of accounting for goodwill.

ERNST & YOUNG LLP

Cleveland, Ohio

February 25, 2004

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31

	2003	2002	2001

	(In thousands, except per share
	amounts)
NET SALES AND OPERATING REVENUES	$404,229	$400,572	$404,211
COSTS AND EXPENSES
Cost of goods sold and operating expenses	315,244	294,647	300,972
Depreciation, depletion, amortization and accretion	37,777	33,665	32,801
Goodwill amortization	—	—	2,931
General, administrative and selling expenses	42,302	37,145	35,171
Provision for doubtful accounts	2,332	527	1,060
Provision for restructuring, asset impairments and early retirement programs	13,221	(37)	16,068

	410,876	365,947	389,003

OPERATING (LOSS) INCOME	(6,647)	34,625	15,208
(Loss) gain on disposition of assets	(3,686)	55	64
Interest expense	(53,843)	(43,595)	(40,084)
Other income (expense), net	2,032	(4,121)	(6,768)

LOSS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(62,144)	(13,036)	(31,580)
INCOME (BENEFIT) TAXES	(30,343)	(6,428)	(12,765)

LOSS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(31,801)	(6,608)	(18,815)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR ASSET RETIREMENT OBLIGATIONS (net of income tax benefit of $889)	(1,391)	—	—

NET LOSS	$(33,192)	$(6,608)	$(18,815)

PER SHARE AMOUNTS — BASIC AND ASSUMING DILUTION:
Loss before cumulative effect of accounting change	$(6.21)	$(1.32)	$(3.76)
Cumulative effect of accounting change for asset retirement obligations (net of income tax benefit of $0.18)	(0.27)	—	—

Net loss per share — basic and assuming dilution	$(6.48)	$(1.32)	$(3.76)

See notes to consolidated financial statements.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	December 31

	2003	2002

	(Dollars and shares in
	thousands, except per
	share amounts)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	$756
Accounts receivable (net of reserve for doubtful accounts of $5,842 in 2003 and $3,866 in 2002)	50,422	55,675
Inventories:
Raw materials and finished products	35,236	39,273
Operating supplies	12,795	14,746

	48,031	54,019
Deferred income taxes	3,901	3,951
Other current assets	10,915	8,915

TOTAL CURRENT ASSETS	113,269	123,316
PROPERTY AND EQUIPMENT
Land, land reclamation and improvements	41,111	36,738
Mineral reserves	153,362	156,069
Buildings and improvements	42,183	41,423
Machinery and equipment	509,984	498,191

	746,640	732,421
Less allowances for depreciation, depletion and amortization	332,447	295,163

	414,193	437,258
GOODWILL (net of accumulated amortization of $11,093 in 2003 and 2002)	73,877	73,044
PREPAID PENSION COSTS	35,319	37,695
OTHER ASSETS	12,036	16,154

TOTAL ASSETS	$648,694	$687,467

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of long-term debt	$420,350	$2,343
Accounts payable	26,070	24,799
Payrolls and other accrued compensation	4,857	9,374
Accrued expenses	14,906	16,356
Accrued interest expense	8,392	10,155
Income taxes payable	480	5,887

TOTAL CURRENT LIABILITIES	475,055	68,914
LONG-TERM DEBT, less current portion	1,490	393,005
POSTRETIREMENT BENEFITS OBLIGATION	50,049	47,808
OTHER LONG-TERM LIABILITIES	29,500	35,470
DEFERRED INCOME TAXES	4,596	26,769
STOCKHOLDERS’ EQUITY
Preferred stock, 5,000 shares authorized	—	—
Common stock, par value $1.00 per share — authorized 30,000; issued 7,253 shares	7,253	7,253
Additional capital	9,312	9,727
Retained earnings	106,075	139,267
Accumulated other comprehensive loss	(4,542)	(9,533)

	118,098	146,714
Treasury stock, at cost — 2,193 and 2,275 shares at respective dates	(30,094)	(31,213)

	88,004	115,501

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$648,694	$687,467

See notes to consolidated financial statements.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31

	2003	2002	2001

	(In thousands)
OPERATING ACTIVITIES
Net loss	$(33,192)	$(6,608)	$(18,815)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cumulative effect of accounting change for asset retirement obligations, net of taxes	1,391	—	—
Depreciation, depletion, amortization and accretion	37,777	33,665	32,801
Goodwill amortization	—	—	2,931
Deferred income taxes	(25,011)	(6,428)	(12,765)
Income tax refunds	3	7,855	218
Loss (gain) on disposition of assets	3,686	(55)	(64)
Restructuring, asset impairments and early retirement programs	12,034	(2,614)	15,565
Provision for doubtful accounts	2,332	527	1,060
Provision on note receivable	—	—	4,303
Decrease (increase) in prepaid pension costs	2,376	(1,244)	898
Decrease (increase) in accounts receivable	992	(9,780)	4,537
Decrease (increase) in inventories	7,509	(5,650)	(2,001)
(Decrease) increase in accounts payable	(244)	3,971	838
(Decrease) increase in payrolls and other accrued compensation	(4,516)	2,062	(2,575)
(Decrease) increase in accrued expenses	(279)	2,790	(1,714)
(Decrease) increase in accrued interest	(1,764)	(198)	494
Increase in postretirement benefits obligation	2,241	2,062	1,061
(Decrease) increase in income taxes payable	(5,407)	(168)	899
Other operating activities	772	(2,189)	(4,426)

NET CASH PROVIDED BY OPERATING ACTIVITIES	700	17,998	23,245
INVESTING ACTIVITIES
Capital expenditures	(19,165)	(20,016)	(26,875)
Acquisition of Erie Sand and Gravel Company	(6,831)	—	—
Proceeds from sale of Lawn and Garden business unit	6,871	—	—
Proceeds from the disposition of other assets	387	2,304	326

NET CASH USED FOR INVESTING ACTIVITIES	(18,738)	(17,712)	(26,549)
FINANCING ACTIVITIES
Repayments on debt	(157,114)	(247,902)	(184,435)
Additional debt	179,158	254,478	194,730
Financing costs	(4,762)	(8,413)	(1,734)
Payments of dividends	—	—	(2,983)

NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	17,282	(1,837)	5,578
Effect of exchange rate changes on cash		—	33

(Decrease) increase in cash and cash equivalents	(756)	(1,551)	2,307
CASH AND CASH EQUIVALENTS, JANUARY 1	756	2,307	—

CASH AND CASH EQUIVALENTS, DECEMBER 31	$—	$756	$2,307

See notes to condensed consolidated financial statements.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

	Other Comprehensive Income (Loss)

					Minimum	Foreign	Common	Total
	Common	Additional	Retained	Derivative	Pension	Currency	Stock in	Stockholders’
	Stock	Capital	Earnings	Instruments	Liability	Translation	Treasury	Equity

	(In thousands, except per share amounts)
Balance, January 1, 2001	$7,253	$9,521	$167,673	$—	$—	$(94)	$(31,353)	$153,000
Comprehensive income (loss):
Net loss			(18,815)					(18,815)
Derivative instruments:
Cumulative effect of change in accounting for derivatives, net of tax				(3,825)				(3,825)
Loss on derivatives, net of tax				(6,307)				(6,307)
Reclassification adjustments to earnings, net of tax				3,286				3,286
Foreign currency translation adjustment						33		33
Minimum pension liability adjustment, net of tax					(1,472)			(1,472)

Total comprehensive loss								(27,100)
Dividends, $0.60 per share			(2,983)					(2,983)
Stock plans		(61)					84	23

Balance, December 31, 2001	$7,253	$9,460	$145,875	$(6,846)	$(1,472)	$(61)	$(31,269)	$122,940
Comprehensive income (loss):
Net loss			(6,608)					(6,608)
Derivative instruments:
Loss on derivatives, net of tax				(4,326)				(4,326)
Reclassification adjustments to earnings, net of tax				6,122				6,122
Foreign currency translation adjustment						61		61
Minimum pension liability adjustment, net of tax					(3,011)			(3,011)

Total comprehensive loss								(7,762)
Stock plans		267					56	323

Balance, December 31, 2002	$7,253	$9,727	$139,267	$(5,050)	$(4,483)	$—	$(31,213)	$115,501
Comprehensive income (loss):
Net loss			(33,192)					(33,192)
Derivative instruments:
Gain on derivatives, net of tax				123				123
Reclassification adjustments to earnings, net of tax				4,158				4,158
Minimum pension liability adjustment, net of tax					710			710

Total comprehensive loss								(28,201)
Stock plans		(415)					1,119	704

Balance, December 31, 2003	$7,253	$9,312	$106,075	$(769)	$(3,773)	$—	$(30,094)	$88,004

See notes to consolidated financial statements.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

Note A —	Voluntary Petitions Under Chapter 11 of U.S. Bankruptcy Code and Current Events (Subsequent Events)

      On February 23, 2004, the Company and all of its wholly owned subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Company intends to continue operations without interruption and fulfill its commitments to its employees, retirees and customers during the reorganization process. The Company intends to seek emergence from Chapter 11 as rapidly as possible with a new, de-levered capital structure that will enable the Company to move forward on its strategic operating plan.

      Beginning in 1998, the Company incurred significant debt in connection with a series of acquisitions. These acquisitions, which transitioned the Company into a diversified industrial minerals company, also resulted in a highly-leveraged balance sheet. When the U.S. economy slipped into recession in 2001, the debt became an increasing financial burden. Over the past three years, the Company has been impacted particularly by the decline of the nation’s integrated steel industry, rising energy costs and adverse market conditions in certain segments of the commercial and residential building materials markets. Together, these factors resulted in decreased demand for limestone and mica from the Company’s quarries and for the services of its Great Lakes fleet. The continuing losses aggravated the already significant debt load. As of December 31, 2003, the Company had $421,840,000 in debt outstanding ($420,350,000 of debt in current liabilities) on 2003 net sales and operating revenues of $404,229,000.

      The Company, during 2003 and into 2004, has been engaged in discussions with its lenders, note holders, consultants and others to determine the best way to restructure its debt, while preserving the greatest value for all stakeholders. Ultimately, management of the Company concluded that it was not possible to adequately restructure the Company’s debt outside of court protection.

      In furtherance of the Company’s goal of emerging from Chapter 11 as expeditiously as possible, prior to the filing, the Company reached an agreement in principle, subject to certain conditions, with a majority of the holders of its $100,000,000 Senior Subordinated Notes (Sub-Notes) to exchange their notes for equity. The agreement also contemplates having certain of them make a new equity investment in the reorganized company. Additionally, prior to filing Chapter 11, the Company accepted a commitment for a new credit facility that, among other things, would retire its existing bank debt. A hearing to approve the payment of the commitment fee for the new facility is scheduled in the near future.

      On February 25, 2004, U.S. Bankruptcy Judge Joel B. Rosenthal of the United States Bankruptcy Court for the District of Delaware in Wilmington entered an order granting interim approval for the Company to utilize cash collateral and to borrow up to $40,000,000 from a $75,000,000 debtor-in-possession (DIP) credit facility. The Company obtained the DIP facility from a syndicate that includes various members of its pre-petition bank group.

      The judge’s order provides the Company access to the liquidity necessary to continue operations without disruption and meet its obligations to its suppliers, customers and employees during the Chapter 11 reorganization process. A final hearing on approval of the $75,000,000 DIP facility is scheduled in the near future.

      On February 24, 2004, the Bankruptcy Court also entered a variety of orders designed to afford the Company a smooth transition into Chapter 11 and permit the Company to continue operating on a normal basis post-petition. Among others, the Court entered orders authorizing the Company to continue its consolidated cash management system, pay employees their accrued pre-petition wages and salaries, honor the Company’s obligations to its customers and pay some or all of the pre-petition claims of certain vendors that are critical to the continued operations of the Company, subject to certain restrictions. The

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

relief granted in these orders has facilitated the Company’s transition into Chapter 11 and has allowed the Company to continue its operations uninterrupted.

      While the Company is in Chapter 11, investments in its securities will be highly speculative. Shares of the Company’s common stock have little or no value and will likely be canceled. Additionally, the Company’s shares were delisted from trading on the NASDAQ National Market effective at the opening of business on March 3, 2004. The Company’s shares continue to trade as an Other OTC issue under the symbol OGLEQ.

      Notwithstanding the progress made to date by the Company toward achieving its restructuring goals, at this time the ability of the Company to complete a financial restructuring is uncertain and subject to substantial risk. Furthermore, the form and timing of any financial restructuring is uncertain. There can be no assurance that the Company will be successful in achieving its goals, or that any measures that are achievable will result in sufficient improvement to the Company’s financial position. Accordingly, until the time that the Company emerges from bankruptcy and a sufficient financial restructuring is completed, there will be substantial doubt about the Company’s ability to continue as a going concern. In the event that a financial restructuring is not completed, the Company could be forced to sell a significant portion of its assets to retire debt outstanding or, under certain circumstances, to cease operations.

      The Company intends to continue to pursue the strategic operating plan it put in place over the last two years but has been unable to execute fully due to the financial issues it has faced. The strategic operating plan is based on the core competencies of the Company of extracting, processing and providing minerals. The Company plans to expand its current markets and develop new markets for its limestone and limestone fillers, while maximizing the profitability of its sand, lime and marine segments.

      As previously disclosed, management had been in discussions to sell its mica and lime operations. Management remains in active discussions to sell the Company’s mica operations, however, the Company has chosen to cease its efforts to sell its lime operations, as nearly all of the potential new equity investors and new lenders have indicated that they want the Company to retain the lime business.

Note B — Accounting Policies

      Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany transactions and accounts have been eliminated upon consolidation.

      Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are stated at cost which approximates market value.

      Accounts Receivable: The Company is required to estimate the collectability of its accounts receivable. The Company’s reserve for doubtful accounts is estimated by management based on a review of historic losses, existing economic conditions and the level and age of receivables from specific customers. The Company has increased its reserve for doubtful accounts in recent periods and if the financial condition of the Company’s customers were to deteriorate, additional reserves may be required.

      Inventories: Raw material and operating supplies inventories are stated at the lower of cost (first-in, first-out method) or market. Work-in-process and finished goods inventories are stated at the lower of average cost or market. Average cost is determined by a rolling twelve-month average of production data. Additionally, the Company has a valuation reserve for work-in-process and finished goods inventories, for amounts that are in excess of one year of sales.

      Property and Equipment: Property and equipment are stated at cost. The Company provides depreciation on buildings and improvements and machinery and equipment using the straight-line method

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

over the assets’ estimated useful lives. In general, useful lives range from 2 to 5 years for computer equipment and software, 5 to 20 years for plant machinery and equipment, 20 to 40 years for buildings and improvements, and up to 60 years for the Company’s marine vessels. Expenditures for repairs and maintenance are charged to operations as incurred. Vessel inspection costs are capitalized and amortized over the shipping seasons between required inspections. Mineral reserves and mining costs associated with the removal of waste rock in the mining process are recorded at cost and are depleted or amortized on a units of production method based upon recoverable reserves.

      Intangible Assets: Intangible assets consist primarily of goodwill and financing costs. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), which the Company adopted at January 1, 2002, the Company reviews goodwill for impairment at least annually using a two-step impairment test to first identify potential impairment and then to measure the amount of the impairment, if any. In 2003 and 2002, these tests indicated that goodwill was not impaired. In 2001, impairment charges related to goodwill resulting from the Company’s 2001 restructuring program (see Note D) totaled $2,245,000.

      Under SFAS No. 142, goodwill amortization was discontinued at January 1, 2002. Prior to the adoption of SFAS No. 142, goodwill was amortized using the straight-line method over the periods of expected benefit, which ranged from 15 to 40 years. The following table adjusts reported net loss for the year ended December 31, 2001 and the related diluted per share amount to exclude goodwill amortization (in thousands, except per share amounts):

2001

Net loss, as reported	$(18,815)
Goodwill amortization, net of taxes	1,905

Net loss, as adjusted	$(16,910)

Net loss per share, as reported — assuming dilution	$(3.76)
Goodwill amortization, net of taxes	0.38

Net loss, as adjusted — assuming dilution	$(3.38)

      In 2003, additions to goodwill from acquisitions totaled $4,149,000, while deletions to goodwill from dispositions totaled $3,316,000.

      Financing costs are amortized using the straight-line method over the respective periods of the loan agreements, which range from ten months to 10 years.

      Impairment of Tangible Long-Lived Assets: If an impairment indicator exists, the Company assesses the recoverability of its long-lived, tangible assets by determining whether the amortization of the remaining balance of an asset over its remaining useful life can be recovered through undiscounted future operating cash flows. If impairment exists, the amount of impairment is calculated using a discounted cash flow analysis and the carrying amount of the related asset is reduced to fair value. See Note D for impairment charges recognized by the Company in 2003, 2002 and 2001.

      Foreign Currency Translation: The financial statements of the Company’s former subsidiaries outside the United States were measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries were translated at the rates of exchange at the balance sheet dates. Income and expense items were translated at average monthly rates of exchange. Translation adjustments are included in accumulated other comprehensive income (loss), as a separate component of stockholders’ equity. The Company has no subsidiaries domiciled outside the United States.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Derivative Instruments: The Company recognizes all of its derivative instruments as either assets or liabilities in the consolidated balance sheet at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, the Company designates the hedging instrument, based upon the exposure being hedged, as a fair value hedge or a cash flow hedge. For derivative instruments that are designated and qualify as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period or periods during which the hedged transaction affects earnings (for example, in interest expense when the hedged transactions are interest cash flows associated with variable rate debt). The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in other income (expense) — net in operations during the period of change. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in other income (expense) — net in operations during the period of change. Refer to Note G for further discussion on the Company’s use of derivative instruments.

      Asset Retirement Obligations: The Company adopted Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations,” at January 1, 2003. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. Over time, the liability is recorded at its present value each period through accretion expense, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, a company either settles the obligation for its recorded amount or recognizes a gain or loss.

      The Company is legally required by various state and local regulations and/or contractual agreements to reclaim land disturbed by its quarrying activities and to remove buildings, land improvements and fixed equipment from certain properties. Upon adoption of SFAS No. 143 at January 1, 2003, the Company recorded asset retirement obligations totaling $5,854,000, increased net property and equipment by $3,574,000 and recognized a non-cash cumulative effect charge of $1,391,000 (net of income tax benefit of $889,000). Asset retirement obligations are included in other long-term liabilities on the Consolidated Balance Sheet.

      Asset retirement obligations were estimated for each of the Company’s operating locations, where applicable, based on the Company’s current and historical experience, adjusted for factors that an outside third-party would consider, such as inflation, overhead and profit. Estimated obligations were escalated based upon the anticipated timing of the related cash flows and the expected closure dates of the operating locations using an assumed inflation rate, and then were discounted using a credit-adjusted, risk-free interest rate. The expected closure date of each location represents the estimated exhaustion date of remaining mineral reserves or, for leased locations, the lesser of the mineral reserve exhaustion date or lease termination date. Because the Company’s mineral reserves and lease agreements have expected lives many years into the future, an appropriate market risk premium could not be estimated or considered when escalating the estimated obligations. The accretion of the asset retirement obligations and depreciation of the capitalized costs, which are included in depreciation, depletion, amortization and accretion on the Consolidated Statement of Operations, are being recognized over the estimated useful

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

lives of the operating locations (i.e., to their expected closure dates). A movement of the Company’s asset retirement obligations during the year ended December 31, 2003 follows (in thousands):

2003

Asset retirement obligations upon adoption at January 1, 2003	$5,854
Accretion expense	481
Provisions and adjustments to prior reserves and actual expenditures, net	444

Balance at December 31, 2003	$6,779

      Pro forma effects on 2002 and 2001, assuming that SFAS No. 143 had been applied, were not material to reported net loss and net loss per share, assuming dilution.

      Contingent Payments: The purchase price of the Company’s Michigan Limestone operation, which was acquired by the Company in the second quarter of 2000, includes contingent payments subject to achieving certain operating performance parameters through 2011. The Company accrued contingent payments of $2,100,000, $3,072,000 and $3,050,000 at December 31, 2003, 2002 and 2001, respectively, representing additional purchase price and an increase to recorded mineral reserves. The $2,100,000 accrued contingent payment at December 31, 2003 has not been paid. The remaining contingent payments can be as high as $24,000,000 in total, with a maximum payment of $4,000,000 in any one year. Contingent payments will be recorded as additional mineral reserves up to the appraised value of the reserves, and thereafter to goodwill. Under the terms of the purchase agreement, upon a change in control, including bankruptcy, the former owners may have the right to accelerate the remaining payments. The amount and timing of these payments are presently in negotiation and remain uncertain.

      The Company’s President and Chief Executive Officer, Michael D. Lundin, was one of the former owners of Michigan Limestone. Mr. Lundin receives an 18.6% share of contingent payments, which totaled $391,000, $571,000 and $568,000 in 2003, 2002 and 2001, respectively. Mr. Lundin was not an executive officer of the Company prior to the Michigan Limestone acquisition.

      Stock Compensation: The Company accounts for stock-based compensation using the intrinsic value method of accounting in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. The table below summarizes stock compensation cost included in the determination of net loss using the intrinsic value method and the impact on net loss and net loss per share, assuming dilution, had the Company accounted for stock-based compensation using the alternative fair value method of accounting (in thousands, except per share amounts, see Note I):

	2003	2002	2001

Stock compensation cost included in the determination of net loss, as reported — net of taxes	$296	$369	$213

Net loss, as reported	$(33,192)	$(6,608)	$(18,815)
Estimated fair value of stock compensation cost, net of taxes	(515)	(731)	(567)

Net loss, as adjusted	$(33,707)	$(7,339)	$(19,382)

Net loss per share, as reported — assuming dilution	$(6.48)	$(1.32)	$(3.76)

Net loss, as adjusted — assuming dilution	$(6.58)	$(1.46)	$(3.88)

      Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

      Revenue Recognition: Sales are generally recognized when products are shipped and title transfers to customers. Operating revenues are recognized as services are provided to customers. For Great Lakes shipments in process at year-end, the Company recognizes revenue pro-ratably based upon the number of sailing days per voyage. Total net sales and operating revenues include external freight billed to customers with the related costs included in cost of sales.

      Pooling Arrangement: During the first quarter of 2002, the Company’s Great Lakes Minerals segment agreed to pool its fleet operations with the fleet operations of American Steamship Company, a wholly owned subsidiary of GATX Corporation. The multi-year agreement provides for the coordination of dispatch and other fleet operations but does not involve the transfer of any assets. Each party to the pooling agreement records operating revenues and operating expenses related to the operation of their fleet vessels. Operating income is allocated between the Company and American Steamship Company in accordance with the sharing provisions outlined in the pooling agreement (including capacity considerations, volume and type of contracts, etc.) The allocation of operating income is determined periodically by a joint board.

      Income Taxes: The Company utilizes certain tax preference deductions afforded by law to mining companies. Although the amount of these deductions is materially consistent from year to year, these permanent book/tax differences can cause significant fluctuations in the Company’s effective tax rate based upon the level of pre-tax book income or loss.

      Reclassifications: Certain amounts in prior years have been reclassified to conform to the 2003 consolidated financial statement presentation.

Note C — Acquisitions and Dispositions

      On October 27, 2003, as part of its ongoing business restructuring, the Company sold the Lawn and Garden business unit of its Global Stone operating segment to Oldcastle Retail, Inc. (Oldcastle). The sales price was $10,000,000 of value subject to working capital adjustments. Based upon those working capital adjustments, the Company received $6,871,000 in cash at closing. The net book value of the Lawn and Garden business unit at the closing date, including an allocation of the Global Stone segment’s goodwill of $3,316,000, was $10,057,000. The Company recognized a loss on disposition of assets of $3,692,000 during the fourth quarter of 2003.

      In conjunction with the sale of the Lawn and Garden business unit, the Company entered into a long-term supply agreement with Oldcastle dated October 27, 2003, pursuant to which the Company will provide certain raw materials at market price to Oldcastle for an initial term of ten years beginning on the closing date of the agreement, with a renewal option for an additional ten-year period.

      The Company and Oldcastle also entered into a lease and operation of equipment agreement dated October 27, 2003, whereby certain areas of the Company’s York, Pennsylvania, operations previously dedicated to Lawn and Garden operations are being leased at market rates to Oldcastle through December 31, 2005.

      In early January 2003, the Company acquired all of the outstanding common shares and other ownership interests in a group of companies together known as Erie Sand and Gravel Company (Erie Sand and Gravel) for $6,831,000 in cash and $4,069,000 in assumed debt, which was refinanced at closing. The acquisition included fixed assets of $5,446,000 and goodwill of $4,149,000. Erie Sand and Gravel operates a dock, a bulk products terminal, a Great Lakes self-unloading vessel, a sand dredging and processing operation, a ready-mix concrete mixing facility and a trucking company that distribute

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

construction sand and aggregates in the northwest Pennsylvania/western New York region. The net assets and results of operations of Erie Sand and Gravel are included within the Company’s Great Lakes Minerals segment.

      The Erie Sand and Gravel acquisition was accounted for under the purchase method of accounting. The purchase price has been allocated based on estimated fair values at the date of acquisition. Since the acquisition took place at the beginning of 2003, pro forma effects were not material to reported net loss and net loss per share, basic and assuming dilution.

Subsequent Events

      In separate transactions during January 2004, the Company sold two assets of its Erie Sand and Gravel operations (the Redi-Mix business unit and the vessel M/ V Richard Reiss) to E.E. Austin & Son, Inc. and Grand River Navigation Company, Inc., respectively. The Redi-Mix business unit was comprised of Serv-All Concrete, Inc. and S&J Trucking, Inc. These assets were not considered integral to the long-term strategic direction of the Company. Proceeds from the sales were $1,225,000 for Redi-Mix and $1,800,000 for the vessel. No gain or loss on sale was recognized by the Company.

      In conjunction with the sale of the Redi-Mix business unit, the Company entered into a long-term supply agreement with E.E. Austin & Son, Inc. dated January 21, 2004, pursuant to which the Company will provide certain aggregates at market prices to E.E. Austin & Son, Inc. for an initial term of fifteen years beginning on the closing date of the agreement. Additionally, the Company and E.E. Austin & Son, Inc. entered into a sublease agreement dated January 21, 2004, whereby E.E. Austin & Son, Inc. is subleasing property from the Company previously dedicated to the operation of the Redi-Mix business unit. The initial term of the sublease agreement commenced in January 2004 and extends to December 31, 2019. The agreement is renewable in five-year increments thereafter, upon agreement by both parties.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note D —	Restructuring, Asset Impairments and Voluntary Early Retirement

      The following summarizes the provision for restructuring, asset impairments and early retirement programs and the remaining reserve balance at December 31, 2003 (in thousands):

	Employee
	Retirement &	Asset
	Severance	Impairment	Other
	Benefits	Charges	Exit Costs	Total

2001 charge	$7,261	$6,434	$2,373	$16,068
Amounts utilized	(4,288)	(6,434)		(10,722)
Actual expenditures	(410)		(93)	(503)

Remaining reserve at December 31, 2001	$2,563	$—	$2,280	$4,843
2002 charge		1,154		1,154
Amounts utilized		(1,154)		(1,154)
Actual expenditures	(1,500)		(1,077)	(2,577)
Provisions and adjustments to prior reserves, net	(298)		66	(232)

Remaining reserve at December 31, 2002	$765	$—	$1,269	$2,034
2003 charge		13,272		13,272
Amounts utilized		(13,272)		(13,272)
Actual expenditures	(759)		(428)	(1,187)
Provisions and adjustments to prior reserves, net	36		(87)	(51)

Remaining reserve at December 31, 2003	$42	$—	$754	$796

      During the second quarter of 2003, the Company recorded a $13,114,000 pretax asset impairment charge (or $1.57 per share, assuming dilution) to reduce the net book value of the Performance Minerals segment’s Specialty Minerals operation to its estimated fair value, as determined by management based on a third-party appraisal. The charge reduced the carrying value of the operation’s land, depreciable fixed assets and mineral reserves by $2,610,000, $2,334,000 and $8,170,000, respectively. Fair values were estimated using a discounted cash flow valuation technique incorporating a discount rate commensurate with the risks involved for each group of assets. The remaining 2003 impairment charges of $158,000 were recorded in the fourth quarter to reduce the carrying value of certain idled equipment of the Global Stone segment.

      During the fourth quarter of 2002, the Company recorded a $1,154,000 pretax asset impairment charge (or $0.14 per share, assuming dilution) to reduce the carrying value of certain idled fixed assets of the Performance Minerals and Global Stone segments to their estimated fair values based on expected future cash flows (essentially zero). The impaired assets primarily represent machinery, equipment and land improvements that are currently idle and whose future operation is not integral to the long-term strategic direction of the Company.

      During 2002, the Company sold non-strategic mineral processing operations closed in conjunction with the 2001 restructuring with the excess of cash proceeds over carrying value of $959,000 (or $0.12 per share net loss, assuming dilution) being included in the provision for restructuring, asset impairments and early retirement programs in the Consolidated Statement of Operations.

      The Company recorded a $4,123,000 pretax charge (or $0.51 per share, assuming dilution) in the first quarter of 2001 related to a voluntary early retirement program and the consolidation of its Performance Minerals’ Ohio-based operations. A total of 23 salaried employees and one hourly employee accepted the voluntary early retirement program. This represented 6% of the total salaried personnel in the Company at

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that time. The consolidation of the Ohio-based Performance Minerals’ operations resulted in the termination of 19 employees, none of whom are still employed by the Company. The total charge included a non-cash incremental charge of $3,726,000 related to pension and postretirement benefits of employees accepting the early retirement program.

      The Company recorded a $11,945,000 pretax charge (or $1.46 per share, assuming dilution) in the fourth quarter of 2001 related to the closure of two subsidiary headquarter offices, the closure of three non-strategic mineral processing operations in the Performance Minerals segment, the write-down of certain non-strategic mineral reserve assets and the implementation of an additional voluntary early retirement program.

      The closure of the two subsidiary headquarter offices re-organized operational management to a flatter structure, enabling more integration across business units as well as reducing head count and related expenses. A total of 18 salaried employees were terminated in these offices during 2001, none of whom are still employed by the Company.

      The closure of three non-strategic mineral processing operations in the Performance Minerals segment resulted in exit costs, asset impairment charges and benefits accrued for the 33 employees who were terminated from these operations, none of whom are still employed by the Company. Exit costs were primarily related to lease obligations for mineral royalties, reclamation and equipment rentals for these three operations. The asset impairment charge was related to goodwill ($2,245,000) and fixed assets. Fixed assets, representing primarily machinery, equipment and buildings, were written-down to the fair value less cost to sell as determined primarily by market offers. The three mineral processing operations had combined revenues of $3,961,000 and combined operating losses of $116,000 in 2001.

      A total of three salaried employees accepted the 2001 fourth quarter voluntary early retirement program, less than 1% of the total salaried personnel in the Company.

Note E — Net Loss Per Share

      The calculation of net loss per share — basic and assuming dilution follows (in thousands, except per share amounts):

	2003	2002	2001

Average numbers of shares outstanding:
Average number of shares outstanding — basic	5,125	5,025	4,998
Dilutive effect of stock plans	-0-	-0-	-0-

Average number of shares outstanding — assuming dilution	5,125	5,025	4,998

Net loss per share — basic and assuming dilution:
Loss before cumulative effect of accounting change	$(31,801)	$(6,608)	$(18,815)
Cumulative effect of accounting change for asset retirement obligations, net of income taxes	(1,391)	-0-	-0-

Net loss	$(33,192)	$(6,608)	$(18,815)

Loss before cumulative effect of accounting change	$(6.21)	$(1.32)	$(3.76)
Cumulative effect of accounting change for asset retirement obligations, net of income taxes	(0.27)	-0-	-0-

Net loss per share — basic and assuming dilution	$(6.48)	$(1.32)	$(3.76)

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For the year ended December 31, 2002 and 2001, 313 and 14,871 common shares, respectively, that were issuable under stock compensation plans and could dilute earnings per share in the future were not included in earnings per share because to do so would have been anti-dilutive.

Note F — Income Taxes

      Total income taxes differ from the tax computed by applying the U.S. federal corporate income tax statutory rate for the following reasons (in thousands):

	2003	2002	2001

Loss before income taxes	$(62,144)	$(13,036)	$(31,580)

Income taxes (benefit) at statutory rate	$(21,750)	$(4,563)	$(11,053)
Tax differences due to:
Percentage depletion	(2,786)	(2,503)	(2,525)
State income taxes	(476)	528	22
Goodwill amortization	-0-	-0-	698
Favorable IRS settlement	(5,332)	-0-	-0-
Other	-1-	110	93

Total income taxes (benefit)	$(30,343)	$(6,428)	$(12,765)

      At December 31, 2003, the Company has net operating loss carry forwards for tax purposes of $157,821,000, which expire in 2020, 2021, 2022 and 2023.

      During calendar year 2003, the Company experienced a favorable conclusion to the audit of its federal income tax returns. This favorable settlement of $5,332,000 has been included in the results for 2003 as a current income tax benefit.

      The Company received income tax refunds of $3,000, $7,855,000, and $218,000 in 2003, 2002 and 2001, respectively. The Company made income tax payments of $78,000, $28,000 and $229,000 in 2003, 2002, and 2001, respectively.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

	December 31

	2003	2002

Deferred tax liabilities:
Tax over book depreciation, depletion, amortization and accretion	$72,363	$71,736
Pension benefits	14,215	15,118
Other	10,863	9,391

Total deferred tax liabilities	97,441	96,245
Deferred tax assets:
Postretirement benefits	16,817	15,636
Coal Act liability	2,581	2,561
Alternative minimum tax credit carry-forward	4,810	4,810
Net operating loss carry-forward	55,190	33,332
Restructuring, asset impairments and early retirement programs	5,408	985
Interest rate hedge contracts	381	3,116
Minimum pension liability adjustments	2,412	2,866
Other	9,147	10,121

Total deferred tax assets	96,746	73,427

Net deferred tax liabilities	$695	$22,818

Note G — Long-Term Debt and Other Financial Instruments

      A summary of the Company’s long-term debt is as follows (in thousands):

	December

	2003	2002

Syndicated Term Loan	$114,660	$118,000
Senior Credit Facility	110,815	82,995
Senior Secured Notes	79,781	75,688
Senior Subordinated Notes	100,000	100,000
Vessel Term Loan	14,239	15,813
Notes and Bonds payable and capital leases	2,345	2,852

	421,840	395,348
Less current portion	420,350	2,343

	$1,490	$393,005

      The Company is party to Syndicated Term Loan, Senior Credit Facility, Vessel Term Loan and Senior Secured Notes Agreements (the Agreements) with its syndicated banking group and senior secured note holders. Under the Agreements, the Company is required to comply with various financial-based covenants. At times during the second and third quarters of 2003, the Company was not in compliance with covenants that require the Company to maintain a minimum level of earnings before interest, taxes,

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

depreciation and amortization (EBITDA), a maximum level of total debt and senior debt to EBITDA, a minimum cash flow coverage ratio, a minimum level of net worth (except for the Senior Secured Notes, with which the Company remained in compliance), and a minimum interest coverage ratio.

      In anticipation of this non-compliance, the Company obtained waivers from its syndicated banking group and senior secured note holders. These waivers expired on August 15, 2003, while negotiations for amendments (the Amendments — see discussion below) to the Agreements were still ongoing. Furthermore, as announced on August 1, 2003, the Company chose to defer the interest payment due August 1, 2003 on its $100,000,000 Senior Subordinated Notes (the Sub-Notes), pending the outcome of the Amendment negotiations. As a result of the deferral of the interest payment on the Sub-Notes, the Company’s ability to draw on its credit availability was at the discretion of its syndicated banking group until such time that the Amendments were completed. Since the Company did not make the interest payment on the Sub-Notes prior to the expiration of the 30-day grace period ended August 31, 2003 allowed under the Sub-Notes indenture agreement, the Company was also in default of the Sub-Notes at that time.

      On September 11, 2003, the Company entered into amendments with its syndicated banking group and senior secured note holders. The Amendments restored the Company’s ability to draw on its Senior Credit Facility to fund operations and to make the interest payment due August 1, 2003 on the Sub-Notes (which payment was made on September 29, 2003), provided for less-restrictive quarterly covenant requirements going forward, and removed the requirement for the Company to maintain interest rate protection on at least 50% of the Syndicated Term Loan and Senior Credit Facility. The Amendments required the Company to repay at least $100,000,000 of debt from the proceeds of permitted asset sales by February 25, 2004, increased the applicable margin charged on the Company’s LIBOR-based interest rate by 150 basis points, required monthly settlement of LIBOR-based interest (as opposed to quarterly settlement), and established a dominion of funds arrangement, whereby the daily cash receipts of the Company are collected by its banking group into a centralized bank account and are used to service the outstanding balance of the Senior Credit Facility. Additionally, the Amendments increased the rate of payment-in-kind interest on the Senior Secured Notes by 100 basis points.

      The Company has been focusing on a longer-term restructuring plan, including a financial restructuring of its debt. However, as discussed in Note A, management concluded that it was not possible to adequately restructure the Company’s debt outside of bankruptcy court protection and, thus, filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code on February 23, 2004. Additionally, the Company elected not to pay-down at least $100,000,000 of debt from the proceeds of permitted asset sales by February 25, 2004 and, as previously announced on January 30, 2004, the Company chose to withhold the interest payment due February 2, 2004 on the Sub-Notes. As a result of these decisions, the Company is in default of the Syndicated Term Loan, Senior Credit facility, Vessel Term Loan, Senior Secured Notes and Senior Subordinated Notes. Accordingly, the related balance of $419,495,000, which represents substantially all of the Company’s debt, has been included in current liabilities at December 31, 2003 on the Consolidated Balance Sheet.

      The Syndicated Term Loan and Senior Credit Facility mature on October 31, 2004. The pricing features and covenants of the Senior Credit Facility and the Syndicated Term Loan are the same. The most restrictive covenants, in addition to the requirement to repay at least $100,000,000 in debt through permitted asset sales by February 25, 2004, on the Senior Credit Facility and Syndicated Term Loan require the Company to maintain a (1) minimum level of earnings before interest, taxes, depreciation and amortization (EBITDA), (2) maximum leverage ratio, (3) minimum cash flow coverage ratio, (4) minimum interest coverage ratio (5) minimum level of net worth and (6) limitation on capital expenditures and prohibition of the payment of cash dividends by the Company.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The $75,000,000 Senior Secured Notes mature on October 25, 2008 with scheduled amortization in 2007 and 2008 (50% of the original principal in each year). Interest on the notes includes a 13% per annum cash payment, payable quarterly, and a 6% per annum payment-in-kind. The Senior Secured Notes contain financial covenants that, though similar in nature, are less restrictive than those of the Senior Credit Facility and Syndicated Term Loan.

      Both the Senior Credit Facility and Syndicated Term Loan are secured by liens senior to the liens securing the Senior Secured Notes. The Senior Credit Facility, Syndicated Term Loan and Senior Secured Notes are senior to the Company’s Sub-Notes, which mature in February 2009 and have a fixed interest rate of 10%.

      In 1997, the Company entered into a $17,000,000 fixed rate Vessel Term Loan with a bank to finance the acquisition of two Marine Services vessels, which had previously been under charter agreements. During 2002, the Company amended its agreement on this Term Loan to establish new quarterly covenant levels that match the Senior Credit Facility and Syndicated Term Loan and agreed to a change in pricing. Semi-annual principal payments from January 15, 2004 through January 15, 2007 range from $853,000 to $1,055,000, increasing yearly; and a final principal payment of $7,650,000 is due on July 15, 2007. The loan is secured by mortgages on the two vessels, which have a net book value of $15,580,000 at December 31, 2003. The Vessel Term Loan has a semi-variable interest rate of 12.82% at December 31, 2003.

      Including the two vessels pledged to the Vessel Term Loan, all of the Company’s U.S. accounts receivable, inventories and property and equipment, which approximate $512,646,000, secure long-term senior debt of $321,094,000 at December 31, 2003.

      In 2003, the Company incurred $4,762,000 of deferred financing costs primarily related to the amendment of the Syndicated Term Loan, Senior Credit Facility and the Senior Secured Notes and waiver of covenant violations under the related agreements. In 2002, the Company incurred $8,413,000 of deferred financing costs primarily related to the execution of the Senior Secured Notes transaction and amendment of the Senior Credit Facility and Syndicated Term Loan. In 2001, the Company incurred $1,734,000 of deferred financing costs primarily related to the amendment of the Senior Credit Facility and Syndicated Term Loan. Since, in each of the years, the modification to the anticipated cash flows resulting from the above described amendment activity was not considered significant to cash flows of the related debt, the deferred financing costs were included in other assets on the Consolidated Balance Sheet and are being amortized over the term of the respective agreements.

      The Company has stand-by letters of credit totaling $9,270,000 at December 31, 2003, with no balance outstanding at December 31, 2003.

      Although nearly all of the Company’s debt is classified as current due to the defaults discussed above, stated long-term debt maturities are $228,034,000 in 2004 (the Company’s Syndicated Term Loan and Senior Credit Facility expire in October 2004), $2,427,000 in 2005, $2,459,000 in 2006, $51,410,000 in 2007, $37,510,000 in 2008 and $100,000,000 thereafter. The Company made interest payments of $47,921,000, $40,862,000 and $37,586,000 during 2003, 2002 and 2001, respectively. In 2003 and 2002, the Company included the 6% and 5%, respectively, payment-in-kind interest related to the Senior Secured Notes in interest expense.

      The Company recognizes all derivative instruments on the balance sheet at fair value. The Company’s syndicated banking group had required interest rate protection on fifty-percent of the Company’s Senior Credit Facility and Syndicated Term Loan, prior to their amendment during the third quarter of 2003. Accordingly, the Company entered into interest rate swap agreements during 2001 that effectively convert a portion of its floating-rate debt to a fixed-rate basis, thus reducing the impact of interest-rate changes on future interest expense. The effect of the these agreements was to fix the Company’s interest rate

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exposure, including the applicable margin charged the Company on its LIBOR-based interest rate, at 12.97% on the $50,000,000 (22%) hedged portion of the Company’s Senior Credit Facility and Syndicated Term Loan at December 31, 2003.

      On January 1, 2001, the Company entered into interest rate swap agreements with an aggregate notional value of $220,000,000. At that time, interest rate swaps with a notional value of $50,000,000 were designated in cash flow hedge relationships in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” while interest rate swaps with a notional value of $170,000,000 did not qualify as hedging instruments.

      For the interest rate swaps with a notional value of $50,000,000 that were designated in cash flow hedge relationships on January 1, 2001, the effective portion of the changes in fair value of the swaps was recorded in other comprehensive loss, a component of stockholders’ equity. At December 31, 2002, the Company undesignated one of these interest rate swaps with a notional value of $20,000,000, since the Company’s outstanding variable rate debt at that time was less than the $220,000,000 aggregate notional value. Changes in the fair value of the undesignated interest rate swap after December 31, 2002 were recognized in interest expense. These interest rate swaps expired on April 3, 2003 and have not been replaced by the Company.

      For the interest rate swaps with a notional value of $170,000,000 that did not qualify as hedging instruments on January 1, 2001, a pretax transition adjustment of $4,623,000 ($2,820,000 net of income taxes) was recorded in other comprehensive loss. The transition adjustment was amortized to interest expense over ten quarters, ending June 30, 2003. The pretax charge to interest expense for the year ended December 31, 2003 was $925,000 (or $0.11 per share, assuming dilution) and was $1,849,000 (or $0.24 per share, assuming dilution) for both the years ended December 31, 2002 and 2001.

      The Company amended all of the interest rate swap agreements that did not qualify as hedging instruments at the end of the first quarter 2001. The amended interest rate swaps were then designated in cash flow hedge relationships. Beginning in the second quarter of 2001, the amended interest rate swap agreements effective portion of the changes in fair value was recorded in other comprehensive loss. On December 31 and June 30, 2003, certain of these interest rate swaps with an aggregate notional value of $70,000,000 and $50,000,000, respectively, expired. These swaps were not replaced by the Company.

      At December 31, 2003, the Company had one such interest rate swap remaining with a notional value of $50,000,000, which expires June 30, 2004. The Company includes the liability for derivative instruments in other long-term liabilities on the Consolidated Balance Sheet. The liability for derivative instruments was $1,457,000 and $9,773,000 at December 31, 2003 and 2002, respectively.

      The Company recognized pretax losses of $64,000, $7,000 and $148,000 in 2003, 2002 and 2001, respectively, related to the ineffective portion of its hedging instruments and these amounts are included in other expense on the Consolidated Statement of Operations.

      When using interest rate swap agreements, the intermediaries to such agreements expose the Company to the risk of nonperformance, though such risk is not considered likely under the circumstances. The Company does not hold or issue financial instruments for trading purposes.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The estimated fair values of long-term debt and other financial instruments outstanding at December 31 are as follows (in thousands):

	2003			2002

	Notional	Carrying		Notional	Carrying
	Amount	Amount	Fair Value	Amount	Amount	Fair Value

Cash					$756	$756
Long-term debt, including current portion		$421,840	$361,699		395,348	350,027
Interest rate swap liability:
Variable to fixed	$50,000	1,457	1,457	$220,000	9,773	9,773

      The estimated fair values of financial instruments are principally based on quoted market prices and by discounting future cash flows at currently available interest rates for borrowing arrangements with similar terms.

Note H — Stockholders’ Equity

      In conjunction with the Company’s 2001 annual meeting, the Company’s stockholders approved the re-incorporation of the Company as an Ohio corporation and certain changes to the Company’s capital structure. The changes increased the number of authorized shares from 10,000,000 to 30,000,000 and replaced existing unissued preferred stock with 5,000,000 shares of “blank check” preferred stock. The term “blank check” preferred stock refers to stock for which designations, preferences, conversion rights, participation and other rights, including voter rights (subject to some limitations established by law), qualifications, limitations, and restrictions may be determined by the board of directors. The articles of incorporation establish restrictions on the blank check preferred stock relating to the conversion price and the number of shares of common stock into which the preferred stock may be converted in order to limit the dilution to holders of common stock. No blank check preferred stock was issued or outstanding at December 31, 2003.

Note I — Company Stock Plans

      The Company’s Long-Term Incentive Plan (LTIP), adopted in 1995 and replaced in 1999, permits grants of stock options and other performance awards. Included in Additional Capital at December 31, 2003 and 2002 is $82,000 and $197,000, respectively, for obligations under the LTIP, representing 3,204 and 7,750 “share units”, respectively. “Share units” are calculated by taking the deferred payments and dividing by the stock market price on the deferral date. There was no compensation expense under the LTIP in 2003 or 2002, while compensation expense under the LTIP in 2001 was $7,000. Additionally, as provided by the LTIP and the Company’s 2002 Stock Option Plan (2002 Options Plan); stock options have been granted to key employees. These options vest ratably over a four-year period and expire 10 years from the date of grant. The Company uses the intrinsic value method to account for employee stock options. No compensation expense was recognized because the exercise price of the stock options equaled the market price of the underlying common stock on the date of grant. There have been no stock appreciation rights, restricted stock or performance awards granted under the LTIP or 2002 Options Plan.

      In connection with an employment agreement (Agreement), the Company granted a restricted common stock award, in lieu of annual cash compensation, to its former Chairman and Chief Executive Officer (former Chairman). In 1998, upon the former Chairman’s completion of a $1,000,000 personal investment in the Company’s common stock, the Company issued to the former Chairman 25,744 shares of common stock equal to the number of shares of common stock he acquired. These shares vested ratably

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

over the vesting period with the final shares becoming vested on January 1, 2003. The Chairman is entitled to all voting rights and any dividends on the restricted shares.

      Total compensation expense of $965,000, computed based on the closing market price on the date the stock was issued, was recognized over the vesting period. Compensation expense related to this award was $97,000 in 2002 and 2001. Also, under the Agreement, the Company granted the former Chairman an option to acquire 380,174 common shares at an exercise price of $38.00 per share. The option became exercisable in whole or in part on January 1, 2001 and is scheduled to expire on June 30, 2005.

      In connection with a 2002 amendment to the Agreement the Company provided the former Chairman with a restricted common stock award of 25,000 shares, in lieu of annual cash compensation. The 25,000 shares were issued to the former Chairman on January 2, 2003. The shares were fully vested upon issuance; however, the former Chairman was restricted from selling the shares until such time that his tenure as Chairman of the Board of Directors was ended. Total compensation expense of $324,000, computed based on the closing market price on the effective date of the 2002 amendment, was recognized over the term of the Chairman’s employment under the amended agreement. Compensation expense related to this award was $162,000 in 2003 and 2002.

      The Company sponsors a Director Fee Deferral Plan (Directors Plan), which allows non-employee directors of the Company the option of deferring all or part of their fees in the form of “share units” or “deferred cash”. Any fees deferred as “share units” will be matched at 25% by the Company, but only in the form of additional “share units”. Included in additional capital at December 31, 2003 and 2002 is $1,149,000 and $1,024,000, respectively, of obligations under the Directors Plan, representing 147,839 and 56,383 “share units”, respectively. Expense under the Directors Plan was $294,000, $308,000 and $223,000 in 2003, 2002 and 2001, respectively.

      A summary of the Company’s stock option activity and related information follows:

		Weighted
		Average	Weighted
	Number of	Exercise	Average
	Shares	Price	Fair Value

Options outstanding, January 1, 2001	664,849	$32.74
Granted	87,750	14.28	$4.95
Exercised	(856)	21.75
Forfeited	(97,519)	27.58

Options outstanding, December 31, 2001	654,224	31.05
Granted	128,750	9.50	$4.65
Forfeited	(35,250)	20.33

Options outstanding, December 31, 2002	747,724	27.84
Granted	120,500	2.04	$1.81
Forfeited	(29,400)	20.05

Options outstanding, December 31, 2003	838,824	$24.41

Options exercisable, December 31, 2003	579,212	$31.97

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of weighted-average exercise prices for options outstanding and exercisable as of December 31, 2003 and the weighted-average remaining contractual life of options outstanding follows:

			Weighted
		Weighted	Average
		Average	Remaining
	Number of	Exercise	Contractual
Range of Exercise Prices	Shares	Price	Life (Years)

Options outstanding:
$1.90 - $8.84	119,500	$2.04	9.81
$8.85 - $20.00	225,850	12.62	8.00
$20.01 - $30.00	101,100	25.05	6.04
$30.01 - $42.13	392,374	37.84	1.58

	838,824	$24.41	5.02

Options exercisable:
$1.90 - $8.84	—	—
$8.85 - $20.00	100,813	$14.96
$20.01 - $30.00	86,025	25.12
$30.01 - $42.13	392,374	37.84

	579,212	$31.97

      There were 1,518,174 common shares authorized for awards and distribution under all of the Company stock plans. At the end of 2003, 462,514 shares remain available for use for the above plans.

      The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates ranging from 2.8%-6.4%; dividend yields ranging from 0.0%-4.2%; volatility factors of the expected market price of the Company’s common shares of 138%, 53% and 51% in 2003, 2002 and 2001, respectively; and a weighted-average expected life of five years for the options. Since changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Note J —	Postretirement Benefits

      The Company has a number of noncontributory defined benefit pension plans covering certain employee groups. The plans provide benefits based on the participant’s years of service and compensation, or stated amounts for each year of service. The Company’s funding policy is to contribute amounts to the plans sufficient to meet the minimum funding required by applicable regulations. In addition to pension benefits, the Company provides health care and life insurance for certain retired employees. The Company’s policy is to fund these postretirement benefit costs principally on a cash basis as claims are incurred. The Coal Industry Retiree Health Benefit Act of 1992 (Coal Act) requires companies that previously mined coal to pay the cost of certain health care benefit obligations for retired coal miners and their dependents. The charge for the Coal Act in 1992 was recorded as an extraordinary charge. In 2003, the Company adopted SFAS No. 132; “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” which revised and expanded disclosures about pension plans other postretirement benefits. SFAS No. 132 did not change existing measurement or recognition provisions.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the Company’s pension and other benefits is as follows (in thousands):

			Other Benefits

			Postretirement
	Pension Benefits		Health Care		Coal Act

	2003	2002	2003	2002	2003	2002

Change in benefit obligations:
Benefit obligations at beginning of year	$86,335	$83,669	$52,501	$48,928	$6,565	$7,035
Service cost	2,680	2,328	1,420	1,264
Interest cost	5,832	5,792	3,584	3,437	436	483
Plan participant contributions	18	18
Amendments		(143)
Actuarial loss (gain)	2,488	(541)	(4,910)	(228)		(210)
Assumption changes	3,994	2,230	6,819	1,580	317
Benefits paid	(7,711)	(7,018)	(2,633)	(2,480)	(701)	(743)

Benefit obligations at end of year	93,636	86,335	56,781	52,501	6,617	6,565
Change in plan assets:
Fair value of plan assets at beginning of year	75,733	94,297	252	199
Actual return on plan assets	17,376	(14,201)		27
Employer contributions	2,456	2,631	2,658	2,506
Plan participant contributions	18	18
Benefits paid	(7,711)	(7,018)	(2,633)	(2,480)
Acquisitions		6

Fair value of plan assets at end of year	87,872	75,733	277	252

Funded status	(5,764)	(10,602)	(56,504)	(52,249)	(6,617)	(6,565)
Unrecognized net actuarial loss	35,981	42,630	7,241	5,468
Unrecognized prior service cost (credit)	2,118	2,449	(786)	(1,027)
Unrecognized initial net asset		(14)

Net asset (liability) recognized	$32,335	$34,463	$(50,049)	$(47,808)	$(6,617)	$(6,565)

Amounts recognized in balance sheet consist of:
Prepaid benefit cost	$33,724	$35,819
Intangible asset	1,595	1,876

Prepaid pension costs	35,319	37,695
Accumulated other comprehensive income	6,185	7,349
Accrued long-term benefit liability	(9,169)	(10,581)	$(50,049)	$(47,808)	$(6,617)	$(6,565)

Net asset (liability) recognized	$32,335	$34,463	$(50,049)	$(47,808)	$(6,617)	$(6,565)

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Other Benefits

			Postretirement
	Pension Benefits		Health Care		Coal Act

	2003	2002	2003	2002	2003	2002

Weighted-average assumptions:
To determine net periodic benefit cost for years ended December 31
Discount rate	7.00%	7.25%	7.00%	7.25%	7.00%	7.25%
Rate of compensation increase	4.00%	4.00%	N/A	N/A	N/A	N/A
Expected return on plan assets	9.00%	9.00%	6.00%	6.00%	N/A	N/A
To determine benefit obligations at December 31
Discount rate	6.50%	7.00%	6.50%	7.00%	6.50%	7.00%
Rate of compensation increase	4.00%	4.00%	N/A	N/A	N/A	N/A

      The return on plan assets reflects the weighted-average expected long-term rate of return for the broad categories of investments held by the plans. The expected long-term rate of return is adjusted when there are fundamental changes in expected long-term returns on plan investments.

      For purposes of measuring the accumulated postretirement benefit obligation for other postretirement health care benefits, a 10.00% (pre-65) and 6.00% (post-65) annual rate of increase in the per capita cost of covered health care benefits was assumed for 2004. These rates are assumed to decease gradually to 5.00% (the pre-65 rate in 2009 and the post-65 rate in 2006), and remain at those levels thereafter. For prescription drug costs, a 13.5% annual rate of increase is assumed for 2004. This rate is assumed to decrease gradually to 5.00% in 2015 and remain at that level thereafter.

	Pension Benefits(1)

	2003	2002	2001

Components of net periodic benefit cost:
Service cost	$2,680	$2,328	$2,251
Interest cost	5,832	5,792	5,847
Expected return on plan assets	(6,641)	(8,301)	(9,400)
Amortization of prior service cost	331	322	331
Amortization of initial net asset	(14)	(576)	(558)
Recognized net actuarial loss (gain)	2,395	631
Special termination benefits(3)			3,439

Net periodic benefit cost	$4,583	$196	$1,910

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Other Benefits(2)

	Postretirement Health Care			Coal Act

	2003	2002	2001	2003	2002	2001

Components of net periodic benefit cost:
Service cost	$1,420	$1,264	$1,012
Interest cost	3,584	3,438	3,271	$436	$483	$547
Expected return on plan assets	(15)	(12)	(12)
Amortization of prior service cost	(241)	(241)	(241)
Recognized net actuarial loss (gain)(4)	151	118	(956)	317	(210)	35
Special termination benefits(3)			437

Net periodic benefit cost	$4,899	$4,567	$3,511	$753	$273	$582

      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	Other Benefits(2)

	Postretirement
	Health Care		Coal Act

	1% Increase	1% Decrease	1% Increase	1% Decrease

Effect on total of service and interest cost components	$667	$(525)	$45	$(38)
Effect on postretirement benefit obligation	7,862	(5,379)	625	(525)

      The Company’s pension plan and postretirement health care plan weighted-average asset allocations at December 31, 2003 and 2002, by asset category, were as follows:

			Other
			Benefits(2)

	Pension		Postretirement
	Benefits(1)		Health Care

	2003	2002	2003	2002

Weighted-average asset allocations:
Equity securities	71.6%	67.6%
Debt securities	28.3%	32.1%
Cash and cash equivalents	0.1%	0.3%	100%	100%

	100%	100%	100%	100%

(1)	Reflects the combined pension plans of the Company

(2)	Reflects the postretirement health care and life insurance plan of the Company and benefits required under the 1992 Coal Act.

(3)	Reflects the incremental increase in pension and postretirement benefit obligation resulting from the Company’s voluntary early retirement program.

(4)	Includes the assumption change with regards to the Coal Act, which is recognized into net periodic benefit cost in the year of change.

     The Company’s investment strategy for its pension plans is to preserve and increase principal and provide a sufficient expected long-term rate of return to meet the actuarial assumptions of the plans (i.e., expected long-term rate of 9%) within an acceptable level of risk. High levels of risk are to be avoided at the total fund level through diversification by asset class, style of manager, and industry and sector limits. The investment policy establishes a target allocation for each asset class, which is re-balanced on a

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

quarterly basis. Target allocations for 2004 are 70% equity securities and 30% debt securities, which are consistent with the 2003 and 2002 target levels. Target tolerances are typically less than 5%. The plans utilize a number of equity, balanced and fixed income funds, as well as investments in individual debt and equity securities, to achieve target asset allocations. The Company’s investment strategy for its postretirement health care plan is to invest 100% of the principal in low-risk, cash and cash equivalents to preserve the principal.

      Pension plan assets include 336,000 shares of the Company’s common stock at both December 31, 2003 and 2002. The ending market values for these shares were $1,416,000 in 2003 and $2,237,000 in 2002. The value of these shares at February 25, 2004 approximated $239,000. There were no dividends paid during 2003 or 2002 on these shares.

      The accumulated benefit obligation for all defined benefit pension plans of the Company was $85,240,000 and $80,733,000 at December 31, 2003 and 2002, respectively.

      The aggregate projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $32,357,000, $28,320,000 and $19,517,000, respectively, as of December 31, 2003 and $27,577,000, $26,063,000 and $15,993,000, respectively, as of December 31, 2002.

      The discount rate on the Company’s pension and other benefit plans was decreased to 6.50% at December 31, 2003 from 7.00% in 2002. Additionally, the annual rate of increase in the per capita cost of covered health care benefits was revised to 10.00% (pre-65) and 6.00% (post-65), decreasing gradually to 5.00% (the pre-65 rate in 2009 and the post-65 rate in 2006) at December 31, 2003 from 8.25% (pre-65) and 6.00% (post-65), with the pre-65 rate decreasing gradually to 6% in 2006 and the post-65 rate remaining constant at December 31, 2002. These changes resulted in an increase in the benefit obligation of $3,994,000 for the pension plans and $6,819,000 ($1,199,000) related to the revision of the per capita cost of covered health care benefits) for the postretirement health care plan at December 31, 2003. The discount rate on the Company’s pension and other benefit plans was decreased to 7.00% at December 31, 2002 from 7.25% in 2001. The change resulted in an increase in the projected benefit obligation of $2,230,000 for the pension plans and $1,580,000 for the other postretirement benefit plans at December 31, 2002.

      The Company expects to contribute approximately $4,500,000 to its pension plans and $2,900,000 to its postretirement health care plan in 2004.

      The Company’s postretirement health care plan provides prescription drug benefits that may be affected by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the Act), signed into law in December 2003. In accordance with Federal Accounting Standards Board (FASB) Staff Position FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003,” the effects of the Act on the Company’s postretirement plan have not been included in the measurement of the Company’s accumulated postretirement benefit obligation or net periodic postretirement benefit cost for 2003. In February 2004, the FASB determined that the federal subsidy available under the Act to plan sponsors that provide retiree health benefits that are “actuarially equivalent” to Medicare benefits should be accounted for within the scope of SFAS No. 106, “Employers Accounting for Postretirement Benefits Other than Pensions.” The effect of the federal subsidy on benefits attributable to past services and future changes in the estimated amount of the subsidy should be accounted for as an actuarial gain under SFAS No. 106, while the effects of the subsidy attributable to future service should be accounted for as a reduction to future service costs. Plan amendments made in contemplation of the subsidy should be accounted for as either an actuarial gain (if the net result of the amendment and the subsidy is a reduction to the accumulated post retirement benefit obligation) or a plan amendment (if the net result of the amendment and subsidy increases the

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accumulated postretirement benefit obligation). Furthermore, the FASB decided that the tax exempt nature of the subsidy should be reflected when the subsidy is recognized as a reduction to the accrued postretirement benefit obligation. The FASB has not yet finalized how “actuarial equivalency” should be determined. The final guidance, when issued, may require the Company to re-measure its postretirement benefit obligation and may require the Company to amend its plan to benefit from the Act.

      The Company maintains defined contribution plans for certain employees and contributes to these plans based on a percentage of employee contributions, including an employee stock ownership plan covering non-bargaining employees of the Company’s corporate office and certain other bargaining and non-bargaining employee groups. Contributions to the employee stock ownership plan by the Company were equal to either 50% or 75% of a participant’s contribution, depending on the participant’s employee group, up to a maximum of 8% of a participant’s compensation. During 2003, management of the Company elected to indefinitely suspend and/or reduce its contributions to the employee stock ownership plan. The expense for these plans was $1,185,000, $1,721,000 and $1,707,000 for 2003, 2002 and 2001, respectively. The Company also pays into certain defined benefit multi-employer plans under various union agreements that provide pension and other benefits for various classes of employees. Payments are based upon negotiated contract rates and related expenses totaled $1,394,000, $1,084,000 and $1,200,000 for 2003, 2002 and 2001, respectively.

Note K — Commitments and Contingencies

      The Company leases various buildings, computers and equipment in addition to a vessel charter in its Marine Services fleet. In general, these operating leases are renewable or contain purchase options. The purchase price or renewal lease payment is based on the fair market value of the asset at the date of purchase or renewal. Rental expense was $10,271,000, $9,918,000 and $10,207,000 in 2003, 2002 and 2001, respectively.

      Future minimum payments at December 31, 2003, under non-cancelable operating leases, are $7,816,000 in 2004, $6,826,000 in 2005, $5,562,000 in 2006, $3,944,000 in 2007, $2,734,000 in 2008 and $12,531,000 thereafter.

      At December 31, 2003, the Company employed approximately 1,804 people, of whom 137 are management. 47% of the Company’s employees are unionized, and the Company is party to eleven collective bargaining agreements with various labor unions. The Company believes that it maintains good relations with each of these unions. In 2004, collective bargaining agreements representing approximately 567 employees will expire. Management expects to be able to negotiate new contracts with each of these union groups.

      The Company is subject to various environmental laws and regulations imposed by federal, state and local governments. Also, in the normal course of business, the Company is involved in various pending or threatened legal actions. When practicable, the Company records liabilities at estimated amounts for all matters which are expected to be probable of occurrence. When the Company cannot reasonably estimate future costs and the likelihood of occurrence is less than probable related to such matters, no amounts are accrued. However, costs incurred to comply with environmental regulations and to settle litigation have not been significant in 2003 and prior years. Although it is possible that the Company’s future operating results could be affected by future costs of environmental compliance or litigation, it is management’s belief that such costs will not have a material adverse effect on the Company’s consolidated financial statements.

      The Company and certain of its subsidiaries are involved in a limited number of claims and routine litigation incidental to operating its current business. In each case, the Company is actively defending or prosecuting the claims. Many of the claims are covered by insurance and none are expected to have a material adverse effect on the financial condition of the Company. While the Company is under

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Chapter 11 bankruptcy protection, all legal proceedings against the Company and/or its subsidiaries are stayed by operation of federal law.

      Several of the Company’s subsidiaries have been and continue to be named as defendants in a large number of cases relating to the exposure of people to asbestos and silica. The plaintiffs in the cases generally seek compensatory and punitive damages of unspecified sums based upon the Jones Act, common law or statutory product liability claims. Some of these cases have been brought by plaintiffs against the Company (or its subsidiaries) and other marine services companies or product manufacturer co-defendants. Considering the Company’s past and present operations relating to the use of asbestos and silica, it is possible that additional claims may be made against the Company and its subsidiaries based upon similar or different legal theories seeking similar or different types of damages and relief. The suits filed pursuant to the Jones Act are filed in Federal Court and have been assigned to the Multidistrict Litigation Panel (MDL); there are approximately 700 claims, all of which are currently dormant and have been so for many years.

      The Company believes that both the asbestos and silica product liability claims are covered by multiple layers of insurance policies and an insurance trust from multiple sources. In the third quarter of 2003, the Company agreed with one of its several insurers to fund a settlement insurance trust (the Trust) to cover a significant portion of settlement and defense costs arising out of asbestos litigation. The Company has access to Trust funds to cover settlements and defense costs and does not anticipate that it will have the need to cover such costs from its own funds. Accordingly, the $2,408,000 (or $0.29 per share, assuming dilution) reserve for asbestos claims related to insolvent insurers recorded at the end of 2002 has been reversed, as has an $845,000 (or $0.10 per share, assuming dilution) increase to this reserve provided during the first half of 2003. Additionally, the agreement provides that the Company may use up to $4,000,000 ($1,681,000 used in 2003) of the Trust’s assets to cover the cost of any other related or unrelated insurable or insurance related expense. At December 31, 2003, the Company was a co-defendant in cases alleging asbestos-induced illness involving claims of approximately 75,000 claimants.

      With respect to silica claims, the Company at December 31, 2003 was co-defendant in cases involving approximately 20,000 claimants. The Company has been and will continue to be responsible for funding a small percentage of all settlements and defense costs. Management believes that its share of settlements on an annual basis is not significant, although the Company continues to maintain a reserve on its balance sheet to address this contingency.

      The exposure of persons to silica and the accompanying health risks have been and continue to be significant issues confronting the industrial minerals industry in general, and specifically our Performance Minerals segment. Proposed changes to standards for exposure to silica are under review by the United States Occupational Safety and Health Administration. This review could result in more stringent worker safety standards or, in the alternative, requirements for additional action on the part of silica users regarding lower permissible exposure limits for silica. More stringent worker safety standards or additional action requirements, including the costs associated with these revised standards or additional action requirements, and actual or perceived concerns regarding the threat of liability, or health risks, including silicosis, associated with silica use, may affect the buying decisions of the users of our silica products. If worker safety standards are made more stringent, if the Company is required to take additional action regarding lower permissible exposure limits for silica, or if the Company’s customers decide to reduce their use of silica products based on actual or perceived health risks or liability concerns, the Company’s operating results, liquidity and capital resources could be materially adversely affected. The extent of any material adverse effect would depend on the nature and extent of the changes to the exposure standards, the cost of meeting and our ability to meet more stringent standards, the extent of any reduction in our customer’s use of our silica products and other factors that cannot be estimated at this time.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During the fourth quarter of 2003, the Company settled a series of multi-party law suits and an arbitration relating to its prior involvement in Eveleth Mines. The parties included the current mine operator and its shareholders, an insurance carrier and one of the Company’s subsidiaries. The nature of the allegations against the Company included claims relating to the liability for retrospective premiums and duty to reimburse others for legal expenses incurred in defending settled litigation. Under the settlement, the Company has agreed to pay $3,650,000 to the insurance carrier, with an initial payment of $1,000,000 made in December 2003 and the remainder payable in monthly installments through March 2006. Accordingly, the Company has recorded a liability of $2,462,000 at December 31, 2003, representing the present value of the required future payments. The Company maintains recourse against the current operator, Eveleth Mines LLC (d.b.a. EVTAC Mining), for its share of the total settlement with the insurance carrier. However, since EVTAC Mining filed for protection under Chapter 11 of the U.S. Bankruptcy Code in May 2003, the Company has fully reserved for the $2,239,000 due from EVTAC Mining.

      Litigation is inherently unpredictable and subject to many uncertainties. Adverse court rulings, determinations of liability or retroactive or prospective changes in the law could affect claims made against the Company and encourage or increase the number and nature of future claims and proceedings. Together, with reserves recorded and available insurance, pending litigation is not expected to have a material adverse effect on the Company’s operations, liquidity or financial condition.

Note L — Industry Segments and Major Customers

      The Company is headquartered in Cleveland, Ohio and supplies essential natural resources to industrial and commercial customers. The Company operates its businesses as three reporting segments focused on its key markets served. The segments align operations which share business strategies, are related by geography and product mix, and reflect the way management evaluates the operating performance of its businesses. The operations are reported as: Great Lakes Minerals, Global Stone, and Performance Minerals. Through the direct sales force of each operating segment, the Company serves customers in a wide range of industries, including building products, energy, environmental and industrial. The composition of the segments and measure of segment profitability is consistent with that used by the Company’s management. The Company’s primary measurement focus is operating income and EBITDA. Interest expense, other income (expense) and restructuring charges are grouped with Corporate and Other and not presented by segment, since they are excluded from the measure of segment profitability used by the Company’s management. The accounting policies of the segments are the same as those described in Note B.

Great Lakes Minerals

      The Great Lakes Minerals business segment is the largest and only fully integrated producer and bulk transporter of limestone on the Great Lakes and combines the Company’s Michigan Limestone, Marine Services and Erie Sand and Gravel operations. Great Lakes Minerals’ operations primarily serve the industrial and chemical, building materials and construction, and energy industries. This business segment operates three Michigan limestone quarries, dock facilities and a fleet of 12 self-unloading vessels on the Great Lakes. The segment’s operations primarily supply limestone aggregate and chemical limestone, limestone for construction and other purposes, iron ore for integrated steel manufacturers and coal for electric utility companies.

Global Stone

      The Global Stone business segment primarily mines and processes lime, limestone fillers, chemical limestone and construction aggregate. Overall, this business segment has seven operations and operates

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

twelve limestone quarries, primarily in the Southeast and Mid-Atlantic regions of the United States. Lime and chemical limestone are used for water and waste treatment, steel making, flue gas desulfurization, glass production, animal feed, fertilizers, and fillers for plastic, latex, and sealants. Limestone fillers are used for many diverse industrial and agricultural processes, including fiberglass, roofing shingles, carpet backing and animal feed. Limestone is sized and graded for aggregates primarily used in construction.

Performance Minerals

      The Performance Minerals business segment mines and processes specialized industrial minerals, primarily high-purity silica sands and muscovite mica, and combines the Industrial Sands and Specialty Minerals operations. This business segment includes six operations in the southwestern United States, one operation in Ohio and one in North Carolina. It produces fracturing sands used in oil and gas well drilling; industrial sands used as abrasives and for fillers in building materials; silica flour for fiberglass and ceramic production; recreational sands for golf courses, playgrounds, athletic fields, and landscaping; foundry sands for ferrous and non-ferrous metal die casting; filtration sands; and wet-ground, dry-ground and surface-modified mica, which are value-added ingredients in joint compounds, paint and rubber and plastic compounds.

      Geographic information for revenues and long-lived assets are as follows (in thousands):

		Long-
	Revenues(1)	Lived Assets

2003
United States	$384,156	$455,272
Canada and other foreign	20,073

Consolidated	$404,229	$455,272

2002
United States	$385,626	$482,701
Canada and other foreign	14,946

Consolidated	$400,572	$482,701

2001
United States	$394,228	$493,136
Canada and other foreign	9,983

Consolidated	$404,211	$493,136

(1)	Revenues are attributed to countries based on the location of customers.

     Accounts receivable of $10,144,000, $9,981,000, $9,450,000 and $9,299,000 are due from companies in the construction, limestone, metallurgy and utilities industries, respectively, at December 31, 2003. Credit is extended based on an evaluation of a customer’s financial condition and, generally, collateral is not required. Credit losses within these industries have not been historically significant. There were no customers that exceeded 10% of consolidated net sales and operating revenues in 2003, 2002 or 2001.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Great Lakes	Global	Performance		Total	Corporate
	Minerals(1)	Stone(2)	Minerals		Segments	and Other		Consolidated

	(In thousands)
2003
Identifiable assets	$265,737	$250,080	$75,549		$591,366	$57,328	(3)	$648,694
Depreciation, depletion and amortization expense	15,117	14,360	7,993		37,470	307		37,777
Capital expenditures	7,956	7,467	3,105		18,528	637		19,165
Net sales and operating revenues	$143,295	$173,272	$87,662		$404,229			$404,229
Intersegment revenues, at market	3,996				3,996	$(3,996)

Total net sales and operating revenues	$147,291	$173,272	$87,662		$408,225	$(3,996)		$404,229
Operating income (loss)	$4,990	$12,424	$(2,903	)(5)	$14,511	$(21,158	)(4)	$(6,647)
(Loss) gain on disposition of assets	(7)	(3,702)	(40)		(3,749)	63		(3,686)
Interest expense						(53,843)		(53,843)
Other income — net						2,032		2,032

Income (loss) before income taxes and cumulative effect of accounting change	$4,983	$8,722	$(2,943)		$10,762	$(72,906)		$(62,144)

2002
Identifiable assets	$266,064	$270,905	$89,512		$626,481	$60,986	(3)	$687,467
Depreciation, depletion and amortization expense	14,367	12,481	6,717		33,565	100		33,665
Capital expenditures	5,963	9,395	3,913		19,271	745		20,016
Net sales and operating revenues	$153,432	$161,220	$85,920		$400,572			$400,572
Intersegment revenues, at market	3,488				3,488	$(3,488)

Total net sales and operating revenues	$156,920	$161,220	$85,920		$404,060	$(3,488)		$400,572
Operating income (loss)	$18,858	$15,284	$11,481		$45,623	$(10,998	)(4)	$34,625
(Loss) gain on disposition of assets	(28)	134	(51)		55			55
Interest expense						(43,595)		(43,595)
Other expense — net			(179)		(179)	(3,942)		(4,121)

Income (loss) before income taxes	$18,830	$15,418	$11,251		$45,499	$(58,535)		$(13,036)

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Great Lakes	Global	Performance	Total	Corporate
	Minerals(1)	Stone(2)	Minerals	Segments	and Other		Consolidated

	(In thousands)
2001
Identifiable assets	$259,746	$270,451	$95,540	$625,737	$54,412	(3)	$680,149
Depreciation, depletion and amortization expense	13,794	14,500	7,363	35,657	75		35,732
Capital expenditures	5,339	10,458	11,060	26,857	18		26,875
Net sales and operating revenues	$149,593	$155,229	$99,389	$404,211			$404,211
Intersegment revenues, at market	2,513			2,513	$(2,513)

Total net sales and operating revenues	$152,106	$155,229	$99,389	$406,724	$(2,513)		$404,211
Operating income (loss)	$15,421	$11,232	$13,245	$39,898	$(24,690	)(4)	$15,208
(Loss) gain on disposition of assets	(30)	6	61	37	27		64
Interest expense					(40,084)		(40,084)
Other expense — net					(6,768	)(6)	(6,768)

Income (loss) before income taxes	$15,391	$11,238	$13,306	$39,935	$(71,515)		$(31,580)

(1)	Includes the results of operations of Erie Sand and Gravel from the acquisition date of January 2003.

(2)	Includes the results of operations of the Lawn and Garden business unit through October 2003 when it was sold.

(3)	Consists primarily of prepaid pension assets and deferred financing fees in each of the years.

(4)	Includes Corporate general, administrative and selling expenses as well as restructuring charges.

(5)	Includes an asset impairment charge of $13,114 to reduce the book value of the segment’s Specialty Minerals operation to fair value.

(6)	Includes a charge of $4,303 to establish a reserve against an unsecured note receivable arising from the 1998 sale of a discontinued, steel-related business.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note M — Quarterly Results of Operations (Unaudited)

      Unaudited quarterly results of operations for the years ended December 31, 2003 and 2002 are summarized as follows (In thousands):

	Quarter Ended

	Dec. 31	Sept. 30	June 30	Mar. 31

2003
Net sales and operating revenues	$103,312	$121,527	$116,506	$62,884
Cost of goods sold and operating expenses	85,786	91,030	88,884	49,544
Gross Profit	8,597	19,607	17,015	8,264
Loss before cumulative effect of accounting change	(9,886)	325	(12,581)	(9,659)
Net (loss) income	(9,886)	325	(12,581)	(11,050)
Per common share:
Loss before cumulative effect of accounting change	(1.90)	0.06	(2.47)	(1.90)
Net (loss) income — basic and assuming dilution	(1.90)	0.06	(2.47)	(2.17)
2002
Net sales and operating revenues	$101,972	$123,653	$112,592	$62,355
Cost of goods sold and operating expenses	78,773	89,745	78,823	47,306
Gross Profit	14,688	21,140	24,194	10,941
Net (loss) income	(6,682)	2,015	3,532	(5,473)
Per common share:
Net (loss) income — basic and assuming dilution	(1.33)	0.40	0.70	(1.09)

      During the fourth quarter of 2003, the Company sold the Lawn and Garden business unit of its Global Stone segment for a net loss of $2,252,000 (or $0.44 per share, assuming dilution). The loss was included in gain (loss) on disposition of assets on the Consolidated Statement of Operations See Note C for additional disclosures related to the sale of the Lawn and Garden business unit.

      Net income for the third quarter of 2003 included a net charge of $823,000 (or $0.16 per share, assuming dilution) to increase the Company’s provision for doubtful accounts, primarily to reflect the increased risk of doubtful collection regarding two customers of the Great Lakes Minerals segment who filed for Chapter 11 bankruptcy protection. The charge was included in provision for doubtful accounts on the Consolidated Statement of Operations.

      Net loss for the second quarter of 2003 included a net impairment charge of $8,000,000 (or $1.57 per share, assuming dilution) to reduce the net book value of the Performance Minerals segment’s Specialty Minerals operation to its estimated fair value, as determined by management based on a third-party appraisal. The impairment charge was included in provision for restructuring, asset retirements and early retirement programs on the Consolidated Statement of Operations. See Note D for additional disclosures related to the impairment charge.

      Net loss for the first quarter of 2003 included a net charge of $888,000 (or $0.17 per share, assuming dilution) to partially reserve for EVTAC Mining. EVTAC Mining is a non-trade debtor to the Company for obligations arising out of a prior relationship who filed for protection under Chapter 11 of the U.S. Bankruptcy Code in May 2003. Due to changes in facts and circumstances, an additional net charge

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of $478,000 (or $0.09 per share, assuming dilution) was included in net loss for the third quarter of 2003 to fully reserve for this matter. These charges were included in other income (expense) on the Consolidated Statement of Operations. See Note K for additional disclosures regarding EVTAC Mining.

      Net loss for the first quarter of 2003 included a net charge of $1,391,000 (or $0.27 per share, assuming dilution) for the cumulative effect of an accounting change for asset retirement obligations. See Note A for additional disclosures on asset retirement obligations.

      Net loss for the fourth quarter of 2002 included a net charge of $1,469,000 (or $0.29 per share, assuming dilution) to reserve for product liability claims. Additionally, a net charge of $515,000 (or $0.10 per share, assuming dilution) was recorded in the second quarter of 2003 to increase the Company’s reserve for product liability claims. The product liability reserve related to asbestos was reversed during the third quarter of 2003, as a result of the funded insurance trust. See Note K for additional disclosures about product liability claims and the reversal of the Company’s reserve.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Nine Months Ended
	September 30

	2004	2003

	(In thousands, except per
	share amounts)
NET SALES AND OPERATING REVENUES	$322,403	$300,917
COSTS AND EXPENSES
Cost of goods sold and operating expenses	242,790	229,458
Depreciation, depletion, amortization and accretion	27,389	28,284
General, administrative and selling expenses	28,494	32,447
Provision for restructuring, asset impairments and early retirement programs	7,510	13,114

	306,183	303,303

OPERATING INCOME (LOSS)	16,220	(2,386)
Reorganization items, net	(13,937)	—
(Loss) gain on disposition of assets	(26)	56
Interest expense	(41,279)	(39,702)
Other income, net	5,744	299

LOSS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(33,278)	(41,733)
INCOME TAX BENEFIT	(1,173)	(19,818)

LOSS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(32,105)	(21,915)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR ASSET RETIREMENT OBLIGATIONS (net of tax benefit of $889)	—	(1,391)

NET LOSS	$(32,105)	$(23,306)

PER SHARE AMOUNTS — BASIC AND ASSUMING DILUTION:
Loss before cumulative effect of accounting change	$(6.14)	$(4.30)
Cumulative effect of accounting change for asset retirement obligations (net of tax benefit of $0.18)	—	(0.27)

Net loss per share — basic and assuming dilution	$(6.14)	$(4.57)

See notes to condensed consolidated financial statements.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30	December 31
	2004	2003

	(Dollars and shares in
	thousands, except per share
	amounts)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,327	$—
Accounts receivable, net of reserve for doubtful accounts (2004 — $5,229; 2003 — $5,842)	69,493	50,422
Inventories
Raw materials and finished products	34,341	35,236
Operating supplies	12,819	12,795

	47,160	48,031
Deferred income taxes	3,901	3,901
Prepaid expenses and other current assets	27,463	10,915

TOTAL CURRENT ASSETS	157,344	113,269
PROPERTY AND EQUIPMENT	752,098	746,640
Less allowances for depreciation, depletion and amortization	355,519	332,447

	396,579	414,193
GOODWILL, net of accumulated amortization of $11,093	73,877	73,877
PREPAID PENSION COSTS	33,592	35,319
OTHER ASSETS	12,900	12,036

TOTAL ASSETS	$674,292	$648,694

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES NOT SUBJECT TO COMPROMISE
CURRENT LIABILITIES
Current portion of long-term debt	$250,201	$420,350
Accounts payable	17,837	26,070
Payrolls and other accrued compensation	6,663	4,857
Accrued expenses	11,288	14,906
Accrued interest expense	11,072	8,392
Income taxes payable	—	480

TOTAL CURRENT LIABILITIES	297,061	475,055
LONG-TERM DEBT, less current portion	—	1,490
POSTRETIREMENT BENEFITS OBLIGATIONS	1,942	50,049
OTHER LONG-TERM LIABILITIES	2,721	29,500
DEFERRED INCOME TAXES	3,901	4,596
LIABILITIES SUBJECT TO COMPROMISE	311,960	—
STOCKHOLDERS’ EQUITY
Preferred stock, authorized 5,000 shares	—	—
Common stock, par value $1 per share, authorized 30,000 shares; issued 7,253 shares	7,253	7,253
Additional capital	6,895	9,312
Retained earnings	73,969	106,075
Accumulated other comprehensive loss	(3,773)	(4,542)

	84,344	118,098
Treasury stock, at cost — 2,015 and 2,194 shares at respective dates	(27,637)	(30,094)

TOTAL STOCKHOLDERS’ EQUITY	56,707	88,004

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$674,292	$648,694

See notes to condensed consolidated financial statements

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30

	2004	2003

	(In thousands)
OPERATING ACTIVITIES
Net loss	$(32,105)	$(23,306)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Cumulative effect of accounting change for asset retirement obligations, net of taxes	—	1,391
Depreciation, depletion, amortization and accretion	27,389	28,284
Deferred vessel costs	(2,671)	(2,751)
Deferred winter maintenance costs	(2,110)	(1,986)
Deferred income taxes	(1,173)	(14,317)
Restructuring, asset impairments and early retirement programs	7,424	12,143
Financing fee write-off	3,640	—
Reorganization items, net	13,937	—
Loss (gain) on disposition of assets	26	(56)
Increase in prepaid insurance	(2,707)	(599)
Increase in cash collateral	(1,401)	—
Decrease in prepaid pension costs	1,727	1,608
Increase in accounts receivable	(19,072)	(8,813)
Decrease in inventories	156	5,285
Insurance escrow	(4,668)	—
Increase in accounts payable	8,926	511
Increase (decrease) in payrolls and other accrued compensation	4,183	(3,675)
Increase (decrease) in accrued expenses	2,962	(3,668)
Increase (decrease) in accrued interest	10,223	(5,184)
Increase (decrease) in income taxes payable	(16)	(3,369)
Increase in postretirement benefits	2,369	2,133
Other operating activities	2,766	(1,647)

NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	19,805	(18,016)
NET CASH USED FOR REORGANIZATION ITEMS	(9,308)	—
INVESTING ACTIVITIES
Capital expenditures	(17,122)	(14,458)
Acquisition of Businesses	—	(6,831)
Proceeds from the sale of Redi-Mix	1,225	—
Proceeds from the sale of Richard Reiss	1,800	—
Proceeds from the disposition of assets	4	383

NET CASH USED FOR INVESTING ACTIVITIES	(14,093)	(20,906)
FINANCING ACTIVITIES
Repayments on debt	(708,609)	(93,978)
Additional debt	734,679	136,647
Financing costs	(13,147)	(4,503)

NET CASH PROVIDED BY FINANCING ACTIVITIES	12,923	38,166

Increase (decrease) in cash and cash equivalents	9,327	(756)
CASH AND CASH EQUIVALENTS, JANUARY 1	—	756

CASH AND CASH EQUIVALENTS, SEPTEMBER 30	$9,327	$—

See notes to condensed consolidated financial statements.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      1. On February 23, 2004, the Company and all of its wholly owned subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Company intends to continue operations without interruption. The Company continues to seek emergence from Chapter 11 as rapidly as possible with a new, de-levered capital structure that will enable the Company to move forward on its strategic operating plan.

      In furtherance of the Company’s goal of emerging from Chapter 11 as expeditiously as possible, prior to the filing, the Company reached an agreement in principle, subject to certain conditions, with certain holders of its $100,000,000 Senior Subordinated Notes to exchange their notes for equity. The agreement also contemplates having certain of them make a new equity investment in the Reorganized Company. Additionally, prior to filing Chapter 11, the Company accepted a commitment for a new credit facility that, among other things, would retire its existing bank debt. On April 30, 2004, the Bankruptcy Court entered an order authorizing the Company to enter into this facility, which was completed in July 2004.

      On February 24, 2004, the Bankruptcy Court also entered a variety of orders designed to afford the Company a smooth transition into Chapter 11 and permit the Company to continue operating on a normal basis post-petition. Among others, the Bankruptcy Court entered orders authorizing the Company to continue its consolidated cash management system, pay employees their accrued pre-petition wages and salaries, honor the Company’s obligations to its customers and pay some or all of the pre-petition claims of certain vendors that are critical to the continued operations of the Company, subject to certain restrictions. The relief granted in these orders has facilitated the Company’s transition into Chapter 11 and has allowed the Company to continue its operations uninterrupted.

      On February 25, 2004, the Honorable Judge Joel B. Rosenthal of the United States Bankruptcy Court for the District of Delaware in Wilmington entered an order granting interim approval for the Company to utilize cash collateral and to borrow up to $40,000,000 from an initial debtor-in-possession (“DIP”) credit facility. The Company obtained the first DIP credit facility from a syndicate that includes various members of its pre-petition bank group. The Bankruptcy Court’s order provided the Company access to the liquidity necessary to continue operations without disruption and meet its obligations to its suppliers, customers and employees during the Chapter 11 reorganization process.

      On April 8, 2004, the Bankruptcy Court granted final approval for the Company to borrow up to $70 million under the first DIP credit facility. During 2004, the Company incurred $2,841,000 in deferred financing costs, which were commitment fees and professional fees related to the first DIP credit facility.

      On April 27, 2004, the Company filed a joint plan of reorganization with the United States Bankruptcy Court. The Company filed a disclosure statement on May 14, 2004. Thereafter, the plan of reorganization and Disclosure Statement were amended and modified to update and include the most current and accurate information. The Second Amended Plan (“Plan”) and Disclosure Statement were filed with the Bankruptcy Court on July 30, 2004. Cumulative modifications to the Plan were filed on October 1, 2004. The Bankruptcy Court entered an order approving the Disclosure Statement on August 4, 2004.

      On April 28, 2004, the Bankruptcy Court denied a motion to compel the United States Trustee to appoint an equity security holders committee.

      On April 30, 2004, the Bankruptcy Court entered an order authorizing the Debtors to enter into a $305 million second DIP credit facility providing the Company with post-petition and exit financing. The Bankruptcy Court also authorized the Company to pay certain commitment fees and other expenses related to this loan. The second DIP credit facility was consummated on July 15, 2004. The second DIP credit facility was used to repay borrowings under the first DIP credit facility and the existing pre-petition bank credit facility and provided a revolving credit facility for working capital while the Company is in Chapter 11. During 2004, the Company incurred $10,378,000 in deferred financing costs for the

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

commitment fees and professional fees related to the second DIP credit facility. The Company anticipates that upon confirmation of the Company’s Plan and emergence from Chapter 11, the $305 million second DIP credit facility will be replaced with a five-year $310 million credit facility (plus availability of up to an additional $10 million from March to September 2005 for seasonal needs) to provide financing for the Reorganized Company.

      On October 5, 2004, the Judge denied confirmation of the Company’s second amended plan of reorganization after citing concerns regarding the extent and accessibility of the Company’s insurance for asbestos claims. He overruled all objections to confirmation other than the tort claimants’ objections. On October 15, 2004, the Company filed a motion seeking, among other things, to have the Judge re-open the confirmation hearing to permit the Company to introduce new evidence to support the feasibility of its Plan.

      At the November 2, 2004 hearing, the Court entered an order granting the Company’s motion to re-open the confirmation hearing for the limited purpose of hearing evidence on the extent and adequacy of the Company’s insurance relating to asbestos and silica claims. This further hearing is currently scheduled for November 16, 2004.

      In conjunction with the Chapter 11 proceedings, the Company has received a series of expressions of interest in its assets from a consortium of potential buyers. The Company has provided this consortium with certain financial information but does not believe that the pursuit of the transaction, as it is currently proposed by the consortium, is in the best interests of the estate or its creditors. Therefore, the Company and the creditors committee rejected the latest expressions of interest on October 1, 2004.

      While the Company is in Chapter 11, investments in its securities continue to be highly speculative. Shares of the Company’s common stock have little or no value and, if the Plan is confirmed, will be canceled. Additionally, the Company’s shares were delisted from trading on the NASDAQ National Market effective at the opening of business on March 3, 2004. The Company’s shares continue to be quoted on the Pink Sheets under the symbol “OGLEQ.” As part of the reorganization plan, holders of the Senior Subordinated Notes receive their pro rata distributions of 2,928,571 shares of the Reorganized Company’s common stock in full satisfaction of their claims. The reorganized common stock will have a value less than the face value of the Senior Subordinated Notes.

      Notwithstanding the progress made to date by the Company towards achieving its restructuring goals, at this time, the ability of the Company to complete a financial restructuring is uncertain and subject to substantial risk. Furthermore, the form and timing of any financial restructuring is uncertain. There can be no assurance that the Company will be successful in achieving its goals, or that any measures that are achievable will result in sufficient improvement to the Company’s financial position. Accordingly, until the time that the Company emerges from bankruptcy and adequate financial restructuring is completed, there will be substantial doubt about the Company’s ability to continue as a going concern. In the event that a financial restructuring is not completed, the Company could be forced to sell a significant portion of its assets to retire debt outstanding or, under certain circumstances, to cease operations. Management remains in active discussions to sell portions or all of the Company’s mica operations.

      2. These interim unaudited Condensed Consolidated Financial Statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business, and in accordance with Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” Accordingly, all pre-petition liabilities subject to compromise have been segregated in the unaudited Condensed Consolidated Balance Sheet and classified as Liabilities Subject to Compromise, at the estimated amount of allowable claims.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Being classified as a Liability Subject to Compromise neither affirms nor denies the future payment of any of the liabilities so categorized. These items will be treated in accordance with any plan of reorganization that may be confirmed by the Bankruptcy Court. The following table details the Liabilities Subject to Compromise (in thousands):

Liabilities Subject to Compromise

Current portion of long-term debt	$197,308
Accounts payable	20,483
Payroll and other accrued compensation	2,377
Accrued expenses	8,508
Accrued interest expense	7,543
Income taxes payable	464
Long-term debt	401
Postretirement benefits obligation	50,475
Other long-term liabilities	24,401

Total Liabilities Subject to Compromise	$311,960

      Liabilities that are not subject to compromise are separately classified as current and non-current in their respective account classification. Revenues, expenses, realized gains and losses, and provisions for losses resulting from the reorganization are reported separately as Reorganization items, net in the unaudited Condensed Consolidated Statements of Operations. Cash used for reorganization items is disclosed separately in the unaudited Condensed Consolidated Statements of Cash Flows. In the second quarter of 2004, amounts related to the Senior Credit Facility, Syndicated Term Loan and first DIP credit facility were reclassified from a liability subject to compromise to a liability not subject to compromise due to the payment of $235,794,000 on July 15, 2004. The balance as of September 30, 2004 in the Current portion of long-term debt classified as a liability not subject to compromise relates to the second DIP facility, which was used to pay off the aforementioned amounts.

      The accompanying interim unaudited Condensed Consolidated Financial Statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all information and notes to the unaudited Condensed Consolidated Financial Statements necessary for a fair presentation of financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. Management of the Company, however, believes that all adjustments considered necessary for a fair presentation of the results of operations for such periods have been made and that all adjustments are of a normal, recurring nature.

      The unaudited Condensed Consolidated Balance Sheet at December 31, 2003 has been derived from the audited financial statements at that date, but does not include all the information and disclosures required by U.S. generally accepted accounting principles for complete financial statements. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s 2003 Annual Report on Form 10-K and the unaudited Condensed Consolidated Financial Statements and notes thereto included in the Company’s March 31, 2004 and June 30, 2004 Quarterly Reports on Form 10-Q.

      3. Operating results are not necessarily indicative of the results to be expected for the full year, due to the seasonal nature of certain aspects of the Company’s business. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimates and assumptions that affect the amounts reported in the Company’s unaudited Condensed Consolidated Financial Statements. Actual results could differ from those estimates and assumptions.

      The Company utilizes certain tax preference deductions afforded by law to mining companies. Although the amount of these deductions is materially consistent from year to year, these permanent book/tax differences can cause significant fluctuations in the Company’s effective tax rate based upon the level of pre-tax book income or loss. The Company continues to incur tax operating losses and there is an uncertainty regarding the future realization of any portion of these losses as a tax benefit. Accordingly, the Company has recorded a tax valuation allowance for the deferred tax asset and will maintain such an allowance until sufficient positive evidence (i.e., cumulative positive earnings and future taxable income) exists to support the reversal.

      4. In separate transactions during January 2004, the Company sold two assets of its Erie Sand and Gravel operations (the Redi-Mix business unit and the vessel M/ V Richard Reiss) to E. E. Austin & Son, Inc. and Grand River Navigation Company, Inc., respectively. The Redi-Mix business unit was comprised of Serv-All Concrete, Inc. and S&J Trucking, Inc. These assets were not considered integral to the long-term strategic direction of the Company. Proceeds from the sales were $1,225,000 for Redi-Mix and $1,800,000 for the vessel. No gain or loss on the sale was recognized by the Company.

      In conjunction with the sale of the Redi-Mix business unit, the Company entered into a long-term supply agreement with E. E. Austin & Son, Inc. dated January 21, 2004, pursuant to which the Company will provide certain aggregates to E. E. Austin & Son, Inc. for an initial term of fifteen years beginning on the closing date of the agreement. Additionally, the Company and E. E. Austin & Son, Inc. entered into a sublease agreement dated January 21, 2004, whereby E. E. Austin & Son, Inc. is subleasing from the Company property previously dedicated to the operation of the Redi-Mix business unit. The initial term of the sublease agreement commenced on the closing date of the agreement and extends to December 31, 2019. The agreement is renewable in five-year increments thereafter, upon agreement by both parties.

      5. On October 27, 2003, as part of its ongoing business restructuring, the Company sold the Lawn and Garden business of its Global Stone operating segment to Oldcastle Retail, Inc. (“Oldcastle”). The sales price was $10,000,000 of value subject to working capital adjustments. Based upon those working capital adjustments, the Company received $6,871,000 in cash at closing. The net book value of the Lawn and Garden business at the closing date, including an allocation of the Global Stone segment’s goodwill of $3,316,000, was $10,057,000. The Company recognized a loss on sale of assets of $3,692,000 during the fourth quarter of 2003.

      In conjunction with the sale of the Lawn and Garden business, the Company entered into a long-term supply agreement with Oldcastle, dated October 27, 2003, pursuant to which the Company will provide certain raw materials at market price to Oldcastle for an initial term of ten years, which began on the closing date of the agreement, with a renewal option for an additional ten-year period. The Company and Oldcastle also entered into a lease and operation of equipment agreement dated October 27, 2003, whereby certain areas of the Company’s York, Pennsylvania, operations previously dedicated to Lawn and Garden operations are being leased at market rates to Oldcastle through December 31, 2005.

      6. In early January 2003, the Company acquired all of the outstanding common shares and other ownership interests in a group of companies together known as Erie Sand and Gravel Company (“Erie Sand and Gravel”) for $6,831,000 in cash and $4,069,000 in assumed debt, which was refinanced at closing. The acquisition included fixed assets of $5,446,000 and goodwill of $4,149,000. At the time of the acquisition, Erie Sand and Gravel operated a dock, a bulk products terminal, a Great Lakes self-unloading vessel, a ready-mix concrete mixing facility and a trucking company that distributes construction sand and aggregates in the northwest Pennsylvania/western New York region. See Note 4 regarding the disposition of some of these assets. The acquisition of Erie Sand and Gravel is an integral part of the Company’s

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

strategic plan. The net assets and results of operations of Erie Sand and Gravel are included within the Company’s Great Lakes Minerals segment. The Erie Sand and Gravel acquisition was accounted for under the purchase method of accounting.

      7. The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” at January 1, 2003. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. The Company re-evaluated the asset retirement obligations as of July 1, 2004. This update resulted in a $674,000 increase to the asset retirement obligation and the related long-lived asset in the third quarter of 2004.

      The Company’s asset retirement obligation balance as of September 30, 2004 and September 30, 2003 was $7,752,000 and $6,669,000, respectively. The accretion expense for the nine-month period ended September 30, 2004 and September 30, 2003 was $367,000 and $360,000, respectively.

      8. The Company recognizes all derivative instruments on the balance sheet at fair value. The Company’s pre-petition syndicated banking group had required interest rate protection on 50% of the Company’s Senior Credit Facility and Syndicated Term Loan. Accordingly, the Company entered into interest rate swap agreements that effectively converted a portion of its floating-rate debt to a fixed-rate basis, thus reducing the impact of interest-rate changes on future interest expense.

      The effect of these agreements was to fix the Company’s interest rate exposure, including the applicable margin charged the Company on its LIBOR-based interest rate. The Company is no longer hedged as all swaps have matured as of June 30, 2004 and will not be replaced. The liability for derivative instruments as of September 30, 2004 was zero due to the expiration of the final swap instrument. At September 30, 2003 the liability for derivative instruments was $3,166,000 and was included in Other Long-Term Liabilities on the unaudited Condensed Consolidated Balance Sheet.

      9. The following represents a movement of the reserve for restructuring, asset impairments and early retirement programs recorded by the Company (in thousands):

	Employee
	Retirement &	Asset
	Severance	Impairment	Other
	Benefits	Charges	Exit Costs	Total

Reserve at January 1, 2003	$765	$-0-	$1,269	$2,034
2003 charge		13,272		13,272
Amounts utilized in 2003		(13,272)		(13,272)
Actual expenditures in 2003	(759)		(428)	(1,187)
Provisions and adjustments to prior reserves, net	36		(87)	(51)

Remaining reserve at December 31, 2003	42	-0-	754	796
2004 charge		5,840	1,170	7,010
Amounts utilized in 2004		(5,790)	(1,170)	(6,960)
Actual expenditures in 2004	(16)		(120)	(136)
Provisions and adjustments to prior reserves, net		(50)	550	500

Remaining reserve at September 30, 2004	$26	$-0-	$1,184	$1,210

      In the first quarter of 2004, the Company recorded a $1,315,000 asset impairment charge related to the exit and sublease of the Cleveland Marine Services office. Of this charge, $1,170,000 was primarily

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

related to the difference between base rent due until December 2009 and sublease income that will be received into March 2008. An additional $145,000 pre-tax charge was recorded to write-off leasehold improvements abandoned at the Marine office.

      In the second quarter of 2004, in response to updated information, the Company made an adjustment to increase the Provision for Restructuring, Asset Impairments and Early Retirement Programs by $500,000 for exit costs related to previously shutdown abrasives facilities.

      During the third quarter of 2004, the Company recorded a $5,695,000 pre-tax asset impairment charge to further reduce the net book value of the Performance Minerals segment’s Specialty Minerals operations Velarde plant. The impairment indicator was a temporary suspension of operations of the Velarde plant. The Velarde plant was written down to the estimated fair value based on current market offers.

      During the second quarter of 2003, the Company recorded a $13,114,000 pre-tax asset impairment charge (or $1.57 per share, assuming dilution) to reduce the net book value of the Performance Minerals segment’s Specialty Minerals operation to its estimated fair value, as determined by management based on an independent third-party appraisal. The charge reduced the carrying value of the operation’s land, depreciable fixed assets and mineral reserves by $2,610,000, $2,334,000 and $8,170,000, respectively. Fair values were estimated using a discounted cash flow valuation technique incorporating a discount rate commensurate with the risks involved for each group of assets.

      10. On May 1, 2003, Eveleth Mines LLC (d.b.a. EVTAC Mining) filed for protection under Chapter 11 of the U.S. Bankruptcy Code. EVTAC Mining is a non-trade debtor to the Company for obligations arising out of a prior relationship. The Company recognized a pre-tax charge of $1,455,000 (or $0.17 per share, assuming dilution) in the first quarter of 2003 to establish a reserve for this matter. The charge was included in Other Expense on the unaudited Condensed Consolidated Statement of Operations. Additionally, during the third quarter of 2003, due to a change in circumstances, the Company recognized another $784,000 pre-tax (or $0.09 per share, assuming dilution) charge to fully reserve for this matter.

      11. During the third quarter of 2003, the Company agreed with one of its several insurers to fund a settlement insurance trust (“the Trust”) to cover a portion of settlement and defense costs arising out of asbestos litigation. The Company will have access to Trust funds to cover settlements and defense costs and will not have the obligation to cover such costs from its own funds. Additionally, the agreement provides that the Company may use up to $4,000,000 of the Trust’s assets to cover the cost of any insurable or insurance related expenses. A total of $3,576,000 has been received in reimbursement of insurable or insurance related expenditures incurred through September 30, 2004.

      The Company has also reached settlements with certain insolvent London market insurers in respect of claims previously paid and in anticipation of claims to be paid in the future on behalf of the Company. In the second quarter 2004, the Company received approximately $4,668,000, which amount has been placed in a segregated account during the pendancy of the bankruptcy. The $4,668,000 was recorded as Other Income in the second quarter of 2004 and the restricted cash is recorded as an Other Current Asset on the unaudited Condensed Consolidated Balance Sheet as of September 30, 2004.

      Subject to Plan confirmation prior to December 15, 2004, the Company has agreed to settle 20,000 of our 73,000 identified asbestos related claims. These settlements will be paid using funds readily available in the Trust.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      12. The Company has contributed $3,407,000 to its pension plans in the nine months ended September 30, 2004. The Company does not expect to make any further contributions to its pension plans for 2004. The components of net periodic benefit cost are as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2004	2003	2004	2003

Components of net periodic benefit cost:
Service Cost	$747	$716	$1,917	$1,919
Interest Cost	1,639	1,516	4,352	4,219
Expected return on plan assets	(2,131)	(1,703)	(5,841)	(4,835)
Amortization of prior service cost	111	90	242	218
Amortization of initial net asset	—	(4)	—	(11)
Recognized net actuarial loss	535	621	1,422	1,761

Net periodic benefit cost	$901	$1,235	$2,092	$3,271

      Consistent with other operating expenses, the first quarter and a portion of the second quarter Great Lakes Minerals’ pension expenses are deferred and expensed over the production and sailing seasons, the effect of which was a net deferral of expense of $141,000 for the nine months ended September 30, 2004 and $136,000 for the nine months ended September 30, 2003.

      13. The Company accounts for stock-based compensation using the intrinsic value method of accounting in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. The table below summarizes stock compensation cost included in the determination of net (loss) income using the intrinsic value method and the impact on net (loss) income and net (loss) income per share, basic and assuming dilution, had the Company accounted for stock-based compensation using the alternative fair value method of accounting (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2004	2003	2004	2003

Stock compensation cost included in the determination of net (loss) income, as reported — net of taxes	$-0-	$76	$19	$231

Net (loss) income, as reported	$(12,955)	$325	$(32,105)	$(23,306)
Estimated fair value of stock compensation cost, net of taxes	(60)	(112)	(182)	(517)

Net (loss) income, as adjusted	$(13,015)	$213	$(32,287)	$(23,823)

Net (loss) income per share, as reported — basic and assuming dilution	$(2.47)	$0.06	$(6.14)	$(4.57)

Net (loss) income per share, as adjusted — basic and assuming dilution	$(2.48)	$0.04	$(6.17)	$(4.67)

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      14. The following table sets forth the reconciliation of the Company’s net (loss) income to its comprehensive (loss) income — in thousands:

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2004	2003	2004	2003

Net (loss) income	$(12,955)	$325	$(32,105)	$(23,306)
Other comprehensive (loss) income:
Derivative instruments:
Gain on derivatives, net of taxes	—	141	198	38
Reclassification adjustments to earnings, net of taxes	—	657	570	3,415

Total derivative instruments	—	798	768	3,453

Comprehensive (loss) income	$(12,955)	$1,123	$(31,337)	$(19,853)

      15. The calculation of net (loss) income per share follows (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2004	2003	2004	2003

Average numbers of shares outstanding:
Average number of shares outstanding — basic	5,242	5,136	5,233	5,102
Dilutive effect of stock plans	—	—	—	—

Average number of shares outstanding — assuming dilution	5,242	5,136	5,233	5,102

Net (loss) income per share — basic and assuming dilution:
(Loss) income before cumulative effect of accounting change	$(12,955)	$325	$(32,105)	$(21,915)
Cumulative effect of accounting change for asset retirement obligations, net of taxes	—	—	—	(1,391)

Net (loss) income	$(12,955)	$325	$(32,105)	$(23,306)

(Loss) income before cumulative effect of accounting change	$(2.47)	$0.06	$(6.14)	$(4.30)
Cumulative effect of accounting change for asset retirement obligations, net of taxes	—	—	—	(0.27)

Net (loss) income per share—basic and assuming dilution	$(2.47)	$0.06	$(6.14)	$(4.57)

      16. The Company, headquartered in Cleveland, Ohio, supplies essential natural resources to industrial and commercial customers. The Company has aligned its businesses into three reporting segments focused on its key markets served. This segment reporting structure aligns operations which share business strategies, are related by geography and product mix, and reflect the way management evaluates the operating performance of its businesses. The operations are reported as: Great Lakes Minerals, which is the largest and only fully integrated producer and bulk transporter of limestone on the Great Lakes and combines the Company’s Michigan Limestone, Marine Services and Erie Sand and Gravel operations; Global Stone, whose lime, limestone fillers, chemical limestone, and construction aggregate operate

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

primarily in the Southeast and Mid-Atlantic regions; and Performance Minerals, which mines and processes specialized industrial minerals, primarily high-purity silica sands and muscovite mica, and combines the Company’s Industrial Sands and Specialty Minerals operations. Primarily through a direct sales force, the Company serves customers in a wide range of industries, including building products, energy, environmental and industrial. The composition of the segments and measure of segment profitability is consistent with the segment reporting structure used by the Company’s management to evaluate the operating performance of the Company’s businesses.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth the operating segment information as of and for the nine months ended September 30, 2004 and 2003 (in thousands):

				Total
	Great Lakes	Global	Performance	Operating	Corporate
	Minerals	Stone	Minerals	Segments	And Other	Consolidated

2004
Identifiable assets	$277,601	$252,788	$69,291	$599,680	$74,612	$674,292
Depreciation, depletion, amortization and accretion	11,245	10,468	5,458	27,171	218	27,389
Capital expenditures	8,620	6,973	1,371	16,964	158	17,122
Net sales and operating revenues	$122,853	$126,361	$76,192	$325,406	$(3,003)	$322,403

Operating income (loss), before impairment charge	$12,040	$12,557	$11,941	$36,538	$(12,808)	$23,730
Provision for restructuring, asset impairments and early retirement programs	(1,315)		(5,695)	(7,010)	(500)	(7,510)

Operating income (loss)	10,725	12,557	6,246	29,528	(13,308)	16,220
Reorganization items, net					(13,937)	(13,937)
(Loss) gain on disposition of assets	(24)	2	(4)	(26)		(26)
Interest expense					(41,279)	(41,279)
Other income, net					5,744	5,744

Income (loss) before income taxes and cumulative effect of accounting change	$10,701	$12,559	$6,242	$29,502	$(62,780)	$(33,278)

2003
Identifiable assets	$279,842	$267,084	$78,485	$625,411	$62,854	$688,265
Depreciation, depletion, amortization and accretion	11,254	10,806	5,998	28,058	226	28,284
Capital expenditures	6,610	5,738	1,557	13,905	553	14,458
Net sales and operating revenues	$103,404	$133,397	$66,675	$303,476	$(2,559)	$300,917

Operating income (loss), before impairment charge	$4,119	$12,820	$8,790	$25,729	$(15,001)	$10,728
Provision for restructuring, asset impairments and early retirement programs			(13,114)	(13,114)		(13,114)

Operating income (loss)	4,119	12,820	(4,324)	12,615	(15,001)	(2,386)
Gain (loss) on disposition of assets	22	(9)	(19)	(6)	62	56
Interest expense					(39,702)	(39,702)
Other expense, net					299	299

Income (loss) before income taxes and cumulative effect of accounting change	$4,141	$12,811	$(4,343)	$12,609	$(54,342)	$(41,733)

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth the operating segment information as of and for the three months ended September 30, 2004 and 2003 (in thousands):

				Total
	Great Lakes	Global	Performance	Operating	Corporate
	Minerals	Stone	Minerals	Segments	And Other	Consolidated

2004
Identifiable assets	$277,601	$252,788	$69,291	$599,680	$74,612	$674,292
Depreciation, depletion, amortization and accretion	5,661	3,603	1,796	11,060	76	11,136
Capital expenditures	1,541	3,114	695	5,350	20	5,370
Net sales and operating revenues	$62,299	$43,326	$26,675	$132,300	$(1,904)	$130,396

Operating income (loss), before impairment charge	$7,427	$4,913	$4,878	$17,218	$(4,963)	$12,255
Provision for restructuring, asset impairments and early retirement programs			(5,695)	(5,695)		(5,695)

Operating income (loss)	7,427	4,913	(817)	11,523	(4,963)	6,560
Reorganization items, net					(4,265)	(4,265)
(Loss) gain on disposition of assets	(15)	2		(13)		(13)
Interest expense					(16,319)	(16,319)
Other income, net					736	736

Income (loss) before income taxes and cumulative effect of accounting change	$7,412	$4,915	$(817)	$11,510	$(24,811)	$(13,301)

2003
Identifiable assets	$279,842	$267,084	$78,485	$625,411	$62,854	$688,265
Depreciation, depletion, amortization and accretion	5,678	3,734	2,420	11,832	76	11,908
Capital expenditures	83	1,900	1,983	30	2,013
Net sales and operating revenues	$51,968	$45,756	$25,357	$123,081	$(1,554)	$121,527

Operating income (loss), before impairment charge	$3,338	$5,113	$3,539	$11,990	$(5,946)	$6,044
Provision for restructuring, asset impairments and early retirement programs

Operating income (loss)	3,338	5,113	3,539	11,990	(5,946)	6,044
(Loss) gain on disposition of assets	(2)	1	1		(1)	(1)
Interest expense					(13,319)	(13,319)
Other expense, net					2,421	2,421

Income (loss) before income taxes and cumulative effect of accounting change	$3,336	$5,114	$3,540	$11,990	$(16,845)	$(4,855)

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

PRO FORMA PROJECTED FINANCIAL INFORMATION

      We have developed the financial projections for the calendar years ending December 31, 2004 through December 31, 2008. The financial projections assume confirmation of the Plan and consummation of the Plan by October 31, 2004. The financial projections were filed with the Bankruptcy Court on July 30, 2004 in connection with our filing of the disclosure statement pursuant to the Plan.

      We do not, as a matter of course, publish our business plans and strategies or projections, anticipated financial position or results of operations. Accordingly, we do not anticipate that we will, and disclaim any obligation to, furnish updated business plans or projections to holders of claims or interests after the confirmation date, or to include such information in documents required to be filed with the SEC or otherwise make such information public.

      The financial projections were prepared by us to present the anticipated impact of the Plan. The financial projections assume that the Plan will be implemented in accordance with its stated terms. The financial projections are based on forecasts of key economic variables and may be significantly affected by:

•	business and financial risks associated with our decision to file for protection under chapter 11 of the Bankruptcy Code;

•	our ability to restructure our debt, and the ability of such activities to provide adequate liquidity to sufficiently improve our financial position;

•	our ability to complete our cost reduction initiatives;

•	weather conditions, particularly in the Great Lakes region, flooding, and/or water levels;

•	fluctuations in energy, fuel and oil prices;

•	fluctuations in integrated steel production in the Great Lakes region;

•	fluctuations in Great Lakes and Mid-Atlantic construction activity;

•	economic conditions in California or population growth rates in the Southwestern United States;

•	the outcome of periodic negotiations of labor agreements;

•	changes in the demand for our or Reorganized Oglebay’s products due to changes in technology;

•	the loss, insolvency or bankruptcy of major customers, insurers or debtors;

•	difficulty in hiring sufficient staff that is appropriately skilled and licensed, particularly for our or Reorganized Oglebay’s vessel operations;

•	changes in environmental laws or changes in law adverse to us; and

•	an increase in the number and cost of asbestos and silica product liability claims filed against us or Reorganized Oglebay and determinations by a court or jury against our or Reorganized Oglebay’s interest.

      Accordingly, the estimates and assumptions underlying the financial projections are inherently uncertain and are subject to significant business, economic and competitive uncertainties. Therefore, such financial projections, estimates and assumptions are not necessarily indicative of current values or future performance, which may be significantly less favorable or more favorable than as set forth. The financial projections included herein were prepared in July 2004. We are unaware of any circumstances as of the date of this prospectus that would require the re-forecasting of the financial projections due to a material change in our prospects.

      The financial projections should be read in conjunction with the significant assumptions, qualifications and notes set forth below.

      OUR FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. INDEPENDENT ACCOUNTANTS HAVE NOT EXAMINED OR COMPILED THE ACCOMPANYING FINANCIAL PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

      THE FINANCIAL PROJECTIONS WERE PREPARED FOR AND ARE CONTAINED IN, THE DISCLOSURE STATEMENT DISTRIBUTED TO OUR CREDITORS IN CONNECTION WITH THE APPROVAL OF THE PLAN. THEY WERE INCLUDED IN THE DISCLOSURE STATEMENT IN ORDER TO SATISFY APPLICABLE REQUIREMENTS FOR INFORMATION REQUIRED TO BE INCLUDED IN A BANKRUPTCY COURT APPROVED DISCLOSURE STATEMENT. THEY ARE PROVIDED IN THIS PROSPECTUS SO THAT THE POTENTIAL INVESTORS WILL HAVE THE SAME INFORMATION BEING PROVIDED TO OUR CREDITORS. ACCORDINGLY, WE DO NOT INTEND, AND DISCLAIM ANY OBLIGATION TO (1) FURNISH UPDATED FINANCIAL PROJECTIONS, (2) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS WHICH MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (3) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

      OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS NEITHER COMPILED NOR EXAMINED SUCH FINANCIAL PROJECTIONS AND, ACCORDINGLY, DOES NOT EXPRESS ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO, ASSUMES NO RESPONSIBILITY FOR AND DISCLAIMS ANY ASSOCIATION WITH, SUCH FINANCIAL PROJECTIONS.

      THE FINANCIAL PROJECTIONS PROVIDED IN THIS PROSPECTUS HAVE BEEN PREPARED BY US. THE FINANCIAL PROJECTIONS, ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, ARE BASED UPON A SERIES OF ESTIMATES AND ASSUMPTIONS WHICH, ALTHOUGH CONSIDERED REASONABLE BY US AT THE TIME, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND OUR CONTROL. NO REPRESENTATIONS CAN BE OR ARE MADE AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE FINANCIAL PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED AND, ACCORDINGLY, MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE FINANCIAL PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. THE FOREGOING ASSUMPTIONS AND RESULTANT COMPUTATIONS WERE MADE SOLELY FOR PURPOSES OF PREPARING THE PROJECTIONS. THE FINANCIAL PROJECTIONS MAY ALSO BE SUBJECT TO THE RISKS AND UNCERTAINTIES LISTED ABOVE, WHICH ARE FURTHER DESCRIBED IN “RISK FACTORS.”

      ALTHOUGH EVERY REASONABLE EFFORT WAS MADE TO BE ACCURATE, THE PROJECTIONS ARE ONLY AN ESTIMATE, AND ACTUAL RESULTS MAY VARY CONSIDERABLY. CONSEQUENTLY, THE PROJECTED INFORMATION INCLUDED HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY US, OUR ADVISORS, OR ANY OTHER PERSON THAT REORGANIZED OGLEBAY WILL ACHIEVE THE PROJECTED RESULTS.

1.	Pro Forma Projected Balance Sheet (Unaudited)(a)
(As of October 31, 2004)

	Reorganization Adjustments

	Estimated					Pro Forma
	Pre-Reorg.					Reorganized
	Balance Sheet	Recapitalization		“Fresh Start”		Balance
	(b)	Adjustments		Adjustments		Sheet

	($ in thousands)
ASSETS
Cash	$10,994	$(9,190)		$0		$1,804

Accounts receivable	65,966	0		0		65,966
Inventories	47,254	0		(454	)(1)	46,800
Deferred winter expense	2,851	0		0		2,851
Deferred taxes	3,901	0		0		3,901
Other current assets	8,417	0				8,417

Total current assets	139,383	(9,190)		(454)		129,739
Property, plant and equipment, net	385,996	0		3,202	(m)	389,198
Goodwill	73,877	0		(67,269	)(n)	6,607
Deferred financing fees	10,496	(616	)(c)	0		9,880
Prepaid pension assets	35,203	0		(35,203	)(o)	0
Other noncurrent assets	11,133	0		0		11,133

Total assets	$656,088	$(9,806)		$(99,724)		$546,557

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable prepetition	19,720	(19,720	)(d)	0		0
Accounts payable postpetition	26,907	19,720	(d)	0		46,627
Other current liabilities	44,273	(16,511	)(e)	0		27,763

Total current liabilities	90,900	(16,511)		0		74,389
Confirmation facility	0	262,000	(f)	0		262,000
Second DIP facility	250,000	(250,000	)(g)	0		0
Senior Secured Notes	83,843	(83,843	)(h)	0		0
Senior Subordinated Notes	100,000	(100,000	)(i)	0		0
Vessel term loan and other debt	13,381	0		0		13,381

Total debt	447,223	(171,843)		0		275,381
Deferred taxes	4,168	0		0		4,168
Postretirement benefits	52,187	0		6,455	(p)	58,642
Other noncurrent liabilities	27,372	0		(3,405	)(q)	23,967

Total liabilities	621,851	(188,353)		3,050		436,547
Convertible preferred stock	0	85,000	(j)	0		85,000
Common equity	34,237	93,547	(k)	(102,774	)(r)	25,010

Shareholders’ equity	34,237	178,547		(102,774)		110,010

Total liabilities & shareholders’ equity	$656,088	$(9,806)		$(99,724)		$546,557

NOTES TO PRO FORMA PROJECTED BALANCE SHEET

a.	The pro forma projected balance sheet adjustments contained herein for periods October 31, 2004 and after account for (1) the reorganization and related transactions pursuant to the Plan and (2) the implementation of “fresh start” accounting pursuant to Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, as issued by the American Institute of Certified Public Accountants. The fresh start adjustments are based on a total equity value of approximately $110 million consistent with Lazard’s mid-point valuation.

b.	Net property, plant and equipment and shareholders’ equity are shown pro forma for the proposed accounting treatment of stripping costs, which is expected to be implemented post-bankruptcy.

c.	Represents the writeoff of the unamortized portion of deferred financing fees associated with the Senior Secured Notes and the Senior Subordinated Notes.

d.	Represents the reclassification of prepetition accounts payable to postpetition. These claims will be reinstated according to the Plan, but not necessarily paid upon emergence.

e.	Reflects: (1) the elimination of interest payable totaling $14.4 million associated with the Senior Secured Notes and Senior Subordinated Notes and (2) the elimination of the $2.1 million contingent purchase price obligation related to the acquisition of the Michigan Limestone Operations Limited Partnership, of which approximately $0.6 million will be paid upon emergence and the balance forgiven.

f.	Represents outstanding balance under the confirmation facility consisting of $105 million term loan A, the $150 million term loan B and revolving credit facility borrowings of $7 million.

g.	Represents the refinancing of the second DIP facility with the confirmation facility.

h.	Represents the redemption of principal and paid-in-kind interest amounts related to the Senior Secured Notes.

i.	Reflects the conversion of Senior Subordinated Notes to reorganized common stock pursuant to the Plan.

j.	Represents the issuance of convertible preferred stock on the assumed effective date of the Plan.

k.	Reflects: (1) estimated cancellation of debt income of $82.1 million, (2) write-off of deferred financing fees of approximately $0.7 million, (3) $4.6 million of estimated normal course bankruptcy related professional fees and expenses, (4) $5.0 million premium payable to holders of the Senior Secured Notes, (5) commitment fees of approximately $3.3 million associated with the issuance of $85.0 million of convertible preferred stock and (6) approximately $25.0 million of reorganized common stock issued to holders of the Senior Subordinated Notes.

l.	Represents estimated fair value adjustment required under “fresh start” accounting of approximately $0.5 million related to a change in the policy in accounting for density factors.

m.	Represents estimated fair value adjustment required under “fresh start” accounting of approximately $3.2 million to correspond to the existing liability recorded pursuant to SFAS No. 143, Accounting for Asset Retirement Obligations.

n.	After accounting for all other “fresh start” accounting adjustments, management applied the remaining offsetting adjustment for shareholders’ equity directly to goodwill.

o.	Represents estimated fair value adjustment required under “fresh start” accounting of approximately $35.2 million related to plan assets and projected benefit obligations.

p.	Represents estimated fair value adjustment required under “fresh start” accounting of approximately $6.5 million associated with postretirement benefit obligations.

q.	Represents estimated fair value adjustment required under “fresh start” accounting of approximately $3.4 million in other noncurrent liabilities related to pension liabilities.

r.	Reflects adjustment to common equity based upon the approximate $25.0 million valuation for the reorganized common stock issued to holders of the Senior Subordinated Notes to eliminate our historical common stock, retained earnings, additional paid-in-capital, treasury stock and other comprehensive income.

2.	Pro Forma Projected Statements of Operations (Unaudited)

	Pro Forma(a)(b)			Projected(b)
	Fiscal Year Ended December 31,			Fiscal Year Ended December 31,

	2002	2003	2004	2005	2006	2007	2008

	($ in thousands)
Net sales	$375,856	$382,726	$425,184	$430,421	$437,331	$449,000	$460,978
Cost of sales	279,012	300,330	323,517	326,864	331,050	337,310	343,684

Gross profit	96,844	82,396	101,667	103,557	106,281	111,690	117,295
Selling, general and administrative expenses	35,794	38,788	39,709	39,475	40,476	41,415	42,361
Other expense (income)	303	753	406	400	400	400	400

EBITDA	60,747	42,854	61,552	63,682	65,404	69,874	74,534
Depreciation, depletion and amortization	31,310	33,966	35,221	34,888	35,772	36,630	31,512

EBIT	29,437	8,888	26,332	28,795	29,632	33,245	37,022
Nonoperating expense (income)			(1,444)	817	841	866	891
Loss (Gain) on Sale of Assets			13	0	0	0	0
Loss (Gain) on extinguishment of debt and other			(67,899)	0	0	0	0
Restructuring charges			25,432	0	0	0	0
Interest expense, net			44,605	32,820	32,094	30,651	29,314

Income before taxes			25,625	(4,843)	(3,303)	1,727	6,817
Income tax provision			(667)	0	0	0	0

Net income (loss)			26,292	(4,843)	(3,303)	1,727	6,817
Change in aggregate liquidation preference of convertible preferred stock			2,019	13,079	15,044	17,306	19,906

Net income (loss) to common shares			$24,273	$(17,921)	$(18,347)	$(15,578)	$(13,089)

(a)	Pro forma for divestiture of the Lawn & Garden Business Unit. Revenues and EBITDA were $21.5 million and $1.6 million and $24.7 million and $3.5 million for fiscal year ended 2003 and 2002, respectively.

(b)	Pro forma for proposed accounting treatment of stripping costs which is expected to be implemented post-bankruptcy.

3.	Pro Forma Projected Balance Sheets (Unaudited)

	Projected Fiscal Year Ended December 31,

	2004	2005	2006	2007	2008

	($ in thousands)
ASSETS
Cash	$4,813	$1,868	$2,019	$2,222	$12,711
Accounts receivable	49,669	51,411	52,237	53,631	55,061
Inventories	44,189	45,628	46,238	47,125	48,028
Deferred taxes	3,901	3,901	3,901	3,901	3,901
Other current assets	8,417	8,417	8,417	8,417	8,417

Total current assets	110,990	111,225	112,813	115,296	128,119
Property, plant and equipment, net	387,603	373,526	357,546	342,442	326,567
Goodwill	6,607	6,607	6,607	6,607	6,607
Deferred financing fees	9,533	7,453	5,373	3,293	1,213
Other noncurrent assets	11,133	11,133	11,133	11,133	11,133

Total noncurrent assets	414,877	398,720	380,660	363,476	345,521

Total assets	$525,867	$509,945	$493,473	$478,772	$473,640

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	37,163	28,321	28,733	29,292	29,860
Other current liabilities	29,995	29,687	29,675	31,283	31,265

Total current liabilities	67,158	58,007	58,408	60,575	61,126
Revolving credit facility	0	2,000	1,000	2,000	0
Term loan A	105,000	103,250	92,750	82,250	71,750
Term loan B	150,000	150,000	150,000	150,000	150,000
Vessel term loan and other debt	13,345	11,166	9,095	0	0

Total debt	268,345	266,416	252,845	234,250	221,750
Deferred taxes	4,168	4,168	4,168	4,168	4,168
Postretirement benefits	59,063	59,063	59,063	59,063	59,063
Other noncurrent liabilities	23,767	23,767	23,767	23,767	23,767

Total liabilities	422,501	411,421	398,251	381,823	369,874
Convertible preferred stock	85,000	85,000	85,000	85,000	85,000
Accretion on convertible preferred stock(a)	2,019	15,097	30,142	47,447	67,354
Reorganized common stock	16,348	(1,573)	(19,921)	(35,499)	(48,588)

Shareholders’ equity	103,366	98,524	95,221	96,949	103,766

Total liabilities and shareholders’ equity	$525,867	$509,945	$493,473	$478,772	$473,640

(a)	Accretion on the convertible preferred stock is presented on the balance sheet as though it were paid-in-kind.

4.	Pro Forma Projected Statements of Cash Flow (Unaudited)

	Projected Fiscal Year Ended December 31,

	2004	2005	2006	2007	2008

	($ in thousands)
Net income (loss)	$26,292	$(4,843)	$(3,303)	$1,727	$6,817
Cash Flows from Operations:
Paid-in-kind interest on Senior Secured Notes	4,061	0	0	0	0
Adjustment for debt discharge income and other	(67,886)	0	0	0	0
Amortization of deferred financing fees	5,996	2,080	2,080	2,080	2,080
Depreciation, depletion and amortization	35,221	34,888	35,772	36,630	37,512
Changes in other assets and liabilities	14,417	(12,331)	(1,035)	(1,739)	(1,783)

Net Cash Flow from Operations	18,101	19,794	33,515	38,698	44,626
Cash Flows from Investing:
Capital expenditures	(22,411)	(19,785)	(18,767)	(18,876)	(18,987)
MLO claims contingent purchase price payments	(625)	(1,025)	(1,025)	(1,025)	(2,650)
Proceeds from asset sales	3,027	0	0	0	0

Net Cash Flow from Investing	(20,009)	(20,810)	(19,792)	(19,901)	(21,637)
Cash Flows from Financing:
Borrowings (repayment) of debt	(56,365)	(1,929)	(13,571)	(18,594)	(12,500)
Financing costs	(21,913)	0	0	0	0
Convertible preferred stock	85,000	0	0	0	0

Net Cash Flow from Financing	6,722	(1,929)	(13,571)	(18,594)	(12,500)
Beginning Cash	$0	$4,813	$1,868	$2,019	$2,222
Change in Cash	4,813	(2,946)	151	203	10,489
Ending Cash	$4,813	$1,868	$2,019	$2,222	$12,711

ASSUMPTIONS TO PRO FORMA FINANCIAL PROJECTIONS

Projections

      We prepared the financial projections for the five years ending December 31, 2004 through December 31, 2008.

      The financial projections are based on a number of operating assumptions made by us with respect to the future performance of Reorganized Oglebay’s various lines of business. Although we have prepared the projections in good faith and believe the assumptions to be reasonable, it is important to note that we can provide no assurance that such assumptions will be realized. As outlined in “Risk Factors,” a variety of risk factors could affect Reorganized Oglebay’s financial results and must be considered. The financial projections should be reviewed in conjunction with a review of these assumptions, including the qualifications and footnotes set forth herein.

Key Assumptions

General

      Methodology. The financial projections are based upon our detailed reforecasted operating budget for the 12 months ending December 31, 2004, which was developed at the business unit/plant level for our six business segments. The projections for the calendar years 2005 through 2008 were prepared on the same basis, but developed through trending analysis using key top-down assumptions. We are currently marketing our mica business. However, given the current status of the sale process, no adjustments have been made to the projections to reflect this contemplated divestiture.

      Plan Consummation. The operating assumptions assume the Plan will be confirmed and consummated by October 31, 2004.

      Macroeconomic and Industry Environment. The projections reflect a cyclical improvement in the overall economic environment over the projection period and a relatively flat interest rate environment.

Projected Statements of Operations

      Net Sales. Consolidated revenues in 2004, estimated to be $425.2 million, are projected to increase by approximately 1.2% in 2005, 1.6% in 2006 and then to grow at nearly 3.0% annually for the projected period 2007-2008.

      Gross Margin. Gross margin is projected to be 23.9% in 2004, growing to 25.4% in 2008.

      Selling, General and Administrative Expenses. SG&A includes employee salaries and benefits, advertising, bad debt and performance reserve. SG&A expense is projected to remain relatively constant at approximately 9% of consolidated sales throughout the projection period.

      Other Expense (Income). Other Expense (Income) consists of projected expense associated with the Coal Act legislation.

      Depreciation, Depletion and Amortization. Book depreciation, depletion and amortization are projected based on estimates of useful life of Reorganized Oglebay’s PP&E and mineral reserves.

      Nonoperating Expense (Income). Includes miscellaneous income and expense.

      Loss (Gain) on Extinguishment of Debt and Other. Gain of $82.1 million on COD and accrued interest associated with (a) the Senior Subordinated Notes and (b) $1.5 million of the MLO claims contingent purchase price liability for 2004 is netted against a loss of $9.1 million due to the write-off of deferred financing fees associated with the initial DIP facility, the prepetition credit facility, the prepetition term loan, the Senior Secured Notes and the Senior Subordinated Notes. An additional loss is recognized due to the payment of the 6% ($5.0 million) premium to holders of the Senior Secured Notes.

      Restructuring Charges. Expensed restructuring charges consist primarily of legal and professional fees.

      Interest Expense, Net. Interest expense associated with the confirmation facility and vessel term loan reflects a blended rate of approximately 10% at exit. The confirmation facility calculates interest based on a 2.0% LIBOR floor. The projections implicitly assume that LIBOR (3-month currently at approximately 1.7%) does not exceed 2.0% at any point during the projection period. Interest income associated with excess cash reflects a rate of 2.0% throughout the post-emergence projection period.

      Income Tax Provision. Reorganized Oglebay expects to incur net operating losses over the projection period due to interest expense and accelerated tax depreciation and depletion. As a result, Reorganized Oglebay expects to record and adjust a valuation allowance to offset deferred taxes. Thus, the projected income statement does not recognize current or deferred taxes.

      Change in Aggregate Liquidation Preference of Convertible Preferred Stock. Reflects accretion on convertible preferred stock at a 14.5% annual rate, compounded quarterly throughout the post-emergence projection period

Pro Forma Projected Balance Sheets and Statements of Cash Flow

      Working Capital. Accounts receivable, inventory and accounts payable are projected to remain stable at 43, 73 and 40 days, respectively throughout the post-emergence 2005-2008 projection period.

      Capital Expenditures. Capital expenditures are expected to be approximately $22 million in 2004, declining and remaining relatively stable at approximately $19 million for the balance of the projection period.

      Borrowing (Repayment) of Debt. Incorporates scheduled term loan A and vessel term loan and other debt amortization. Additional free cash flow is accumulated on the balance sheet, although the confirmation facility will likely have provisions requiring a certain portion of excess cash flow to be used to further amortize term loan A and term loan B if specific conditions are met.

      Through and including March 27, 2005, which is the 90th day after the date of this prospectus, all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

      You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.